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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 20, 2008

Registration No. 333-152683

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STR Holdings LLC
to be converted as described herein to
a corporation named

STR Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	3087	20-8912066
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Water Street
Enfield, CT 06082
(860) 749-8371
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Barry A. Morris
Executive Vice President and Chief Financial Officer
10 Water Street
Enfield, CT 06082
(860) 749-8371
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Alexander D. Lynch, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000	Alan F. Denenberg, Esq. Davis Polk & Wardwell 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

        STR Holdings LLC, the registrant whose name appears on the cover of this registration statement, is a Delaware limited liability company. Immediately prior to the consummation of the offering of the shares of common stock subject to this registration statement, STR Holdings LLC will be converted into a Delaware corporation and renamed STR Holdings, Inc. Shares of the common stock of STR Holdings, Inc. are being offered by the prospectus. The consolidated financial statements and consolidated financial data, except for pro forma financial data, included in this prospectus are those of STR Holdings LLC and do not give effect to the corporate reorganization.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 20, 2008

             Shares

STR Holdings, Inc.

Common Stock

        This is an initial public offering of shares of common stock of STR Holdings, Inc.

        We are selling             shares of common stock, and the selling stockholders, which include entities affiliated with members of our board of directors and an affiliate of Credit Suisse Securities (USA) LLC, an underwriter participating in this offering, and each of our executive officers, are selling             shares of common stock. We will not receive any proceeds from the sale of the shares by the selling stockholders.

        Prior to this offering there has been no public market for our common stock. The initial public offering price is expected to be between $             and $             per share. We will apply to list our common stock on the New York Stock Exchange under the symbol "PVS."

        The underwriters have an option to purchase a maximum of             additional shares of common stock from us and             additional shares of common stock from the selling stockholders. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

        Investing in our common stock involves risks. See "Risk Factors" on page 11.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Us	Proceeds to Selling Stockholders
Per Share	$	$	$	$
Total	$	$	$	$

        Delivery of the shares of common stock in book-entry form only will be made on or about             , 2008.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Goldman, Sachs & Co.

The date of this prospectus is             , 2008.

        You should rely only on the information contained in this document and any free writing prospectus prepared by us or on our behalf. We and the selling stockholders have not, and the underwriters have not, authorized anyone to provide you with any additional information or information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

        "STR," "PhotoCap," and their respective logos are our trademarks. Solely for convenience, we refer to our trademarks in this prospectus without the ™ and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to our trademarks. Other service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

Dealer Prospectus Delivery Obligation

        Until                  , 2008 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer's obligation to deliver a prospectus when acting as underwriter and with respect to unsold allotments or subscriptions.

i

PROSPECTUS SUMMARY

        This section summarizes key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. You should carefully review the entire prospectus, including the risk factors, the consolidated financial statements and the notes thereto, and the other documents to which this prospectus refers before making an investment decision. We are currently organized as STR Holdings LLC, a Delaware limited liability company. Immediately prior to the consummation of this offering, STR Holdings LLC will convert from a Delaware limited liability company to a Delaware corporation, to be called STR Holdings, Inc., and each of the unitholders of STR Holdings LLC will become a stockholder of STR Holdings, Inc. We refer to the foregoing as our corporate reorganization. Unless the context requires otherwise, references in this prospectus to "STR,""we," "us," "our company" or similar terms refer to STR Holdings, Inc. and its subsidiaries, giving effect to our corporate reorganization. Unless otherwise indicated, references to our solar manufacturing and production capacity are to annual capacity.

Our Company

        We are a global leader in each of our businesses: solar power module encapsulant manufacturing and consumer product quality assurance. Our solar business is a leading global provider of encapsulants, which are specialty extruded sheets and film which hold the solar module together and protect the semiconductor circuit of a solar panel. Encapsulants are a critical component used in solar modules. We supply solar module encapsulants to many of the major solar module manufacturers, including BP Solar, First Solar, Inc., Solarwatt AG, SunPower Corporation and United Solar Ovonic LLC. We believe we were the primary supplier of encapsulants to each of our top 10 customers in 2007, which we believe is due to our superior product performance and customer service. Our encapsulants can be used in both crystalline and thin-film solar modules. Our solar net sales have increased from $9.9 million in 2003 to $78.6 million in 2007, representing a compound annual growth rate, or CAGR, of 67.9%.

        Our quality assurance business is a leader in the consumer products quality assurance market, and we believe our quality assurance business is the only global testing services provider exclusively focused on the consumer products market. Our quality assurance business provides inspection, testing and audit services that enable retailers and manufacturers to determine whether products and facilities meet applicable safety, regulatory, quality, performance and social standards. Our quality assurance net sales have increased from $66.5 million in 2003 to $95.4 million in 2007, representing a CAGR of 9.4%.

Our Solar Business

        Our solar business is a leading global provider of encapsulants, which are specialty extruded sheets and film which hold a solar module together and protect the semiconductor circuit of a solar panel. We, in conjunction with the predecessor to the U.S. Department of Energy, were the first to develop the original ethylene-vinyl-acetate, or EVA, encapsulants used in commercial solar module manufacturing in the 1970s, and we have sold our EVA encapsulants commercially since the late 1970s. We have continually improved our encapsulants, and we have developed many significant innovations since we first commercialized our encapsulants, including encapsulants that maintain their dimensional stability and ultra-fast curing formulations. Our encapsulants can be used in both of the prevailing solar panel technologies, crystalline and thin-film, and are valued by our customers because they maintain their size and shape throughout the solar module manufacturing process, have fast curing times and have demonstrated long-term stability. These attributes are critical to solar module manufacturers, which typically provide 20- to 25-year warranties of the performance of their solar modules and continually seek to maximize manufacturing yield and optimize efficiency. Despite the critical nature of encapsulant to solar cell applications, the encapsulant represents a small percentage of the overall manufacturing cost of the total solar module.

        Our polymeric PhotoCap products consist primarily of EVA, which is modified with additives and put through our proprietary manufacturing process to increase product stability and make the encapsulant suitable for use in extreme, long-term outdoor applications. The inclusion of specific additives results in a limited shelf life before our encapsulants must be integrated into a solar module, making stocking impractical. Encapsulants are made-to-order to customer specifications for use in their solar modules manufacturing process.

        In 2007, we sold approximately 1,065 megawatts, or MW, solar module equivalent of encapsulant worldwide, of which 561 MW were produced at our three facilities in the United States and approximately 504 MW were produced at our facility in Spain. We estimate that our 1,065 MW of solar cell equivalent encapsulant sales in 2007 were equal to approximately 30% of the global market. See "Industry and Market Data." We expect to be able to continue to improve our ability to service the growing Asian solar module market from our new facility in Malaysia, which we expect will become operational during the fourth quarter of 2008. As of October 15, 2008, we have expanded our production capacity to 3,750 MW and expect to increase our production capacity to 4,250 MW by the end of 2008 and 7,250 MW by the end of 2009.

Solar Market Opportunity

        Solar energy has emerged as one of the most rapidly growing renewable energy sources. A number of different technologies have been developed to harness solar energy. The most prevalent technology is the use of inter-connected photovoltaic, or PV, cells to generate electricity directly from sunlight. PV systems are used in industrial, commercial and residential applications. Higher global energy prices, increased environmental awareness and the desire for energy independence are accelerating the adoption of renewable energy sources, including solar power. Governments around the world have also implemented various tariffs, tax credits and other incentives designed to encourage the use of renewable energy sources, including solar power.

        According to Solarbuzz, an independent solar energy research firm, total worldwide PV cell production increased from 682 MW in 2003 to 3,436 MW in 2007, which represented a CAGR of approximately 50%. During the same period, solar power industry revenues grew to approximately $17 billion in 2007 from $3.8 billion in 2003.

        Regardless of the technology used to create solar energy from a PV system, the core component of the solar cell is the semiconductor circuit. To protect and preserve the semiconductor circuit, solar module manufacturers use an encapsulant. Encapsulants are critical to the proper functioning of solar modules, as they protect cells from the elements, bond the multiple layers of a module (top surface, PV cells, and rear surface) together, and provide electrical insulation. Because encapsulants are a critical and integral component of solar modules, demand for encapsulants is expected to track the strong growth forecasted for the global PV market. According to Photon Consulting's Solar Annual 2007, an independent research report, global production of solar cells will reach 20,500 MW by 2011. This represents a CAGR of 56% from 2007 actual solar cell production of 3,436 MW as reported by Solarbuzz.

Competitive Strengths of our Solar Business

        We believe that our solar business possesses a number of key competitive strengths, including:

  •
  Primary Supplier to Leading Solar Module Manufacturers.    Because our encapsulants are designed into our customers' manufacturing processes, offer long-term stability and substantial manufacturing efficiencies, and are a small part of the overall cost of the solar module, we believe our customers will continue to be reluctant to switch to other encapsulant suppliers. We believe we were the primary encapsulant supplier to each of our top 10 customers in 2007, which include many of the world's fastest growing solar module manufacturers.

  •
  Superior Product Performance.    Our encapsulants play a critical role in permanently bonding and protecting sensitive solar module components while helping to maintain solar module performance for extended periods under intense environmental conditions. We are not aware of any significant warranty claims against our customers as a result of the performance of our encapsulants, some of which have been in the field nearly 30 years.

  •
  History of Innovation.    We have a long history of innovation. We, in conjunction with the predecessor to the U.S. Department of Energy, utilized our experience and technical expertise in the field of plastics to invent the original EVA encapsulant formulations used in commercial solar module manufacturing. In addition, we have developed many significant encapsulant innovations since we commercially introduced our encapsulants in the late 1970s.

  •
  Global Manufacturing Base.    We have invested heavily in developing our global production capacity through the construction and acquisition of new plants, by increasing the number of our production lines and by upgrading our manufacturing equipment to meet our customers' needs. We currently operate 11 production lines with total capacity of 3,750 MW in four locations, of which three are in the United States and one is in Spain, and we are in the process of constructing a production facility in Malaysia which will enable us to better serve our customers in Asia.

  •
  Technical and Management Expertise.    Our senior management team includes seasoned veterans with diverse business experiences who provide a broad range of perspectives and have enabled us to proactively manage our rapid organic growth, including the substantial expansion of our manufacturing operations.

Growth Strategy of our Solar Business

        Our objective is to enhance our position as a leading global provider of encapsulants to solar module manufacturers. Our strategies to meet that objective are:

  •
  Increase Manufacturing Capacity.    To meet growing demand in the solar module market and increase our market share, we plan to continue to increase capacity by adding new production lines at our existing facilities and adding our new manufacturing facility in Malaysia. Since 2003, we have invested $21.3 million to expand our production capacity. We have added three 500 MW production lines to date in 2008, bringing our total capacity to 3,750 MW. We are currently constructing a new manufacturing facility in Malaysia, which has initially been designed for up to 2,000 MW of capacity and can be expanded to accommodate up to 4,000 MW of capacity. We anticipate the facility will become operational with a 500 MW line during the fourth quarter of 2008. We intend to expand our total capacity to 7,250 MW by the end of 2009.

  •
  Continue Product Innovation.    We intend to leverage our technical experience and the expertise derived from our nearly 30 years of innovation to continue to develop new products and technologies to meet our evolving customer needs and to maintain and enhance our competitive position. Throughout the history of our solar business, we have continued to innovate our encapsulant technologies.

  •
  Focus on Critical Markets and Customers.    We provide encapsulants to many of the leading solar module manufacturers worldwide. Many of our existing customers are experiencing rapidly growing demand for their products, which provides a significant opportunity for us to increase our encapsulant sales. We are expanding our manufacturing capacity to address this growing demand. We believe there continues to be a significant opportunity in Europe, and we intend to expand our sales efforts through our facility in Spain. In addition, we are focused on increasing our visibility in the growing Asian market through our Malaysian facility, which we expect will become operational during the fourth quarter of 2008, and by increasing our sales and marketing efforts.

  •
  Further Reduce Manufacturing Costs.    We are continuously seeking to improve our competitive position by reducing our manufacturing costs, and we have identified a number of cost reduction opportunities. For example, we have made modifications to our production process to improve throughput and yield and are developing an encapsulant that does not require paper liner, which represents the second largest material-related cost of our encapsulant.

Our Quality Assurance Business

        We have offered quality assurance services since 1973. Our quality assurance business helps clients determine whether the products designed and manufactured by them or on their behalf meet applicable safety, regulatory, quality, performance and social standards. The primary clients for quality assurance services are large North American and European retailers that manage a global supply chain of manufacturers, vendors and importers. In particular, retailers, importers and manufacturers that choose to outsource production to developing countries rely on our quality assurance services to ensure product quality and standards.

        Since forming our quality assurance business, we have expanded our quality assurance service offerings and have increased the scale of the business to meet the growing worldwide needs of the consumer products manufacturing industry. Our quality assurance business has an extensive network of 19 laboratories, 65 inspection and audit offices and 20 sales offices in 35 countries across North America, South America, Europe, Asia and Africa with an experienced team of over 1,000 scientists, technicians, engineers, auditors, trainers and inspectors. We have a broad client base, serving over 5,000 clients in 2007. The average length of our relationship with our top 10 clients, which includes several new clients, in 2007 was approximately 15 years. Our quality assurance business's reputation for quality is demonstrated by our more than 30 internationally recognized accreditations and memberships.

Risks Affecting Our Business

        Our business is subject to numerous risks, as discussed more fully in the section entitled "Risk Factors" beginning on page 11 of this prospectus, which you should read in its entirety. In particular:

  •
  If demand for solar energy in general and solar modules in particular does not continue to develop or takes longer to develop than we anticipate, sales in our solar business may not grow or may decline, which would negatively affect our financial condition and results of operations.

  •
  Our solar business is dependent on a limited number of customers, which may cause significant fluctuations or result in declines in our solar net sales.

  •
  Our solar business's growth is dependent upon the growth of our key solar customers and our ability to keep pace with our customers' growing demands.

  •
  Our failure to build and operate new manufacturing facilities and increase production capacity at our existing facilities to meet our customers' requirements could harm our business and damage our customer relationships.

  •
  Our solar business is exposed to risks related to running our facilities at full production capacity that could result in decreased net sales and affect our ability to grow our business.

  •
  Technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete, which would adversely affect our business.

  •
  We rely upon trade secrets and contractual restrictions, and not patents, to protect our proprietary rights. Failure to protect our intellectual property rights may undermine our competitive position and protecting our rights or defending against third-party allegations of infringement may be costly.

  •
  A significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy could have a material adverse effect on our business and prospects.

  •
  We face competition in our solar business from other companies producing encapsulants for solar modules.

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  Our independent registered public accounting firm reported to us that, at December 31, 2007, we had material weaknesses and significant deficiencies in our internal controls over financial reporting.

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  The quality assurance testing markets are highly competitive, and many of the companies with which we compete have substantially greater resources and geographical presence than us.

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  Failure to maintain professional accreditations and memberships may affect our quality assurance business's ability to compete or generate net sales.

  •
  Damage to the professional reputation of our quality assurance business would adversely affect our quality assurance net sales and the growth prospects of our quality assurance business.

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  Our quality assurance business's growth depends on our ability to expand our operations and capacity and manage such expansion effectively.

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  Our future success depends on our ability to retain our key employees.

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  Our substantial international operations subject us to a number of risks.

DLJ Transactions

        On June 15, 2007, DLJ Merchant Banking Partners IV, L.P. and affiliated investment funds, or DLJMB, and its co-investors, together with members of our board of directors, our executive officers and other members of management, acquired 100% of the voting equity interests in our wholly-owned subsidiary Specialized Technology Resources, Inc., which they hold through STR Holdings LLC, for $365.6 million, including transaction costs.

        In connection with the acquisition:

  •
  DLJMB and its co-investors contributed $145.7 million in cash for approximately 81.6% of the voting equity interests in STR Holdings LLC;

  •
  Dennis L. Jilot, our Chairman, President and Chief Executive Officer, Barry A. Morris, our Executive Vice President and Chief Financial Officer, John F. Gual, our Vice President and Chief Operating Officer, and Robert S. Yorgensen, our President of STR Solar, exchanged a portion of their existing equity investments in Specialized Technology Resources, Inc., valued at approximately $14.2 million, for approximately 7.9% of the voting equity interests in STR Holdings LLC;

  •
  other stockholders of Specialized Technology Resources, Inc., including current employees and former directors, exchanged a portion of their existing equity investments in Specialized Technology Resources, Inc., valued at approximately $18.8 million, for approximately 10.5% of the voting equity interests in STR Holdings LLC;

  •
  Specialized Technology Resources, Inc., as borrower, and STR Holdings, as a guarantor, entered into a first lien credit facility providing for a fully drawn $185.0 million term loan facility and an undrawn $20.0 million revolving credit facility and a second lien credit facility providing for a fully drawn $75.0 million term loan facility, in each case, with Credit Suisse, as administrative agent and collateral agent; and

  •
  with the cash contributed from DLJMB and its co-investors and the borrowings under our first lien and second lien credit facilities, STR Holdings LLC (i) purchased the remaining shares of stock in Specialized Technology Resources, Inc., for $324.7 million, (ii) repaid $61.7 million of debt held by Specialized Technology Resources, Inc., (iii) settled Specialized Technology Resources, Inc. stock options for $1.5 million, (iv) paid financing costs of $7.9 million and transaction costs of $4.4 million; and (v) retained the remaining $5.5 million in proceeds for working capital purposes.

        We refer to the foregoing transactions collectively as the "DLJ Transactions." DLJMB is an affiliate of Credit Suisse Securities (USA) LLC, one of the underwriters of this offering, and Credit Suisse, the administrative agent and collateral agent under our first and second lien credit facilities.

        The following table sets forth the sources and uses of funds for the DLJ Transactions.

Sources		Uses
(dollars in millions)
Cash contribution from DLJMB		Purchase of equity	$324.7
and its co-investors	$145.7	Repayment of debt	61.7
First lien credit facility(1)	185.0	Settlement of options	1.5
Second lien credit facility	75.0	Financing costs	7.9
		Transaction costs	4.4
		Cash retained for working capital purposes	5.5

Total sources of funds	$405.7	Total uses of funds	$405.7

(1)
The first lien credit facility provides for a $20.0 million revolving credit facility, which was undrawn at the time of the DLJ Transactions and as of June 30, 2008.

        In connection with the DLJ Transactions, we granted Class B, C, D, E and F incentive units to, among others, our named executive officers and members of our board of directors. We granted Class B units to Messrs. Morris and Yorgensen in connection with a deferred compensation arrangement and Class C, D and E units to, among others, our named executive officers in connection with the DLJ Transactions to retain and motivate such executive officers. We granted Class F units to, among others, John A. Janitz and Dominick J. Schiano, members of our board of directors, in exchange for their services on our behalf. We also made one-time bonus payments to Messrs. Morris, Gual and Yorgensen of $600,000, $600,000 and $900,000, respectively, in connection with the consummation of the DLJ Transactions. In addition, we entered into two separate advisory services and monitoring agreements, (i) one with DLJ Merchant Banking, Inc., an affiliate of DLJMB, Westwind STR Advisors, LLC, an affiliate of our former director Michael R. Stone, and Mr. Jilot and (ii) one with Evergreen Capital Partners, LLC, an affiliate of our directors Messrs. Janitz and Schiano, to provide us assistance with operational, financial and transactional analyses as well as financial and business monitoring services. We pay quarterly fees to these parties pursuant to the agreements, and we paid one-time fees to Westwind, Mr. Jilot and Evergreen of approximately $164,500, $98,500 and $1.4 million, respectively, under such advisory agreements in connection with the DLJ Transactions. In addition, the advisory services agreement with DLJ Merchant Banking, Inc., Westwind and Mr. Jilot will automatically terminate upon the consummation of this offering. In connection with such termination, we will be required to make final payments to DLJ Merchant Banking, Inc., Westwind and Mr. Jilot of $            , $            and $            , respectively, representing the present value of all annual monitoring fees remaining under the current term of the advisory services agreements. For further information regarding the incentive units and the advisory services and monitoring agreements, see "Certain Relationships and Related Person Transactions—Advisory Services and Monitoring Agreements" and "—Incentive Units." For further information regarding the one-time bonus payments to Messrs. Morris, Gual and Yorgensen, see "Executive and Director Compensation—2007 Summary Compensation Table."

Corporate Reorganization

        We are currently organized as STR Holdings LLC, a Delaware limited liability company, and all of our equity investors own membership units in STR Holdings LLC. However, STR Holdings LLC conducts no operations and holds no assets other than its ownership interest in its subsidiaries. Instead, all of our operations are conducted by our subsidiaries. Immediately prior to the consummation of this offering, STR Holdings LLC will convert from a limited liability company into a Delaware "C" corporation, STR Holdings, Inc. As a result of the conversion, all of STR Holdings LLC's outstanding units, including incentive units, will be converted into shares of our common stock. We will issue            shares of our common stock to our unitholders in connection with our corporate reorganization. In accordance with the Third Amended and Restated Limited Liability Company Agreement of STR Holdings LLC, or the STR Holdings LLC Agreement, our Class A, B, C, D, E and F units are subject to a priority distribution in the event of an initial public offering, which is based on the initial public offering price. For the units issued in connection with the DLJ Transactions, the shares of common stock will be distributed as follows: (i) first, the Class A unitholders will receive an aggregate amount of common stock equal in value to their capital contributions; (ii) second, a pro rata distribution will be made with respect to the Class A, B, C, D and F units until the Class A unitholders receive an aggregate amount of common stock equal in value to 2.5 times their capital contributions; and (iii) finally, a pro rata distribution will be made of the remaining shares to each Class A, B, C, D, E and F unitholder based upon the number of units held by each unitholder. Holders of Class C and D incentive units that were issued in 2008 will receive distributions on the same basis as described above, provided that such holders will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $505.5 million have been distributed to the holders of the previously outstanding units and holders of the Class E incentive units that were issued in 2008 will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $818.0 million have been distributed to the holders of the previously outstanding units. Accordingly, the final allocation of shares among the classes of outstanding units of STR Holdings LLC will be based on the initial public offering price of our common stock in this offering.

        In connection with our corporate reorganization, the units, including incentive units, held by our named executive officers, Messrs. Jilot, Morris, Gual and Yorgensen, will convert into                ,                ,                 and                shares of our common stock, respectively, some of which will be restricted stock. The Class F units held by our directors, Messrs. Janitz and Schiano, will convert into                and                shares of our common stock, respectively. In addition, the Class A units held by DLJMB and its co-investors, which may be deemed to be beneficially owned by the members of our board of directors affiliated with DLJMB, will convert into                shares of our common stock. For further information regarding the ownership of our common stock by our executive officers and members of our board of directors, see "Certain Relationships and Related Person Transactions—Incentive Unit Grant Agreements—Ownership" and "Principal and Selling Stockholders."

        The purpose of the corporate reorganization is to reorganize our corporate structure so that the top-tier entity in our corporate structure—the entity that is offering common stock to the public in this offering—is a corporation rather than a limited liability company and so that our existing investors will own our common stock rather than equity interests in STR Holdings LLC. References in this prospectus to our capitalization and other matters pertaining to our equity and incentive units prior to the consummation of the conversion of STR Holdings LLC into STR Holdings, Inc. relate to the capitalization and equity and incentive units of STR Holdings LLC. In addition, the consolidated financial statements and consolidated financial data included in this prospectus are those of STR Holdings LLC.

Our Executive Offices

        We are a Delaware limited liability company. Immediately prior to the consummation of this offering, we will convert into a Delaware corporation, STR Holdings, Inc. Our principal executive offices are located at 10 Water Street, Enfield, Connecticut 06082, and our telephone number is (860) 749-8371. We have a website at www.strholdings.com. The information that appears on our website is not part of, and is not incorporated into, this prospectus.

The Offering

Common stock offered by us	shares.
Common stock offered by the selling stockholders	shares.
Total offering	shares.
Common stock to be outstanding after this offering	shares.
Option to purchase additional shares

The underwriters have an option to purchase a maximum of additional            shares of common stock. Of the            shares subject to the option,                         shares would be sold by the selling stockholders and                        shares would be sold by us. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and estimated offering expenses, will be approximately $         million, assuming the shares are offered at $            per share (the midpoint of the price range set forth on the cover of this prospectus). We intend to use $             million of our net proceeds from the shares that we sell in this offering to repay borrowings under our credit facilities. We intend to use any remaining proceeds for working capital and general corporate purposes, including the payment of certain fees. We will not receive any proceeds from the sale of shares by the selling stockholders, which include entities affiliated with members of our board of directors and an affiliate of Credit Suisse Securities (USA) LLC, an underwriter participating in this offering, and each of our executive officers. See "Use of Proceeds."

Dividend policy	We do not anticipate paying any dividends on our common stock in the foreseeable future. See "Dividend Policy."
Risk factors

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 11 of this prospectus for a discussion of factors you should carefully consider before investing in our common stock.

Proposed NYSE symbol	"PVS."

        Unless otherwise indicated, all information in this prospectus:

  •
  gives effect to the corporate reorganization;

  •
  excludes                        shares of our common stock reserved for future grants under our compensation plans;

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  excludes            shares of restricted stock to be granted to certain officers, directors and employees in connection with this offering; and

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  assumes no exercise of the underwriters' option to purchase additional shares.

Summary Consolidated Financial and Other Data

        The following table sets forth our summary consolidated financial and other data for the periods and at the dates indicated. We derived the statement of operations data presented below for the period January 1 to June 14 and the years ended December 31, 2006 and 2005 (predecessor company period) and the period June 15 to December 31, 2007 (successor company period) from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statement of operations data for the six months ended June 30, 2008 and the period from June 15, 2007 to June 30, 2007 and the historical balance sheet data as of June 30, 2008 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The interim results set forth below are not necessarily indicative of results for the year ended December 31, 2008 or for any other period.

        On June 15, 2007, DLJMB and its co-investors, together with members of our board of directors, our executive officers and other members of management, through STR Holdings LLC, acquired Specialized Technology Resources, Inc. All periods prior to June 15, 2007 are referred to as "Predecessor," and all periods including and after such date are referred to as "Successor." The consolidated financial statements for all Successor periods are not comparable to those of the Predecessor periods.

        The pro forma as adjusted balance sheet data gives effect to (1) our corporate reorganization; and (2) the receipt and application of $       million of net proceeds to us from this offering as described in "Use of Proceeds," as if each had occurred as of June 30, 2008. The pro forma as adjusted balance sheet data is not necessarily indicative of what our financial position would have been if the pro forma transactions had been completed as of the date indicated, nor is such data necessarily indicative of our financial position for any future date or period.

        Our historical results are not necessarily indicative of future operating results. You should read the information set forth below in conjunction with "Selected Historical Consolidated Financial Data,"

"Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Successor	Successor	Predecessor	Successor	Predecessor
	Six Months Ended June 30, 2008	Period from June 15, 2007 to June 30, 2007	Period from January 1, 2007 to June 14, 2007	Period from June 15, 2007 to December 31, 2007
					Year Ended December 31,
					2006	2005
	(in thousands, except per share and unit data)
Statement of Operations:
Net sales—Solar	$85,873	$2,886	$25,648	$52,967	$45,275	$33,588
Net sales—Quality Assurance	50,859	4,799	39,112	56,317	85,332	81,274

Total net sales	136,732	7,685	64,760	109,284	130,607	114,862
Cost of sales—Solar	43,083	1,925	11,875	30,068	21,522	15,235
Cost of sales—Quality Assurance	35,038	2,651	25,225	35,620	55,042	53,656
Cost of sales	78,121	4,576	37,100	65,688	76,564	68,891

Gross profit	58,611	3,109	27,660	43,596	54,043	45,971

Selling, general and administrative	22,240	2,032	12,401	18,962	24,386	20,842
Transaction costs	—	—	7,737	—	—	—

Operating income	36,371	1,077	7,522	24,634	29,657	25,129

Interest income	101	70	143	203	305	243
Interest expense	(10,653)	(917)	(2,918)	(13,090)	(6,743)	(6,325)
Foreign currency transaction gains (losses)	228	(32)	(32)	(76)	(581)	(155)
Unrealized loss on interest rate swap	(287)	—	—	(2,988)	—	—

Income before income tax expense	25,760	198	4,715	8,683	22,638	18,892
Income tax expense	9,787	105	3,983	4,572	7,344	5,819

Net income	$15,973	$93	$732	$4,111	$15,294	$13,073

Net income per share/unit data:
Basic	$0.89	$0.01	$0.08	$0.23	$1.81	$1.60
Diluted	$0.89	$0.01	$0.08	$0.23	$1.68	$1.44
Other Data:
Amortization of intangibles	$5,752	$479	$50	$6,231	$109	$109
Capital expenditures	$14,959	$1,083	$3,510	$10,064	$2,604	$5,142

	As of June 30, 2008
	Actual	Pro forma As Adjusted
Balance Sheet Data:
Cash and cash equivalents	$32,115	$
Total assets	$615,502	$
Total debt	$258,525	$
Total unitholders'/stockholders' equity	$203,042	$

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, before making an investment in our company. If any of the following risks actually occurs, our business, results of operations or financial condition may be adversely affected. In such an event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Solar Business

If demand for solar energy in general and solar modules in particular does not continue to develop or takes longer to develop than we anticipate, sales in our solar business may not grow or may decline, which would negatively affect our financial condition and results of operations.

        We expect that a significant amount of the growth in our overall business will come from the sale of encapsulants by our solar business. Because our encapsulants are used in the production of solar modules, our financial condition and results of operations and future growth are tied to a significant extent to the overall demand for solar energy and solar modules. The solar energy market is at a relatively early stage of development and the extent to which solar modules will be widely adopted is uncertain. Many factors may affect the viability and widespread adoption of solar energy technology and demand for solar modules, and in turn, our encapsulants, including:

  •
  cost-effectiveness of solar modules compared to conventional and non-solar renewable energy sources and products;

  •
  performance and reliability of solar modules compared to conventional and non-solar renewable energy sources and products;

  •
  availability and amount of government subsidies and incentives to support the development and deployment of solar energy technology;

  •
  rate of adoption of solar energy and other renewable energy generation technologies, such as wind, geothermal and biomass;

  •
  fluctuations in economic and market conditions that affect the viability of conventional and non-solar renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels and corn or other biomass materials;

  •
  fluctuations in capital expenditures by end users of solar modules, which tend to decrease when the overall economy slows down;

  •
  the extent to which the electric power and broader energy industries are deregulated to permit broader adoption of solar electricity generation; and

  •
  the cost and availability of polysilicon and other key raw materials for the production of solar modules.

        If demand for solar energy and solar modules fails to develop sufficiently, demand for our customers' products as well as demand for our encapsulants will decrease, and we may not be able to grow our business or solar net sales and our financial condition and results of operations will be harmed.

Our solar business is dependent on a limited number of customers, which may cause significant fluctuations or result in declines in our solar net sales.

        The solar module industry is relatively concentrated. As a result, we sell substantially all of our encapsulants to a limited number of solar module manufacturers. We expect that our results of operations will, for the foreseeable future, continue to depend on the sale of encapsulants to a relatively small number of customers. Sales to each of First Solar and BP Solar accounted for 13.8% and 10.8% of our solar net sales, respectively, in 2007, and sales to First Solar accounted for 19.4% of our solar net sales in the six months ended June 30, 2008. In addition, in 2007, the top five customers in our solar segment accounted for approximately 46.9% of our solar net sales. Furthermore, participants in the solar industry, including our customers, are experiencing pressure to reduce their costs. Because we are part of the overall supply chain to our customers, any cost pressures experienced by them may affect our business and results of operations. Our customers may not continue to generate significant solar net sales for us. Conversely, we may be unable to meet the production demands of our customers or maintain these customer relationships.

        In addition, a significant portion of our outstanding accounts receivable is derived from sales to a limited number of customers. The accounts receivable from our top five solar customers with the largest receivable balances represented 20.5% and 30.4% of our accounts receivable balance as of December 31, 2007 and June 30, 2008, respectively. Moreover, many solar companies are facing significant capital expenditure requirements to increase their manufacturing capacity, and as a result, our customers may have trouble making payments owed to us, which could affect our business, financial condition and results of operations. Any one of the following events may cause material fluctuations or declines in our solar net sales and have a material adverse effect on our business, financial condition and results of operations:

  •
  reduction, delay or cancellation of orders from one or more of our significant customers;

  •
  reduction in the price one or more significant solar customers are willing to pay for our encapsulants;

  •
  selection by one or more solar customers of products competitive with our encapsulants;

  •
  loss of one or more significant solar customers and failure to obtain additional or replacement customers; and

  •
  failure of any of our significant solar customers to make timely payment for products.

Our solar business's growth is dependent upon the growth of our key solar customers and our ability to keep pace with our customers' growing demands.

        In addition to relying on a small number of customers, we believe we were the primary supplier to each of our top 10 solar customers in 2007. The future growth and success in our solar business depends on the ability of such customers to grow their businesses and our ability to meet their growing demands, principally through the addition of manufacturing capacity. If our solar customers do not increase production of solar modules, there will be no corresponding increase in encapsulant orders. Alternatively, as such customers grow their businesses, we may not be able to meet their increased demands, which would require such customers to find alternative sources for encapsulants. In addition, it is possible that customers for which we are the exclusive supplier of encapsulants will seek to qualify and establish a secondary supplier of encapsulants, which would reduce our share with such customers and could increase that customer's pricing leverage. If our solar customers do not grow their businesses or they find alternative sources for encapsulants to meet their demands, it could limit our ability to grow our business and increase our solar net sales.

Our failure to build and operate new manufacturing facilities and increase production capacity at our existing facilities to meet our customers' requirements could harm our business and damage our customer relationships.

        During 2008, our manufacturing facilities generally have been operating at full production capacity, and we are constrained in our ability to increase production of encapsulants to meet any increased demands from our customers. The future success of our solar business depends on our ability to increase production capacity. We may be unable to expand our solar business, satisfy customer demands, maintain our competitive position and improve profitability if we are unable to build and operate new manufacturing facilities and increase production capacity at our existing facilities. For example, if there are delays in our new Malaysian facility becoming fully operational or achieving target yields and output, we will not meet our target for adding capacity, which would limit our ability to increase encapsulant sales and result in lower than expected solar net sales and higher than expected costs and expenses. Moreover, we may experience delays in receiving equipment and be unable to meet customer demand. Failure to satisfy our customers' demands may result in a loss of market share to competitors and may damage our relationships with our key customers.

        In addition, the equipment used in our encapsulant manufacturing process is highly customized and is built to order, which results in significant lead times. Due to the lead time required to produce such equipment, it can take up to a year to obtain new machines after they are ordered. Accordingly, we are required to order production equipment well in advance of expanding our facilities or opening new facilities and in advance of accepting additional customer orders. If such facilities are not expanded or completed on a timely basis or if anticipated customer orders do not materialize, we may not be able to generate sufficient solar net sales to offset the costs of new production equipment, which could have an adverse impact on our results of operations. Furthermore, we rely on longer-term forecasts from our solar customers to plan our capital expenditures. If these forecasts prove to be inaccurate, either we may have spent too much on capacity growth, in which case our financial results would be adversely affected, or we may have spent too little on capital expenditures, in which case we may be unable to satisfy our customers' demands which could adversely affect our business. Furthermore, our ability to establish and operate new manufacturing facilities and expand production capacity is subject to significant risks and uncertainties, including:

  •
  restrictions in the agreements governing our indebtedness that restrict the amount of capital that can be spent on manufacturing facilities;

  •
  inability to raise additional funds or generate sufficient cash flow from operations to purchase and prepay for raw materials and equipment or to build additional manufacturing facilities;

  •
  delays and cost overruns as a result of a number of factors, many of which are beyond our control, such as increases in raw materials prices and long lead times or delays with equipment vendors;

  •
  delays or denials of required approvals by relevant government authorities;

  •
  diversion of significant management attention and other resources;

  •
  inability to hire qualified personnel; and

  •
  failure to execute our expansion plan effectively.

        If we are unable to establish or successfully operate additional manufacturing facilities or to increase production capacity at our existing facilities, as a result of the risks described above or otherwise, we may not be able to expand our business as planned, and our solar net sales may be lower than expected. Alternatively, if we build additional manufacturing facilities or increase production capacity at our existing facilities, we may not be able to generate sufficient customer demand for our encapsulants to support the increased production levels, which would adversely affect our business and operating margins.

Our solar business is exposed to risks related to running our facilities at full production capacity that could result in decreased solar net sales and affect our ability to grow our business.

        During 2008, our manufacturing facilities generally have been operating at full production capacity. If any of our current or future production lines or equipment were to experience any problems or downtime, such as in 2005 when one of our plants was without electricity for five days following a hurricane, we would not be able to shift production to new lines and would be unable to meet our production targets, which would result in decreased solar net sales and adversely affect our customer relationships. As a result, our per-unit manufacturing costs would increase, and we would be unable to increase sales as planned and our earnings would likely be materially impaired.

        In addition, because our encapsulant production lines are being used solely to meet current customers' orders, there is very limited production line availability to test new technologies or further refine existing technologies that are important for keeping pace with evolving industry standards and changing customer requirements and competing effectively in the future. Limitations in our ability to test new products or enhancements to our existing products could cause our encapsulants to become uncompetitive or obsolete, which would adversely affect our business.

Technological changes in the solar energy industry or our failure to develop and introduce or integrate new technologies could render our encapsulants uncompetitive or obsolete, which would adversely affect our business.

        The solar energy market is rapidly evolving and competitive and is characterized by continually changing technology requiring continuous improvements in solar modules to increase efficiency and power output and improve aesthetics. This requires us and our customers to continuously invest significant financial resources to develop new solar module technology and enhance existing solar modules to keep pace with evolving industry standards and changing customer requirements and to compete effectively in the future. Our failure to further refine our encapsulant technology and develop and introduce new or enhanced encapsulants or other products, or our competitors' development of products and technologies that perform better or are more cost effective than our products, could cause our encapsulants to become uncompetitive or obsolete, which would adversely affect our business, financial condition and results of operations. Product development activities are inherently uncertain, and we could encounter difficulties in commercializing new technologies. As a result, our product development expenditures in our solar business may not produce corresponding benefits.

        Moreover, we produce a component utilized in the manufacturing of solar modules. New solar technologies may emerge or existing technologies may gain market share that do not require encapsulants as we produce them, or at all. Such changes could result in decreased demand for our encapsulants or render them obsolete, which would adversely affect our business, financial condition and results of operations.

We rely upon trade secrets and contractual restrictions, and not patents, to protect our proprietary rights. Failure to protect our intellectual property rights may undermine our competitive position and protecting our rights or defending against third-party allegations of infringement may be costly.

        Protection of proprietary processes, methods, documentation and other technology is critical to our business. Failure to protect, monitor and control the use of our existing intellectual property rights could cause us to lose our competitive advantage and incur significant expenses. We rely on trade secrets, trademarks, copyrights and contractual restrictions to protect our intellectual property rights and do not hold any patents related to our solar business. However, the measures we take to protect our trade secrets and other intellectual property rights may be insufficient. While we enter into confidentiality agreements with our solar employees and third parties to protect our intellectual property rights, such confidentiality provisions related to our trade secrets could be breached and may not provide meaningful protection for our trade secrets. Also, others may independently develop technologies or products that are similar or identical to ours. In such case, our trade secrets would not prevent third parties from competing with us.

        Third parties or employees may infringe or misappropriate our proprietary technologies or other intellectual property rights, which could harm our business and operating results. Policing unauthorized use of intellectual property rights can be difficult and expensive, and adequate remedies may not be available. We are currently in litigation with a former employee in our solar business and his current employer for the misappropriation and theft of our trade secrets. In August 2008, the jury determined that the technology for our polymeric sheeting product line is a trade secret. The jury also determined that our former employee and his current employer had not misappropriated our trade secrets. In addition, the jury found that our former employee had breached his confidentiality agreement with us. The amount of any damages resulting from our former employee's breach has not yet been determined. Further, our claim that our former employee and his current employer violated the Massachusetts Unfair and Deceptive Trade Practices Act is still pending before the court and will be determined by the presiding judge. Judgment will not be entered until this claim is resolved. The court has ordered each party to brief the issue and has scheduled an oral argument on our claim under the Massachusetts Unfair and Deceptive Trade Practices Act for December 18, 2008. We have not decided if we will appeal the jury's determination. Even if we are ultimately successful, this lawsuit and any future lawsuits to protect our intellectual property rights or defend against third-party infringement claims may be costly and may divert management attention and other resources away from our business. If we do not appeal the jury's determination, or if any appeal is unsuccessful, the current employer of our former employee may compete with us by continuing to sell a product that is substantially similar to some of our encapsulants.

        For further information regarding the litigation with our former employee, see "Business—Legal Proceedings."

We may be subject to claims that we have infringed, misappropriated or otherwise violated the patent or other intellectual property rights of a third party. The outcome of any such claims is uncertain and any unfavorable result could adversely affect our business, financial condition and results of operations.

        We may be subject to claims by third parties that we have infringed, misappropriated or otherwise violated their intellectual property rights. These claims may be costly to defend, and we ultimately may not be successful. An adverse determination in any such litigation could subject us to significant liability to third parties (potentially including treble damages), require us to seek licenses from third parties (which may not be available on reasonable terms, or at all), make substantial one-time or ongoing royalty payments, redesign our products or subject us to temporary or permanent injunctions prohibiting the manufacture and sale of our products, the use of our technologies or the conduct of our business. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation. In addition, we may have no insurance coverage in connection with such litigation and may have to bear all costs arising from any such litigation to the extent we are unable to recover them from other parties. Any of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

A significant reduction or elimination of government subsidies and economic incentives or a change in government policies that promote the use of solar energy could have a material adverse effect on our business and prospects.

        Demand for our encapsulants depends on the demand for and adoption of solar energy. Demand for solar energy depends, in large part, on government incentives aimed to promote greater use of solar energy. In many countries in which our solar modules are sold, solar energy would not be commercially viable without government incentives. This is because the cost of generating electricity from solar energy currently exceeds, and we believe will continue to exceed for the foreseeable future, the costs of generating electricity from conventional or non-solar renewable energy sources.

        The scope of government incentives for solar energy depends, to a large extent, on political and policy developments relating to environmental and energy concerns in a given country, which could lead to a significant reduction in or a discontinuation of the support for renewable energy in such country. Federal, state and local governmental bodies in many of the target markets for our solar business, including Germany, Italy, Spain, the United States, France, Japan, and South Korea, have provided subsidies and economic incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of solar energy products to promote the use of solar energy in on-grid applications and to reduce dependency on other forms of energy. These government economic incentives could be reduced or eliminated altogether. For example, in June 2008, the German parliament adopted new legislation that will decrease the feed-in tariff for solar energy between 8% and 10% in 2010 and 9% annually thereafter. Also, it has been reported that Spain is considering reducing its feed-in tariff. In particular, political changes in a particular country could result in a significant reduction or elimination of subsidies or economic incentives in that country.

        Moreover, electric utility companies, or generators of electricity from fossil fuels or other renewable energy sources, could also lobby for changes in the relevant legislation in their markets to protect their revenue streams. Reduced growth in or the reduction, elimination or expiration of government subsidies and economic incentives for solar energy, especially those in our target markets, could cause our solar net sales to decline and harm our business.

We generally operate on a purchase order basis with our solar customers, and their ability to cancel, reduce, or delay orders could reduce our solar net sales and increase our costs.

        Sales to our solar customers are typically made through non-exclusive, short-term purchase order arrangements that specify prices and delivery parameters. The timing of placing these orders and the amounts of these orders are at our customers' discretion. Customers may cancel or delay purchase orders with us prior to production on relatively short notice. If customers reduce, cancel or delay existing orders or fail to make anticipated orders, it could result in the delay or loss of anticipated sales, which could lead to excess inventory and unabsorbed overhead costs. Because our encapsulants have a limited shelf life from the time they are produced until they are incorporated into a solar module, we may be required to sell any excess inventory at a reduced price, or we may not be able to sell it at all and incur an inventory write-off, which could reduce our solar net sales and increase our costs.

We may be unable to manage the expansion of our solar operations effectively.

        We expect to expand our solar business significantly in order to satisfy the demand for encapsulants and grow our business. We recently completed expansions in our facilities in Connecticut and Spain and are currently adding a facility in Malaysia. To manage the potential growth of our operations, we will be required to improve operational and financial systems, procedures and controls, increase manufacturing capacity and output and expand, train and manage our growing employee base. Furthermore, management will be required to maintain and expand our relationships with our customers, suppliers and other third parties. Our solar business's current and planned operations, personnel, systems, internal procedures and controls may not be adequate to support our future growth. If we are unable to manage the growth of our solar business effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

Our dependence on a limited number of third-party suppliers for raw materials for our encapsulants and other significant materials used in our process could prevent us from timely delivering encapsulants to our customers in the required quantities, which could result in order cancellations and decreased revenues.

        We purchase resin and paper liner, the two main components used in our process, from a limited number of third-party suppliers. If we fail to develop or maintain our relationships with these suppliers or our other suppliers, or if the suppliers' facilities are affected by events beyond our control, we may be unable to manufacture our encapsulants or our encapsulants may be available only for customers in lesser quantities, at a higher cost or after a long delay. We may be unable to pass along any price increases relating to materials costs to our customers, in which case our margins could be reduced. In addition, we do not maintain long-term supply contracts with our suppliers. Our inventory of raw materials for our encapsulants, including back-up supplies of resin, may not be sufficient in the event of a supply disruption. In 2005, we encountered a supply disruption when one of our resin suppliers had its facilities damaged by a hurricane, and another supplier had a reactor fire at the same time. This forced us to use our back-up supplies of resin. The failure of a supplier to supply materials and components, or a supplier's failure to supply materials that meet our quality, quantity and cost requirements in a timely manner, could impair our ability to manufacture our products to specifications, particularly if we are unable to obtain these materials and components from alternative sources on a timely basis or on commercially reasonable terms. If we are forced to change suppliers, our customers may require us to undertake testing to ensure that our encapsulants meet the customer's specifications.

Our solar gross margins and profitability may be adversely affected by rising commodity costs.

        We are dependent on certain raw and other materials, particularly resin and paper, for the manufacture of our encapsulants. In addition, the cost of equipment used to manufacture our encapsulants is affected by steel prices. The prices for resin, paper and steel increased significantly during 2007 and could increase further. If the prices for the commodities and equipment we use in our solar business continue to increase, our gross margins and results of operations may be adversely affected.

We face competition in our solar business from other companies producing encapsulants for solar modules.

        The market for encapsulants is highly competitive and continually evolving as new technologies are introduced. We compete with a number of encapsulant manufacturers, some of which are large, global companies with substantial financial, manufacturing and logistics resources and strong customer relationships. If we fail to attract and retain customers for our current and future products, we will be unable to increase our revenues and market share. Our primary encapsulant competitors include Bridgestone Corporation, ETIMEX Primary Packaging GmbH and Mitsui Chemical. We also expect to compete with new entrants to the encapsulant market, including those that may offer more advanced technological solutions or that have greater financial resources than we do. Our competitors are developing or currently producing encapsulants that may eventually offer advantages over our products. A widespread adoption of any of these technologies could result in a rapid decline in our position in the encapsulant market and our revenues and affect our margins.

As a supplier to solar module manufacturers, disruptions in any other component of the supply chain to solar module manufacturers may adversely affect our customers and consequently limit the growth of our business and revenue.

        We supply a component to solar module manufacturers. As such, if there are disruptions in any other area of the supply chain for solar module manufacturers, it could affect the overall demand for our encapsulants. For example, the increased demand for polysilicon due to the rapid growth of the solar energy industry and the significant lead time required for building additional capacity for polysilicon production has led to an industry-wide shortage of polysilicon, which is an essential raw material in the production of most of the solar modules produced by our customers. This and other disruptions to the supply chain may force our customers to reduce production, which in turn would decrease customer demand for our encapsulants and could adversely affect our solar net sales. In addition, reduced orders for our encapsulants could result in underutilization of our production facilities and cause an increase of our marginal production cost.

The sales cycle for our encapsulants can be lengthy, which could result in uncertainty and delays in generating solar net sales.

        The integration and testing of our encapsulants with prospective customers' solar modules or enhancements to existing customers' solar modules requires a substantial amount of time and resources. A solar customer may need up to one year to test, evaluate and adopt our encapsulants and qualify a new solar module, before ordering our encapsulants. Our solar customers then need additional time to begin volume production of solar modules that incorporate our encapsulants. As a result, the complete sales cycle for our solar business can be lengthy. We may experience a significant delay between the time we increase our expenditures for product development, sales and marketing efforts and inventory for our solar business and the time we generate solar net sales, if any, from these expenditures. In addition, because we typically do not have long-term commitments from our solar customers, we must repeat the sales process on a continual basis even for existing customers that develop new solar modules or enhancements to their existing solar modules.

Our solar business could be adversely affected by seasonal trends and construction cycles.

        We may be subject to industry-specific seasonal fluctuations in the future, particularly in climates that experience colder weather during the winter months, such as Germany. There are various reasons for seasonality fluctuations, mostly related to economic incentives and weather patterns. For example, in Germany, the construction of solar energy systems is concentrated in the second half of the calendar year, largely due to the annual reduction of the applicable minimum feed-in tariff. In the United States, solar module customers will sometimes make purchasing decisions towards the end of the year in order to take advantage of tax credits or for other budgetary reasons. In addition, construction levels are typically slower in colder months. Accordingly, our business and quarterly results of operations could be affected by seasonal fluctuations in the future.

Problems with product quality or product performance, including defects, could result in a decrease in customers and solar net sales, unexpected expenses and loss of market share.

        Our encapsulants are complex and must meet stringent quality requirements. Products as complex as our encapsulants may contain undetected defects, especially when first introduced. For example, our encapsulants may contain defects that are not detected until after they are shipped or are installed because we cannot test for all possible scenarios. These defects could cause us to incur significant re-engineering costs, divert the attention of our engineering personnel from product development efforts and significantly affect our customer relations and business reputation. Although we provide limited, short-term warranties to our solar customers, if we deliver products with defects, or if there is a perception that our products contain errors or defects, our credibility and the market acceptance and sales of our encapsulants could materially decline. In addition, we could be subject to product liability claims and could experience increased costs and expenses related to significant product liability claims or other legal judgments against us, or a widespread product recall by us or a solar module manufacturer.

        The manufacturing process for our encapsulants is highly complex. Minor deviations in the manufacturing process can cause substantial decreases in yield and, in some cases, cause production to be suspended. We have from time to time experienced lower than anticipated manufacturing yields. This typically occurs during the production of new encapsulants or the installation and start-up of new process technologies or equipment. As we expand our production capacity, we may experience lower yields initially as is typical with any new equipment or process. If we do not achieve planned yields, our costs of sales could increase, and product availability would decrease resulting in lower solar net sales than expected.

Changes to existing regulations in the utility sector and the solar energy industry may present technical, regulatory and economic barriers to the purchase and use of solar modules, which in turn may significantly reduce demand for our products.

        The market for power generation products is heavily influenced by government regulations and policies concerning the electric utility industry, as well as the internal policies of electric utilities companies. These regulations and policies often relate to electricity pricing and technical interconnection of end user-owned power generation. In a number of countries, these regulations and policies are being modified and may continue to be modified. End users' purchases of alternative energy sources, including solar modules, could be deterred by these regulations and policies. For example, utility companies commonly charge fees to larger, industrial customers for disconnecting from the electricity transmission grid or relying on the electricity transmission grid for back-up purposes. Such fees could increase the costs of using solar modules, which may lead to reduced demand for solar modules and, in turn, our encapsulants.

        We anticipate that solar modules and their installation will continue to be subject to oversight and regulation in accordance with national and local ordinances relating to building codes, safety, environmental protection, utility interconnection and metering and related matters in various countries. Any new government regulations or utility policies pertaining to solar modules may result in significant additional expenses to our solar customers, and their distributors and end users, which could cause a significant reduction in demand for solar modules and, in turn, our encapsulants.

Risks Related to Our Quality Assurance Business

The quality assurance testing markets are highly competitive, and many of the companies with which we compete have substantially greater resources and geographical presence than us.

        The quality assurance industry is highly competitive, and our quality assurance business competes in the United States and internationally with many well-established quality assurance and certification companies on the basis of technical and industry knowledge, pricing, geographic proximity, client service, timeliness, accuracy, marketing, breadth of service offering, level of consultation and actionable information and technical excellence in a given product category. Our global competitors operate in multiple geographic areas while other competitors operate locally. In addition, we compete with non-profit certification companies and in-house quality assurance programs maintained and operated by manufacturers and retailers themselves. The ability to increase or maintain our quality assurance net sales or gross margins in the global market or in various local markets may be limited as a result of actions by competitors.

        Our competitors may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as geographical presence, technical qualifications, price and the availability of human resources. The inability of our quality assurance business to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, financial condition or operating results. In order to remain competitive in the quality assurance testing industry, we must also keep pace with changing technologies and client preferences. If we are unable to expand our geographic presence and testing capacity, maintain or enter into strategic partnerships or differentiate our services from those of our competitors, our quality assurance business may not be able to obtain new clients or it may lose existing clients. Competitors may in the future adopt aggressive pricing policies and diversify their service offerings. In addition, new competitors or alliances among competitors may emerge and compete more effectively than our quality assurance business can. There is also a trend towards consolidation in certain markets that our quality assurance business serves, which may result in the emergence of new or bigger competitors. If we cannot offer prices, services or a quality of service at least comparable to those offered by our competitors, we could lose market share or our profitability may be affected. These competitive pressures could materially and adversely affect our business, financial condition and results of operations.

Failure to maintain professional accreditations and memberships may affect our quality assurance business's ability to compete or generate net sales.

        Our quality assurance clients rely on our numerous professional accreditations and memberships, including ISO 9000, ISO 17025, SA 8000 and Underwriters Laboratories, to ensure continued compliance with their quality assurance and social audit standards. Certain accreditations are granted for limited periods of time and are subject to periodic renewal. Any failure to meet our ongoing professional responsibilities could lead us to lose, either temporarily or on a permanent basis, one or more of such accreditations or memberships. In addition, a public authority or professional organization that has granted one or more accreditations or memberships to us could decide to unilaterally withdraw such accreditations and memberships. If our accreditations and memberships with these or other professional organizations are suspended or revoked, our clients may decrease the amount of business that they do with our quality assurance business, or stop doing business with us altogether, which would negatively affect our business, financial condition and results of operations.

Damage to the professional reputation of our quality assurance business would adversely affect our quality assurance net sales and the growth prospects of our quality assurance business.

        Our quality assurance business depends on the longstanding relationships with our clients, including leading global retailers and consumer product manufacturers, for a significant portion of our quality assurance net sales. Product liability claims, poor performance, lax standards, violations of laws or regulations, employee misconduct, information security breaches or other action affecting our quality assurance business could damage our reputation. Providing quality assurance services for products for human use or consumption involves inherent legal and reputational risks, and our success depends on the ability of our quality assurance business to maintain service quality for our existing clients. Service quality issues, real or alleged, or allegations of product defects, contamination, tampering, misbranding, spoliation, or other adulteration, even when false or unfounded, could tarnish the image of our quality assurance business and may cause our clients to choose other quality assurance providers. We also provide our clients with limited indemnities for our failure to meet applicable standards. Quality assurance testing protocols only identify known risks, and we have cleared products in the past that later were determined to present a previously unknown risk. No testing protocol can discern unknown risks but we may nevertheless be held liable for those risks. A significant product liability or other legal judgment against our quality assurance business, or a widespread product recall of a tested product may adversely affect our profitability. Moreover, even if a product liability or consumer fraud claim is unsuccessful, has no merit or is not pursued, the negative publicity surrounding assertions against products or processes that our quality assurance business tested could adversely affect our reputation, which in turn could lead to a loss of existing clients or make it more difficult to attract new clients. If our quality assurance business's reputation is damaged, our net sales and growth prospects could be adversely affected.

Our quality assurance business's growth depends on our ability to expand our operations and capacity and manage such expansion effectively.

        In order to maintain our current clients and grow our quality assurance business, we must be able to meet increasing client demand, which requires additional space, equipment and human resources. The future success of our quality assurance business depends on our ability to increase our service capacity, and if we are unable to expand our operations, obtain testing equipment and hire additional qualified personnel, we may be unable to expand our quality assurance business and satisfy client demands. The testing equipment our quality assurance business uses is highly customized and is built to order, which results in significant lead times. Due to the lead time required to produce the equipment used in testing, it can take several months to obtain, install and calibrate new equipment once ordered, and we must have the facilities available to accommodate it. Building a new testing facility can take up to a year.

        We have recently expanded our quality assurance operations and plan to continue to expand such operations, which can result in significant demands on administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain these resources and increase capital needs, and our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion. Additionally, international growth in our quality assurance business may be limited by the fact that in some countries we are required to operate with a local strategic partner. Finding these partners may be difficult or impossible, and our arrangements with them may negatively affect our quality assurance net sales.

        Moreover, we have a limited number of laboratories in which to process engagements and a limited number of trained personnel to conduct inspections and audits. When these laboratories or our personnel resources are at capacity, we cannot accept more engagements. Our quality assurance clients may require capacity and resources greater than that which we can provide. If we cannot process engagements in the time our clients require due to capacity or other resource constraints, we may lose clients or experience a decline in engagements.

Our quality assurance business may lose money or experience reduced margins if we do not adequately estimate the cost of our quality assurance engagements.

        We perform the majority of our quality assurance engagements on a fixed-price basis. Fixed-price contracts require us to price our contracts by predicting expenditures in advance. In addition, some engagements obligate our quality assurance business to provide ongoing and other supporting or ancillary services on a fixed-price basis or with limitations on our ability to increase prices. When making proposals for engagements on a fixed-price basis, we rely on our estimates of costs and timing for completing the projects. These estimates reflect management's best judgment regarding our quality assurance business's capability to complete the task efficiently. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts, including delays caused by factors outside our control, such as increased energy and labor costs, could result in losses or reduced margins. Unexpected costs and unanticipated delays may cause our quality assurance business to incur losses or reduced margins on fixed-price contracts. In addition, some of our quality assurance engagements are on a time-and-material basis. While these types of contracts are generally subject to less uncertainty than fixed-price contracts, to the extent that actual labor and other costs are higher than the contract rates, these contracts may be less profitable or unprofitable.

Our failure to establish and maintain partnerships and other strategic alliances with other quality assurance providers may delay the expansion or provision of our services, harm our reputation and cause us to lose clients or prevent us from growing our quality assurance business.

        Our quality assurance business serves a diverse and global client base, which requires us to operate where such clients operate. We are required to work with a partner in certain countries either because of local laws and regulations or because such arrangements are customary to doing business in such countries. Also, we enter into and will continue to enter into strategic alliances with other quality assurance services in order to meet client demands in countries in which it may not be practicable for us to operate in on a stand-alone basis. We do not generally have long-term contracts with our strategic partners, so they may cease doing business with us on relatively short or no notice. Yet if performance issues arise with respect to a strategic partner's services, such issues could damage our quality assurance business's reputation and exclusivity arrangements with such partners could prevent us from engaging in new strategic alliances for certain testing and inspection services in particular markets. In addition, we have also entered into joint venture agreements that restrict our ability to enter into certain product testing markets in specified geographic markets, either with another strategic partner or on our own. If we are unable to establish or maintain relationships with strategic partners, if such partners damage our reputation or if contract arrangements with such partners prevent us from entering certain testing markets, we could lose quality assurance clients or may not be able to expand our quality assurance business, either of which could have an adverse effect on our results of operations.

Our quality assurance business's failure to develop and protect its proprietary systems of design reviews and research processes could negatively affect its business and future growth.

        Similar to our solar business, our quality assurance business does not rely on any patents and relies primarily on trade secrets, trademarks, copyrights and other contractual restrictions to protect our intellectual property. In addition to breaching confidentiality agreements, former employees and others may obtain knowledge of our quality assurance business's trade secrets through independent development or legal means. Policing unauthorized use of proprietary technology can be difficult and expensive, and adequate remedies may not be available in the event of unauthorized use or disclosure of trade secrets. Any lawsuits to protect our quality assurance business's intellectual property may be costly and may divert management attention and other resources away from our business, and any such litigation may not be resolved in our favor. An adverse determination in any such litigation will impair our quality assurance business's intellectual property rights and may harm our business, prospects and competitive position. In addition, we have no insurance coverage against such litigation costs and have to bear all costs arising from such litigation to the extent we are unable to recover them from other parties.

Our quality assurance business may be subject to professional liability claims and may not have adequate insurance coverage.

        Quality assurance testing protocols are only designed to identify known risks. In the past, our quality assurance business has cleared products that only later were determined to present a previously unknown risk. Testing protocols cannot discern unknown risks, for which we nevertheless may be held liable. Also, there may be a significant delay between the provision of services and the making of a related claim. While we maintain insurance for our quality assurance business to protect against losses from professional liability claims, such insurance may not be available, is subject to deductibles and may not be adequate to cover all the costs and expenses related to a significant professional liability or other legal judgment against us, which could adversely affect the results of operations of our quality assurance business.

        In addition, the insurance market could evolve in a manner unfavorable to us, resulting in increased premiums or making it impossible or much more expensive to obtain adequate insurance coverage. These factors could result in a substantial increase in our insurance costs, cause us to operate without insurance or cause us to withdraw from certain markets, which could have a significant adverse effect on our quality assurance business and related results of operations.

Changes in regulations applicable to our quality assurance business could have a significant effect on our business, financial condition, results of operations or future growth.

        Our quality assurance business conducts operations in a heavily regulated environment, with regulations differing, sometimes substantially, from one country to another. Regulations applicable to our quality assurance business may change either favorably or unfavorably for us. The strengthening or enforcement of regulations, while in some cases creating new business opportunities, may also create operating conditions that increase our operating costs, limit our business areas or more generally slow the development of our quality assurance business. In extreme cases, such changes in the regulatory environment could lead us to exit certain markets where we consider the regulation to be overly burdensome. In general, rapid and/or important changes in regulations could have a significant adverse effect on our business, financial condition, results of operations or future growth.

Risks Related to Our Businesses

Our future success depends on our ability to retain our key employees.

        We are dependent on the services of Dennis L. Jilot, our Chairman, President and Chief Executive Officer, Barry A. Morris, our Chief Financial Officer, Robert S. Yorgensen, our President of STR Solar, and John F. Gual, our Chief Operating Officer and head of our quality assurance business, and other members of our senior management team. The loss of any member of our senior management team could have a material adverse effect on us. There is a risk that we will not be able to retain or replace these key employees. Members of our senior management team may terminate their employment with us upon little or no notice.

If we are unable to attract, train and retain technical personnel, our businesses may be materially and adversely affected.

        Our future success depends, to a significant extent, on our ability to attract, train and retain qualified technical personnel. There is substantial competition for qualified technical personnel for both our solar and quality assurance businesses, and we may be unable to attract or retain our technical personnel. If we are unable to attract and retain qualified employees, our businesses may be materially and adversely affected.

Our substantial international operations subject us to a number of risks.

        We operate in 35 countries worldwide, and we have an encapsulant manufacturing facility operating in Spain and a facility being built in Malaysia, and our quality assurance business annually conducts audits or inspections in over 100 countries. In 2007, 57.5% of our total net sales were generated from outside the United States, and we expect that our international operations will continue to grow. As such, our international operations are subject to a number of risks, including:

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  difficulty in enforcing agreements in foreign legal systems;

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  foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade and investment, including currency exchange controls;

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  potentially adverse tax consequences;

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  fluctuations in exchange rates may affect product demand and may adversely affect our profitability in U.S. dollars;

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  inability to obtain, maintain, or enforce intellectual property rights;

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  labor strikes, especially those affecting transportation and shipping;

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  risk of nationalization of private enterprises;

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  changes in general economic and political conditions in the countries in which we operate, including changes in the government incentives our solar module manufacturing customers and their customers are relying on;

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  unexpected adverse changes in foreign laws or regulatory requirements, including those with respect to environmental protection, export duties and quotas;

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  difficulty with staffing and managing widespread operations; and

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  difficulty of and costs relating to compliance with the different commercial and legal requirements of the international markets in which we operate.

Fluctuations in exchange rates could have an adverse effect on our results of operations, even if our underlying business results improve or remain steady.

        Our reporting currency is the U.S. dollar, and we are exposed to foreign exchange rate risk because a significant portion of our net sales and costs are currently denominated in a number of foreign currencies, primarily Euros, Hong Kong dollars, Chinese renminbi and British pounds sterling, which we convert to U.S. dollars for financial reporting purposes. We do not engage in any hedging activities with respect to currency fluctuations. Changes in exchange rates on the translation of the earnings in foreign currencies into U.S. dollars are directly reflected in our financial results. As such, to the extent the value of the U.S. dollar increases against these foreign currencies, it will negatively impact our net sales, even if our results of operations have improved or remained steady. While the currency of our net sales and costs are generally matched, to the extent our costs and net sales are not denominated in the same currency for a particular location, we could experience further exposure to foreign currency fluctuations. We cannot predict the impact of future exchange rate fluctuations on our results of operations and may incur net foreign currency losses in the future.

Our indebtedness could adversely affect our financial health, harm our ability to react to changes to our business and prevent us from fulfilling our obligations under our indebtedness.

        As a result of the DLJ Transactions, we have a significant amount of indebtedness. As of June 30, 2008, after giving effect to the completion of this offering and application of our net proceeds therefrom, we would have had total indebtedness of approximately $         million. Based on that level of indebtedness and interest rates applicable at June 30, 2008, our annual interest expense, including the effect of interest rate swaps, would have been $         million. Although we believe that our current cash flows will be sufficient to cover our annual interest expense, any increase in the amount of our indebtedness or any decline in the amount of cash available to make interest payments could require us to divert funds identified for other purposes for debt service and impair our liquidity position.

        Our indebtedness could also have other significant consequences. For example, it could:

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  increase our vulnerability to general economic downturns and adverse competitive and industry conditions;

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  require us to dedicate a substantial portion, if not all, of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

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  limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate, including our ability to build new facilities or acquire new equipment;

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  place us at a competitive disadvantage compared to competitors that have less debt;

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  limit our ability to raise additional financing on satisfactory terms or at all; and

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  adversely impact our ability to comply with the financial and other restrictive covenants in the agreements governing our credit facilities, which could result in an event of default under such agreements.

Increases in interest rates could increase interest payable under our variable rate indebtedness.

        We are subject to interest rate risk in connection with our variable rate indebtedness. Interest rate changes could increase the amount of our interest payments and thus negatively impact our future earnings and cash flows. We currently estimate that our annual interest expense on our floating rate indebtedness would increase by approximately $2.6 million, before giving effect to our interest rate swap, for each increase in interest rates of 1%. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do. Although we have hedging arrangements for a portion of our variable rate debt, they may prove inadequate or ineffective.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, we had $20.0 million of borrowings available under our revolving credit facility as of June 30, 2008. If we incur additional debt above the levels currently in effect, the risks associated with our substantial leverage would increase.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

        Our ability to make payments on and to refinance our indebtedness and to fund our operations will depend on our ability to generate cash in the future, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Specific events that might adversely affect our cash flow include: the loss of a key customer or declines in orders for our products or decreased use of our services. Accordingly, we may not be able to generate cash to service our indebtedness, which could lead to a default under our credit agreements and adversely affect our financial condition.

We are a holding company with no business operations of our own and depend on our subsidiaries for cash.

        We are a holding company with no significant business operations of our own. Our operations are conducted through our subsidiaries. Dividends from, and cash generated by, our subsidiaries are our principal sources of cash to repay indebtedness, fund operations and pay dividends, if any. Accordingly, our ability to repay our indebtedness, fund operations and pay any dividends to our stockholders is dependent on the earnings and the distributions of funds from our subsidiaries. The agreements governing our credit facilities significantly restrict our subsidiaries from paying dividends and otherwise transferring cash or other assets to us. In addition, our subsidiaries are permitted under the agreements governing our credit facilities to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by our subsidiaries to us.

Restrictive covenants in the agreements governing our credit facilities may restrict our ability to pursue our business strategies.

        The agreements governing our credit facilities contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to pursue our business strategies or undertake actions that may be in our best interests. Our credit facilities include covenants restricting, among other things, our ability to:

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  incur or guarantee additional debt;

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  incur liens;

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  make loans and investments and complete acquisitions;

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  make capital expenditures;

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  declare or pay dividends, redeem or repurchase capital stock or make certain other restricted payments;

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  complete mergers, consolidations and dissolutions;

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  modify or prepay our second lien credit facility or other material subordinated indebtedness;

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  issue redeemable, convertible or exchangeable equity securities;

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  sell assets and engage in sale-leaseback transactions;

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  enter into transactions with affiliates; and

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  alter the nature of our business.

Credit market volatility may affect our ability to refinance our existing debt, borrow funds under our revolving credit facility or incur additional debt.

        The credit markets have been experiencing extreme volatility and disruption for more than 12 months. In recent weeks, the volatility and disruption have reached unprecedented levels. In many cases, the markets have limited credit capacity for certain issuers, and lenders have requested shorter terms. The market for new debt financing is extremely limited and in some cases not available at all. In addition the markets have increased the uncertainty that lenders will be able to comply with their previous commitments. If current levels of market disruption and volatility continue or worsen, we may not be able to refinance our existing debt, draw upon our revolving credit facility or incur additional debt, which may require us to seek other funding sources to meet our liquidity needs or to fund planned expansion. We cannot assure you that we will be able to obtain debt or other financing on reasonable terms, or at all.

Compliance with environmental and health and safety regulations can be expensive, and noncompliance with these regulations may result in adverse publicity, potentially significant liabilities and monetary damages and fines.

        We are required to comply with national, state, local and foreign laws and regulations regarding protection of the environment and health and safety. If more stringent laws and regulations are adopted in the future, the costs of compliance with these new laws and regulations could be substantial. If we do not comply with such present or future laws and regulations or related permits, we may be required to pay substantial fines, suspend production or cease operations. We use, generate and discharge hazardous substances, chemicals and wastes in our product development, testing and manufacturing activities. Any failure by us to control the use of, to remediate the presence of, or to restrict adequately the discharge of, such substances, chemicals or wastes could subject us to potentially significant liabilities, clean-up costs, monetary damages and fines or suspensions in our business operations.

We may undertake acquisitions, investments, joint ventures or other strategic alliances, which may have a material adverse effect on our ability to manage our business, and such undertakings may be unsuccessful.

        Acquisitions, joint ventures and strategic alliances may expose us to new operational, regulatory, market and geographic risks as well as risks associated with additional capital requirements.

        These risks include:

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  our inability to integrate new operations, personnel, products, services and technologies;

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  unforeseen or hidden liabilities, including exposure to lawsuits associated with newly acquired companies;

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  the diversion of resources from our existing businesses;

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  disagreement with joint venture or strategic alliance partners;

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  contravention of regulations governing cross-border investment;

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  failure to comply with laws and regulations, as well as industry or technical standards of the overseas markets into which we expand;

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  our inability to generate sufficient net sales to offset the costs and expenses of acquisitions, strategic investments, joint venture or other strategic alliances;

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  potential loss of, or harm to, employees or customer relationships;

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  diversion of our management's time; and

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  disagreements as to whether opportunities belong to us or the joint venture.

        Any of these events could disrupt our ability to manage our business, which in turn could have a material adverse effect on our financial condition and results of operations. Such risks could also result in our failure to derive the intended benefits of the acquisitions, strategic investments, joint ventures or strategic alliances, and we may be unable to recover our investment in such initiatives.

Risks Related to Our Common Stock and this Offering

There may not be an active, liquid trading market for our common stock.

        Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the New York Stock Exchange, or the NYSE, or how liquid that market may become. If an active trading market does not develop, you may have difficulty selling any of our common stock that you purchase. The initial public offering price of shares of our common stock will be determined by negotiation between us and the underwriters and may not be indicative of prices that will prevail following the completion of this offering. The market price of shares of our common stock may decline below the initial public offering price, and you may not be able to resell your shares of our common stock at or above the initial offering price.

As a public company, we will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

        We have historically operated our business as a private company. After this offering, we will be required to file with the SEC annual and quarterly information and other reports that are specified in Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also be required to ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis. We will also become subject to other reporting and corporate governance requirements, including the requirements of the NYSE, and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. As a public company, we will be required to:

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  prepare and distribute periodic public reports and other stockholder communications in compliance with our obligations under the federal securities laws and NYSE rules;

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  create or expand the roles and duties of our board of directors and committees of the board;

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  institute more comprehensive financial reporting and disclosure compliance functions;

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  supplement our internal accounting and auditing function, including hiring additional staff with expertise in accounting and financial reporting for a public company;

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  enhance and formalize closing procedures at the end of our accounting periods;

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  enhance our internal audit and tax functions;

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  enhance our investor relations function;

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  establish new internal policies, including those relating to disclosure controls and procedures; and

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  involve and retain to a greater degree outside counsel and accountants in the activities listed above.

        These changes will require a significant commitment of additional resources. We may not be successful in implementing these requirements and implementing them could adversely affect our business or operating results. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired.

Our independent registered public accounting firm reported to us that, at December 31, 2007, we had material weaknesses and significant deficiencies in our internal controls over financial reporting.

        Our independent registered public accounting firm reported to us that at December 31, 2007 we had material weaknesses and significant deficiencies in our internal controls over financial reporting.

Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a "material weakness" is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis, and a "significant deficiency" is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the registrant's financial reporting. The material weaknesses identified were with respect to our controls in our financial accounting and reporting and tax functions, which are necessary in order to produce PCAOB compliant financial statements. The significant deficiencies identified were with respect to the documentation of our information technology systems, general computer controls, policies and procedures and the documentation of our overall internal control environment. As we prepare for the completion of this offering, we are in the process of addressing the issues raised by our independent registered public accounting firm by hiring additional finance personnel and documenting and enhancing formalized information technology policies and procedures, and through the implementation of software upgrades throughout our operations. However, these and other remediation efforts may not enable us to remedy the material weaknesses and significant deficiencies or avoid other material weaknesses or significant deficiencies in the future. In addition, these and any other material weaknesses and significant deficiencies will need to be addressed as part of the evaluation of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and may impair our ability to comply with Section 404.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on us.

        Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, standards that we will be required to meet in the course of preparing our 2009 financial statements. We do not currently have comprehensive documentation of our internal controls, nor do we document or test our compliance with these controls on a periodic basis in accordance with Section 404 of the Sarbanes-Oxley Act. Furthermore, we have not tested our internal controls in accordance with Section 404 and, due to our lack of documentation, such a test would not be possible to perform at this time.

        We are in the early stages of addressing our internal control procedures to satisfy the requirements of Section 404, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. If, as a public company, we are not able to implement the requirements of Section 404 in a timely manner or with adequate compliance, our independent registered public accounting firm may not be able to attest to the effectiveness of our internal control over financial reporting. If we are unable to maintain adequate internal control over financial reporting, we may be unable to report our financial information on a timely basis, may suffer adverse regulatory consequences or violations of applicable stock exchange listing rules and may breach the covenants under our credit facilities. There could also be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements.

        In addition, we will incur additional costs in order to improve our internal control over financial reporting and comply with Section 404, including increased auditing and legal fees and costs associated with hiring additional accounting and administrative staff.

Insiders will continue to have substantial control over us after this offering and could limit your ability to influence the outcome of key transactions, including a change of control.

        Our principal stockholders, directors and executive officers and entities affiliated with them will own approximately            % of the outstanding shares of our common stock after this offering. As a result, these stockholders, if acting together, would be able to influence or control matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other extraordinary transactions. They may also have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. The concentration of ownership may have the effect of delaying, preventing or deterring a change of control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

We expect that our stock price will fluctuate significantly, which could cause the value of your investment to decline, and you may not be able to resell your shares at or above the initial public offering price.

        Securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of our common stock regardless of our operating performance. The trading price of our common stock is likely to be volatile and subject to wide price fluctuations in response to various factors, including:

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  market conditions in the broader stock market;

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  actual or anticipated fluctuations in our quarterly financial and operating results;

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  introduction of new products or services by us or our competitors;

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  issuance of new or changed securities analysts' reports or recommendations;

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  investor perceptions of us and the solar energy industry or quality assurance industry;

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  sales, or anticipated sales, of large blocks of our stock;

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  additions or departures of key personnel;

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  regulatory or political developments;

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  litigation and governmental investigations; and

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  changing economic conditions.

        These and other factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

        If our existing stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could decrease significantly. The perception in the public market that our existing stockholders might sell shares of common stock could also depress the market price of our common stock. Upon the consummation of this offering, we will have                        shares of common stock outstanding. Our directors, executive officers, the selling stockholders and substantially all of our other stockholders will be subject to the lock-up agreements described in "Underwriting" and are subject to the Rule 144 holding period requirements described in "Shares Eligible for Future Sale." After these lock-up agreements have expired and holding periods have elapsed and the lock-up periods set forth in our registration rights agreement to be entered into in connection with this offering have expired,                        additional shares will be eligible for sale in

the public market. The market price of shares of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our results of operations do not meet their expectations, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

Some provisions of Delaware law and our certificate of incorporation and bylaws may deter third parties from acquiring us and diminish the value of our common stock.

        Our certificate of incorporation and bylaws provide for, among other things:

  •
  restrictions on the ability of our stockholders to fill a vacancy on the board of directors;

  •
  our ability to issue preferred stock with terms that the board of directors may determine, without stockholder approval;

  •
  the absence of cumulative voting in the election of directors; and

  •
  advance notice requirements for stockholder proposals and nominations.

        These provisions in our certificate of incorporation and bylaws may discourage, delay or prevent a transaction involving a change in control of our company that is in the best interest of our minority stockholders. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging future takeover attempts.

We do not anticipate paying any cash dividends for the foreseeable future.

        We currently intend to retain our future earnings, if any, for the foreseeable future, to repay indebtedness and to fund the development and growth of our business. We do not intend to pay any dividends to holders of our common stock and the agreements governing our credit facilities significantly restrict our ability to pay dividends. As a result, capital appreciation in the price of our common stock, if any, will be your only source of gain on an investment in our common stock.

New investors in our common stock will experience immediate and substantial book value dilution after this offering.

        The initial public offering price of our common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding common stock immediately after the offering. Based on an assumed initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus) and our net tangible book value as of June 30, 2008, if you purchase our common stock in this offering, you will suffer immediate dilution in net tangible book value per share of approximately $            per share. See "Dilution."

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. We believe these factors include, but are not limited to, those described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

        Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

 CORPORATE REORGANIZATION

        We are currently organized as a limited liability company, STR Holdings LLC, and all of our equity investors own membership units in STR Holdings LLC. However, STR Holdings LLC conducts no operations and holds no assets other than its ownership interest in its subsidiaries. Immediately prior to the consummation of this offering, STR Holdings LLC will convert from a limited liability company into a Delaware "C" corporation, STR Holdings, Inc. As a result of the conversion, all of STR Holdings LLC's outstanding units will be converted into shares of our common stock. We refer to these events as our corporate reorganization.

        As a result of the conversion, immediately prior to the consummation of this offering:

  •
  STR Holdings LLC's outstanding Class A, B, C, D, E and F units will be converted into                        shares of our common stock, which includes the conversion of unvested Class C, D, E and F incentive units into                        shares of our restricted stock that will continue to vest in accordance with their respective terms; and

  •
  our certificate of incorporation and bylaws will become effective.

        In accordance with the STR Holdings LLC Agreement, our Class A, B, C, D, E and F units are subject to a priority distribution in the event of an initial public offering, which is based on the initial public offering price. For the units issued in connection with the DLJ Transactions, the shares of common stock will be distributed as follows: (i) first, the Class A unitholders will receive an aggregate amount of common stock equal in value to their capital contributions; (ii) second, a pro rata distribution will be made with respect to the Class A, B, C, D and F units until the Class A unitholders receive an aggregate amount of common stock equal in value to 2.5 times their capital contributions; and (iii) finally, a pro rata distribution will be made of the remaining shares to each Class A, B, C, D, E and F unitholder based upon the number of units held by each unitholder. Holders of Class C and D incentive units that were issued in 2008 will receive distributions on the same basis as described above, provided that such holders will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $505.5 million have been distributed to the holders of the previously outstanding units and holders of the Class E incentive units that were issued in 2008 will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $818.0 million have been distributed to the holders of the previously outstanding units. Accordingly, the final allocation of shares among the classes of outstanding units of STR Holdings LLC will be based on the initial public offering price of our common stock in this offering.

        In connection with our corporate reorganization, the units, including incentive units, held by our named executive officers, Messrs. Jilot, Morris, Gual and Yorgensen, will convert into                ,                ,                  and                shares of our common stock, respectively. The Class F units held by our directors, Messrs. Janitz and Schiano, will convert into                and                shares of our common stock, respectively, some of which will be restricted stock. In addition, the Class A units held by DLJMB and its co-investors, which may be deemed to be beneficially owned by the members of our board of directors affiliated with DLJMB, will convert into                                     shares of our common stock. For further information regarding the ownership of our common stock by our executive officers and members of our board of directors, see "Certain Relationships and Related Person Transactions—Incentive Unit Grant Agreements—Ownership" and "Principal and Selling Stockholders."

        The corporate reorganization will not affect our operations, which we will continue to conduct through our operating subsidiaries.

 USE OF PROCEEDS

        We estimate that the net proceeds to us from our sale of                        shares of common stock in this offering will be $             million, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. This assumes an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover of this prospectus. We intend to use our net proceeds from the shares that we sell in this offering to repay $             million of borrowings under our credit facilities, to pay $             million to terminate the advisory services and monitoring agreements we entered into in connection with the DLJ Transactions, and any remaining proceeds for working capital and general corporate purposes.

        As of June 30, 2008, we had $258.2 million of borrowings outstanding under our credit facilities. The principal amounts of our term loans under our first lien credit facility amortize in quarterly installments of $462,500 and mature on June 15, 2014. The term loans under our second lien credit facility mature on December 15, 2014. Borrowings under our credit facilities bear interest at variable rates. As of June 30, 2008, the weighted average interest rate under our credit facilities was 6.19%, before the effect of our interest rate swap.

        A $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated expenses payable by us.

        We will not receive any proceeds from the sale of shares by the selling stockholders, which include entities affiliated with members of our board of directors and an affiliate of Credit Suisse Securities (USA) LLC, an underwriter participating in this offering, and each of our executive officers.

DIVIDEND POLICY

        Since the DLJ Transactions, we have not declared or paid cash dividends on our units. We do not anticipate paying any cash dividends on our capital stock for the foreseeable future. We intend to retain all available funds and any future earnings to reduce debt and fund the development and growth of our business.

        Any future determination to pay dividends will be at the discretion of our board of directors and will take into account:

  •
  restrictions in our credit facilities;

  •
  general economic and business conditions;

  •
  our financial condition and results of operations;

  •
  our capital requirements and the capital requirements of our subsidiaries;

  •
  the ability of our operating subsidiaries to pay dividends and make distributions to us; and

  •
  such other factors as our board of directors may deem relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2008:

  •
  on an actual basis reflecting the capitalization of STR Holdings LLC; and

  •
  on a pro forma as adjusted basis to give effect to the following:
  •
  our corporate reorganization as more fully described in "Corporate Reorganization," assuming an initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus); and

  •
  the sale of                  shares of our common stock in this offering by us at an assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds from this offering as described under "Use of Proceeds."

        This table should be read in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

	As of June 30, 2008
	Actual	Pro Forma As Adjusted(1)
	(in thousands, except share and per share data)
Cash and cash equivalents	$32,115	$

Debt:
Current portion of long-term debt	$2,010	$
Long-term debt, less current portion(2)	256,515

Total debt	$258,525	$

Contingently redeemable units(3)	$2,254		$—
Unitholders' equity:
Class A Units, 17,864,924 units authorized and outstanding	178,649
Class F Units, 588,171 units authorized and outstanding	1,313
Retained earnings	20,084
Accumulated other comprehensive income	2,996

Total Unitholders' equity	$203,042	$

Stockholders' equity:
Preferred stock, $0.01 par value, shares authorized; no shares issued and outstanding, on a pro forma as adjusted basis	—		—
Common stock, $0.01 par value, shares authorized; shares issued and outstanding, on a pro forma as adjusted basis	—
Retained earnings	—
Accumulated other comprehensive income	—

Total stockholders' equity	—

Total capitalization	$463,821	$

(1)
Assuming the number of shares sold by us in this offering remains the same as set forth on the cover page, a $1.00 increase or decrease in the assumed initial public offering price would increase or decrease, as applicable, our total capitalization by approximately $       million.

(2)
As of June 30, 2008, we had $20.0 million of availability under the $20.0 million revolving portion of our credit facilities.

(3)
Represents Class B, C, D and E units with put options.

 DILUTION

        If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of common stock upon the completion of this offering.

        As of June 30, 2008, our net tangible book value was approximately $       million, or $        per share. Our net tangible book value per share represents our total tangible assets less total liabilities divided by the total number of shares of common stock outstanding. Dilution in the net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the consummation of this offering.

        After giving effect to (i) the conversion of all outstanding Class A, B, C, D, E and F units into          shares of our common stock, assuming an initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus), which includes the conversion of unvested Class C, D, E and F incentive units into                  shares of our restricted stock that will continue to vest in accordance with their respective terms, immediately prior to the consummation of this offering and (ii) the sale of our common stock at an assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2008 would have been approximately $       million, or $        per share.

        This represents an immediate increase in pro forma net tangible book value of $        per share to our existing stockholders and an immediate dilution of $        per share to new investors purchasing shares of common stock in this offering at the initial public offering price.

        The following table illustrates this dilution to new investors on a per share basis:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of June 30, 2008	$
Increase in pro forma net tangible book value per share attributable to the sale of shares in this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

        A $1.00 increase (decrease) in the assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) our pro forma net tangible book value after this offering by $       million and increase (decrease) the dilution to new investors by $        per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        The following table summarizes, as of June 30, 2008, the total number of shares of our common stock we issued and sold, the total consideration we received and the average price per share paid to us by our existing stockholders and to be paid by new investors purchasing shares of our common stock in this offering. The table assumes an initial public offering price of $        per share (the midpoint of the

price range set forth on the cover of this prospectus) and deducts underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased			Total Consideration
Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors							$

Total		100%		$	100%

        A $1.00 increase (decrease) in the assumed initial public offering price of $        per share (the midpoint of the price range set forth on the cover of this prospectus) would increase (decrease) the total consideration paid by new investors by $        and the total consideration paid by all stockholders by $        .

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

        The following unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2007 has been developed by applying pro forma adjustments to the historical audited consolidated financial statements appearing elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated statement of operations gives effect to the DLJ Transactions as if they had occurred on January 1, 2007. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed consolidated statement of operations. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma condensed consolidated statement of operations is presented for informational purposes only. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what our actual consolidated results of operations would have been had the DLJ Transactions actually occurred on the date indicated, nor is it necessarily indicative of future consolidated results of operations. The unaudited pro forma condensed consolidated statement of operations should be read in conjunction with the information contained in "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and the related notes thereto appearing elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma condensed consolidated statement of operations.

STR HOLDINGS LLC AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For The Twelve Months Ended December 31, 2007

(in thousands, unaudited)

	Predecessor Period From January 1, 2007 to June 14, 2007	Successor Period from June 15, 2007 to December 31, 2007	The DLJ Transactions		Pro Forma
Net sales—Solar	$25,648	$52,967	$—		$78,615
Net sales—Quality Assurance	39,112	56,317	—		95,429

Total net sales	64,760	109,284	—		174,044

Cost of sales—Solar	11,875	30,068	4,251	(a)	46,194
Cost of sales—Quality Assurance	25,225	35,620	1,952	(b)	62,797

Total cost of sales	37,100	65,688	6,203		108,991

Gross profit	27,660	43,596	(6,203)		65,053
Selling, general and administrative expenses	12,401	18,962	(390	)(c)	30,973
Transaction costs	7,737	—	—		7,737

Operating income	7,522	24,634	(5,813)		26,343
Interest income	143	203	—		346
Interest expense	(2,918)	(13,090)	(8,414	)(d)	(24,422)
Foreign currency transaction losses	(32)	(76)	—		(108)
Unrealized loss on interest rate swap	—	(2,988)	—		(2,988)

Income before income tax expense	4,715	8,683	(14,227)		(829)
Income tax expense	3,983	4,572	(5,264	)(e)	3,291

Net income	$732	$4,111	$(8,963)		$(4,120)

Basic net income per share/unit	$0.08	$0.23			$(0.23)

Diluted net income per share/unit	$0.08	$0.23			$(0.23)

Weighted average share/units outstanding
Basic	8,632,893	17,864,924			17,864,924

Diluted	9,134,536	17,864,924			17,864,924

See Accompanying Notes to the Unaudited Pro Forma Condensed
Consolidated Statement of Operations.

STR HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

         The following adjustments reflect, on a pro forma basis, the recurring items related to the DLJ Transactions, in accordance with Article 11 of Regulation S-X. The write-up of acquired inventory to fair value which would be recognized in cost of sales of $0.9 million has been excluded due to its non-recurring nature.

(a)
Reflects a net increase in solar cost of sales of $0.4 million for the period from January 1, 2007 to June 14, 2007 relating to additional depreciation due to the step-up to the fair value of property, plant and equipment, and amortization of acquired intangible assets of $3.9 million.

The step-up to fair value of property, plant and equipment was $4.7 million, which amount is being depreciated over the weighted average useful life of approximately six years.

The pro forma adjustment for amortization expense for acquired intangible assets is calculated as follows (dollars in thousands):

Intangible Assets Acquired	Allocated Value	Weighted- Average Useful Life	Annual Amortization Expense	Pro Forma Adjustment for the Period from January 1, 2007 to June 14, 2007
		(years)
Customer relationships	$71,100	20	$3,555	$1,630
Trademarks	40,800	30	1,360	623
Proprietary technology	70,300	20	3,515	1,611

	$182,200		$8,430	$3,864

(b)
Reflects a net increase in quality assurance cost of sales of $0.6 million for the period from January 1, 2007 to June 14, 2007 relating to additional depreciation due to the step-up to the fair value of property, plant and equipment and amortization of acquired intangible assets of $1.4 million.

The step-up to fair value of property, plant and equipment was $6.0 million, which amount is being depreciated over the weighted average useful life of approximately five years.

The pro forma adjustment for amortization expense for acquired intangible assets is calculated as follows (dollars in thousands):

Intangible Assets Acquired	Allocated Value	Weighted- Average Useful Life	Annual Amortization Expense	Pro Forma Adjustment for the Period from January 1, 2007 to June 14, 2007
		(years)
Customer relationships	$31,600	20	$1,580	$724
Trademarks	25,000	30	833	382
Accreditations	6,600	10	660	303

	$63,200		$3,073	$1,409

Less historical amortization				(50)

				$1,359

(c)
Reflects a net decrease in selling, general and administrative expenses of $0.4 million for the period from January 1, 2007 to June 14, 2007 resulting from the lower rate of management advisory fees paid to DLJMB and its affiliates and directly or indirectly to current and former members of our board of directors as compared to the management advisory fees paid to our previous owners. See "Certain Relationships and Related Person Transactions—Advisory Services and Monitoring Agreements."

(d)
Reflects an increase in interest expense for the period from January 1, 2007 to June 14, 2007 consisting of (i) a $14.3 million increase relating to $185.0 million of borrowings under the first lien credit facility at a

STR HOLDINGS LLC AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Continued)

  variable interest rate of 7.82% per annum based on three-month LIBOR as of June 15, 2007, (ii) a $9.3 million increase relating to $75.0 million of borrowings under our second lien credit facility at a variable interest rate of 12.32% per annum based on three-month LIBOR as of June 15, 2007, (iii) a $0.5 million increase relating to the amortization of $7.9 million of financing-related fees using a weighted-average life of approximately seven years paid in connection with the credit facilities, (iv) a $15.6 million decrease related to our pre-acquisition debt that was repaid concurrent with the DLJ Transactions and (v) a $0.1 million decrease related to the amortization costs of the pre-acquisition debt.

For each 0.125% increase or decrease in interest rates, our interest expense and pre-tax income each would increase or decrease, respectively, by approximately $0.3 million per year.

(e)
Reflects the income tax effect on the pro forma adjustments at an incremental tax rate of 37%.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected historical consolidated financial data for the periods and at the dates indicated. The selected historical consolidated financial data as of December 31, 2007 and 2006 and the statement of operations and other data for each of (i) the period from June 15, 2007 to December 31, 2007, (ii) the period from January 1, 2007 to June 14, 2007 and (iii) the years ended December 31, 2006 and 2005 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected historical consolidated financial data as of and for the six months ended June 30, 2008 and the period from June 15, 2007 to June 30, 2007 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of December 31, 2005 is derived from our audited financial statements that are not included in this prospectus. The historical data as of and for the years ended December 31, 2004 and 2003 have been adjusted from amounts previously reported on by our previous auditors. The resulting adjusted balances are unaudited. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. The interim results set forth below are not necessarily indicative of results for the year ended December 31, 2008 or for any other period.

        On June 15, 2007, DLJMB and its co-investors, together with members of our board of directors, our executive officers and other members of management, through STR Holdings LLC, acquired Specialized Technology Resources, Inc. All periods prior to June 15, 2007 are referred to as "Predecessor," and all periods including and after such date are referred to as "Successor." The consolidated financial statements for all Successor periods are not comparable to those of the Predecessor periods.

        The results indicated below and elsewhere in this prospectus are not necessarily indicative of our future performance. You should read this information together with "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Successor		Predecessor	Successor	Predecessor
	Six Months Ended June 30, 2008	Period from June 15, 2007 to June 30, 2007	Period from January 1, 2007 to June 14, 2007	Period from June 15, 2007 to December 31, 2007
					Year Ended December 31,
					2006	2005	2004	2003
	(in thousands, except per share and unit data)
Statement of Operations:
Net sales	$136,732	$7,685	$64,760	$109,284	$130,607	$114,862	$95,068	$76,609

Operating income	36,371	1,077	7,522	24,634	29,657	25,129	16,749	7,725

Net income	$15,973	$93	$732	$4,111	$15,294	$13,073	$10,897	$3,325

Net income per share/unit data:
Basic	$0.89	$0.01	$0.08	$0.23	$1.81	$1.60	$1.33	$0.53
Diluted	$0.89	$0.01	$0.08	$0.23	$1.68	$1.44	$1.18	$0.45
Amortization of intangibles	$5,752	$479	$50	$6,231	$109	$109	$764	$1,680
Capital expenditures	$14,959	$1,083	$3,510	$10,064	$2,604	$5,142	$6,020	$2,446
Cash dividends declared per common share/unit	$—	$—	$—	$—	$—	$1.34	$0.57	$—
Contingently redeemable units	$2,254			$1,463	$—	$—	$—	$—
Balance Sheet Data (as of period end):
Cash and cash equivalents	$32,115			$21,180	$17,939	$8,305	$15,087	$9,950
Total assets	$615,502			$575,157	$77,640	$70,751	$64,056	$53,817
Total debt	$258,525			$259,526	$68,101	$74,762	$44,845	$30,274
Total stockholders' equity (deficit)	$203,042			$185,382	$(9,397)	$(20,898)	$5,294	$13,195

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of the financial condition and results of our operations should be read together with "Selected Historical Consolidated Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements, based on current expectations and related to future events and our future financial performance, that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

        We are a leading global provider of encapsulants to the solar module industry. Encapsulants, which are specialty extruded sheets and film that hold a solar module together and protect its semiconductor circuit, are a critical component used in all solar modules. Our polymeric PhotoCap products consist primarily of ethylene-vinyl-acetate, or EVA, which is modified with additives and put through our proprietary manufacturing process to increase product stability and make the encapsulant suitable for use in extreme, long-term outdoor applications. We supply solar module encapsulants to many of the major solar module manufacturers, including BP Solar, First Solar, Solarwatt, SunPower and United Solar. We believe we were the primary supplier of encapsulants to each of our top 10 customers in 2007, which we believe is due to our superior products and customer service. Our encapsulants can be used in both crystalline and thin-film solar modules. Our solar segment net sales have increased from $9.9 million in 2003 to $78.6 million in 2007, representing a CAGR of 67.9%.

        Our quality assurance business is a leader in the consumer products quality assurance market, and we believe our quality assurance business represents the only global testing service provider exclusively focused on the consumer products market. Our quality assurance business provides inspection, testing, auditing and consulting services that enable retailers and manufacturers to determine whether products and facilities meet applicable safety, regulatory, quality, performance and social standards. Our quality assurance net sales have increased from $66.5 million in 2003 to $95.4 million in 2007, representing a CAGR of 9.4%.

        We were founded in 1944 as a plastics research and development company. We launched our quality assurance business in 1973, and we commenced sales of our solar encapsulant products in the late 1970s.

        On June 15, 2007, DLJ Merchant Banking Partners IV, L.P. and affiliated investment funds, or DLJMB, and its co-investors, together with members of our board of directors, our executive officers and other members of management, acquired 100% of the voting equity interests in our wholly-owned subsidiary Specialized Technology Resources, Inc., which they hold through STR Holdings LLC, for $365.6 million, including transaction costs. In connection with the acquisition:

  •
  DLJMB and its co-investors contributed $145.7 million in cash for approximately 81.6% of the voting equity interests in STR Holdings LLC;

  •
  Dennis L. Jilot, our Chairman, President and Chief Executive Officer, Barry A. Morris, our Executive Vice President and Chief Financial Officer, John F. Gual, our Vice President and Chief Operating Officer, and Robert S. Yorgensen, our President of STR Solar, exchanged a portion of their existing equity investments in Specialized Technology Resources, Inc., valued at approximately $14.2 million, for approximately 7.9% of the voting equity interests in STR Holdings LLC;

  •
  other stockholders of Specialized Technology Resources, Inc., including current employees and former directors, exchanged a portion of their existing equity investments in Specialized

    Technology Resources, Inc., valued at approximately $18.8 million, for approximately 10.5% of the voting equity interests in STR Holdings LLC;

  •
  Specialized Technology Resources, Inc., as borrower, and STR Holdings LLC, as a guarantor, entered into a first lien credit facility providing for a fully drawn $185.0 million term loan facility and an undrawn $20.0 million revolving credit facility and a second lien credit facility providing for a fully drawn $75.0 million term loan facility, in each case, with Credit Suisse, as administrative agent and collateral agent; and

  •
  with the cash contributed from DLJMB and certain of its co-investors and the borrowings under our first lien and second lien credit facilities, STR Holdings LLC (i) purchased the remaining shares of stock in Specialized Technology Resources, Inc., for $324.7 million, (ii) repaid $61.7 million of debt held by Specialized Technology Resources, Inc., (iii) settled Specialized Technology Resources, Inc. stock options for $1.5 million, (iv) paid financing costs of $7.9 million and transaction costs of $4.4 million; and (v) retained the remaining $5.5 million in proceeds for working capital purposes.

        We refer to the foregoing transactions collectively as the "DLJ Transactions."

Our Business Segments

        We operate in two business segments: solar and quality assurance.

Solar

        Our solar segment manufactures encapsulants for sale to solar module manufacturers. Our solar customer base is comprised of over 50 solar module manufacturers. Our solar segment has been growing rapidly over the last few years and was our largest segment in terms of net sales in the first quarter of 2008. Operations for our solar segment are housed in four locations, three in the United States and one in Spain, and we anticipate commencing manufacturing operations in Malaysia during the fourth quarter of 2008. For the year ended December 31, 2007 and the six months ended June 30, 2008, our solar net sales were $78.6 million and $85.9 million, respectively.

        We expect the following factors to affect our solar segment's results of operations in future periods:

  •
  Industry trends.    The future performance of our solar segment depends on the solar power industry as a whole. The solar power industry is impacted by a variety of factors, including environmental concerns, energy costs, government subsidies and incentives, the availability of polysilicon and other factors.

  •
  Customer demand.    The solar module industry is relatively concentrated. As a result, we sell substantially all of our encapsulants to a limited number of solar module manufacturers. We expect that our results of operations will, for the foreseeable future, continue to depend on the sale of encapsulants to a relatively small number of customers and will, in turn, be dependent on their growth. Sales to each of First Solar and BP Solar accounted for 13.8% and 10.8% of our solar net sales, respectively, in 2007, and sales to First Solar accounted for 19.4% of our solar net sales in the six months ended June 30, 2008. In addition, in 2007, the top five customers in our solar segment accounted for approximately 46.9% of our solar net sales. Because we are part of the overall supply chain to our customers, any cost pressures or supply chain disruptions experienced by them may affect our business and results of operations.

  •
  Production capacity.    To meet growing demand in the solar module market and increase our market share, we plan to continue to expand our existing manufacturing facilities by adding new production lines and through our new manufacturing facility in Malaysia. During 2008, our manufacturing facilities generally have been operating at full production capacity. We have added three 500 MW production lines to date in 2008, bringing our total capacity to 3,750 MW. We are currently constructing a new manufacturing facility in Malaysia, which has initially been designed for 2,000 MW of capacity and can be expanded to accommodate up to 4,000 MW of capacity. We expect the Malaysian facility to become operational with a 500 MW production line during the fourth quarter of 2008. An increase in capacity allows us to produce and sell more encapsulants and should permit us to decrease our manufacturing costs per unit. As of December 31, 2007 and October 15, 2008, our encapsulant manufacturing capacity was 2,250 MW and 3,750 MW, respectively. We plan to further increase our encapsulant manufacturing capacity to 4,250 MW per year by the end of 2008 and 7,250 MW by the end of 2009.

Quality Assurance

        Our quality assurance segment offers services that help clients determine whether the products designed and manufactured by them or on their behalf meet applicable safety, regulatory, quality, performance and social standards. These services, which include testing, inspection, auditing and consulting, are provided to retailers and manufacturers worldwide. We have a broad client base, serving over 5,000 clients in 2007. For the year ended December 31, 2007 and the six months ended June 30, 2008, our quality assurance net sales were $95.4 million and $50.9 million, respectively.

        We expect our quality assurance segment will be impacted by the desire of product designers and manufacturers to meet applicable safety, regulatory, quality and performance and social standards and to ensure that product quality and standards are met as retailers, importers and manufacturers choose to outsource production to developing countries. To meet the demand for quality assurance services, we have developed an extensive network of 19 laboratories, 65 inspection and audit offices and 20 sales offices in 35 countries across North America, South America, Europe, Asia and Africa. In addition, we have more than 30 internationally recognized accreditations and memberships.

        We expect the following factors to affect our quality assurance segment's results of operations in future periods:

  •
  Industry trends.    Manufacturers and consumer products companies are increasingly seeking to determine whether the products designed or manufactured by them or on their behalf meet applicable, safety, regulatory, quality, performance and social standards. This growth is expected to result from a variety of factors, including shorter product life-cycles and mass customization, as well as increasing regulatory oversight and requirements.

  •
  Geographic locations.    Consumer products manufacturing occurs on a global basis, and many manufacturers operate in multiple countries on multiple continents. In addition, many retailers, importers and manufacturers are outsourcing production to developing countries. Accordingly, retailers, importers and manufacturers are seeking quality assurance providers with testing capabilities for their specific products in the countries where their products are being manufactured.

  •
  Accreditations.    In order to provide quality assurance services for specific types of products or in specific geographic locations, quality assurance service providers are required to obtain and maintain accreditations and memberships in a variety of countries and geographic regions.

        For purposes of our management discussion and analysis that follows, our consolidated net sales, costs and expenses for the six-month period ended June 30, 2007 and the twelve-month period ended December 31, 2007 have been presented on a pro forma basis, as if the acquisition had taken place on January 1, 2007. Pro forma adjustments include amortization expense of acquired intangible assets, increased cost of goods sold expense due to the step up of our inventory to fair value, increased depreciation expense due to the step up to fair value of property, plant and equipment, increased interest expense associated with increased borrowings and the associated tax effect of those adjustments. The consolidated financial statements for all Successor periods ending on or after June 15,

2007 reflect the fair value adjustments made to our assets and liabilities in recording the DLJ Transactions. See note 3 to our consolidated financial statements included elsewhere in this prospectus. As a result, the consolidated financial statements for all periods on or after June 15, 2007 are not directly comparable to those of any prior period.

        The following table sets forth our net sales for each segment and the percentage of total net sales by segment for the periods presented.

	Year Ended December 31, 2007		Six Months Ended June 30, 2008
	$	%	$	%
	(dollars in thousands)
Net sales—Solar	$78,615	45%	$85,873	63%
Net sales—Quality Assurance	95,429	55%	50,859	37%

Total net sales	$174,044	100%	$136,732	100%

Components of Net Sales and Expenses

Net Sales—Solar

        Our solar net sales are primarily derived from the sale of encapsulants to both crystalline and thin-film solar module manufacturers. Our solar net sales have increased from $9.9 million in 2003 to $78.6 million in 2007. We expect that our results of operations, for the foreseeable future, will depend primarily on the sale of encapsulants to our existing customers. During 2008, our manufacturing facilities generally have been operating at full production capacity, and we are constrained in our ability to increase production of encapsulants to meet any heightened demands from our customers. We have increased, and believe we can continue to increase, our solar net sales via capacity expansion and improved manufacturing efficiency.

        Sales to our solar customers have been typically made through non-exclusive, short-term purchase order arrangements that specify prices and delivery parameters but do not obligate the customer to purchase any minimum amounts. We have been engaged in discussions with a number of customers to enter into long-term take-or-pay contracts, however, as our customers look to secure materials for their module production. Although such contracts may provide for the sale of encapsulants at lower prices than our shorter-term arrangements, they will provide greater predictability.

        Our solar net sales are affected by our ability to meet customer demand, both in terms of encapsulant production and timing of delivery. We have four encapsulant manufacturing facilities, of which three are in the United States and one is in Spain. We are also in the process of building a manufacturing facility in Malaysia, where we expect to begin production during the fourth quarter of 2008. Our expansion strategy, guided by our customers' forecasts of their demand for our products and independent research on solar energy, is to meet our customers' growing demands and serve the markets in which they operate by adding production lines and facilities as our customers, and the market for our products generally, grow.

        Pricing of our encapsulants is based on the quality and performance of our encapsulant formulations, including their impact on improving our customers' manufacturing yields, their history in the field, our ability to meet our customers' delivery requirements and our customer service and technical support.

Net Sales—Quality Assurance

        We generate net sales in our quality assurance segment primarily from our contracts to provide inspection, testing and audit services to our clients. We enter into contracts on a fixed price, time and material, or a cost-plus fixed fee basis. We also provide services on a non-contract basis pursuant to a fixed price list. Accordingly, our quality assurance net sales are affected by the number of engagements we enter into and the amounts of revenue we recognize during the applicable period on a percentage of completion basis.

        We have a broad client base, serving over 5,000 clients in 2007, with our top five clients accounting for 18.2% and 17.2% of our quality assurance net sales in 2007 and the six months ended June 30, 2008, respectively. Our quality assurance business operates a network of 19 laboratories, 65 inspection and audit offices and 20 sales offices in 35 countries across North America, South America, Europe, Asia and Africa. In addition, because our quality assurance business serves a diverse and global client base, we strive to operate where such clients operate and where the products they purchase are manufactured. We are required to work with a partner in certain countries either because of local laws and regulations or because such arrangements are customary to doing business in such countries. Also, we may enter into strategic alliances with other quality assurance providers in order to meet client demands in countries where it may not be practicable for us to operate on a stand-alone basis.

        Net sales in our quality assurance segment are typically lower in the first quarter of the year, in part due to the impact of holiday seasons on consumer products businesses. Pricing of our quality assurance services is based on pricing in the quality assurance industry, which is generally highly competitive.

Cost of Sales—Solar

        In our solar segment, we manufacture all of the products that we sell. Our cost of sales in our solar segment consists primarily of our costs associated with raw materials and other components, direct labor, manufacturing overhead, salaries, other personnel-related expenses, quality control, freight, insurance and depreciation and amortization of intangibles as a result of the DLJ Transactions. Resin constitutes the majority of our raw materials and components costs, and paper liner is the second largest cost. The price and availability of resin and paper liner are subject to market conditions affecting supply and demand. Generally, the price of resin has increased as demand has risen and as oil and gas prices have risen. Paper prices have also increased. We have also experienced price increases in the equipment used in our production lines over the past three years. Overall, we expect our solar cost of sales, as a percentage of solar net sales, to increase over the next several years due to reduced average selling price related to volume discounts in return for long-term arrangements, as well as increased commodity costs, partially offset by more efficient absorption of fixed costs driven by economies of scale, geographic diversification into lower-cost manufacturing regions and an increase in unit output per line.

Cost of Sales—Quality Assurance

        In our quality assurance segment, we conduct our testing primarily at our facilities and incur travel expense when performing inspections and audits. Our cost of sales in our quality assurance segment consists primarily of our costs associated with direct labor, operational overhead, laboratory supplies, salaries and other personnel-related expenses, travel expenses, insurance, depreciation and amortization of intangibles as a result of the DLJ Transactions. Labor and benefits represented our largest cost of quality assurance sales in 2007 at 41.1% of net sales. Although we expect our quality assurance cost of sales to increase as we expand our operations, we believe our quality assurance cost of sales as a percentage of quality assurance net sales will be positively affected by the expansion and/or shift in operations to sites with lower operating costs, such as China and the Indian sub-continent.

Gross Profit

        Gross profit is affected by numerous factors, including our average selling prices, foreign exchange rates, seasonality, our manufacturing costs and the effective utilization of our facilities. Another factor impacting gross profit is the time required for new production facilities and the expansion of existing facilities to reach full production capacity. As a result, gross profit varies from quarter to quarter and year to year.

Selling, General and Administrative Expenses

        Our selling and marketing expenses consist primarily of salaries, travel, commissions and other personnel-related expenses for employees engaged in sales, marketing and support of our products and services, trade shows and promotions. General and administrative expenses consist of expenses for our executive, finance, legal, compliance, administrative, information technology and human resource departments.

        Our selling, general and administrative expenses have increased as a percentage of net sales over the past three years primarily as a result of increased headcount resulting from the strengthening of our management and corporate infrastructure, particularly in our finance department and information technology, and increasing marketing and legal costs.

        We expect our selling and marketing expenses to increase in absolute terms as we expand our direct sales force and increase our sales and marketing activities. However, we do not expect them to increase significantly as a percentage of total net sales. We expect our general and administrative expenses will increase in absolute terms and as a percentage of net sales in the shorter term as a result of the costs associated with our becoming a public company.

Transaction Costs

        During the period from January 1, 2007 to June 14, 2007, we incurred and expensed our transaction costs in connection with the DLJ Transactions, such as merger and acquisition advisory fees, bonus payments and professional fees.

Interest Income

        Interest income is comprised of interest income earned on our cash and cash equivalents and short-term investments, consisting primarily of certain investments that have contractual maturities no greater than three months at the time of purchase.

Interest Expense

        Interest expense consists primarily of interest on borrowings under our credit facilities entered into in connection with the DLJ Transactions. See "—Other Considerations—DLJ Transactions" and "—Financial Condition, Liquidity and Capital Resources—Credit Facilities" below.

Other Income (Expense) Items

        Other income (expense) includes foreign currency transaction gains and losses and unrealized gains and losses on our interest rate swap. We are required under the terms of both our first lien and second lien credit facilities to fix our interest costs on at least 50% of the principal amount of our funded indebtedness for a minimum of three years. To manage our interest rate exposure and fulfill the requirements under our credit facilities, effective September 13, 2007, we entered into an interest rate swap agreement with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. As of June 30, 2008 and December 31, 2007, our interest rate swap agreement was for $200.0 million notional principal amount of our debt under our credit facilities. The notional principal amount will decrease to $130.0 million on October 1, 2008 and remain at that amount until the agreement terminates on September 30, 2010. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount of $200.0 million. As of June 30, 2008 and December 31, 2007, our interest rate swap had a fair value of a liability of $3.3 million and $3.0 million, respectively. Unrealized gains and losses on this interest rate swap represent the change in the fair value of the interest rate swap based on the floating interest rate.

Income Taxes

        Income tax expense is comprised of federal, state, local and foreign taxes based on income in multiple jurisdictions.

Other Considerations

  DLJ Transactions

        On June 15, 2007, DLJMB and its co-investors, together with members of our board of directors, our executive officers and other members of management, through STR Holdings LLC, acquired Specialized Technology Resources, Inc. See "—Overview" above.

        The acquisition was accounted for under the purchase method of accounting. We allocated the purchase price to the tangible and identifiable intangible assets and liabilities. These assets and liabilities were recorded at their respective fair values. The excess of cost over the fair value of the identifiable assets and liabilities was recorded as goodwill. As a result of these transactions, our interest expense and amortization expense have increased.

        As a result of the DLJ Transactions, our consolidated financial statements for the periods prior to June 15, 2007 are not comparable to subsequent periods, primarily as a result of significantly increased interest, depreciation and amortization expenses.

  Corporate Reorganization

        We are currently organized as STR Holdings LLC, a Delaware limited liability company, and all of our equity investors own membership units in STR Holdings LLC. However, STR Holdings LLC conducts no operations and holds no assets other than its ownership interest in its subsidiaries. Instead, all of our operations are conducted by our subsidiaries. Immediately prior to the consummation of this offering, STR Holdings LLC will convert from a limited liability company into a Delaware "C" corporation, STR Holdings, Inc. As a result of the conversion, all of STR Holdings LLC's outstanding units will be converted into shares of our common stock. We will issue       shares of our common stock to our unitholders in connection with our corporate reorganization. In accordance with the Third Amended and Restated Limited Liability Company Agreement of STR Holdings LLC, or the STR Holdings LLC Agreement, our Class A, B, C, D, E and F units are subject to a priority distribution in the event of an initial public offering, which is based on the initial public offering price. For the units issued in connection with the DLJ Transactions, the shares of common stock will be distributed as follows: (i) first, the Class A unitholders will receive an aggregate amount of common stock equal in value to their capital contributions; (ii) second, a pro rata distribution will be made with respect to the Class A, B, C, D and F units until the Class A unitholders receive an aggregate amount of common stock equal in value to 2.5 times their capital contributions; and (iii) finally, a pro rata distribution will be made of the remaining shares to each Class A, B, C, D, E and F unitholder based upon the number of units held by each unitholder. Holders of Class C and D incentive units that were issued in 2008 will receive distributions on the same basis as described above, provided that such holders will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $505.5 million have been distributed to the holders of the previously outstanding units and holders of the Class E incentive units that were issued in 2008 will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $818.0 million have been distributed to the holders of the previously outstanding units. Accordingly, the final allocation of shares among the classes of outstanding units of STR Holdings LLC will be based on the initial public offering price of our common stock in this offering. The purpose of the corporate reorganization is to reorganize our corporate structure so that the top-tier entity in our corporate structure—the entity that is offering common stock to the public in this offering—is a corporation rather than a limited liability company and so that our existing investors will own our common stock rather than equity interests in STR Holdings LLC.

Critical Accounting Policies

        Our discussion and analysis of our consolidated financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, net sales and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates including those related to bad debts, long-lived intangible and tangible assets, goodwill, income taxes and stock-based compensation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The accounting policies we believe to be most critical to understanding our financial results and condition and that require complex and subjective management judgments are discussed below.

Revenue Recognition and Accounts Receivable

        We recognize revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectibility of the resulting receivable is reasonably assured.

        Our solar business recognizes revenue from the manufacture and sale of its products either at the time of shipping or at the time the product is received at the customer's port or dock, depending upon shipping terms of the contract.

        Our quality assurance business performs testing, quality assurance and compliance consulting on a fixed-price, time and material, or a cost plus fixed-fee basis. For the majority of our contracts, we recognize revenue upon completion and invoicing for services performed. For certain contracts related to product testing, we recognize revenue based upon the relationship of services provided to date to total services to be provided under the contracts (e.g., the number of units tested to date to total units to be tested under the contract), which involves estimates regarding progress toward contractual performance milestones. There are no additional contract obligations related to such contracts.

        Unbilled receivables represent revenue that has been recognized but not billed, while billings in excess of earned revenues represent billings to customers in excess of revenues recognized on contracts.

Allowance for Doubtful Accounts

        We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We review the collectibility of our receivables on an ongoing basis and write off accounts receivable after reasonable collection efforts have been made and the accounts are deemed uncollectible.

Intangible Assets

        We account for business acquisitions using the purchase method of accounting and record definite lived intangible assets separately from goodwill. Intangible assets are recorded at their fair value based on estimates at the date of acquisition.

        Our intangible assets include our customer relationships, trademarks and proprietary technology.

        Our customer relationships consist of the value associated with existing contractual arrangements as well as expected value to be derived from future contract renewals of our solar and quality assurance customers. We determined their value using the income approach. Their useful life was determined by consideration of a number of factors, including our long standing customer base and attrition rates.

        Our trademarks represent the value of our STR and Photocap trademarks. We determined their value using the "relief-from-royalty" method. The useful life of trademarks was determined by consideration of a number of factors, including elapsed time and anticipated future cash flows.

        Our proprietary technology represents the value of our solar manufacturing processes. We determined its value using the "relief-from-royalty" method. The useful life of proprietary technology was determined by consideration of a number of factors, including elapsed time, prior innovations and potential future technological changes.

        Determining the fair value and useful lives of our intangible assets requires management's judgment and involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates, asset lives and market royalty rates, among other items. While we believe our estimates are reasonable, different assumptions regarding items such as future cash flows and volatility in the markets we serve could affect our evaluations and result in an impairment charge to the carrying amount of our intangible assets. We assess the impairment of definite-lived intangible assets, whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable.

Long-Lived Assets

        In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review the carrying value of our long-lived assets, including property, plant and equipment, for impairment when events or changes in circumstances indicate the carrying value of an asset may not be recoverable. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset's fair value. Fair value is estimated based upon discounted future cash flows or other reasonable estimates of fair market value.

Goodwill

        Goodwill represents the excess of the purchase price consideration of acquired companies over the estimated fair value assigned to the individual assets acquired and liabilities assumed. We do not amortize goodwill, but instead test goodwill for impairment in accordance with the two-step method described in SFAS No. 142, Goodwill and Other Intangible Assets. We perform our annual impairment review of goodwill in the fourth quarter, and will also perform a review if at any time facts and circumstances warrant. In assessing if there is impairment to goodwill, we first determine the fair value of our two reporting units, which are also our reportable segments, solar and quality assurance. If the fair value of either of our two segments were to be less than its carrying value, we would allocate the current fair value of the segment to the assets and liabilities of the segment to estimate the segment's goodwill. If such implied goodwill was less than the carrying value of such goodwill, we would record an impairment charge for the amount of such difference.

Income Taxes

        We account for income taxes using the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes ("FAS 109"). Under this method, we recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. We estimate our deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and will recognize the effect of a change in tax laws on deferred tax assets and liabilities in the results of its operations during the period that includes the enactment date. We record a valuation allowance to reduce our deferred tax assets if we determine that it is more likely than not that some or all of the deferred tax assets will not be realized.

        We operate in multiple taxing jurisdictions and are subject to the jurisdiction of a number of U.S. and non-U.S. tax authorities and to tax agreements and treaties among those authorities. Operations in these jurisdictions are taxed on various bases, including income before taxes as calculated in accordance with jurisdictional regulations.

        In the first quarter of 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 ("FIN 48"). This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FAS 109, and how companies should recognize, measure, present and disclose uncertain tax positions that have been or are expected to be taken. Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the appropriate taxing authority has completed their examination even though the statute of limitations remains open, or the statute of limitation expires. Interest and penalties related to uncertain tax positions are recognized as part of our provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized.

Stock-Based Compensation

        Prior to January 1, 2006, we accounted for stock-based compensation awards using the intrinsic value recognition provisions of Accounting Principles Boards Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations. Under the intrinsic value method, compensation expense is based on the excess, if any, on the date of grant between the fair value of our common stock over the option exercise price. Prior to the DLJ Transactions, we granted stock options with exercise prices equal to the estimated fair value of our common stock, which was determined by our management and board of directors.

        On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment (FAS 123(R)). FAS 123(R) addresses accounting for share-based awards, including stock options, with compensation expense measured using fair value and recorded over the requisite service or performance period of the award. The fair value of equity instruments to be issued upon or after the closing of this offering will be determined based on a valuation using an option pricing model which takes into account various assumptions that are subjective. Key assumptions used in the valuation will include the expected term of the equity award taking into account both the contractual term of the award, the effects of expected exercise and post-vesting termination behavior, expected volatility, expected dividends and the risk-free interest rate for the expected term of the award.

        We have issued restricted incentive units for purposes of equity compensation to members of management, employees and directors in 2007 and 2008.

        The fair value of each incentive unit granted during the period from June 15, 2007 to December 31, 2007 was determined on the date of grant using a Black-Scholes option-pricing model that uses the assumptions noted in the following table, along with the associated weighted average fair values. Historical data was used to estimate pre-vesting forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a peer group of companies. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the incentive units. The expected term represents the estimated time until a liquidity event. The most likely liquidity event is an initial public offering in which incentive units will be exchanged for our restricted common stock. The expected dividend yield was based on the assumption that no dividends are expected to be distributed in the near future.

	Period June 15 to December 31, 2007
Volatility	52.72%
Risk-free interest rates	4.98%
Expected term	3.47	Years
Dividend yield	0.00%
Weighted average grant-date fair value:
Service-based	$2.85
Performance-based	$3.22

2007 Consolidated Results of Operations

        Set forth below is a discussion of our results of operations for both the period from January 1 to June 14, 2007 and June 15 to December 31, 2007. As a result of the DLJ Transactions, our consolidated financial statements for 2007 are not comparable to prior or subsequent periods, primarily as a result of significantly increased interest, depreciation and amortization expenses.

Net Sales

        Net sales were $64.8 million for the period from January 1 to June 14, 2007 and $109.3 million for the period from June 15 to December 31, 2007. Net sales during the period from June 15 to December 31, 2007 reflected higher sales volume primarily due to our existing solar customers.

Cost of Sales

        Cost of sales were $37.1 million for the period from January 1 to June 14, 2007 and $65.7 million for the period from June 15 to December 31, 2007. Cost of sales for the period from June 15 to December 31, 2007 included $1.1 million additional depreciation expense as a result of the step up of fair value of property, plant and equipment, $0.9 million related to the write-up to fair value of acquired inventory being sold and expensed to cost of goods sold, and $4.7 million amortization expense associated with acquired assets.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses were $12.4 million for the period from January 1 to June 14, 2007 and $19.0 million for the period from June 15 to December 31, 2007. Selling, general and administrative expenses for the period from June 15 to December 31, 2007 reflect higher labor and benefit expenses and professional fees offset by lower management advisory fee expense paid to DLJMB as compared to our previous owners.

Transaction costs

        Transaction costs were $7.7 million for the period from January 1 to June 14, 2007 related to the DLJ Transactions. We did not incur transaction costs during the period from June 15 to December 31, 2007.

Interest Income

        Interest income was $0.1 million for the period from January 1 to June 14, 2007 and $0.2 for the period from June 15 to December 31, 2007.

Interest Expense

        Interest expense was $2.9 million for the period from January 1 to June 14, 2007 and $13.1 for the period from June 15 to December 31, 2007. The higher interest expense during the period from June 15 to December 31, 2007 resulted from higher borrowings and deferred financing costs associated with the DLJ Transactions.

Other Income (Expense) Items

        We incurred a foreign currency transaction loss of approximately $32,000 during the period from January 1 to June 14, 2007. During the period from June 15 to December 31, 2007, we incurred $3.0 million of unrealized loss on our interest rate swap entered into as a requirement under our credit facilities and a foreign currency transaction loss of $0.1 million.

Income Taxes

        Income taxes were $4.0 million, an effective tax rate of 84.5%, for the period from January 1 to June 14, 2007 and $4.6 million, an effective tax rate of 52.7%, for the period from June 15 to December 31, 2007. Income taxes for the period from January 1 to June 14, 2007 reflected the non-deductibility of certain transaction costs.

Net Income

        Net income was $0.7 million for the period from January 1 to June 14, 2007 and $4.1 million for the period from June 15 to December 31, 2007.

Consolidated Results of Operations

        For purposes of the following discussion and analysis of our operating results, our consolidated net sales, costs and expenses for the six months ended June 30, 2007 and the year ended December 31, 2007 have been presented on a pro forma basis, as if the DLJ Transactions had taken place on January 1, 2007. Pro forma adjustments include amortization expense of acquired intangible assets, increased cost of goods sold expense due to the step up of our inventory to fair value, increased depreciation expense due to the step up to fair value of property, plant and equipment, increased interest expense associated with increased borrowings and the associated tax effect of those adjustments.

        We believe the presentation of our pro forma results of operations for the six months ended June 30, 2007 and the year ended December 31, 2007 provide important information on the full period or year effect of the DLJ Transactions for use in comparing our results of operations during these periods to our results in prior periods. In addition, we believe the pro forma information will also provide important information for comparing our results of operations in 2007 to our results in future periods. The pro forma consolidated results of operations do not purport to represent our actual results of operations for the successor and predecessor periods in 2007 or what our actual consolidated results of operations would have been had the DLJ Transactions actually occurred on the date indicated, nor is it necessarily indicative of our future consolidated results of operations.

        The following table sets forth our consolidated results of operations for the predecessor period from January 1, 2007 to June 14, 2007, the successor period from June 15, 2007 to December 31, 2007 and the pro forma year ended December 31, 2007. See "Unaudited Pro Forma Condensed Consolidated Statement of Operations."

	Predecessor	Successor	Pro Forma
	Period from January 1 to June 14, 2007	Period from June 15 to December 31, 2007	Year Ended December 31, 2007
			(Unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales—Solar	$25,648	$52,967	$78,615
Net sales—Quality Assurance	39,112	56,317	95,429

Total net sales	64,760	109,284	174,044

Cost of sales—Solar	11,875	30,068	46,194
Cost of sales—Quality Assurance	25,225	35,620	62,797

Total cost of sales	37,100	65,688	108,991

Gross profit	27,660	43,596	65,053
Selling, general and administrative expenses	12,401	18,962	30,973
Transaction costs	7,737	—	7,737

Operating income	7,522	24,634	26,343
Interest income	143	203	346
Interest expense	(2,918)	(13,090)	(24,422)
Foreign currency transaction gains (losses)	(32)	(76)	(108)
Unrealized loss on interest rate swap	—	(2,988)	(2,988)

Income before income tax expense	4,715	8,683	(829)
Income tax expense	3,983	4,572	3,291

Net income (loss)	$732	$4,111	$(4,120)

        The following table sets forth our consolidated results of operations for the predecessor period from January 1, 2007 to June 14, 2007, the successor period from June 15, 2007 to June 30, 2007 and the pro forma six months ended June 30, 2007.

	Predecessor	Successor	Pro Forma
	Period from January 1 to June 14, 2007	For the Period from June 15 to June 30, 2007	Six Months Ended June 30, 2007
		(Unaudited)	(Unaudited)
	(dollars in thousands)
Statement of Operations Data:
Net sales—Solar	$25,648	$2,886	$28,534
Net sales—Quality Assurance	39,112	4,799	43,911

Total net sales	64,760	7,685	72,445

Cost of sales—Solar	11,875	1,925	18,756
Cost of sales—Quality Assurance	25,225	2,651	29,828

Total cost of sales	37,100	4,576	48,584

Gross profit	27,660	3,109	23,861

Selling, general and administrative expenses	12,401	2,032	14,043
Transaction costs	7,737	—	7,737

Operating income	7,522	1,077	2,081
Interest income	143	70	213
Interest expense	(2,918)	(917)	(12,249)
Foreign currency transaction gains (losses)	(32)	(32)	(64)
Unrealized loss on interest rate swap	—	—	—

Income before income tax expense	4,715	198	(10,019)
Income tax expense	3,983	105	(1,437)

Net income (loss)	$732	$93	$(8,582)

        The following tables set forth our consolidated results of operations in dollars and as a percentage of total net sales, or in the case of segment cost of sales, the percentage of solar net sales and quality assurance net sales, as applicable, for the periods presented.

	Successor	Pro Forma	Pro Forma	Predecessor
				Year Ended December 31,
	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Year Ended December 31, 2007
				2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
	(dollars in thousands)
Net sales—Solar	$85,873	$28,534	$78,615	$45,275	$33,588
Net sales—Quality Assurance	50,859	43,911	95,429	85,332	81,274

Total net sales	136,732	72,445	174,044	130,607	114,862

Cost of sales—Solar	43,083	18,756	46,194	21,522	15,235
Cost of sales—Quality Assurance	35,038	29,828	62,797	55,042	53,656

Total cost of sales	78,121	48,584	108,991	76,564	68,891

Gross profit	58,611	23,861	65,053	54,043	45,971

Selling, general and administrative expenses	22,240	14,043	30,973	24,386	20,842
Transaction costs	—	7,737	7,737	—	—

Operating income	36,371	2,081	26,343	29,657	25,129
Interest income	101	213	346	305	243
Interest expense	(10,653)	(12,249)	(24,422)	(6,743)	(6,325)
Foreign currency transaction gains (losses)	228	(64)	(108)	(581)	(155)
Unrealized loss on interest rate swap	(287)	—	(2,988)	—	—

Income before income tax expense	25,760	(10,019)	(829)	22,638	18,892
Income tax expense	9,787	(1,437)	3,291	7,344	5,819

Net income (loss)	$15,973	$(8,582)	$(4,120)	$15,294	$13,073

	Successor	Pro Forma	Pro Forma	Predecessor
				Year Ended December 31,
	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007	Year Ended December 31, 2007
				2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales—Solar	62.8%	39.4%	45.2%	34.7%	29.2%
Net sales—Quality Assurance	37.2%	60.6%	54.8%	65.3%	70.8%
Total net sales	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales—Solar	50.2%	65.7%	58.8%	47.5%	45.4%
Cost of sales—Quality Assurance	68.9%	67.9%	65.8%	64.5%	66.0%
Total cost of sales	57.1%	67.1%	62.6%	58.6%	60.0%
Gross profit	42.9%	32.9%	37.4%	41.4%	40.0%
Selling, general and administrative expenses	16.3%	19.4%	17.8%	18.7%	18.1%
Transaction costs	0.0%	10.7%	4.4%	0.0%	0.0%
Operating income	26.6%	2.9%	15.1%	22.7%	21.9%
Interest income	0.1%	0.3%	0.2%	0.2%	0.2%
Interest expense	(7.8)%	(16.8)%	(14.0)%	(5.2)%	(5.5)%
Foreign currency transaction gains (losses)	0.2%	(0.1)%	(0.1)%	(0.4)%	(0.1)%
Unrealized loss on interest rate swap	(0.2)%	0.0%	(1.7)%	0.0%	0.0%
Income before income tax expense	18.8%	(13.8)%	(0.5)%	17.3%	16.4%
Income tax expense	7.2%	(2.0)%	1.9%	5.6%	5.1%
Net income (loss)	11.7%	(11.8)%	(2.4)%	11.7%	11.4%

Six Months Ended June 30, 2008 compared to Pro Forma Six Months Ended June 30, 2007

Net Sales

        Net sales increased $64.3 million, or 88.7%, to $136.7 million for the six months ended June 30, 2008 from $72.4 million for the pro forma six months ended June 30, 2007. This increase was primarily the result of higher sales volumes to our existing solar customers. Our solar segment accounted for 62.8% of our total net sales for the six months ended June 30, 2008 compared to 39.4% for the same period in 2007.

        Net sales in our solar segment increased $57.3 million, or 200.9%, to $85.9 million for the six months ended June 30, 2008 from $28.5 million for the pro forma six months ended June 30, 2007. This increase primarily resulted from strong demand for our encapsulants from existing customers that we were able to meet with capacity from new manufacturing lines.

        Net sales in our quality assurance segment increased $6.9 million, or 15.8%, to $50.9 million for the six months ended June 30, 2008 from $43.9 million for the pro forma six months ended June 30, 2007. This increase was primarily the result of increased demand from our existing quality assurance clients, particularly in Europe and Asia.

Cost of Sales

        Cost of sales increased $29.5 million, or 60.8%, to $78.1 million for the six months ended June 30, 2008 from $48.6 million for the pro forma six months ended June 30, 2007. This increase was primarily the result of increased sales in our solar segment.

        Cost of sales in our solar segment increased $24.3 million, or 129.7%, to $43.1 million for the six months ended June 30, 2008 from $18.8 million for the pro forma six months ended June 30, 2007. This increase was primarily the result of higher labor and raw material costs of $20.3 million to support our higher net sales and higher indirect labor and benefits costs of $2.7 million.

        Cost of sales in our quality assurance segment increased $5.2 million, or 17.5%, to $35.0 million for the six months ended June 30, 2008 from $29.8 million for the pro forma six months ended June 30, 2007. This increase was primarily the result of increased labor and travel expenses of $1.7 million to support our higher net sales volume, and higher indirect labor and benefits costs of $1.9 million.

Gross Profit

        Gross profit increased $34.7 million, or 145.6%, to $58.6 million for the six months ended June 30, 2008 from $23.9 million for the pro forma six months ended June 30, 2007. This increase was primarily the result of increased higher margin solar sales, partially offset by higher raw material costs.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased $8.2 million, or 58.4%, to $22.2 million for the six months ended June 30, 2008 from $14.0 million for the pro forma six months ended June 30, 2007. This increase was primarily the result of increased professional fees of $5.4 million, resulting primarily from the re-audit of our financial statements in preparation for this offering, increased staffing and higher salaries of $1.8 million, increased depreciation expense of $0.3 million and $0.6 million of travel and marketing expenses.

Transaction Costs

        During the period from January 1, 2007 to June 14, 2007, we incurred and expensed our transaction costs in connection with the DLJ Transactions. Total transaction costs incurred during that period were $7.7 million, consisting primarily of $4.2 million in merger and acquisition advisory fees, $2.5 million in bonus payments and $0.8 million in professional fees.

Interest Income

        Interest income decreased $0.1 million, or 52.8%, to $0.1 million for the six months ended June 30, 2008 from $0.2 million for the pro forma six months ended June 30, 2007. This decrease was primarily the result of lower prevailing interest rates applicable to our cash deposits.

Interest Expense

        Interest expense decreased $1.6 million, or 13.0%, to $10.7 million for the six months ended June 30, 2008 from $12.2 million for the pro forma six months ended June 30, 2007. This decrease was primarily the result of decreases in applicable interest rates on our debt.

Other Income (Expense) Items

        During the six months ended June 30, 2008, we incurred $0.3 million of unrealized loss on our interest rate swap entered into as a requirement under our credit facilities. Foreign currency transaction gains increased marginally by $0.3 million during the six months ended June 30, 2008 to $0.2 million from a loss of $0.1 million during the pro forma six months ended June 30, 2007.

Income Taxes

        Income tax expense increased $11.2 million to $9.8 million for the six months ended June 30, 2008 from a benefit of $1.4 million for the pro forma six months ended June 30, 2007. Our effective tax rate for the six months ended June 30, 2008 of 38.0% varies from the statutory rate of 35.0% due to state income taxes, net of federal income tax effect and the impact of non-deductible stock compensation expense for incentive units. Our effective tax rate of a benefit of 14.3% for the pro forma six months ended June 30, 2007 varies from the statutory rate benefit of 35.0% primarily due to non-deductible stock compensation expense for incentive units and transaction costs incurred in connection with the DLJ Transactions.

Net Income

        Net income increased $24.6 million to $16.0 million for the six months ended June 30, 2008 from a net loss of $8.6 million for the pro forma six months ended June 30, 2007. This increase was primarily due to higher sales volume to our existing solar customers, increased demand from our existing quality assurance clients, particularly in Europe and Asia, partially offset by higher raw material, labor, travel, professional fees, interest expense and taxes.

Pro Forma Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net Sales

        Net sales increased $43.4 million, or 33.3%, to $174.0 million for the pro forma year ended December 31, 2007 from $130.6 million for the year ended December 31, 2006. This increase was primarily the result of higher sales volume to our existing solar customers. Our solar segment accounted for 45.2% of our total net sales in 2007 compared to 34.7% in 2006.

        Net sales in our solar segment increased $33.3 million, or 73.6%, to $78.6 million for the pro forma year ended December 31, 2007 from $45.3 million for the year ended December 31, 2006. This increase was primarily the result of our ability to meet customer demand as a result of increased capacity from the addition of new production lines in Spain.

        Net sales in our quality assurance segment increased $10.1 million, or 11.8%, to $95.4 million for the pro forma year ended December 31, 2007 from $85.3 million for the year ended December 31, 2006. This increase was primarily the result of increased demand from our existing quality assurance clients, particularly in Europe and Asia.

Cost of Sales

        Cost of sales increased $32.4 million, or 42.4%, to $109.0 million for the pro forma year ended December 31, 2007 from $76.6 million for the year ended December 31, 2006. This increase was primarily the result of increased labor and raw materials costs of $14.9 million to support our higher net sales, as well as amortization expense of $11.4 million and depreciation expense of $2.1 million related to the DLJ Transactions.

        Cost of sales in our solar segment increased $24.7 million, or 114.6%, to $46.2 million for the pro forma year ended December 31, 2007 from $21.5 million for the year ended December 31, 2006. This increase was primarily the result of increased labor and raw materials costs of $11.2 million to support our higher net sales, as well as amortization expense of $8.4 million and depreciation expense of $0.8 million related to the DLJ Transactions.

        Cost of sales in our quality assurance segment increased $7.8 million, or 14.1%, to $62.8 million for the pro forma year ended December 31, 2007 from $55.0 million for the year ended December 31, 2006. This increase was primarily the result of increased labor costs of $2.9 million to support our higher net sales, as well as amortization expense of $3.0 million and depreciation expense of $1.3 million related to the DLJ Transactions.

Gross Profit

        Gross profit increased $11.0 million, or 20.4%, to $65.1 million for the pro forma year ended December 31, 2007 from $54.0 million for the year ended December 31, 2006. This increase was primarily the result of increased higher margin solar sales.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased $6.6 million, or 25.4%, to $31.0 million for the pro forma year ended December 31, 2007 from $24.4 million for the year ended December 31, 2006. This increase was primarily the result of higher salary expense of $5.0 million due to increased head count and higher salaries.

Transaction Costs

        During the period from January 1, 2007 to June 14, 2007, we incurred and expensed our transaction costs in connection with the DLJ Transactions. Total transaction costs incurred were $7.7 million, primarily consisting of $4.2 million in merger and acquisition advisory fees, $2.5 million in bonus payments and $0.8 million in professional fees.

Interest Income

        Interest income was essentially flat at $0.3 million for the pro forma year ended December 31, 2007 compared to the year ended December 31, 2006.

Interest Expense

        Interest expense increased $17.7 million, or 262.2%, to $24.4 million for the pro forma year ended December 31, 2007 from $6.7 million for the year ended December 31, 2006. This increase was primarily the result of increased debt levels incurred in connection with the DLJ Transactions.

Other Income (Expense) Items

        Other expense was $3.1 million for the pro forma year ended December 31, 2007 compared to $0.6 million for the year ended December 31, 2006. This increase in other expense was primarily the result of the unrealized loss on our interest rate swap. The unrealized loss represents the change in the fair value of the interest rate swap.

Income Taxes

        Income tax expense decreased $4.1 million, or 55.2%, to $3.3 million for the pro forma year ended December 31, 2007 from $7.3 million for the year ended December 31, 2006. Our income tax expense of $3.3 million on a loss before income tax expense of $0.8 million for the pro forma year ended December 31, 2007 is the result of the impact of non-deductible stock compensation expense for incentive units and seller transaction costs in connection with the DLJ Transactions on our small pro forma pre-tax loss of $0.8 million. Our effective tax rate for the year ended December 31, 2006 of 32.4% differs from the statutory rate primarily due to the favorable impact of being taxed at lower rates in foreign jurisdictions.

Net (Loss) Income

        Net income decreased $19.4 million to a net loss of $4.1 million for the pro forma year ended December 31, 2007 from net income of $15.3 million for the year ended December 31, 2006. The reduction in net income is due to the amortization of intangibles of $11.4 million, transaction costs of $7.7 million, increased interest expense of $17.7 million and the unrealized loss on our interest rate swap of $3.0 million, all related to the DLJ Transactions, and partially offset by higher sales volume to our existing solar customers and increased demand from our existing quality assurance clients, particularly in Europe and Asia.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Sales

        Net sales increased $15.7 million, or 13.7%, to $130.6 million for the year ended December 31, 2006 from $114.9 million for the year ended December 31, 2005. This increase was primarily the result of increased higher sales volume to our existing solar customers.

        Net sales in our solar segment increased $11.7 million, or 34.8%, to $45.3 million for the year ended December 31, 2006 from $33.6 million for the year ended December 31, 2005. This increase was primarily the result of increased demand for our encapsulants, reflecting our existing customers' sales growth.

        Net sales in our quality assurance segment increased $4.0 million, or 5.0%, to $85.3 million for the year ended December 31, 2006 from $81.3 million for the year ended December 31, 2005. This increase was primarily the result of increased demand from our existing quality assurance clients, particularly in Asia, and the launch of a new food testing program in the United States.

Cost of Sales

        Cost of sales increased $7.7 million, or 11.1%, to $76.6 million for the year ended December 31, 2006 from $68.9 million for the year ended December 31, 2005. This increase was primarily the result of increased labor and raw material costs of $5.2 million to support our higher net sales.

        Cost of sales in our solar segment increased $6.3 million, or 41.3%, to $21.5 million for the year ended December 31, 2006 from $15.2 million for the year ended December 31, 2005. This increase was primarily the result of increased labor and raw material costs of $5.2 million to support our higher net sales.

        Cost of sales in our quality assurance segment increased $1.4 million, or 2.6%, to $55.0 million for the year ended December 31, 2006 from $53.7 million for the year ended December 31, 2005. This increase was primarily the result of start-up expenses for a new food testing program and the full year effect of additional costs relating to a 2005 acquisition, which was offset in part by the full year effect of a cost reduction program that was implemented in the second half of 2005.

Gross Profit

        Gross profit increased $8.0 million, or 17.6%, to $54.0 million for the year ended December 31, 2006 from $46.0 million for the year ended December 31, 2005. This increase was primarily the result of increased higher margin solar sales.

Selling, General and Administrative Expenses

        Selling, general and administrative expenses increased $3.5 million, or 17.0%, to $24.4 million for the year ended December 31, 2006 from $20.8 million for the year ended December 31, 2005. This increase was primarily the result of higher labor and benefits expense of $2.0 million, particularly new marketing hires, and increased salaries.

Interest Income

        Interest income increased $0.1 million, or 25.5%, to $0.3 million for the year ended December 31, 2006 from $0.2 million for the year ended December 31, 2005. This increase was primarily the result of larger invested balances.

Interest Expense

        Interest expense increased $0.4 million, or 6.6%, to $6.7 million for the year ended December 31, 2006 from $6.3 million for the year ended December 31, 2005.

Other Income (Expense)

        Other expense increased $0.4 million to $0.6 million for the year ended December 31, 2006 from $0.2 million for the year ended December 31, 2005. This increase was primarily the result of foreign currency transaction losses due to the decreased relative value of the U.S. dollar.

Income Taxes

        Income tax expense increased $1.5 million, or 26.2%, to $7.3 million for the year ended December 31, 2006 from $5.8 million for the year ended December 31, 2005. This increase was primarily the result of higher pre-tax income and a higher effective tax rate. Our effective tax rate of 32.4% for 2006 increased from 30.8% for 2005. This increase was mainly due to the favorable effect of a lower foreign rate differential lessening in 2006.

Net Income

        Net income increased $2.2 million, or 17.0%, to $15.3 million for the year ended December 31, 2006 from $13.1 million for the year ended December 31, 2005. This increase was primarily due to higher sales volume to our existing solar customers and increased demand from our existing quality assurance clients and a new food testing program in our quality assurance segment, partially offset by higher raw material, labor, selling, general and administrative expenses and taxes.

Financial Condition, Liquidity and Capital Resources

        We have financed our operations primarily through cash provided by operations. From 2003 through 2007, net cash provided by operating activities has been sufficient to fund our working capital needs and capital expenditures. As of June 30, 2008, our principal sources of liquidity consisted of $32.1 million of cash and cash equivalents and $20.0 million of availability under the $20.0 million revolving portion of our first lien credit facilities. Our total indebtedness was $258.5 million as of June 30, 2008.

        Our principal needs for liquidity have been, and for the foreseeable future will continue to be, for capital expenditures, debt service and working capital. The main portion of our capital expenditures has been and is expected to continue to be for expansion of our solar manufacturing capacity. Working capital requirements increased as a result of our growth and the need to fund higher accounts receivable and inventory. We believe that our cash flow from operations, available cash and cash equivalents and available borrowings under the revolving portion of our credit facilities will be sufficient to meet our liquidity needs, including for capital expenditures, through at least the next 12 months. We anticipate that to the extent that we require additional liquidity, it will be funded through borrowings under our credit facilities, the incurrence of other indebtedness, additional equity financings or a combination of these potential sources of liquidity. We cannot assure you that we will be able to obtain this additional liquidity on reasonable terms, or at all. Additionally, our liquidity and our ability to meet our obligations and fund our capital requirements is also dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our credit facilities or otherwise to meet our liquidity needs.

        Although we have no specific current plans to do so, if we decide to pursue one or more significant strategic acquisitions, we may incur additional debt or sell additional equity to finance the purchase of those businesses.

Cash Flows

Cash flow from operating activities

        Net cash provided by operating activities for the six months ended June 30, 2008 was $25.7 million. Cash provided by operating activities was attributable mainly to $16.0 million in net income and non-cash expenses, including depreciation and amortization, stock-based compensation and the unrealized loss on our interest rate swap transaction.

        Net cash provided by operating activities was $5.5 million for the period from January 1 to June 14, 2007. This was primarily attributable to net income of $0.7 million and non-cash expenses, including depreciation and amortization and stock-based compensation, as well as an increase in net operating assets of $2.0 million. Net cash provided by operating activities was $12.1 million for the period June 15 to December 31, 2007. This was primarily attributable to net income of $4.1 million and non-cash expenses, including depreciation and amortization, stock-based compensation and the unrealized loss on our interest rate swap transaction.

        Net cash provided by operating activities for 2006 increased to $21.9 million from $16.0 million for 2005. This increase was primarily attributable to the increase in net income, net of non-cash expenses including depreciation and amortization, and stock-based compensation. The balance was attributable to lower working capital needs.

Cash flow from investing activities

        Net cash used for investing activities for the six months ended June 30, 2008 was $15.0 million for capital expenditures.

        Net cash used in investing activities was $3.5 million for the period from January 1 to June 14, 2007 for capital expenditures. Net cash used for investing activities was $327.0 million for the period from June 15 to December 31, 2007 for amounts paid in connection with the DLJ Transactions as well as capital expenditures.

        Net cash used for investing activities in 2006 decreased to $2.4 million from $8.2 million in 2005. This decrease was primarily attributable to a $2.5 million decrease in capital expenditures and $3.3 million in cash used for acquisitions in 2005.

Cash flow from financing activities

        For the six months ended June 30, 2008 net cash used in financing activities was $1.0 million for debt repayments.

        Net cash used in financing activities was $6.1 million for the period from January 1 to June 14, 2007 for the repayment of indebtedness. Net cash provided by financing activities was $335.3 million for the period from June 15 to December 31, 2007 due to the receipt of proceeds from the issuance of equity and the incurrence of debt in connection with the DLJ Transactions.

        Net cash used in financing activities in 2006 decreased to $10.0 million from $13.8 million in 2005. This decrease was primarily attributable to $42.5 million of dividends paid to stockholders in 2005 as well as an increase in long-term borrowings related to the payment of such dividends in 2005.

Capital Expenditures

        We had capital expenditures of $15.0 million, $4.6 million, $13.6 million, $2.6 million and $5.1 million in the six months ended June 30, 2008, the periods from January 1 to June 14 and June 15 to June 30, 2007, the periods from January 1 to June 14 and June 15 to December 31, 2007 and the years ended December 31, 2006 and 2005, respectively.

        For our solar segment, we had capital expenditures of $12.8 million, $2.7 million, $9.0 million, $0.1 million and $2.3 million in the six months ended June 30, 2008, the periods from January 1 to June 14 and June 15 to June 30, 2007, the periods from January 1 to June 14 and June 15 to December 31, 2007 and the years ended December 31, 2006 and 2005, respectively. Our solar capital expenditures consisted primarily of equipment costs and leasehold improvements associated with the addition of new production lines as well as construction costs for our Malaysia facility. We expect capital expenditures for our solar segment for the year ending December 31, 2008 will be approximately $31 million, relating primarily to the construction of our Malaysia facility and the addition of production lines in our Spain facility.

        For our quality assurance segment, we had capital expenditures of $2.0 million, $1.3 million, $3.9 million, $1.8 million and $2.8 million in the six months ended June 30, 2008, the periods from January 1 to June 14 and June 15 to June 30, 2007, the periods from January 1 to June 14 and June 15 to December 31, 2007 and the years ended December 31, 2006 and 2005, respectively. Our capital expenditures for these periods consisted primarily of costs associated with equipment purchases for testing equipment needed to meet our contractual obligations as well as laboratory expansion in China and India. We expect capital expenditures for our quality assurance segment for the year ending December 31, 2008 will be approximately $10 million, relating primarily to testing facilities in Asia.

Credit Facilities

        In connection with the DLJ Transactions, we entered into a first lien credit facility and a second lien credit facility on June 15, 2007, which we refer to collectively in this prospectus as our "credit facilities," in each case with Credit Suisse, as administrative agent and collateral agent. The first lien credit facility consists of a $185.0 million term loan facility, which matures on June 15, 2014, and a $20.0 million revolving credit facility, none of which was outstanding at June 30, 2008, which matures on June 15, 2012. The second lien credit facility consists of a $75.0 million term loan facility, which matures on December 15, 2014. The revolving credit facility includes a sublimit of $15.0 million for letters of credit.

        The obligations under each credit facility are unconditional and are guaranteed by us and substantially all of our existing and subsequently acquired or organized domestic subsidiaries. The first lien credit facility and related guarantees are secured on a first-priority basis, and the second lien credit facility and related guarantees are secured on a second-priority basis, in each case, by security interests (subject to liens permitted under the credit agreements governing the credit facilities) in substantially all tangible and intangible assets owned by us, the obligors under the credit facilities, and each of our other domestic subsidiaries, subject to certain exceptions, including limiting pledges of voting stock of foreign subsidiaries to 66% of such voting stock.

        Borrowings under the first lien credit facility bear interest at a rate equal to (1) in the case of term loans, at our option (i) the greater of (a) the rate of interest per annum determined by Credit Suisse, from time to time, as its prime rate in effect at its principal office in the city of New York, and (b) the federal funds rate plus 0.50% per annum (the "base rate"), and in each case plus 1.50% per annum or (ii) the LIBOR (adjusted for statutory reserves) plus 2.50% (2) in the case of the revolving loans, at our option (subject to certain exceptions) (i) the base rate plus 1.50% when our total leverage ratio (as defined in the first lien credit facility) is greater than or equal to 5.25 to 1.00 ("leverage level 1"), the base rate plus 1.25% when our total leverage ratio is greater than or equal to 4.50 to 1.00 but less than 5.25 to 1.00 ("leverage level 2") and the base rate plus 1.00% when our total leverage ratio is less than 4.50 to 1.00 ("leverage level 3") or (ii) the LIBOR (adjusted for statutory reserves) plus 2.50% in the case of leverage level 1, 2.25% in the case of leverage level 2 and 2.00% in the case of leverage level 3. Borrowings under the second lien credit facility bear interest at a rate equal to, at our option (i) the base rate plus 6.00% or (ii) the LIBOR (adjusted for statutory reserves) plus 7.00%. For the first five years of the second lien credit facility, we have the option to pay interest in cash or in kind, by increasing the outstanding principal amount of the loans by the amount of accrued interest. Interest paid in kind on the second lien credit facility will be at the rate of interest applicable to such loan described above plus an additional 1.50% per annum. If we default on the payment of any principal, interest, or any other amounts due under the credit facilities, we will be obligated to pay default interest. The default interest rate on principal payments will equal the interest rate applicable to such loan plus 2.00% per annum, and the default interest rate on all other payments will equal the interest rate applicable to base rate loans plus 2.00% per annum.

        As of June 30, 2008 and the year ended December 31, 2007, the weighted average interest rate under our credit facilities was 6.19% and 8.62%, respectively, before the effect of our interest rate swap. At the rate in effect on June 30, 2008 and assuming an outstanding balance of $258.2 million as of June 30, 2008, our annual debt service obligations would be $17.8 million, consisting of $16.0 million of interest and $1.85 million of scheduled principal payments.

        In addition to paying interest on outstanding principal under the credit facilities, we are also required to pay a commitment fee at a rate equal to 0.50% per annum on the daily unused commitments available to be drawn under the revolving portion of the first lien credit facility. We are also required to pay letter of credit fees, with respect to each letter of credit issued, at a rate per annum equal to the applicable the LIBOR margin for revolving credit loans on the average daily amount of undrawn letters of credit plus the aggregate amount of all letter of credit disbursements that have not been repaid by us. We are also required to pay fronting fees, with respect to each letter of credit issued, at a rate specified by the issuer of the letters of credit and to pay Credit Suisse certain administrative fees from time to time, in its role as administrative agent. The term loans under the first lien credit facilities amortize in quarterly installments of 0.25% of the principal amount. Under certain circumstances, we may be required to reimburse the lenders under our credit facilities for certain increased fees and expenses caused by a change of law.

        We are generally required to prepay term loan borrowings under the credit facilities with (1) 100% of the net cash proceeds we receive from non-ordinary course asset sales or as a result of a casualty or condemnation, (2) 100% of the net cash proceeds we receive from the issuance of debt obligations other than debt obligations permitted under the credit agreements, (3) 50% of the net cash proceeds of a public offering of equity (including this offering) and (4) 50% (or, if our leverage ratio is less than 5.25 to 1.00 but greater than or equal to 4.50 to 1.00, 25%) of excess cash flow (as defined in the credit agreements). Under the credit facilities, we are not required to prepay borrowings with excess cash flow if our leverage ratio is less than 4.50 to 1.00. Subject to a limited exception, all mandatory prepayments will first be applied to the first lien credit facility until all first lien obligations are paid in full and then to the second lien facility.

        The first lien credit facility requires us to maintain certain financial ratios, including a maximum first lien debt ratio (based upon the ratio of indebtedness under the first lien credit facility to consolidated EBITDA, as defined in the first lien credit facility), a maximum total leverage ratio (based upon the ratio of total indebtedness, net of unrestricted cash and cash equivalents, to consolidated EBITDA) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to consolidated interest expense), which are tested quarterly. Based on the formulas set forth in the first lien credit agreement, as of June 30, 2008, we were required to maintain a maximum first lien debt ratio of 5.65 to 1.00, a maximum total leverage ratio of 7.75 to 1.00 and a minimum interest coverage ratio of 1.35 to 1.00. The second lien credit facility requires us to maintain a maximum total leverage ratio tested quarterly. Based on the formulas set forth in the second lien credit agreement, as of June 30, 2008, we were required to maintain a maximum total leverage ratio of 8.00 to 1.00. As of June 30, 2008, our first lien debt ratio was 1.73 to 1.00, our total leverage ratio was 2.58 to 1.00 and our minimum interest coverage ratio was 4.06 to 1.00. The financial ratios required under the first and second lien facilities become more restrictive over time.

        The credit agreements also contain a number of affirmative and restrictive covenants including limitations on mergers, consolidations and dissolutions; sales of assets; sale-leaseback transactions; investments and acquisitions; indebtedness; liens; affiliate transactions; the nature of our business; dividends and other restricted payments; modifications or prepayments of our second lien credit facility or other material subordinated indebtedness; and issuing redeemable, convertible or exchangeable equity securities. Under the credit agreements, we are permitted maximum annual capital expenditures of $10.0 million in the fiscal year ending December 31, 2008, with such limit increasing by $1.0 to $2.0 million for each fiscal year thereafter. Capital expenditure limits in any fiscal year may be increased by 40% of the excess of consolidated EBITDA for such fiscal year over baseline EBITDA for that year, which is defined as $45.0 million for the fiscal year ending December 31, 2008 and increasing by $5.0 million per year thereafter. The capital expenditure limitations are subject to a two-year carry-forward of the unused amount from the previous fiscal year. The credit agreements contain events of default that are customary for similar facilities and transactions, including a cross-default provision with respect to other material indebtedness (which, with respect to the first lien credit agreement, would include the second lien credit agreement and with respect to the second lien credit agreement, would include the first lien credit agreement) and an event of default that would be triggered by a change of control, as defined in the credit agreements, and which is not expected to be triggered by this offering. As of June 30, 2008, we were in compliance with all of our covenants and other obligations under the credit agreements.

        We are required under the terms of both our first lien and second lien credit facilities to fix our interest costs on at least 50% of the principal amount of our funded indebtedness for a minimum of three years. To manage our interest rate exposure and fulfill the requirements under our credit facilities, effective September 13, 2007, we entered into an interest rate swap agreement with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. As of June 30, 2008 and December 31, 2007, our interest rate swap agreement was for $200.0 million notional principal amount of our debt under our credit facilities. The notional principal amount will decrease to $130.0 million on October 1, 2008 and remain at that amount until the agreement terminates on September 30, 2010. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount of $200.0 million.

        In addition, one of our foreign subsidiaries maintains a line of credit facility in the amount of $0.4 million bearing an interest rate of approximately 4.75% as of December 31, 2007 and December 31, 2006. The purpose of the credit facility is to provide funding for the subsidiary's working capital as deemed necessary during the normal course of business. The facility was not utilized as of December 31, 2007 and 2006.

Contractual Obligations and Other Commitments

        As of December 31, 2007, our contractual obligations and other commitments were as follows:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(in thousands of dollars)
Long-term debt obligations(a)	$259,075	$1,850	$3,700	$3,700	$249,825
Interest costs(b)	148,282	22,318	44,199	43,639	38,127
Capital lease obligations(a)	451	155	296	—	—
Operating lease obligations	7,812	2,425	3,540	1,623	224
Other contractual obligations(c)	—	—	—	—	—

Total	$415,620	$26,748	$51,735	$48,962	$288,176

(a)
Represents principal payments only.

(b)
Represents estimated interest costs in such period based on interest rates for our outstanding long-term debt in effect as of December 31, 2007.

(c)
Other contractual obligations exclude our FIN 48 liabilities for unrecognized tax benefits, see note 12 to our audited consolidated financial statements included elsewhere in this prospectus.

Off Balance Sheet Arrangements

        We have no off-balance sheet financing arrangements.

Qualitative and Quantitative Disclosures about Market Risk

  Foreign Exchange Risk Management

        We have foreign currency exposure related to our operations outside of the United States. This foreign currency exposure arises primarily from the translation or re-measurement of our foreign subsidiaries' financial statements into U.S. dollars. Fluctuations in the rate of exchange between the U.S. dollar and foreign currencies could adversely affect our consolidated results of operations. In 2007 and for the six months ended June 30, 2008, approximately $100.0 million, or 57.5%, and $85.7 million, or 62.7%, respectively, of our net sales were denominated in foreign currencies. We expect that the percentage of our net sales denominated in foreign currencies will increase in the foreseeable future as we expand our international operations. Selling, marketing and general costs related to these foreign currencies net sales are largely denominated in the same respective currency, thereby partially offsetting our foreign exchange risk exposure. We, therefore, believe that the risk of a significant impact on our operating income from foreign currency fluctuations is minimal. However, for net sales not denominated in U.S. dollars, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases and if we price our products in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products or services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our price not being competitive in a market where business is transacted in the local currency.

        In addition, our assets and liabilities of foreign operations are recorded in foreign currencies and translated into U.S. dollars. If the U.S. dollar increases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities recorded in these foreign currencies will decrease. Conversely, if the U.S. dollar decreases in value against these foreign currencies, the value in U.S. dollars of the assets and liabilities originally recorded in these foreign currencies will increase. Thus, increases and decreases in the value of the U.S. dollar relative to these foreign currencies have a direct impact on the value in U.S. dollars of our foreign currency denominated assets and liabilities, even if the value of these items has not changed in their original currency.

        We do not engage in any hedging activities related to this exchange rate risk. As such, a 10% change in the U.S. dollar exchange rates in effect as of June 30, 2008, would cause a change in consolidated net assets of approximately $6.8 million and a change in net sales of approximately $8.6 million.

  Interest Rate Risk

        We are exposed to interest rate risk in connection with our first lien term loan facility, our second lien term loan facility and any borrowings under our revolving credit facility. Our first lien and second lien facilities bear interest at floating rates based on the LIBOR or the greater of the prime rate or the federal funds rate plus an applicable borrowing margin. Borrowings under our revolving credit facility bear interest at floating rates based on the LIBOR or a base rate plus an applicable borrowing margin. For variable rate debt, interest rate changes generally do not affect the fair value of the debt instrument, but do impact future earnings and cash flows, assuming other factors are held constant.

        To manage our interest rate exposure and fulfill requirements under our credit facilities, effective September 13, 2007, we entered into an interest rate swap with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. As of June 30, 2008 and December 31, 2007, our interest rate swap agreement was for a $200.0 million notional principal amount under our credit facilities and had a fair value of a liability of $3.3 million and $3.0 million, respectively. Based on the amount outstanding under our first lien and second lien facilities at June 30, 2008, a change of one percentage point in the applicable interest rate, before the effect of our interest rate swap, would cause an increase or decrease in interest expense of approximately $2.6 million on an annual basis. For further information on the interest rate swap agreement, see "—Components of Net Sales and Expenses—Other Income (Expense) Items" above and note 8 to our audited consolidated financial statements included elsewhere in this prospectus.

  Commodity Price Risk

        The major raw material that we purchase for production of our encapsulants for our solar segment is resin, and paper liner is the second largest cost. The price and availability of these materials are subject to market conditions affecting supply and demand. In particular, the price of many of our goods can be impacted by fluctuations in petrochemical and paper prices. Additionally, our distribution costs can be impacted by fluctuations in diesel prices. We currently do not have a hedging program in place to manage fluctuations in commodity prices.

Effects of Inflation

        Inflation generally affects us by increasing costs of raw materials, labor and equipment. We do not believe that inflation had any material effect on our results of operations in the periods presented in our financial statements.

Recently Issued Accounting Standards

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements.

FAS 157 is effective for our first quarter ended March 31, 2008. FASB Staff Position FAS 157-2: Effective Date of FASB Statement No. 157 (FSP 157-2), in February 2008, provided that certain provisions of FAS 157, related to fair value measurement requirements for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis, have been deferred and will be effective for our first quarter ending March 31, 2009.

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("FAS 159"). FAS 159 permits an entity to choose to measure its financial assets and financial liabilities at fair value and to report unrealized gains and losses on those assets and liabilities in earnings. FAS 159 was effective for our first quarter ended March 31, 2008. The implementation of FAS 159 did not impact us since we did not elect the fair value option for any of our assets or liabilities.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("FAS 141(R)"), which applies prospectively to business combinations with an acquisition date on or after January 1, 2009. FAS 141(R) requires most assets acquired and liabilities assumed in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair value as of the date of the acquisition. FAS 141(R) also requires acquisition related costs and restructuring costs from the business combination be expensed as incurred. We are currently evaluating the impact the adoption of this Statement will have on our financial statements.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements ("FAS 160"). FAS 160 amends previous accounting literature to establish new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for our first quarter ending March 31, 2009. We are currently evaluating the impact the adoption of this Statement will have on our financial statements.

        In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("FAS 161"). FAS 161 provides enhanced disclosures with respect to a company's derivative and related activities and is effective for our first quarter ending March 31, 2009. We are currently evaluating the impact of the adoption of this statement on our financial statements.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("FAS 162"). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. This statement will be effective 60 days following the Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not expect its adoption will have a material impact on our consolidated financial statements.

INDUSTRY AND MARKET DATA

        This prospectus includes industry and market data that we obtained from various sources, including industry publications, filings of public companies in our industry and internal research and estimates. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Industry and market data could prove inaccurate because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from sources cited herein.

        We typically sell our encapsulants in square meters. However, because the solar industry's standard measurement for production volume and capacity is in MW, we convert our capacity and production volume from square meters to MW at the rate of 16,000 square meters of encapsulants per MW. This rate is based on our calculations using publicly available information, our industry experience and assumptions that our management believes to be appropriate and reasonable. Certain production capacity and market metrics included in this prospectus are based on these calculations. Our calculations may not be accurate, and we may change the methodology of our calculations in the future as new information becomes available. In that case, period to period comparisons of such metrics may not be meaningful in the future.

 SOLAR POWER INDUSTRY

Solar Energy Overview

        Solar energy has emerged as one of the most rapidly growing renewable energy sources. A number of different technologies have been developed to harness solar energy. The most prevalent technology is the use of inter-connected photovoltaic, or PV, cells to generate electricity directly from sunlight. Solar energy has many advantages over other existing renewable energy sources and traditional non-renewable energy sources relative to environmental impact, fuel price and delivery risk, distributed nature of generation and matching of peak generation with demand.

        PV systems have been used to produce electricity for several decades. However, technological advances during the past decade, combined with the recognition of the advantages of solar power as a renewable energy source and the availability of government subsidies and incentives for solar power, have led to solar power becoming one of the fastest growing renewable energy technologies.

        According to Solarbuzz, an independent solar energy research firm, total worldwide PV cell production increased from 682 MW in 2003 to 3,436 MW in 2007, which represented a compound annual growth rate, or CAGR, of approximately 50%. During the same period, solar power industry revenues grew to approximately $17 billion in 2007 from $3.8 billion in 2003. Photon Solar Annual 2007 projects worldwide PV cell production will reach 20,500 MW by 2011. This represents a CAGR of 56% from 2007 actual solar cell production of 3,436 MW as reported by Solarbuzz.

        One of the key drivers of the growing demand for solar power is government incentive programs for the development of solar energy, which make solar energy more cost competitive. In recent years, the largest growth in the demand for solar energy has been in the European Union where government incentives are typically in the form of feed-in tariffs in which utility companies are legally obligated to purchase electricity from renewable energy sources at a guaranteed rate. In the United States, government incentive programs are generally in the form of tax credits. Government incentive programs have developed in response to the increasing scarcity and rising prices of conventional energy sources, the desire for energy security/energy independence to counter perceived geopolitical supply risks surrounding fossil fuels and increasing concerns about environmental pollution from fossil fuels and the consequent tightening of emission controls and changing consumer preferences toward renewable energy sources.

        Despite recent rapid growth and the favorable conditions for the adoption of solar electricity generation, solar energy continues to represent only a small fraction of the world's energy output.

Solar Energy Systems

        Solar electricity is primarily generated by PV systems that are comprised of solar modules, mounting structures and electrical components. PV systems are either grid-connected systems or off-grid systems. Grid-connected systems are connected to the electricity transmission and distribution grid and feed solar electricity into the end-user's electrical system and/or the grid. Such systems are commonly mounted on the rooftops of buildings, integrated into building facades or installed on the ground using support structures and range in size from 2-3 kilowatts to multiple MW. Off-grid PV systems are typically much smaller and are frequently used in remote areas where they may be the only source of electricity for the end-user.

Solar Modules

        PV cells are devices that utilize semiconductor materials and act as converters, taking sunlight and converting it directly into electricity by a process known as the photovoltaic effect. A solar module is an assembly of PV cells that are electrically interconnected, laminated and framed in a durable and weatherproof package.

        There are two primary commercialized categories of solar cells: crystalline silicon and thin-film. The cells can be manufactured using different semiconductor materials, including mono- and poly-crystalline silicon for silicon cells, and amorphous silicon, gallium arsenide, copper indium gallium selenide and cadmium telluride for thin-film cells. In 2007, approximately 88% of PV cell production used crystalline silicon-based technology. However, due to lower production costs, it is expected that thin-film modules will account for an increasing percentage of PV cell production. Solarbuzz forecasts that the thin-film share will increase from approximately 12% in 2007 to roughly 15% of total PV cell production by 2012 under its "Green World Scenario", which we believe represents the most appropriate of three forecast scenarios published by Solarbuzz because it balances further growth resulting from increased development of governmental incentive programs with anticipated continued polysilicon supply constraints.

Encapsulants

        Regardless of the technology used to create solar energy from a PV system, the core component of the solar cell is the semiconductor circuit. To protect and preserve the semiconductor circuit, solar module manufacturers use an encapsulant. Encapsulants are critical to the proper functioning of solar modules, as they protect cells from the elements, bond the multiple layers of a module (top surface, PV cells, and rear surface) together, and provide electrical insulation. Encapsulants must incorporate high optical transmittance (transparency), stability at high temperatures and high levels of ultraviolet radiation, good adhesion to different module materials, adequate mechanical compliance to accommodate stresses induced by differences in thermal expansion coefficients between glass and cells, and good dielectric properties (electrical insulation). Even slight deteriorations of any of these properties of the encapsulant over time could significantly impair the electrical output of the solar module, which is of critical importance in the solar industry where solar module manufacturers provide 20- to 25-year warranties for their products. For example, shrinkage can occur during the manufacturing process and may result in voids, or holes, in the encapsulant, during module lamination, which are considered defects and cause for rejection of the entire panel. If there is a void in an encapsulant in the field, moisture can cause delamination and increase the possibility of corrosion.

        Over the years, various encapsulant materials have been used in solar modules, including ethylene-vinyl-acetate (EVA), polyvinyl butyral (PVB) and silicone rubber. EVA is the most commonly used material. EVA is modified with additives to increase stability and make the encapsulant suitable for use in long-term outdoor applications, such as solar modules. The encapsulant typically bonds the solar cells to the glass and backskin, protects solar cells from the elements and electrically isolates the circuit from the environment.

        During the solar module assembly process, the encapsulation process is typically accomplished by vacuum lamination, wherein a "pre-lam" stack (as depicted in the diagram below) is fashioned into a singular part comprising multiple layers. Thin sheets of EVA are inserted between the PV cells and typically the top and rear surfaces. Heating the "sandwich" then causes the EVA to cure, thus bonding the module into one piece. This step occurs towards the end of the manufacturing process and is critical to the entire solar module as there is only one opportunity to laminate correctly.

*
Thin-film graphic is not representative of all thin-film modules, which can vary significantly in structure.

        Due to direct exposure to the elements, the encapsulant is susceptible to several performance failures that can jeopardize the integrity and performance of the entire solar module and lead to significant warranty costs for solar module manufacturers. The most significant failures include:

  •
  Module delamination—loss of adhesion between the encapsulant and other module layers. Most of the delamination observed in the field has occurred at the interface between the encapsulant and the front surface of the solar cells in the module. Delamination is more frequent and more severe in hot and humid climates, sometimes occurring after less than five years of exposure. Delamination first causes a performance loss due to optical de-coupling of the encapsulant from the cells. Of greater concern from a module lifetime perspective is the likelihood that the void resulting from the delamination will provide a preferential location for moisture accumulation, greatly increasing the possibility of corrosion failures in metallic contacts.

  •
  Browning—propensity of an encapsulant to "brown" after long-term exposure to UV light leading to a permanent loss of transparency. As the encapsulant loses its transparency, the entire solar module loses its ability to convert sunlight into electricity.

        Despite the critical nature of encapsulant to solar cell applications, the encapsulant represents a small percentage of the overall manufacturing cost of the total solar module.

BUSINESS

Overview

        We are a leading global provider of encapsulants to the solar module industry. Encapsulants are a critical component used in all solar modules. We supply solar module encapsulants to many of the major solar module manufacturers, including BP Solar, First Solar, Solarwatt, SunPower and United Solar. We believe we were the primary supplier of encapsulants to each of our top 10 customers in 2007, which we believe is due to our superior product performance and customer service. Our encapsulants can be used in both crystalline and thin-film solar modules. Our solar net sales have increased from $9.9 million in 2003 to $78.6 million in 2007, representing a CAGR of 67.9%.

        Our quality assurance business is a leader in the consumer products quality assurance market, and we believe our quality assurance business is the only global testing services provider exclusively focused on the consumer products market. Our quality assurance business provides inspection, testing and audit services that enable retailers and manufacturers to determine whether products and facilities meet applicable safety, regulatory, quality, and performance and social standards. Our quality assurance net sales have increased from $66.5 million in 2003 to $95.4 million in 2007, representing a CAGR of 9.4%.

        See note 17 to our consolidated financial statements for additional information regarding our results of operations by segment and geographic area included elsewhere in this prospectus.

Our Solar Business

        Encapsulants are a critical and integral component of solar modules and demand for encapsulants is expected to track the strong growth forecasted for the global PV market. According to Solarbuzz, total worldwide PV cell production increased from 682 MW in 2003 to 3,436 MW in 2007, which represented a CAGR of approximately 50%. According to Photon Consulting's Solar Annual 2007 report, total global production of solar cells will reach 20,500 MW by 2011. This represents a CAGR of 56% from 2007 actual solar cell production of 3,436 MW as reported by Solarbuzz.

        We are a leader in the solar module encapsulant business. We manufacture specialty extruded sheets and film for solar module manufacturers. Encapsulants hold the solar module together and protect the semiconductor circuit of a solar module. We were the first to develop the original EVA encapsulants used in commercial solar module manufacturing in the 1970s in conjunction with the Jet Propulsion Laboratory of the California Institute of Technology under a NASA contract for the U.S. Energy Research and Development Administration, which later became known as the U.S. Department of Energy. We have no ongoing relationships with any of these agencies. We have sold our EVA encapsulants commercially since the late 1970s. We have continually improved our encapsulants, and we have developed many significant solar encapsulant innovations since we first commercialized our encapsulants, including encapsulants that maintain their dimensional stability and ultra-fast curing formulations. Our encapsulants can be used in both of the prevailing solar panel technologies, crystalline and thin-film, and are valued by our customers because they maintain their size and shape throughout the solar module manufacturing process, have fast curing times and have demonstrated long-term stability. These attributes are critical to solar module manufacturers, which typically provide 20- to 25-year warranties of the performance of their solar modules and continually seek to maximize manufacturing yield and optimize efficiency. Despite the critical nature of encapsulant to solar cell applications, the encapsulant represents a small percentage of the overall manufacturing cost of the total solar module.

        Our PhotoCap products consist of a polymeric product consisting primarily of EVA, which is modified with additives and put through our proprietary manufacturing process to increase product stability and make the encapsulant suitable for use in extreme, long-term outdoor applications. The inclusion of specific additives results in a limited shelf life before our encapsulants must be integrated into a solar module, making stocking impractical. Encapsulants are made-to-order to customer specifications for use in their solar module manufacturing process.

        In 2007, we sold approximately 1,065 MW solar module equivalent of encapsulant worldwide, of which approximately 561 MW were produced at our three facilities in the United States and approximately 504 MW were produced at our facility in Spain. We expect to be able to continue to improve our ability to service the growing Asian solar module market from our new facility in Malaysia, which we expect will become operational during the fourth quarter of 2008. We estimate that our 1,065 MW of solar cell equivalent encapsulant sales in 2007 were equal to approximately 30% of the global market.

Our Competitive Strengths

        We believe that our solar business possesses a number of key competitive strengths, including:

  •
  Primary Supplier to Leading Solar Module Manufacturers.    Because our encapsulants are designed into our customers' manufacturing process, offer long-term stability and substantial manufacturing efficiencies, and are a small part of the overall cost of the solar module, we believe our customers will continue to be reluctant to switch to other encapsulant suppliers. We believe we were the primary encapsulant supplier to each of our top 10 customers in 2007, which include many of the fastest growing solar module manufacturers. We supply encapsulants to both crystalline silicon and thin-film solar module manufacturers. We believe we are well-positioned to grow with the leading solar module manufacturers in the rapidly expanding solar module industry. We believe that our customers select our encapsulants because of their high quality and superior performance, our ability to meet our customers' delivery requirements and our customer service and technical support.

  •
  Superior Product Performance.    Our encapsulants play a critical role in permanently bonding and protecting sensitive solar module components while helping to maintain solar module performance for extended periods under intense environmental conditions. Our products are designed to provide superior long-term clarity, which is critical to helping our customers meet their advertised and guaranteed performance levels throughout the solar module life-cycle. We are not aware of any significant warranty claims against our customers as a result of the performance of our encapsulants, some of which have been in the field nearly 30 years. Our encapsulants are formulated to be non-shrinking so that they maintain their size and shape throughout the solar module manufacturing process, thereby reducing manufacturing defects. In addition to providing dimensional stability, our highly engineered ultra-fast curing encapsulants provide for more rapid and efficient solar module manufacturing, enabling our customers to achieve higher throughput rates and reduce production costs. We believe our customers recognize the value of our products because they are able to avoid manufacturing defects on the factory floor and the warranty costs associated with quality issues in installed panels and our products assist them in achieving high throughput and yield in their manufacturing processes.

  •
  History of Innovation.    We have a long history of innovation. We, in conjunction with the predecessor to the U.S. Department of Energy, utilized our experience and technical expertise in the field of plastics to invent the original EVA encapsulant formulations used in commercial solar module manufacturing. In addition, we have developed many significant encapsulant innovations since we first introduced our encapsulants commercially in the late 1970s. Our key innovations include:
  •
  non-shrinking formulations that provide superior dimensional stability;

  •
  ultra-fast curing encapsulants for lower temperatures and speeding up the manufacturing process;

    •
    lay-flat encapsulants that increase efficiency for solar module manufacturers;

    •
    flame-retardant encapsulants;

    •
    enhanced long-term encapsulant clarity and stability; and

    •
    encapsulants tailored to thin-film solar modules.

  •
  Global Manufacturing Base.    We have invested heavily in developing our global production capacity through the construction and acquisition of new plants, by increasing the number of our production lines and by upgrading our manufacturing equipment to meet our customers' needs. We currently operate 11 production lines in four locations, of which three are in the United States and one is in Spain with total capacity of 3,750 MW, and we are in the process of constructing a production facility in Malaysia which will enable us to better serve our customers in Asia. Once our Malaysia plant is operational, we believe we will be the only encapsulant provider with manufacturing capabilities in the United States, Europe and Asia, which should provide us with a significant competitive advantage. Our multiple locations allow us to better meet the delivery requirements of our customers and to reduce shipping costs. In addition, our multiple locations provide us with additional manufacturing space to allow us to increase capacity to meet evolving customer needs and reduce risks relating to any production disruptions at a single facility.

  •
  Technical and Management Expertise.    Our senior management team includes seasoned veterans with diverse business experiences who provide a broad range of perspectives and have enabled us to proactively manage our rapid organic growth, including the substantial expansion of our manufacturing operations. STR Solar's President, Robert Yorgensen, has been with us for 23 years. During his tenure, Mr. Yorgensen has played a critical role in the technical development of our encapsulant products and has overseen the development of our major encapsulant innovations. Our team of engineers and plant managers are also critical to the success of our product development efforts and maintaining the high quality of our products and our superior customer service.

Our Growth Strategy

        Our objective is to enhance our position as a leading global provider of encapsulants to solar module manufacturers. Our strategies to meet that objective are:

  •
  Increase Manufacturing Capacity.    To meet growing demand in the solar module market and increase our market share, we plan to continue to increase capacity by adding new production lines at our existing facilities and adding our new manufacturing facility in Malaysia. Since 2003, we have invested $21.3 million to expand our production capacity. We have added three 500 MW production lines to date in 2008, bringing our total capacity to 3,750 MW. We are currently constructing a new manufacturing facility in Malaysia, which has initially been designed for up to 2,000 MW of capacity and can be expanded to accommodate up to 4,000 MW of capacity. We anticipate the facility will become operational with a 500 MW line during the fourth quarter of 2008. We intend to expand our total capacity to 7,250 MW by the end of 2009 and also may add new facilities in the future to meet demand. We believe that our Malaysian plant will enhance our competitive position in various Asian markets and will allow us to take advantage of shorter shipping times and lower logistics costs, a lower cost workforce and lower raw material costs and operating expenses. We also intend to continue to expand manufacturing capacity in our plant in Spain to enhance our competitive position in fast-growing European markets. In addition, we are seeking to expand the number of production lines in our Somers, Connecticut facility to enhance our product development efforts while maintaining our production capacity.

  •
  Continue Product Innovation.    We intend to leverage our technical experience and the expertise derived from our nearly 30 years of innovation to continue to develop new products and technologies to meet our evolving customer needs and to maintain and enhance our competitive position. Throughout the history of our solar business, we have continued to innovate our encapsulant technologies. For example, we recently introduced our ultra-fast cure encapsulants, which significantly reduce manufacturing times, resulting in increased throughput in the solar module manufacturing processes of our customers. We also are developing a new backskin product that we expect to complement our existing solar business. We plan to increase our investments in product development, including the addition of technical personnel and research scientists, to accelerate new product innovations.

  •
  Focus on Critical Markets and Customers.    We provide encapsulants to many of the leading solar module manufacturers worldwide. Many of our existing customers are experiencing rapidly growing demand for their products, which provides a significant opportunity for us to increase our encapsulant sales. We are expanding our manufacturing capacity to address this growing demand. In addition, we intend to continue to seek new customer relationships. For example, after we opened our facility in Spain, we were able to acquire multiple new customers across Europe from a competitor. We believe there continues to be a significant opportunity in Europe, and we intend to expand our sales efforts through our facility in Spain. In addition, we are focused on increasing our visibility in the growing Asian market through our Malaysian facility, which we expect will become operational during the fourth quarter of 2008, and increasing our sales and marketing efforts. We will also continue to build capacity and identify new market entrants and emerging technologies, which we believe will provide new sales opportunities.

  •
  Further Reduce Manufacturing Costs.    We are continuously seeking to improve our competitive position by reducing our manufacturing costs, and we have identified a number of cost reduction opportunities. For example, we have made modifications to our production process to achieve high throughput and yield and are developing an encapsulant that eliminates the use of a paper liner, which is used to separate layers of our encapsulants when they are rolled and represents the second largest material-related cost of our encapsulant. Eliminating the paper liner would reduce our material-related costs. In addition, we have qualified multiple suppliers for resin and paper liner, the key components of our products, and continue to identify additional suppliers to improve our negotiating position and lower our raw material costs. In addition, the locations of our plants allow us to reduce delivery and other logistical costs.

Our Solar Products

        We have over 10 commercial encapsulant formulations. We develop our formulations internally, drawing on our considerable accumulated experience, and in conjunction with our customers to meet their varying requirements. Our encapsulant formulations offer a range of properties and processing attributes, including various curing times and temperatures that align with the requirements of our customers' lamination processes and module constructions. Our formulations can be used in both crystalline and thin-film modules, except that we have developed a non-EVA encapsulant specifically for thin-film solar modules.

Our Solar Markets and Customers

        Our customers are solar module manufacturers located in the United States, Europe and Asia. Our largest customers include manufacturers of both crystalline silicon and thin-film modules and include many of the world's largest solar module manufacturers. In 2007, our largest customers were BP Solar, First Solar, Solarwatt, SunPower and United Solar. We have supplied encapsulants to two of our largest customers for over 10 years. First Solar and BP Solar accounted for over 10% of our solar net sales in 2007, and First Solar accounted for over 10% of our solar net sales in the six months ended June 30, 2008. In addition, our five largest customers accounted for 46.9%, and 46.3% of our solar net sales in 2007 and the six months ended June 30, 2008, respectively. In 2007, we believe we were the primary supplier of encapsulants to each of our top 10 customers.

        We typically sell our encapsulants on a purchase order basis or through supply contracts that are less than one year and specify prices and delivery parameters but can be canceled or delayed prior to shipment. We also have long-term and prepayment arrangements with some of our customers. In addition, we provide technical support to our customers and work with our customers when they are qualifying solar modules that utilize our products, which can take from two months to over a year.

        Historically, our sales strategy has focused on developing long-term relationships with solar module manufacturers and working with them during their product development efforts. We intend to increase our marketing and sales efforts by building a sales organization at each of our solar manufacturing facilities.

Our Solar Operations

Facilities and Equipment

        We have four production facilities. The manufacturing facilities are located in Enfield, Connecticut; Somers, Connecticut; St. Augustine, Florida and Asturias, Spain. We are also in the process of building a manufacturing facility in Malaysia, which we expect will become operational during the fourth quarter of 2008.

        We currently operate 11 production lines worldwide with total annual production capacity of 3,750 MW. We plan to add an additional 500 MW line in 2008 increasing our total capacity to 4,250 MW. We intend to further expand our total capacity to 7,250 MW by the end of 2009.

        Our production lines incorporate our proprietary technology and processes. We rely on third-party equipment manufacturers to produce our manufacturing lines to our specifications, which we then further customize in-house.

Encapsulant Production Process

        Our production process typically begins by mixing EVA pellets with several additives to give the encapsulant its desired properties. The mixture is then melted, homogenized, pressurized and forced through a die to create an "EVA curtain," forming a continuous encapsulant sheet. The sheet then progresses to downstream equipment in a proprietary process, which forms a continuous cool, textured product. The EVA sheet is then wound into rolls with paper liner, slit to the desired width and packaged for shipment to customers. We have more than 10 commercial encapsulant formulations, which allow us to meet a variety of customer demands.

Raw and Other Materials

        Resin and paper liner are the two primary materials used in our process, with resin accounting for more than half of our direct manufacturing costs. A number of additives as well as packaging materials represent the remainder of our raw material costs.

        We have multiple qualified vendors for resin. We typically carry a six week supply of resin to provide protection against potential supply interruptions resulting from inclement weather, natural disasters and strikes. The stock is distributed among our production facilities and warehouses so that a disruptive event in one location would not affect our ability to continue production at our other facilities. We have qualified a resin supplier in Asia and are in the process of identifying and qualifying additional local resin suppliers.

        We have three qualified suppliers of paper liner. Our main paper suppliers are located in the United States and Europe, and we purchase paper based on pricing and required lead times. Our main U.S. paper supplier has an Asian distribution network, and we are working to identify local paper suppliers in Asia.

Our Solar Competition

        We compete with a number of encapsulant manufacturers, including Bridgestone, Etimex and Mitsui. We also face limited competition from suppliers of non-EVA encapsulants. Over the years, various encapsulant materials have been used in solar modules, including PVB and silicone rubber. Some of our competitors are large, global companies with substantial financial, manufacturing and logistics resources and strong customer relationships. We compete on the basis of several factors, including:

  •
  product performance, including quality, customer service and technology;

  •
  delivery timing and logistics;

  •
  production capacity; and

  •
  price.

        We believe our relations with the leading solar module manufacturers, the performance of our products, our history of innovation, our global manufacturing base and technology knowledge and management expertise provide us with significant competitive advantages.

Manufacturing Process Quality Controls

        Our manufacturing quality program is ISO 9000 certified. We have a high level of automation at each of our facilities that involves real-time monitoring of the blender, sheets and entire process. Such automation provides consistency across our facilities so that we can schedule production for customer orders at any of our locations. In addition, our inventory monitoring system allows us to efficiently plan our production schedule by location.

        Furthermore, we test our products in real-time and at a high degree of frequency. Each of our manufacturing facilities is supervised by a director of quality, who maintains quality assurance programs, and has discretion to discard sheets of encapsulants that do not meet required standards.

Qualification and Certification

        Design certification programs for solar modules basically measure the performance of solar modules under simulated environmental conditions. In certifying their solar modules, our customers must test any solar module with the encapsulant utilized in their product. The certification and qualification tests related to any solar modules are defined in the following standards: IEC 61215 (crystalline silicon) and IEC 61646 (thin-film).

        A successful qualification test program typically means that the tested models/types of solar modules have been subjected to and passed the minimum requirements of the relevant test standards. Qualification or certification does not guarantee any performance but provides reasonable assurance that the solar modules of the tested model or type will perform reliably under field conditions.

        Under guidelines developed by the IEC/TC82/WG2 committee in 2000, modifications to the encapsulation system for solar modules can require retesting of the solar module. Such guidelines call for various retesting if there is any change in the chemistry of the encapsulant used in the solar module.

Our Quality Assurance Business

        Our quality assurance business is a leader in the consumer products quality assurance market, and we believe our quality assurance business is the only global testing services provider exclusively focused on the consumer products market. We offer services that help clients determine whether the products designed and manufactured by them or on their behalf meet applicable safety, regulatory, quality, performance and social standards. Growth in the global consumer products testing industry is driven by factors such as global trade and offshore manufacturing facilities, the movement towards shorter product life-cycles and mass customization, as well as increasing regulatory oversight and requirements. The primary clients for quality assurance services are large North American and European retailers that manage a global supply chain of manufacturers, vendors and importers. In particular, retailers, importers and manufacturers that choose to outsource production to developing countries rely on quality assurance services to ensure product quality and standards.

        We have offered quality assurance services since 1973. Since forming our quality assurance business, we have expanded our quality assurance service offerings and have increased the scale of the business to meet the growing worldwide needs of the consumer products manufacturing industry. Our quality assurance business has an extensive network of 19 laboratories, 65 inspection and audit offices and 20 sales offices in 35 countries across North America, South America, Europe, Asia and Africa. With an experienced team of over 1,000 scientists, technicians, engineers, auditors, trainers and inspectors, our quality assurance business enables retailers to effectively manage their quality control systems and helps promote the introduction of safe and high-quality products to the marketplace. We sell our quality assurances services through our direct sales force and sales and marketing efforts. In an environment of increasing globalization of consumer products manufacturing in developing countries, coupled with the continued trend towards outsourcing of quality assurance services and vendor consolidation, we believe our size and global reach make our quality assurance business particularly well-positioned to benefit from these positive market drivers.

        Because our quality assurance business serves a diverse and global client base, we strive to operate where such clients operate. We are required to work with a partner in certain countries either because of local laws and regulations or because such arrangements are customary to doing business in such countries. Also, we enter into and will continue to enter into strategic alliances with other quality assurance services in order to meet client demands in countries in which it may not be practicable for us to operate in on a stand-alone basis. Also, we may enter into strategic alliances with other quality assurance providers in order to meet client demands in countries where it may not be practicable for us to operate on a stand alone basis.

        We have established deep and longstanding relationships with many of the major global retailers and manufacturers of consumer products. We have a broad client base, serving over 5,000 clients, with our top five clients accounting for 18.2% and 17.2% of our quality assurance net sales in 2007 and the six months ended June 30, 2008, respectively. The average length of our relationship with our top 10 clients in 2007 was approximately 15 years, which includes several new clients. Our quality assurance business's reputation for quality is demonstrated by our more than 30 internationally recognized accreditations and memberships. In addition, we were the first foreign company to receive the Commodity Inspection and Quarantine, or CIQ, accreditation from the Chinese government, a requirement for all inspection companies conducting operations in China.

        Our consumer products quality assurance business includes corporate social responsibility auditing, laboratory testing, inspections and associated consultancy services. The primary markets for these services include clients in diverse industries such as electronics, footwear and leather goods, hard goods, textiles, toys and toy premiums, over-the-counter pharmaceuticals, nutritional supplements, food, household chemicals and health and beauty aids. We also provide laboratory and non-laboratory technical services required to bring engineered plastic materials and products to the marketplace.

        In addition, we work with brand owners and retailers to ensure that their supply chain partners comply with applicable local legal requirements, worker welfare and health and safety standards, as well as corporate codes of conduct.

         Quality Assurance Competition.    Our consumer product testing and quality assurance services compete with:

  •
  captive services—in-house quality assurance programs maintained and operated by retailers themselves;

  •
  global competitors—include Bureau Veritas Group, Intertek Group plc and SGS SA, who compete with us in the majority of our service offerings and industries, all three of which are larger and have greater geographic coverage than us;

  •
  local competitors—smaller, local competition is generally highly specialized and effective in situations in which a client's needs are limited to the few services that these competitors offer; and

  •
  non-profit competitors—non-profit certification companies and standards-setting institutes that are usually more focused on safety and social issues but are increasingly offering product testing services.

        The development of a technical reputation, the depth of industry knowledge and internationally recognized accreditations are the primary barriers to entry for large-scale competitors. The key competitive factors include the level of technical and industry knowledge, pricing, geographic footprint, level of client service, timeliness, accuracy, marketing, breadth of service offering, level of consultation and information usefulness and technical excellence in a given product category.

         Quality Assurance Data Management System.    We believe the features in our Quality Assurance Data Management System provide us with a strong competitive advantage. Through a host of web-based tools presently in use and in development, we provide real-time vendor monitoring, on-demand report generation, quality trending and defect analysis. These features allow clients to view the performance of particular vendors and place some vendors on reduced inspection programs, which in turn reduces costs. Furthermore, this information provides quality managers with an opportunity to demonstrate the cost of quality and the effectiveness of their program. We plan to enhance these tools to allow clients to place orders, pay invoices and view an even greater amount of information via the Internet.

         Quality Assurance Accreditations.    Our quality assurance business has more than 30 internationally recognized accreditations and memberships, which require us to meet and maintain varying standards and requirements. Each quality assurance location is required to maintain, at a minimum, an ISO 9000 Quality Management System and is expected to continue to add industry-specific technical proficiency accreditations. Our quality assurance business is accredited for social compliance auditing by the Fair Labor Association, Social Accountability International (SA 8000), Worldwide Responsible Apparel Production, The International Council of Toy Industries and is a signatory of the United Nations Global Compact and a member of Business For Social Responsibility. We also actively participate in quality assurance industry trade organizations, including the Ethical Trading Initiative, Business Social Compliance Initiative and Initiative Clause Sociale.

Key Global Accreditations and Memberships

 United States

•  Underwriters Laboratories Inc. (UL)
(Certified Engineering and Administrative Agency)

•  ISO 17025 Accreditation Connecticut

•  Worldwide Responsible Apparel Production (WRAP)

•  Cashmere and Camel Hair Manufacturers Institute (CCMI)

•  International Safe Transit Association (ISTA)

•  Social Accountability International (SAI)

•  International Council of Toy Industries (ICTI) (Accredited Auditor) SA8000 (Accredited Auditor)

•  Fair Labor Association (FLA) (Accredited Monitor)

•  United Nations Global Compact

 Europe

•  United Kingdom Accreditation Service (UKAS) (Notified Body)

•  ISO 17025 Accreditation in U.K., Switzerland and Turkey

 Brazil

•  Institutes for the Quality of Toys and Children's Articles (IQB)

•  International Register of Certified Auditors (IRCA)

 Hong Kong

•  Hong Kong Accreditation Service (HKAS)

•  United Kingdom Accreditation Service (UKAS) (Accredited Laboratory)

•  International Safe Transit Association (ISTA) (Certified Laboratory)

•  Institute for the Quality of Toy (IQB) (Approved Laboratory)

•  Laboratory Accreditation, Correlation, Evaluation (LACE) Textile Laboratory Accreditation Scheme (Approved Laboratory)

•  The Woolmark Company

 Membership

•  American Association of Textile Chemists and Colorists (AATCC)

•  American Society for Testing And Materials (ASTM)

•  British Standards Institute (BSI)

•  The Business and Institutional Furniture Manufacturers Association (BIFMA) International

•  Hong Kong Apparel Society Limited (HKAS)

•  Federation of Hong Kong Industries (FHKI)

•  Occupational Safety & Health Council (OSHC)

 Accreditation / Laboratory Approval

•  China National Accreditation Service for Conformity Assessment (CNAS)

•  International Electrotechnical Commission, Worldwide System for Conformity Testing and Certification of Electrotechnical Equipment and Components (IECEE)

•  International Safe Transit Association (ISTA)

•  Taiwan Accreditation Foundation (TAF)

Quality Assurance Clients

        Our quality assurance business has established relationships with many global retailers and manufacturers of consumer products, which we believe is the result of our relationship-based sales approach. We have a broad client base, serving over 5,000 clients in 2007, with our top five clients accounting for 18.2% and 17.2% of our quality assurance net sales in 2007 and the six months ended June 30, 2008, respectively. The average length of our relationship with our top 10 clients in 2007 was approximately 15 years, which included several new clients.

Properties

        Our principal executive offices are located at 10 Water Street, Enfield, Connecticut 06082. As of June 30, 2008, our solar business had four production facilities. A fifth production facility is currently under construction in Malaysia. Our quality assurance business operates a network of 19 laboratories, 65 inspection and audit offices and 20 sales offices in 35 countries across North America, South America, Europe, Asia and Africa.

        The following tables summarize information regarding our significant owned and leased properties as of June 30, 2008:

Location	Square Feet	Owned/Leased
Corporate
Enfield, Connecticut*	11,000	Owned
Solar
Enfield, Connecticut*	16,500	Owned
Somers, Connecticut	42,000	Leased
St. Augustine, Florida	24,000	Leased
Asturias, Spain	108,000	Owned
Quality Assurance
Enfield, Connecticut*	37,500	Owned
Canton, Massachusetts	42,000	Leased
Derby, United Kingdom	28,000	Leased
Reading, United Kingdom	28,500	Leased
Steinach, Switzerland	12,500	Leased
Hong Kong, China	60,000	Leased
Shanghai, China	40,500	Leased
Shenzhen, China	47,500	Leased
Haryana, India	16,500	Leased
Taipei, Taiwan	18,000	Leased

*
Co-located.

Intellectual Property

        We own or license a number of trademarks, service marks, trade secrets and other intellectual property rights that relate to our products and services. Our intellectual property consists of more than 10 encapsulant formulations, as well as several processes and sub-processes, a service mark on our corporate logo and our trademarks "STR" and "PhotoCap." As appropriate, we require employees, suppliers and customers to execute confidentiality agreements.

        We strategically rely on trade secrets, rather than patents, to protect our proprietary processes, methods, documentation and other technology, including our encapsulant formulations, as well as certain other business information. Patent protection requires a costly and uncertain federal registration process that would place our confidential information in the public domain. Instead, we utilize trade secrets to protect the formulations and processes we use to manufacture our products, including our encapsulants, and also to safeguard our proprietary formulations and methods. We believe we can effectively protect our trade secrets indefinitely through use of confidentiality agreements and other security measures. While we enter into confidentiality agreements with our employees and third parties to protect our intellectual property rights, such confidentiality provisions related to our trade secrets could be breached and may not provide meaningful protection for our trade secrets. Also, others may independently develop technologies or products that are similar or identical to ours. In such case, our trade secrets would not prevent third parties from competing with us.

Employees

        As of June 30, 2008, we employed approximately 1,900 people on a full or part-time basis. We maintain a non-unionized workforce, with the exception of some employees in our solar manufacturing facility in Spain where unions are required and our quality assurance facilities in mainland China, where union representation is more typical. We have not experienced any significant work stoppages during the past five years.

Legal Proceedings

        In addition to the matters discussed below, from time to time, we are and have been a party to litigation that arises in the ordinary course of our business, although we have no other material litigation pending at this time.

  Galica/JPS

        In October 2007, we filed a complaint against defendants James P. Galica and JPS Elastomerics Corp. in the Massachusetts Superior Court in Hampshire County. Galica left our employ in mid-2005. JPS hired Galica in the fall of 2006. Shortly after hiring Galica, JPS introduced a product that competes with certain of our solar business's products and appeared to substantially incorporate technology we use in our encapsulant, also known as the polymeric sheeting product line. We believe that this technology provides us with a competitive advantage in the marketplace. Our complaint alleged six separate claims. Specifically, we alleged that JPS and Galica violated Massachusetts General Laws, chapter 93, §§ 42 and 42A, misappropriated trade secrets, and violated the Massachusetts Unfair and Deceptive Trade Practices Act. Additionally, our complaint alleged breaches of contract, breaches of the implied covenant of good faith and fair dealing, and breaches of fiduciary duty against Galica. The trial was completed in August 2008. The jury determined that the technology for our polymeric sheeting product line is a trade secret. The jury also determined that JPS and Galica had not misappropriated our trade secrets. In addition, the jury found that Galica had breached his confidentiality agreement with us. The amount of any damages resulting from Galica's breach has not yet been determined. Further, our claim that JPS and Galica violated the Massachusetts Unfair and Deceptive Trade Practices Act is still pending before the court and will be determined by the presiding judge. Judgment will not be entered until this claim is resolved. The court has ordered each party to brief the issue and has scheduled an oral argument on our claim under the Massachusetts Unfair and Deceptive Trade Practices Act for December 18, 2008. We have not decided if we will appeal the jury's determination. If we do not appeal the jury's determination, or if any appeal is unsuccessful, JPS may compete with us by continuing to sell a product that is substantially similar to some of our encapsulants.

  STR Spain

        In February 2006, an employee at our solar manufacturing facility in Spain was injured when testing a new manufacturing line. The employee is receiving Spanish workers' compensation benefits. In January 2008, the employee's family initiated a proceeding in the social court, which is Spain's court related to labor law, against our Spanish subsidiary seeking compensation of €2.0 million for the injured employee. The trial is scheduled to commence in November 2008, which would likely result in a ruling in December 2008. Either party may contest the ruling. There is also a related criminal investigation against one of our employees in the investigation court of Spain's criminal court. The outcome of these proceedings are unknown and cannot be predicted at this time.

Environmental Regulation

        We are subject to a variety of environmental, health and safety, and pollution-control laws and regulations in the jurisdictions in which we operate. We do not believe the costs of compliance with these laws and regulations will be material. We use, generate and discharge hazardous substances, chemicals and wastes at some of our facilities in connection with our product development, testing and manufacturing activities. Any failure by us to control the use of, to remediate the presence of, or to restrict adequately the discharge of, such substances, chemicals or wastes could subject us to potentially significant liabilities, clean-up costs, monetary damages and fines or suspensions in our business operations. In addition, some of our facilities are located on properties with a history of use involving hazardous substances, chemicals and wastes and may be contaminated. Although we have not incurred, and do not currently anticipate, any material liabilities in connection with such contamination, we may be required to make expenditures for environmental remediation in the future.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the names and ages as of October 15, 2008 of our executive officers, directors and director nominees. The descriptions below include each such person's service as a board member or a manager of STR Holdings and our predecessor. Currently, each of the individuals listed below as a director serves as a member of the board of managers of STR Holdings LLC pursuant to the terms of the STR Holdings LLC Agreement. See "Certain Relationships and Related Person Transactions—STR Holdings LLC Agreement."

Name	Age	Position
Dennis L. Jilot	61	Chairman, President and Chief Executive Officer
Barry A. Morris	54	Executive Vice President and Chief Financial Officer
John F. Gual	48	Vice President and Chief Operating Officer
Robert S. Yorgensen	45	President, STR Solar
John A. Janitz	65	Director
Jason L. Metakis	31	Director
Dominick J. Schiano	53	Director
Susan C. Schnabel	46	Director
Ryan M. Sprott	35	Director
Scott S. Brown	51	Director nominee
Andrew M. Leitch	65	Director nominee

         Dennis L. Jilot.    Dennis L. Jilot has been our President and Chief Executive Officer and a director since 1997 and has been our Chairman since 2002. Prior to joining us, Mr. Jilot was Executive Vice President of Corning Clinical Laboratories, President and Chief Executive Officer of Corning Nichols Institute and President and Chief Operating Officer of MetPath Incorporated. Mr. Jilot holds a B.S. from the University of Wisconsin at Stevens Point and completed the Executive M.B.A. program at the University of Virginia Darden School of Business.

         Barry A. Morris.    Barry Morris has been a Vice President and our Chief Financial Officer since 2002 and became an Executive Vice President in September 2008. Prior to joining us, Mr. Morris was Chief Financial Officer of General Bearing Corporation as well as Director of Financial Services and Corporate Controller for BTR Inc. He holds an M.B.A. from the University of Connecticut and a B.S. from American International College.

         John F. Gual.    John F. Gual has been a Vice President since 1999 and our Chief Operating Officer since 2003. Mr. Gual serves as head of STR Quality Assurance and has been employed by us for 27 years. Mr. Gual has held a variety of positions, including Director of Consumer Product Testing, Manager of Consumer Product Testing, Project Leader of the Pipe Evaluation Laboratory and Project Leader of Engineering and Applications. He holds a B.S. from Rensselaer Polytechnic Institute.

         Robert S. Yorgensen.    Robert S. Yorgensen has been the President of STR Solar since 1997 and has been employed by us for 23 years. Mr. Yorgensen has held a variety of positions with us, including Extruded Products Manager and Senior Technical Specialist of Materials RD&E and Specialty Manufacturing, Technical Specialist of Materials RD&E and Specialty Manufacturing, Project Leader of Development Engineering and Specialty Manufacturing. He holds a Bachelor of Technology, Mechanical Engineering from the University of Connecticut and an A.S. from Hartford State Technical College.

         John A. Janitz.    John A. Janitz has served on our board of directors since June 2007. Since March 2007, Mr. Janitz has been a Principal at Evergreen Capital Partners LLC, an investment firm that provides advisory services to and co-invests with DLJ Merchant Banking Partners, an affiliate of

Credit Suisse. From October 2003 to March 2007, he served as Co-Managing Principal for Questor Management Company, a turnaround capital investment firm based in Michigan. Mr. Janitz engaged in various advisory and consulting arrangements with several private equity firms from October 2001 until February 2003. Mr. Janitz serves as a director of RG Tube Holdings LLC (RathGibson, Inc.). Mr. Janitz holds a B.S. from Villanova University and an M.B.A. from Eastern Michigan University.

         Jason L. Metakis.    Jason L. Metakis has served on our board of directors since June 2007. Mr. Metakis joined Donaldson, Lufkin and Jenrette's Investment Banking Division in 1999 and DLJ Merchant Banking Partners in 2001, and is currently a Vice President of DLJ Merchant Banking Partners. Mr. Metakis received an A.B. from Harvard College and an M.B.A. from Harvard Business School.

         Dominick J. Schiano.    Dominick J. Schiano has served on our board of directors since June 2007. Since March 2007, Mr. Schiano has been a Principal at Evergreen Capital Partners LLC, an investment firm that provides advisory services and co-invests with DLJ Merchant Banking Partners. From September 2003 to March 2007 as a Managing Director of Questor Management Company. From September 1997 to January 2003, he served at Textron, Inc. as Executive Vice President and Chief Financial Officer of Textron Fastening Systems, Inc., and most recently, as Executive Vice President and General Manager at Textron Fastening Systems, Inc.—Threaded Products Group. Prior to that, Mr. Schiano held roles of increasing responsibility in finance, mergers and acquisitions and operations at Emerson Electric Co., Gulf+Western Industries Inc., Wickes Companies, Inc. and TRW Inc. Mr. Schiano serves as a director and member of the audit committee of Material Sciences Corporation and RG Holdings LLC (RathGibson, Inc.). Mr. Schiano attended Long Island University.

         Susan C. Schnabel.    Susan C. Schnabel has served on our board of directors since June 2007. Ms. Schnabel is a partner at DLJ Merchant Banking Partners where she has served as a Managing Director since 1998. Ms. Schnabel joined Donaldson, Lufkin and Jenrette's Investment Banking Division in 1990. In 1997, she left Donaldson, Lufkin and Jenrette's Investment Banking Division to serve as Chief Financial Officer of PetSmart, Inc., a specialty retailer of pet products and supplies, and joined DLJ Merchant Banking Partners in her present capacity in 1998. Ms. Schnabel is also a director of Pinnacle Gas Resources, Inc. and Rockwood Holdings, Inc. as well as other private portfolio companies. Ms. Schnabel received a B.S. from Cornell University and an M.B.A. from Harvard Business School.

         Ryan M. Sprott.    Ryan M. Sprott has served on our board of directors since June 2007. Mr. Sprott joined CSFB Private Equity in 1998 and DLJ Merchant Banking Partners in 2001 and is currently a Principal of DLJ Merchant Banking Partners. From 1996 to 1998, he worked in the Natural Resources Group of Credit Suisse's Investment Banking Division. Mr. Sprott is also a director of Hard Rock Hotel Holdings, LLC, operator of the Hard Rock Hotel and Casino in Las Vegas, as well as various private companies. Mr. Sprott received a B.S. and an M.B.A. from the University of Kansas.

         Scott S. Brown.    Scott S. Brown will become a member of our board of directors upon the consummation of this offering. Mr. Brown is the Chief Executive Officer of New Energy Capital LLC, which invests in, owns and operates renewable energy and distributed generation projects. He has held that position since January 2004. Between 2001 and December 2003, Mr. Brown was Chief Executive Officer of Sinclair Brown Associates, a management and investment consulting firm. Prior to that, Mr. Brown had been a consultant to Whitney & Co., a $4 billion private equity company, evaluating investments in renewable energy markets, including a photovoltaic industry component manufacturer and a wind energy finance start-up. Previously, Mr. Brown was on the founding management team of First Solar and President and Chief Executive Officer of Glasstech Solar, Inc, a manufacturer of semiconductor equipment for the photovoltaic industry. Between 1998 and 2005, Mr. Brown was a member of the National Advisory Board of the National Renewable Energy Laboratory. He holds a B.A. from Dartmouth College and a J.D. from Harvard Law School.

         Andrew M. Leitch.    Andrew M. Leitch will become a member of our board of directors upon the consummation of this offering. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, last serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 through March 2000 upon his retirement. Mr. Leitch currently serves as a director and chairman of the audit committee of Blackbaud Inc. and Aldila, Inc. and as a director and member of the audit committee of Cardium Therapeutics Inc. Mr. Leitch also serves as a director of various other private companies. Mr. Leitch is a CPA in the state of New York, and a Chartered Accountant in Ontario, Canada.

Director Independence

        Our board of directors has affirmatively determined that Messrs. Brown, Leitch, Metakis and Sprott and Ms. Schnabel are independent directors under the applicable rules of the NYSE and as such term is defined in Rule 10A-3(b)(1) under the Exchange Act. In accordance with NYSE rules, a majority of our directors will be independent within one year from the effective date of our registration statement for this offering.

Board of Directors

        Our business and affairs are managed under the direction of our board of directors. Our bylaws will provide that our board of directors will consist of between                and                directors. Upon the consummation of this offering, our board of directors will be composed of eight directors. Each member of the board of managers of STR Holdings LLC serves pursuant to the terms of the STR Holdings LLC Agreement.

        Our executive officers and key employees serve at the discretion of our board of directors.

Board Committees

        Our board of directors has the authority to appoint committees to perform certain management and administration functions. Upon the consummation of this offering, our board of directors will have three committees: the audit committee, the compensation committee and the nominating and corporate governance committee.

Audit Committee

        We have an audit committee consisting of Messrs. Schiano and Sprott. Upon the consummation of this offering, our audit committee will consist of Messrs. Leitch, Brown and Schiano, with Mr. Leitch serving as chair of the audit committee. The audit committee will have responsibility for, among other things:

  •
  overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting processes, our disclosure practices and the audits of our financial statements;

  •
  overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

  •
  overseeing management's establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy;

  •
  engaging independent counsel and other advisers as the audit committee deems necessary;

  •
  reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings;

  •
  reviewing and assessing the adequacy of a formal written charter on an annual basis;

  •
  preparing the audit committee report required by SEC rules to be included in our annual report;

  •
  reviewing and approving all related person transactions for potential conflict of interest situations on an ongoing basis;

  •
  determining compensation of and reviewing the performance of the independent accountants and appointing or terminating the independent accountants and considering and approving, in advance, any non-audit services proposed to be performed by the independent accountants; and

  •
  handling such other matters that are specifically delegated to the audit committee by our board of directors from time to time.

        The SEC rules and the NYSE rules require us to have one independent audit committee member upon the listing of our common stock on the NYSE, a majority of independent directors within 90 days of the effective date of our registration statement and all independent audit committee members within one year of the effective date of our registration statement. Our board of directors has affirmatively determined that Messrs. Leitch and Brown meet the definition of "independent directors" for purposes of serving on an audit committee under applicable SEC and NYSE rules, and we intend to comply with these independence requirements within the time periods specified. In addition, Mr. Leitch qualifies as our "audit committee financial expert."

Compensation Committee

        We have a compensation committee consisting of John A. Janitz, Dennis L. Jilot and Susan C. Schnabel. Upon the consummation of this offering, our compensation committee will consist of Messrs. Sprott and Metakis and Ms. Schnabel, with Mr. Sprott serving as chair of the compensation committee. The compensation committee will have responsibility for, among other things:

  •
  recommending to our board of directors for consideration, the compensation and benefits of our executive officers and key employees;

  •
  monitoring and reviewing our compensation and benefit plans;

  •
  administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to the board of directors concerning these matters;

  •
  preparing the compensation committee report required by SEC rules to be included in our annual report;

  •
  preparing recommendations and periodic reports to the board of directors as appropriate; and

  •
  handling such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominating and Corporate Governance Committee

        Upon the consummation of this offering, we will have a nominating and corporate governance committee consisting of Ms. Schnabel and Messrs. Metakis and Sprott, with Ms. Schnabel serving as chair of the nominating and corporate governance committee. The nominating and corporate governance committee will have responsibility for, among other things:

  •
  recommending persons to be selected by our board of directors as nominees for election as directors and to fill any vacancies on the board;

  •
  reviewing annually board composition, including independence, judgment, business specialization, technical skills, diversity and other desired qualities;

  •
  considering and recommending to our board of directors qualifications for the position of director and policies concerning the composition of the board;

  •
  monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance;

  •
  considering and recommending to our board of directors other actions relating to corporate governance; and

  •
  handling such other matters that are specifically delegated to the nominating and corporate governance committee by our board of directors from time to time.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) of any other company.

        After the DLJ Transactions, our compensation committee consisted of John A. Janitz, Dennis L. Jilot, our Chairman, President and Chief Executive Officer, and Susan C. Schnabel. Prior to the DLJ Transactions, our compensation committee consisted of Mr. Jilot and Paul R. Vigano, a former member of our board of directors.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The code of business conduct and ethics will be available on our internet site at www.strholdings.com. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Executive Officers

        Each of our executive officers has been elected by our board of directors and will serve until his or her successor is duly elected and qualified.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

        Our named executive officers are:

  •
  Dennis L. Jilot, Chairman, President and Chief Executive Officer;

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  Barry A. Morris, Executive Vice President and Chief Financial Officer;

  •
  John F. Gual, Vice President and Chief Operating Officer; and

  •
  Robert S. Yorgensen, President, STR Solar.

Evolution of our Compensation Approach

        Our compensation approach is necessarily tied to our stage of development. Historically, our board of directors approved the compensation of our executive officers in part in reliance on the recommendations of our chief executive officer and the compensation committee of our board of directors, which includes the input of our largest equity holders. Prior to the DLJ Transactions, only Mr. Jilot had an employment agreement with us that provided for an annual base salary with annual increases in the sole discretion of our board of directors. Our other named executive officers' compensation was determined in the sole discretion of our board of directors in reliance on recommendations made by our chief executive officer and our compensation committee. Bonus payments and grants of options and restricted stock were determined in the sole discretion of our board of directors.

        In connection with the DLJ Transactions, our named executive officers, other than Mr. Jilot, entered into employment agreements with us that provide for annual base salary increases that are in the sole discretion of our board of directors, bonus compensation pursuant to our management incentive plan based upon mutually agreed upon goals with the board of directors and eligibility to receive incentive units in the discretion of management. We entered into a new employment agreement with Mr. Jilot in July 2008 that provides for annual base salary increases in the sole discretion of our board of directors and consistent with past practice, bonus compensation pursuant to our management incentive plan based upon mutually agreed upon goals with the board of directors and eligibility to receive incentive units in the discretion of management.

        Our compensation committee will review and approve the compensation of our named executive officers and oversee and administer our executive compensation programs and initiatives. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time we may reduce our reliance upon subjective determinations made by our board of directors in favor of a more empirically based approach that involves benchmarking against peer companies.

Principles of our Executive Compensation Program

        We have sought to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our executive compensation program is designed to:

  •
  attract and retain talented and experienced executives in the competitive solar manufacturing and quality assurance industries;

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  motivate and reward executives whose knowledge, skills and performance are critical to our success;

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  align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases;

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  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

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  foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our company; and

  •
  compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

        The compensation committee meets outside the presence of all of our executive officers, including the named executive officers, to consider appropriate compensation for our chief executive officer. For all other named executive officers, the compensation committee meets outside the presence of all executive officers except our chief executive officer. Going forward, our chief executive officer will review annually each other named executive officer's performance with the compensation committee and recommend appropriate base salary, cash performance awards and grants of long-term equity incentive awards for all other executive officers. Based on these recommendations from our chief executive officer and in consideration of the objectives described above and the principles described below, the compensation committee will approve the annual compensation packages of our executive officers other than our chief executive officer. The compensation committee also will annually analyze our chief executive officer's performance and determine his base salary, cash performance awards and grants of long-term equity incentive awards based on its assessment of his performance with input from any consultants engaged by the compensation committee.

        In determining the compensation of our executive officers, we are guided by the following key principles:

  •
  Competition.    Compensation should reflect the competitive marketplace, so we can retain, attract and motivate talented executives.

  •
  Accountability for Business Performance.    Compensation should be tied to our financial performance to hold executives accountable for their contributions to our performance as a whole through the performance of aspects of our business for which they are responsible.

  •
  Accountability for Individual Performance.    Compensation should be tied to the individual's performance to encourage and reflect individual contributions to our performance. We consider individual performance as well as performance of the businesses and responsibility areas that an individual oversees, and we weigh these factors as we consider appropriate in assessing a particular individual's performance.

  •
  Alignment with Stockholder Interests.    Compensation should be tied to our financial performance through equity awards to align the interests of our executive officers and key employees with those of our stockholders.

  •
  Fair and Equitable Compensation.    The total compensation program should be fair and equitable to both our executive officers and our stockholders and should be fair relative to the compensation paid to other professionals in our organization.

Components of our Executive Compensation Program

        Our executive compensation program currently consists of:

  •
  base salary;

  •
  cash incentive awards linked to corporate and business segment performance under our management incentive plan;

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  periodic grants of long-term equity-based compensation, such as restricted stock;

  •
  other executive benefits and perquisites; and

  •
  employment agreements, which contain termination and change of control benefits.

        We combine these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives and align the interests of our executive officers and other senior personnel with those of our equityholders.

        In addition, each of our named executive officers, other than Mr. Jilot, received one-time cash incentive payments in connection with the DLJ Transactions that are reflected in the "Bonus" column of the Summary Compensation Table.

         Base Salary.    The primary component of compensation of our executives has historically been base salary. We believe that the base salary element is required in order to provide our executive officers with a stable income stream that is commensurate with their responsibilities and competitive market conditions. The base salary of our named executive officers is reviewed on an annual basis.

        For the period from June 15, 2007 to December 31, 2007, the base salaries of Messrs. Morris, Gual and Yorgensen were established in their respective employment agreements that they entered into in connection with the DLJ Transactions. Our compensation committee made recommendations to the non-employee members of our board of directors as to the base salary to be paid to Mr. Jilot, our President and Chief Executive Officer, for 2007 based on:

  •
  his background and circumstances, including his experience and skills;

  •
  our knowledge of the competitive factors within the industries in which we operate;

  •
  his job responsibilities; and

  •
  our expectations as to the performance and contribution of Mr. Jilot and our judgment as to his potential future value to us.

        Historically, we have not applied specific formulas to set base salaries, nor have we sought to benchmark base salaries against similarly-situated companies.

        The base salaries paid to our named executive officers in 2007 are set forth below in the Summary Compensation Table.

        Mr. Jilot's 2008 base salary is $500,000 pursuant to the terms of his employment agreement. For 2008, each of Messrs. Morris, Gual and Yorgensen received an increase to his 2007 base salary of 9.3%, 6.4% and 6.4%, respectively, based on merit and cost-of-living adjustments.

         Cash Incentive Awards.    We believe that cash incentive awards focus our executive officers' efforts and reward executive officers for annual results of operations that help create value for our stockholders. For 2007, our cash incentive awards for our named executive officers were tied to the achievement of free cash flow and EBITDA targets set forth for each named executive officer pursuant to our management incentive plan. Pursuant to Mr. Jilot's individual targets set forth pursuant to our management incentive plan, Mr. Jilot was eligible to receive a bonus payment of up to 100% of his base salary in 2007, and each of Messrs. Morris, Gual and Yorgensen were eligible to receive a bonus payment up to 80% of his 2007 base salary. In 2008, each of Messrs. Jilot, Morris, Gual and Yorgensen will be eligible to receive a bonus payment equal to the same percentage of such officer's base salary as he was eligible to receive in 2007.

        The financial performance criteria established for the named executive officers in connection with the management incentive plan for 2007 were as follows:

  Dennis L. Jilot

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	12.5%	25.0%	50.0%
EBITDA — 50%	12.5%	25.0%	50.0%

Total	25.0%	50.0%	100.0%

  Barry A. Morris

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	10.0%	20.0%	40.0%
EBITDA — 50%	10.0%	20.0%	40.0%

Total	20.0%	40.0%	80.0%

  John F. Gual

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 40%	8.0%	16.0%	32.0%
Quality Assurance EBITDA — 60%	12.0%	24.0%	48.0%

Total	20.0%	40.0%	80.0%

  Robert S. Yorgensen

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 40%	8.0%	16.0%	32.0%
Solar EBITDA — 60%	12.0%	24.0%	48.0%

Total	20.0%	40.0%	80.0%

        The specific 2007 amounts associated with the Threshold, Target and Maximum metrics for Messrs. Jilot and Morris are set forth in the table below (dollars in thousands).

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 50%	$7,479.5	$8,310.5	$9,972.6
EBITDA — 50%	$39,439.0	$44,462.2	$50,206.6

        The specific 2007 amounts associated with the Threshold, Target and Maximum metrics for Mr. Gual are set forth in the table below (dollars in thousands).

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 40%	$7,479.5	$8,310.5	$9,972.6
Quality Assurance EBITDA — 60%	$17,897.7	$20,310.8	$23,201.4

        The specific 2007 amounts associated with the Threshold, Target and Maximum metrics for Mr. Yorgensen are set forth in the table below (dollars in thousands).

Objective & Weight	Threshold	Target	Maximum
Free cash flow — 40%	$7,479.5	$8,310.5	$9,972.6
Solar EBITDA — 60%	$24,477.6	$27,266.7	$30,133.8

        The actual amount of the annual cash performance bonus paid or awarded to a named executive is subject to the discretion of the compensation committee, and the amount can be impacted by significant external events, individual employment status and unusual business events. As a result, our board of directors may from time to time exercise its discretion and award annual cash performance bonuses in excess of the performance achieved by named executives or reduce or eliminate annual cash performance bonuses to named executives who had achieved their performance goals. Our board of directors did not exercise this discretion in 2007. The actual bonuses paid for each named executive are reflected in the column entitled "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table set forth herein. The tables below reflect the actual performance achieved in 2007 for the above mentioned performance metrics (dollars in thousands).

Objective	Actual
Free cash flow(1)	$13,018.1
EBITDA(2)	$59,678.5
Quality Assurance EBITDA(2)	$18,792.9
Solar EBITDA(2)	$42,260.8

    (1)
    Free cash flow for purposes of the 2007 management incentive plan is net cash provided by (used for) operating activities, less capital expenditures, plus the proceeds from sale of property, plant and equipment, plus cash distributions from unconsolidated subsidiaries.

    (2)
    EBITDA, Quality Assurance Adjusted EBITDA or Solar EBITDA, as applicable, for purposes of the 2007 management incentive plan is Adjusted EBITDA, or Adjusted EBITDA for such segment, plus bonus expense.

        The Summary Compensation Table includes the cash bonus amounts paid to each named executive officer in 2007 pursuant to the management incentive plan in the column titled "Non-Equity Incentive Plan Compensation."

         Long-Term Equity-Based Compensation.    We believe that our long-term performance is fostered by a compensation methodology that compensates executive officers through the use of equity-based awards, such as stock options, restricted stock awards and other rights to receive compensation based on the value of our equity. We also believe that, when our executive officers possess an ownership interest in us, they have a continuing stake in our long-term success.

        Prior to the DLJ Transactions, our long-term equity incentive compensation program was in the form of stock option and restricted stock awards. In connection with the DLJ Transactions, we granted equity awards to our named executive officers and certain members of our board of managers pursuant to the terms set forth in the STR Holdings LLC Agreement, which permits the grant of incentive units to our and our subsidiaries' employees and service providers by the board of managers of STR Holdings LLC. In allocating the number of Class C, D and E incentive units awarded to our named executive officers in connection with the DLJ Transactions, our board of managers considered each individual's compensation package and made a subjective determination of the number of incentive units that would be appropriate to retain and motivate each executive officer in his position. Our board of managers also considered individual responsibilities of our named executive officers, including

Mr. Jilot's responsibility for our overall performance, Mr. Morris' responsibility for financial reporting, accounting and other administrative functions, Mr. Gual's responsibility for our quality assurance business, which is a key component of our business, and Mr. Yorgensen's responsibility for our solar business, which is a critical component of our business and a significant element of our growth strategy. The Class B units were granted to Messrs. Morris and Yorgensen in connection with the DLJ Transactions as part of a deferred compensation arrangement.

        In connection with this offering, our outstanding Class B, C, D, E and F incentive units will convert into                        shares of our common stock, assuming an initial public offering price of $      per share (the midpoint of the price range set forth on the cover of this prospectus), which includes the conversion of unvested Class C, D, E and F incentive units into                        shares of our restricted stock that will continue to vest in accordance with their respective terms. The Class B units vested at issuance, and the Class C, E and F units all vest over time. The Class D units have both time and performance-based vesting components. The Class D Units vest in one-fifth installments as of the end of our fiscal year if our equity valuation for such fiscal year is not less than the performance target for such year as set forth in the STR Holdings LLC Agreement. Our performance target for each fiscal year is based on a multiple of management's projections of Consolidated EBITDA (as defined and calculated under our credit facilities) for such fiscal year less the amount of estimated net indebtedness for such year. For our named executive officers, if our actual equity valuation is 85% or greater of the estimated value of our equity at the end of such fiscal year, the performance target is met and the Class D units will vest for that fiscal year. There is also a one year catch-up provision for vesting of the Class D units pursuant to which any Class D units that do not vest for a fiscal year may vest in the subsequent fiscal year if the performance target is met in the subsequent year. For a discussion of the vesting, forfeiture and transfer restrictions relating to the incentive units, see "Certain Relationships and Related Person Transactions—STR Holdings LLC Agreement" and "—Incentive Unit Grant Agreements—Vesting."

        In addition, in connection with this offering, our board of directors will adopt a new equity benefit plan as described under "2008 Equity Incentive Plan" pursuant to which a total of                         shares of our common stock will be authorized for issuance. The compensation committee of our board of directors will determine, subject to the employment agreements, any future equity awards that each named executive officer will be granted pursuant to the 2008 Equity Incentive Plan. Shares subject to awards that expire or are cancelled or forfeited, or that are repurchased by us pursuant to the terms of the agreements, will again become available for issuance under the plan.

         Restricted Common Stock.    Shares of restricted common stock are awards of our common stock that vest in accordance with the terms and conditions established in the applicable governing document. Upon the completion of this offering and our corporate reorganization, holders of restricted common stock will have all rights with respect to voting and dividends as holders of our common stock.

         Other Executive Benefits and Perquisites.    We provide the following benefits to our executive officers on the same basis as other eligible employees:

  •
  health and dental insurance;

  •
  life insurance;

  •
  long-term and short-term disability;

  •
  a 401(k) and profit sharing plan; and

  •
  a Section 125 cafeteria plan.

        We provide a qualified matching contribution of up to 2.5% to eligible employees, including our executive officers, who participate in our 401(k) and profit sharing plan.

         Employment Agreements and Termination and Change of Control Benefits.    We have employment agreements with each of our named executive officers. We entered into employment agreements with Messrs. Morris, Gual and Yorgensen in connection with the DLJ Transactions, and we entered into an employment agreement with Mr. Jilot in July 2008. The primary purpose of the agreements is to establish the terms of employment and to protect both us and the executive. We are provided with reasonable protections that the executive will perform at acceptable levels and will not compete with or recruit employees from us during or after the termination of employment. The executive is provided financial protection in the event of certain reasons for termination of employment in recognition of the executive's professional career and a foregoing of present and future career options. The employment agreements provide for severance payments in the event of certain categories of termination. See "—Potential Payments Upon Termination or Change in Control."

2007 Summary Compensation Table

        The following table sets forth certain information with respect to compensation for the year ended December 31, 2007 earned by or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Dennis L. Jilot Chairman, President and Chief Executive Officer	2007	$422,600	$—	$201,060	$422,600	$297,525	1,343,785
Barry A. Morris Executive Vice President, Chief Financial Officer	2007	$210,110	$600,000	$583,490	$154,544	$16,143	1,564,287
John F. Gual Vice President, Chief Operating Officer	2007	$230,218	$600,000	$142,418	$109,645	$15,962	1,098,243
Robert S. Yorgensen President, STR Solar	2007	$230,238	$900,000	$369,724	$169,840	$13,121	1,682,923

(1)
"Bonus" represents discretionary cash amounts paid in excess of amounts payable under the management incentive plan. Messrs. Morris, Gual and Yorgensen earned one-time bonus payments in connection with the consummation of the DLJ Transactions.

(2)
The amounts reported in this column reflect the aggregate dollar amounts recognized for incentive units for financial statement reporting purposes for fiscal year 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions) in accordance with SFAS No. 123(R). See note 11 to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Reflects annual performance bonuses earned by the named executive officers pursuant to their employment agreements and the management incentive plan. Such amounts are payable in 2008. These annual performance bonuses are defined as non-equity incentive plan compensation by the rules and regulations of the SEC.

(4)
This column includes 401(k) and profit sharing contributions to eligible employees, our Section 125 cafeteria plan, term life insurance, disability insurance, long-term care insurance and other personal benefits. The amounts included in that column include the following:

Name	401(k) Match(a)	Profit Sharing Plan(a)	Section 125 Plan(b)	Term Life Insurance(c)	Disability Insurance(c)	Long-Term Care Insurance(c)	Other Personal Benefits(d)
Dennis L. Jilot	$5,625	$7,700	$6,572	$5,510	$5,444	$2,765	$263,909
Barry A. Morris	$5,344	$7,131	$3,668	$—	$—	$—	$—
John F. Gual	$5,625	$7,662	$2,675	$—	$—	$—	$—
Robert S. Yorgensen	$5,625	$5,640	$1,856	$—	$—	$—	$—

  (a)
  Reflects amounts of contributions to the 401(k) and profit sharing plan to eligible employees.

  (b)
  We maintain a Section 125 cafeteria plan that allows our employees to set aside pre-tax dollars to pay for certain benefits. This amount represents payments made by us on the employee's behalf towards a Section 125 cafeteria benefits plan.

  (c)
  Represents premiums paid by us for applicable insurance policies.

  (d)
  Other personal benefits for Mr. Jilot include: $134,634 paid to Mr. Jilot pursuant to his participation in the management services fees paid to JHW Management Services, LLC pursuant to a management services agreement; a $98,492 one-time fee paid pursuant to an advisory services and monitoring agreement Mr. Jilot entered into with us in connection with the DLJ Transactions and $15,698 relating to his portion of the annual advisory fee paid pursuant to the advisory services and monitoring agreement; and $15,085 for country club memberships and an automobile allowance for four months in 2007. See "Certain Relationships and Related Person Transactions—Advisory Services and Monitoring Agreements—DLJ Transactions" and "—JHW."

2007 Grants of Plan-Based Awards

        The following table sets forth certain information with respect to grants of plan-based awards for the year ended December 31, 2007 with respect to the named executive officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards:
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Dennis L. Jilot(3)	n/a	$0	$211,300	$422,600
Class C Units	6/15/2007				296,809	$955,725
Class D Units	6/15/2007				106,003	$341,330
Class E Units	6/15/2007				106,003	$120,843
Barry A. Morris(4)	n/a	$0	$86,000	$172,000
Class B Units	6/15/2007				144,784	$466,204
Class C Units	6/15/2007				173,139	$557,508
Class D Units	6/15/2007				61,835	$199,109
Class E Units	6/15/2007				61,835	$70,492
John F. Gual(5)	n/a	$0	$94,000	$188,000
Class C Units	6/15/2007				210,240	$676,973
Class D Units	6/15/2007				75,086	$241,777
Class E Units	6/15/2007				75,086	$85,598
Robert S. Yorgensen(6)	n/a	$0	$94,000	$188,000
Class B Units	6/15/2007				54,982	$177,042
Class C Units	6/15/2007				284,442	$915,903
Class D Units	6/15/2007				101,586	$327,107
Class E Units	6/15/2007				101,586	$115,808

(1)
Reflects annual cash performance awards earned by the named executive officers under our management incentive plan. The amounts in the "threshold," "target" and "maximum" columns reflect for each named executive officer a percentage of base salary for such named executive officer. Awards are calculated and payable based on a comparison between actual EBITDA and budgeted EBITDA and actual free cash flow and budgeted free cash flow.

(2)
Represents grant date fair value of units calculated in accordance with SFAS No. 123(R).

(3)
Award for Mr. Jilot ranges from 0% of base salary if actual EBITDA is 80% or less than budgeted EBITDA and actual free cash flow is less than 90% of budgeted free cash flow, to 50% of base salary if actual EBITDA equals budgeted EBITDA and actual free cash flow equals budgeted free cash flow, to 100% of base salary if actual EBITDA is 120% of budgeted EBITDA and actual free cash flow is 110% of budgeted free cash flow.

(4)
Award for Mr. Morris ranges from 0% of base salary if actual EBITDA is 80% or less than budgeted EBITDA and actual free cash flow is less than 90% of budgeted free cash flow, to 40% of base salary if actual EBITDA equals budgeted EBITDA and actual free cash flow equals budgeted free cash flow, to 80% of base salary if actual EBITDA is 120% of budgeted EBITDA and actual free cash flow is 110% of budgeted free cash flow.

(5)
Award for Mr. Gual ranges from 0% of base salary if actual EBITDA is 80% or less than budgeted EBITDA and actual quality assurance segment free cash flow is less than 90% of budgeted quality assurance segment free cash flow, to 40% of base salary if actual EBITDA equals budgeted EBITDA and actual quality assurance segment free cash flow equals budgeted quality assurance free cash flow, to 80% of base salary if actual EBITDA is 120% of budgeted EBITDA and actual quality assurance segment free cash flow is 110% of budgeted quality assurance free cash flow.

(6)
Award for Mr. Yorgensen ranges from 0% of base salary if actual EBITDA is 80% or less than budgeted EBITDA and actual solar segment free cash flow is less than 90% of budgeted solar segment free cash flow, to 40% of base salary if actual EBITDA equals budgeted EBITDA and actual solar segment free cash flow equals budgeted solar segment free cash flow, to 80% of base salary if actual EBITDA is 120% of budgeted EBITDA and actual solar segment free cash flow is 110% of budgeted solar segment free cash flow.

2007 Outstanding Equity Awards

        The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2007 with respect to the named executive officers. The market value of the units in the following table is the fair value of such units at December 31, 2007.

Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Dennis L. Jilot
Class C Units(2)	267,128	$4,279,658
Class D Units(3)			84,802	$1,358,613
Class E Units(4)	95,403	$97,406
Barry A. Morris
Class C Units(2)	155,825	$2,496,472
Class D Units(3)			49,468	$792,527
Class E Units(4)	55,652	$56,821
John F. Gual
Class C Units(2)	189,216	$3,031,430
Class D Units(3)			60,069	$962,365
Class E Units(4)	67,577	$68,996
Robert S. Yorgensen
Class C Units(2)	255,998	$4,101,344
Class D Units(3)			81,269	$1,302,011
Class E Units(4)	91,427	$93,347

(1)
Market value of unvested units is based on management's retrospective determination of the fair market value of such units as of December 31, 2007.

(2)
The unvested Class C Units will vest ratably on a monthly basis over the 54 months following December 31, 2007.

(3)
Assuming the performance targets are met in each applicable fiscal year, unvested Class D Units will vest ratably on an annual basis over the four years following December 31, 2007.

(4)
The unvested Class D Units will vest ratably on a monthly basis over the 54 months following December 31, 2007.

Stock Vested

        The following table sets forth certain information with respect to incentive unit vesting during the year ended December 31, 2007 with respect to the named executive officers.

	Stock Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Dennis L. Jilot
Class C Units	29,681	277,385
Class D Units	21,201	339,655
Class E Units	10,600	6,313
Barry A. Morris
Class B Units	144,784	—
Class C Units	17,314	161,808
Class D Units	12,367	198,132
Class E Units	6,184	3,683
John F. Gual
Class C Units	21,024	196,482
Class D Units	15,017	240,591
Class E Units	7,509	4,472
Robert S. Yorgensen
Class B Units	54,982	—
Class C Units	28,444	265,828
Class D Units	20,317	325,502
Class E Units	10,159	6,050

    (1)
    Value realized on vesting is based on management's retrospective determination of the fair market value of such units acquired on vesting as of December 31, 2007.

Pension Benefits

        In the year ended December 31, 2007, our named executive officers received no pension benefits and had no accumulated pension benefits.

Nonqualified Deferred Compensation

        In the year ended December 31, 2007, our named executive officers received no nonqualified deferred compensation and had no deferred compensation balances.

Potential Payments Upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under each named executive officer's employment agreement if, as of December 31, 2007, his employment had been terminated, there was a change in control or if the DLJMB investors transferred or sold 50% or more of their original beneficial ownership in us to third parties (assuming the completion of this offering). Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event.

        Mr. Jilot is entitled to payments upon termination pursuant to his employment agreement and upon an initial public offering of the company. Each of Messrs. Morris, Gual and Yorgensen are entitled to payments upon termination of their employment pursuant to their respective employment agreements. If terminated for any reason, Messrs. Jilot, Morris, Gual and Yorgensen, or such executive's estate, will be entitled to receive a lump sum comprised of (i) his annual base salary through the date of termination; (ii) any expenses owed to him pursuant to his employment agreement; (iii) any accrued vacation pay owed to him pursuant to his employment agreement; (iv) any amounts arising from his participation in, or benefits under, any employee benefit plans, programs or arrangements; and (v) any amounts which may be due to him under the STR Holdings LLC Agreement or his incentive unit agreements with us. If Mr. Jilot is terminated for any reason, he will be entitled to receive a pro rata portion of a bonus payment he would have been eligible to receive for the applicable period of the calendar year ending on the termination date.

        If Mr. Jilot is terminated without cause (including pursuant to his death or disability) or if he terminates his employment with good reason, he (or his estate) will be entitled to receive, in addition to the payments described above, his then current base salary for 27 months from the date of termination, a pro rata portion of any bonus payment he would have been eligible to receive, continued coverage for Mr. Jilot under our health, life insurance and retirement plans for 27 months and continued paid coverage for Mr. Jilot, his wife and any eligible dependents under all group health benefit plans for 27 months. He would also have received continued coverage under our health, life insurance and retirement plans for 27 months and continued paid coverage for the executive, his wife and any eligible dependents under all group health benefit plans for 27 months.

        If any of Messrs. Morris, Gual or Yorgensen is terminated without cause (other than pursuant to such executive's death or disability) or if he terminates his employment for good reason, he will be entitled to receive the same benefits as described for Mr. Jilot above, except the executive will only receive such benefits for a period of 12 months following the termination.

        In addition, in connection with the completion of this offering, Mr. Jilot will receive a number of shares of our restricted stock equal to $6.0 million divided by the initial public offering price. Upon a change of control or if Mr. Jilot is terminated without cause (including pursuant to his death or disability) or if he terminates his employment with good reason, any unvested shares or restricted stock granted in connection with this offering will vest immediately.

        In addition, upon the sale of our company or termination of either Mr. Morris' or Mr. Yorgensen's employment for any reason, Messrs. Morris and Yorgensen are entitled to bonus payments based on a formula set forth in their respective employment agreements that is tied to distribution amounts each unitholder would receive if our assets were sold at their fair market value.

        The following table summarizes the potential payments to our named executive officers assuming that such events occurred as of December 31, 2007.

	Severance Amounts ($)	Benefits ($)	Benefit Continuation ($)	Vested Incentive Units ($)(1)	Accelerated Vesting of Incentive Units ($)(2)	Total ($)
Dennis L. Jilot
Termination for any reason (other than without cause or for good reason)	$845,200	$33,616	$—	$825,995	$—	$1,704,811
Termination without cause or for good reason(3)	$1,796,050	$33,616	$75,636	$825,995	$972,681	$3,703,978
Change in control(4)(5)	$—	$—	$—	$—	$5,735,685	$5,735,685
Barry A. Morris
Termination for any reason (other than without cause or for good reason)	$1,662,843	$16,143	$—	$2,801,416	$—	$4,480,402
Termination without cause or for good reason(3)	$2,032,387	$16,143	$16,143	$2,801,416	$567,399	$5,433,488
Change in control(4)(5)	$—	$—	$—	$—	$3,345,821	$3,345,821
John F. Gual
Termination for any reason (other than without cause or for good reason)	$235,000	$15,962	$—	$585,082	$—	$836,044
Termination without cause or for good reason(3)	$579,645	$15,962	$15,962	$585,082	$688,984	$1,885,635
Change in control(4)(5)	$—	$—	$—	$—	$4,062,788	$4,062,788
Robert S. Yorgensen
Termination for any reason (other than without cause or for good reason)	$784,816	$13,121	$—	$1,672,445	$—	$2,470,382
Termination without cause or for good reason(3)	$1,189,656	$13,121	$13,121	$1,672,445	$932,153	$3,820,496
Change in control(4)(5)	$—	$—	$—	$—	$5,496,696	$5,496,696

(1)
The amounts reported in this column reflect the aggregate fair market value, based on management's retrospective determination of fair market value of such units as of December 31, 2007, of vested incentive units held by such executive on December 31, 2007.

(2)
The amounts reported in this column reflect the aggregate fair market value, based on management's retrospective determination of fair market value of such units as of December 31, 2007, of unvested incentive units held by such executive on December 31, 2007 that would accelerate upon such termination or change in control.

(3)
Under the STR Holdings LLC Agreement, if the executive is terminated without cause or the executive terminates his employment for good reason, the Class C and Class E units will vest in additional installments as such units would have vested had the executive been employed by us for an additional year.

(4)
Upon a change of control, all unvested Class C, D and E units held by the executives will vest in full. In addition, under the STR Holdings LLC Agreement, all unvested Class C, D and E incentive units will vest in full after an initial public offering if the DLJMB investors transfer or sell more than 50% of their original beneficial ownership in us to third parties. See "Certain Relationships and Related Person Transactions—Incentive Unit Grant Agreements—Vesting."

(5)
Assumes no termination of the executive in connection with such event.

Employment Agreements

        We have entered into employment agreements with each of Mr. Jilot, our President and Chief Executive Officer, Mr. Morris, an Executive Vice President and our Chief Financial Officer, Mr. Gual, a Vice President and our Chief Operating Officer, and Mr. Yorgensen, our President of STR Solar. We entered into a new employment agreement with Mr. Jilot on July 18, 2008 and entered into employment agreements with Messrs. Morris, Gual and Yorgensen in connection with the DLJ Transactions on June 15, 2007.

        Mr. Jilot's base salary under his employment agreement, effective as of December 31, 2007, is $500,000. Pursuant to their respective employment agreements, for the period from June 15, 2007 to December 31, 2007, Mr. Morris' base salary was $215,000, Mr. Gual's base salary was $235,000 and Mr. Yorgensen's base salary was $235,000. Each of Messrs. Jilot, Morris, Gual and Yorgensen is eligible to receive an annual performance bonus in an amount of up to 100%, 80%, 80% and 80%, respectively, of his annual base salary based on performance goals set by our board of directors for a particular fiscal year.

        Messrs. Jilot, Morris, Gual and Yorgensen are entitled to certain benefits if their employment is terminated or upon other events. See "—Potential Payments Upon Termination or Change in Control."

        We may terminate any executive's employment due to physical or mental disability. Messrs. Morris, Gual and Yorgensen may be terminated if the executive is unable to perform his duties for 120 consecutive calendar days or an aggregate of 180 days out of any consecutive 12-month period. In the case of Mr. Jilot, disability is based upon the long-term disability insurance policy we maintain for his benefit and if he is unable to perform his duties for 120 consecutive calendar days or an aggregate of 180 days out of any consecutive 12-month period.

        The initial term of Mr. Jilot's agreement expires on July 18, 2012, with such term automatically extending for one-year periods unless we or Mr. Jilot give notice at least 90 days prior to the expiration of the applicable term. The initial terms of Messrs. Morris', Gual's and Yorgensen's agreements expire on June 15, 2010, with such terms automatically extending for one-year periods unless we or the executive give notice at least 60 days prior to the expiration of the applicable term.

        In addition, in connection with this offering, Mr. Jilot will receive a number of shares of our restricted stock equal to $6.0 million divided by the initial public offering price. Such shares of restricted stock will be subject to the terms and conditions of an equity incentive plan to be adopted by our board of directors in connection with this offering, and will vest in equal 1/60th installments as of the last day of each of the 60 successive calendar months beginning after the date of issuance. If Mr. Jilot is still employed as our Chairman, President and Chief Executive Officer on July 18, 2012, any unvested shares of restricted stock will vest immediately.

Non-Competition and Non-Solicitation

        Each of our named executive officers has entered into non-competition and non-solicitation agreements with us. Pursuant to such agreements, each named executive officer has agreed not to compete with us for one year following such executive's date of termination. In addition, each named executive officer may not solicit any of our employees during the term of his employment or one year following such executive's date of termination. We have the option to extend each executive's non-competition and non-solicitation period for an additional year. If we extend Mr. Jilot's term, we must provide six months' prior notice to Mr. Jilot and pay him severance under his employment agreement during that year as if he had been terminated by us without cause. However, we are not required to continue any of Mr. Jilot's medical or health benefits during such period if they are substantially duplicative of benefits provided to him during the year by another employer. If we extend the non-competition and non-solicitation period of Messrs. Morris, Gual or Yorgensen, we must provide six months' notice to the executive, pay such executive his annual base salary, payable over

12 months, and extend his participation in our health, life insurance and retirement plans through the extended period.

2008 Equity Incentive Plan

        We intend to adopt the STR Holdings, Inc. 2008 Equity Incentive Plan, or the 2008 Plan, in connection with our initial public offering. The 2008 Plan provides for grants of stock options, stock appreciation rights, restricted stock, dividend equivalents and other stock-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2008 Plan. The purpose of the 2008 Plan is to provide incentives that will attract, retain and motivate highly competent officers, directors, employees and consultants by providing them with appropriate incentives and rewards either through a proprietary interest in our long-term success or compensation based on their performance in fulfilling their personal responsibilities. The following is a summary of the material terms of the 2008 Plan, but does not include all of the provisions of the 2008 Plan. For further information about the 2008 Plan, we refer you to the complete copy of the 2008 Plan, which we have filed as an exhibit to the registration statement of which this prospectus is a part.

         Administration.    The 2008 Plan provides for its administration by the compensation committee of our board of directors, any committee designated by our board of directors to administer the 2008 Plan or our board of directors. Among the committee's powers are to determine the form, amount and other terms and conditions of awards, clarify, construe or resolve any ambiguity in any provision of the 2008 Plan or any award agreement and adopt such rules, forms, instruments and guidelines for administering the 2008 Plan as it deems necessary or proper. All actions, interpretations and determinations by the committee or by our board of directors are final and binding.

         Shares Available.    The 2008 Plan makes available an aggregate of                         shares of our common stock, subject to adjustments. In the event that any outstanding award expires, is forfeited, cancelled or otherwise terminated without consideration, shares of our common stock allocable to such award, including the unexercised portion of such award, shall again be available for the purposes of the 2008 Plan. If any award is exercised by tendering shares of our common stock to us, either as full or partial payment, in connection with the exercise of such award under the 2008 Plan or to satisfy our withholding obligation with respect to an award, only the number of shares of our common stock issued net of such shares tendered will be deemed delivered for purposes of determining the maximum number of shares of our common stock then available for delivery under the 2008 Plan.

         Eligibility for Participation.    Members of our board of directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to participate in the 2008 Plan. The selection of participants is within the sole discretion of the committee.

         Types of Awards.    The 2008 Plan provides for the grant of stock options, including incentive stock options and nonqualified stock options, collectively, "options," stock appreciation rights, shares of restricted stock, or "restricted stock," rights to dividend equivalents and other stock-based awards, collectively, the "awards." The committee will, with regard to each award, determine the terms and conditions of the award, including the number of shares subject to the award, the vesting terms of the award, and the purchase price for the award. Awards may be made in assumption of or in substitution for outstanding awards previously granted by us or our affiliates, or a company acquired by us or with which we combine.

         Award Agreement.    Awards granted under the 2008 Plan shall be evidenced by award agreements (which need not be identical) that provide additional terms, conditions, restrictions and/or limitations covering the grant of the award, including, without limitation, terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant's employment, as determined by the committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the 2008 Plan and any such award agreement, the provisions of the 2008 Plan shall prevail.

         Options.    An option granted under the 2008 Plan will enable the holder to purchase a number of shares of our common stock on set terms. Options shall be designated as either a nonqualified stock option or an incentive stock option. An option granted as an incentive stock option shall, to the extent it fails to qualify as an incentive stock option, be treated as a nonqualified option. None of us, including any of our affiliates or the committee, shall be liable to any participant or to any other person if it is determined that an option intended to be an incentive stock option does not qualify as an incentive stock option. Each option shall be subject to terms and conditions, including exercise price, vesting and conditions and timing of exercise, consistent with the 2008 Plan and as the committee may impose from time to time.

        The exercise price of an option granted under the 2008 Plan may not be less than 100% of the fair market value of a share of our common stock on the date of grant, provided the exercise price of an incentive stock option granted to a person holding greater than 10% of our voting power may not be less than 110% of such fair market value on such date. The committee will determine the term of each option at the time of grant in its discretion; however, the term may not exceed ten years (or, in the case of an incentive stock option granted to a ten percent stockholder, five years).

         Stock Appreciation Rights.    A stock appreciation right entitles the holder to receive, upon its exercise, the excess of the fair market value of a specified number of shares of our common stock on the date of exercise over the grant price of the stock appreciation right. The payment of the value may be in the form of cash, shares of our common stock, other property or any combination thereof, as the committee determines in its sole discretion. Stock appreciation rights may be granted alone or in tandem with any option at the same time such option is granted (a "tandem SAR"). A tandem SAR is only exercisable to the extent that the related option is exercisable and expires no later than the expiration of the related option. Upon the exercise of all or a portion of a tandem SAR, a participant is required to forfeit the right to purchase an equivalent portion of the related option (and vice versa). Subject to the terms of the 2008 Plan and any applicable award agreement, the grant price (which shall not be less than 100% of the fair market value of a share of our common stock on the date of grant), term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right shall be determined by the committee. The committee may impose such other conditions or restrictions on the exercise of any stock appreciation right as it may deem appropriate.

         Restricted Stock.    The committee may, in its discretion, grant awards of restricted stock. Restricted stock may be subject to such terms and conditions, including vesting, as the committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares of our common stock. The committee may require the participant to deliver a duly signed stock power, endorsed in blank, relating to shares of our common stock covered by such an award. The committee may also require that the stock certificates evidencing such shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. Unless otherwise determined by the committee and set forth in the award agreement, a participant holding restricted stock will have the right to vote and receive dividends with respect to such restricted stock.

         Dividend Equivalents.    The committee may grant dividend equivalents based on the dividends declared on shares that are subject to any award. The grant of dividend equivalents shall be treated as a separate award. Such dividend equivalents shall be converted to cash or shares by such formula and at such time and subject to such limitations as may be determined by the committee. As determined by the committee, dividend equivalents granted with respect to any option or stock appreciation right may be payable regardless of whether such option or stock appreciation right is subsequently exercised.

         Other Stock-Based Awards.    The committee, in its sole discretion, may grant awards of shares of our common stock and awards that are valued, in whole or in part, by reference to, or are otherwise based on the fair market value of, such shares (the "other stock-based awards"). Such other stock-based awards shall be in such form, and dependent on such conditions, as the committee shall determine, including, without limitation, the right to receive one or more shares of our common stock (or the equivalent cash value of such stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Subject to the provisions of the 2008 Plan, the committee shall determine to whom and when other stock-based awards will be made, the number of shares of our common stock to be awarded under (or otherwise related to) such other stock-based awards, whether such other stock-based awards shall be settled in cash, shares of our common stock or a combination of cash and such shares, and all other terms and conditions of such awards.

         Transferability.    Except as provided by the terms of any applicable stockholders agreement or unless otherwise determined by the committee, an award shall not be transferable or assignable by a participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against us or any of our subsidiaries or affiliates. Any permitted transfer of the awards to heirs or legatees of a participant shall not be effective to bind us unless the committee has been furnished with written notice thereof and a copy of such evidence as the committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the 2008 Plan and any award agreement.

         Stockholder Rights.    Except as otherwise provided in the applicable award agreement, a participant has no rights as a stockholder with respect to shares of our common stock covered by any award until the participant becomes the record holder of such shares.

         Adjustment of Awards.    Notwithstanding any other provision of the 2008 Plan, in the event of any corporate event or transaction such as a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares of our common stock, exchange of shares of our common stock, dividend in kind, extraordinary cash dividend, or other like change in capital structure (other than normal cash dividends) to our stockholders, or any similar corporate event or transaction, the committee, to prevent dilution or enlargement of participants' rights under the 2008 Plan, shall determine whether and the extent to which it should substitute or adjust, in its sole discretion, as applicable, (a) the number and kind of shares of stock or other securities that may be issued under the 2008 Plan, the number and kind of shares of our common stock or other securities subject to outstanding awards, and/or where applicable, the exercise price, base value or purchase price applicable to such awards; (b) grant a right to receive one or more payments of securities, cash and/or property (which right may be evidenced as an additional award under the 2008 Plan) in respect of any outstanding award; or (c) provide for the settlement of any outstanding award (other than a stock option or stock appreciation right) in such securities, cash and/or other property as would have been received had the award been settled in full immediately prior to such corporate event or transaction; provided, however, that in the case of an adjustment made in accordance with (b) or (c) above, the right to any securities, cash and/or property may be issued subject to the same vesting schedule as the outstanding award being adjusted; and provided, further, that any adjustment shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, to the extent applicable. Should the vesting of any award be conditioned upon our attainment of performance conditions, our board of directors may make such adjustments to the terms and conditions of such awards and the criteria therein to recognize unusual and nonrecurring events affecting us or in response to changes in applicable laws, regulations or accounting principles.

        In the event we are a party to a merger or consolidation or similar transaction (including a change in control), unless otherwise prohibited under applicable law or by the applicable rules and regulations of national securities exchanges or unless the committee determines otherwise in an award agreement, the committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding awards, including, without limitation, the continuation or assumption of such outstanding awards under the 2008 Plan by us (if we are the surviving company or corporation) or by the surviving company or corporation or its parent; substitution by the surviving company or corporation or its parent of awards with substantially the same terms for such outstanding awards; accelerated exercisability, vesting and/or lapse of restrictions under all then outstanding awards immediately prior to the occurrence of such event; upon written notice, provided that any outstanding awards must be exercised, to the extent then exercisable, within fifteen days immediately prior to the scheduled consummation of the event, or such other period as determined by the committee (in either case contingent upon the consummation of the event) at the end of which period such awards shall terminate to the extent not so exercised within such period; and cancellation of all or any portion of outstanding awards for fair value (as determined in the sole discretion of the committee) which, in the case of options and stock appreciation rights, may equal the excess, if any, of the value of the consideration to be paid in the change of control transaction to holders of the same number of shares subject to such awards (or, if no such consideration is paid, fair market value of our shares of common stock subject to such outstanding awards or portion thereof being canceled) over the aggregate option price or grant price, as applicable, with respect to such awards or portion thereof being canceled.

         Amendment and Termination.    Our board of directors may amend, alter, suspend, discontinue, or terminate the 2008 Plan or any portion thereof or any award (or award agreement) thereunder at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made (i) without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the 2008 Plan and (ii) without the consent of the participant, if such action would materially diminish any of the rights of any participant under any award granted to such participant under the 2008 Plan; provided, however, the committee may amend the 2008 Plan, any award or any award agreement in such manner as it deems necessary to permit the granting of awards meeting the requirements of applicable laws.

         Compliance with Code Section 409A.    To the extent that the 2008 Plan and/or awards are subject to Section 409A of the Code, the committee may, in its sole discretion and without a participant's prior consent, amend the 2008 Plan and/or awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the 2008 Plan and/or any award from the application of Section 409A, (b) preserve the intended tax treatment of any such award, or (c) comply with the requirements of Section 409A, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the grant. The 2008 Plan shall be interpreted at all times in such a manner that the terms and provisions of the 2008 Plan and awards comply with Section 409A and any guidance issued thereunder. Neither we nor the committee has any obligation to take any action to prevent the assessment of any excise tax on any person with respect to any award under Section 409A, and none of us or any of our subsidiaries or affiliates, or any of our employees or representatives, has any liability to a participant with respect thereto.

         Effective Date.    The 2008 Plan will become effective prior to the completion of this offering.

Director Compensation

        Prior to this offering, our directors have not received compensation for their services as directors, except for the reimbursement of reasonable and documented costs and expenses incurred by directors in connection with attending any meetings of the board of directors or any committee thereof. Certain members of our board of directors received incentive unit grants and, directly or indirectly, fees from us pursuant to advisory services and monitoring agreements entered into in connection with the DLJ

Transactions. See "Certain Relationships and Related Person Transactions—Advisory Services and Monitoring Agreements."

        The following table sets forth all director compensation information for the year ended December 31, 2007.

Director Compensation Table

	Stock Awards ($)(1)	Other Compensation ($)		Total Compensation ($)
John A. Janitz	$485,922	$1,481,250	(2)	$1,967,172
Jason L. Metakis(3)	$—	$—		$—
Dominick J. Schiano	$485,922	$1,481,250	(2)	$1,967,172
Susan C. Schnabel(3)	$—	$—		$—
Ryan M. Sprott(3)	$—	$—		$—
Michael R. Stone(4)	$44,727	$190,615	(5)	$235,342
Michael A. Choukas(6)	$—	$6,000	(7)	$6,000
Paul R. Vigano(6)	$—	$6,000	(7)	$6,000

(1)
This column represents the dollar amount recognized for consolidated financial statement reporting purposes for fiscal year 2007 under SFAS 123(R) (disregarding any estimate of forfeitures related to service-based vesting conditions) for the fair value of incentive units vested for such directors or their affiliates. On June 15, 2007 in connection with the DLJ Transactions, each of Messrs. Janitz and Schiano were granted 265,008 Class F units and the MRS Trust, an affiliate of Mr. Stone, was granted 27,781 Class F units. The grant date fair value of these incentive units calculated in accordance with SFAS No. 123(R) was $853,326 for each of Messrs. Janitz and Schiano and $89,455 for the MRS Trust.

(2)
Includes $81,250 of an annual advisory fee paid to Evergreen Capital Partners, LLC, an affiliate of Messrs Janitz and Schiano, pursuant to the advisory services and monitoring agreement that Evergreen entered into with us in connection with the DLJ Transactions. Also includes a $1.4 million one-time fee paid to Evergreen pursuant to the advisory services and monitoring agreement in connection with the DLJ Transactions.

(3)
Mr. Metakis, Ms. Schnabel and Mr. Sprott were appointed to our board of managers on June 15, 2007 in connection with the DLJ Transactions and did not receive any compensation as members of our board of managers during 2007.

(4)
Mr. Stone resigned as a member of our board of managers effective July 25, 2008.

(5)
Includes $26,133 of an annual advisory fee paid to Westwind STR Advisors, an affiliate of Mr. Stone, pursuant to the advisory services and monitoring agreement that Westwind entered into with us in connection with the DLJ Transactions. Also includes a $164,482 one-time advisory fee paid to Westwind pursuant to the advisory services and monitoring agreement in connection with the DLJ Transactions.

(6)
Messrs. Choukas and Vigano resigned from the board of directors of Specialized Technology Resources, Inc. effective June 15, 2007 in connection with the DLJ Transactions.

(7)
Represents fees paid for meeting attendance.

        The following table sets forth the number of unvested Class F incentive units held by our directors as of December 31, 2007.

Director	Unvested Class F Incentive Units
John A. Janitz	132,504
Dominick J. Schiano	132,504
Michael R. Stone	13,891

        After this offering, directors who are our employees or employees of our subsidiaries or affiliated with DLJMB (other than Messrs. Janitz and Schiano) will receive no compensation for their service as members of either our board of directors or board committees. Messrs. Janitz, Schiano and all other non-employee directors not affiliated with DLJMB will be paid quarterly in arrears:

  •
  a base annual retainer of $50,000 in cash;

  •
  an additional annual retainer of $25,000 in cash to the director who is the chair of the audit committee and an additional annual retainer of $10,000 in cash to each director who is the chair of a committee other than the audit committee; and

  •
  a fee of $2,000 for each board and committee meeting attended.

        Also, upon initial election to our board of directors, each independent director, as well as Messrs. Janitz and Schiano, will receive a grant of restricted stock equal to $100,000 divided by the initial public offering price per share in the case of directors becoming members of our board upon the consummation of this offering, which will vest annually in equal installments over four years. For each year of continue service thereafter, each independent director, as well as Messrs. Janitz and Schiano, will receive an annual grant of restricted stock equal to $45,000 divided by the closing price of our common stock on the date of such grant, which will vest annually in equal installments over three years. We will also reimburse all directors for reasonable expenses incurred to attend meetings of our board of directors or committees.

Indemnification of Officers and Directors

        Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware General Corporation Law, or DGCL. Upon the completion of this offering, we intend to have in place directors' and officers' liability insurance that insures such persons against the costs of defense, settlement or payment of a judgment under certain circumstances.

        In addition, our certificate of incorporation will provide that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or any transaction from which the director derived an improper personal benefit.

        In addition, prior to the completion of this offering, we will enter into indemnification agreements with each of our executive officers and directors. The indemnification agreements will provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the Delaware General Corporation Law.

        There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer, except as set forth in "Business—Legal Proceedings—STR Spain."

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        Set forth below is a description of certain relationships and related person transactions between us or our subsidiary, Specialized Technology Resources, Inc., and our directors, executive officers and holders of more than 5% of our voting securities during the fiscal year ended December 31, 2007 and the six months ended June 30, 2008. We believe that all of the following transactions were entered into with terms as favorable as could have been obtained from unaffiliated third parties.

Merger, Subscription and Contribution Agreements

        On April 21, 2007, STR Acquisition, Inc., entered into a plan of merger with us and Specialized Technology Resources, which was amended on June 15, 2007. The merger agreement provided for a series of transactions pursuant to which we, whose members include DLJMB, our named executive officers and members of our board of directors, acquired all the equity interest in Specialized Technology Resources.

        In connection with the DLJ Transactions, we entered into subscription agreements with our institutional investors pursuant to which each investor agreed to purchase Class A Units of STR Holdings LLC for $10 per unit. Pursuant to the subscription agreements, DLJMB, Credit Suisse/CFIG STR Investors SPV, LLC and The Northwestern Mutual Life Insurance Company purchased 10,019,690; 1,050,000; and 3,000,000 Class A Units, respectively, at the closing of the merger.

        Each of our executive officers, directly or indirectly, entered into contribution agreements with us in connection with the DLJ Transactions pursuant to which they contributed the securities held by them prior to the merger in Specialized Technology Resources in exchange for our Class A Units valued at $10 per unit. Pursuant to the contribution agreements, Messrs. Jilot, Gual, Yorgensen and Morris received 1,000,000; 265,000; 145,018; and 5,216 Class A Units, respectively.

        Also in connection with the DLJ Transactions, we entered into contribution agreements with affiliates of J.H. Whitney & Co., who owned a majority of the equity interests in our predecessor prior to the DLJ Transactions. Pursuant to these contribution agreements, the affiliates of J.H. Whitney & Co., which includes an entity affiliated with our former director Michael R. Stone, contributed a portion of the securities held by J.H. Whitney & Co. prior to the merger in Specialized Technology Resources in exchange for our Class A Units valued at $10 per unit. Pursuant to these contribution agreements, affiliates of J.H Whitney & Co. received 1,550,000 Class A Units, including 750,000 Class A Units received by an affiliate of Mr. Stone. We also entered into similar contribution agreements with our former directors Michael A. Choukas and Paul R. Vigano. Pursuant to the contribution agreements, Messrs. Choukas and Vigano received 100,000 and 20,000 Class A Units, respectively.

STR Holdings LLC Agreement

        On March 20, 2008, we and our limited liability company members entered into a third amended and restated limited liability company agreement which governs our operations. Upon the consummation of our corporate reincorporation and this offering, we will be converted into a corporation, and the STR Holdings LLC Agreement will no longer govern our operations.

        STR Holdings created a board of managers of seven persons to manage our company and business affairs. Of the seven managers, up to five may be designated DLJMB, one is to be designated by members affiliated with J.H. Whitney & Co. and one is the current chief executive officer. Under the STR Holdings LLC Agreement, Class A unitholders have one vote for each Class A Unit held, and the holders of Class B, C, D, E and F incentive units have no voting or consent rights with respect to such units held by them.

        The STR Holdings LLC Agreement sets forth the rights of the Class A, B, C, D, E and F unitholders as well as the vesting and forfeiture provisions of the Class C, D, E and F incentive units. The Class B Units vested upon their issuance. The Class A, B, C, D, E and F units will convert into shares of our common stock in connection with our corporate reorganization, which includes the conversion of unvested Class C, D, E and F incentive units into shares of our restricted stock that will continue to vest in accordance with their respective terms as described below under "—Incentive Unit Grant Agreements—Vesting." In accordance with the STR Holdings LLC Agreement, the final allocation of shares among the classes of outstanding units of STR Holdings LLC will be based on the initial public offering price of our common stock in this offering.

        Subject to exceptions and unless otherwise agreed to by us and the holder of such incentive units, all unvested incentive units will be forfeited by a member on the date that such member ceases to be an employee of or provide services to us or our subsidiaries for any reason. However, if a member is terminated for cause, then all incentive units, vested and unvested, will be forfeited by such member as of the date of termination.

        STR Holdings may make distributions to its members in accordance with the terms of the STR Holdings LLC Agreement in the sole discretion of the board of managers.

        The STR Holdings LLC Agreement includes indemnification provisions by STR Holdings in favor of the board of managers, each current and former manager, each current and former Class A unitholder and any of their respective affiliates.

Registration Rights Agreement

        In connection with the DLJ Transactions and pursuant to the STR Holdings LLC Agreement, we granted registration rights to all our limited liability company members, which include DLJMB, Credit Suisse/CFIG STR Investors SPV, LLC, The Northwestern Mutual Life Insurance Company, the MRS Trust, Messrs. Jilot, Morris, Yorgensen, Gual, Janitz, Schiano, Choukas and Vigano. Under the terms of the STR Holdings LLC Agreement, we have, among other things, agreed to use our best efforts to effect registered offerings upon request from the DLJ entities and to grant incidental or "piggyback" registration rights with respect to any registrable securities held by any DLJ entity or our other limited liability company members.

        Our obligation to effect any demand for registration by the DLJ entities is subject to certain conditions, including that we need not effect (1) more than six demand registrations, (2) more than one demand registration during any four-month period, and (3) any demand registration unless the anticipated aggregate offering price is in excess of $50 million (in the case of an initial public offering) or $20 million (in the case of any offering other than an initial public offering). In connection with any registration effected pursuant to the terms of the registration rights agreement, we will be required to pay for all of the fees and expenses incurred in connection with such registration, including registration fees, filing fees and printing fees. However, the underwriting discounts and selling commissions payable in respect of registrable securities included in any registration will be paid by the persons including such registrable securities in any such registration. We have also agreed to indemnify the holders of registrable securities against all claims, losses, damages and liabilities with respect to each registration effected pursuant to the registration rights.

        In connection with this offering, we will enter into a registration rights agreement with the holders of Class A, B, C, D, E and F units of STR Holdings pursuant to which we will grant the registration rights described above with respect to the shares of our common stock the holders will acquire in our corporate reorganization.

        The registration rights agreement will provide that 50% of such holder's shares of common stock acquired in connection with our corporate reorganization will not be eligible for sale until 180 days following the expiration of the lock-up agreement with the underwriters and the remaining shares of our common stock acquired by them in our corporate organization will not become eligible for sale until the date that is 271 days following the expiration of the lock-up agreement with the underwriters, except pursuant to the exercise of the registration rights described above.

Advisory Services and Monitoring Agreements

DLJ Transactions

        On June 15, 2007, we entered into two separate advisory services and monitoring agreements, (i) one with DLJ Merchant Banking, Inc., an affiliate of DLJMB, Westwind STR Advisors, LLC, an affiliate of our former director Michael R. Stone, and Dennis L. Jilot, our Chairman, President and Chief Executive Officer, and (ii) one with Evergreen Capital Partners, LLC, an affiliate of our directors John A. Janitz and Dominick J. Schiano. Each advisory services agreement includes indemnification provisions by us in favor of each advisor and its affiliates against all claims, liabilities, losses, damages and expenses incurred by such advisor arising out of or related to the performance by such advisor of the services pursuant to the management agreement. Pursuant to these respective advisory services agreements, each advisor has agreed to provide us assistance with operational, financial and transactional analyses as well as financial and business monitoring services. We pay each of DLJ Merchant Banking, Inc., Westwind and Mr. Jilot on a quarterly basis their pro rata portion (DLJ Merchant Banking, Inc.—84.525%; Westwind—9.679%, Mr. Jilot—5.796%) of the $500,000 annual monitoring fee. Under the agreement with DLJ Merchant Banking, Inc., Westwind and Mr. Jilot, we incurred fees of approximately $270,000 and $250,000, respectively, for the period from June 15 to December 31, 2007 and the six months ended June 30, 2008. We pay Evergreen, on a quarterly basis, a $150,000 annual monitoring fee. Under the agreement with Evergreen, we incurred fees of $81,250 and $75,000, respectively, for the period from June 15 to December 31, 2007 and the six months ended June 30, 2008.

        In addition, Westwind, Mr. Jilot and Evergreen provided us with operational, financial and transactional analysis prior to and in connection with the DLJ Transactions. In consideration for such services, we made one-time payments during the fiscal year ended December 31, 2007 to Westwind, Mr. Jilot and Evergreen of approximately $164,500, $98,500 and $1.4 million, respectively. The one-time fees paid in connection with the DLJ Transactions were in addition to the annual advisory fees paid to Westwind, Mr. Jilot and Evergreen under their respective advisory services agreements.

        The advisory services agreement with DLJ Merchant Banking, Inc., Westwind and Mr. Jilot will automatically terminate upon the consummation of this offering. In connection with such termination, we will be required to make final payments to DLJ Merchant Banking, Inc., Westwind and Mr. Jilot of $                        , $                        and $                        , respectively, representing the present value of all annual monitoring fees remaining under the current term of the advisory services agreements. The agreement with Evergreen may be terminated at any time by us or Evergreen on 30 days' notice, and the agreement automatically terminates if no member or executive officers of Evergreen continue to serve on our board of directors. We intend to terminate this agreement in connection with this offering.

JHW

        On January 1, 2004, Specialized Technology Resources entered into an amended and restated management services agreement with JHW Management Services, LLC, an affiliate of J.H. Whitney & Co. We paid management fees to JHW Management Services pursuant to the agreement of $687,500 during the period from January 1 to June 14, 2007. The management services agreement was terminated in connection with the DLJ Transactions. In addition, JHW Management Services paid Mr. Jilot a monthly fee pursuant to this management services agreement, which amounted to approximately $135,000 during the period from January 1 to June 14, 2007.

Incentive Unit Grant Agreements

        In connection with the DLJ Transactions, we entered into incentive unit grant agreements with, among others, our executive officers and certain current and former members of our board of directors pursuant to which we granted Class B, C, D, E and F incentive units in STR Holdings LLC. The Class B, C, D, E and F units will convert into                        shares of our common stock immediately upon the consummation of this offering, assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), which includes the conversion of unvested Class C, D, E and F incentive units into                        shares of our restricted stock that will continue to vest in accordance with their respective terms.

Vesting

        The Class B units vested in full at their issuance. Assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), the Class B Units will convert into                        shares of our common stock immediately upon the consummation of this offering.

        The Class C and Class E units vest over five years in equal 1/60th installments as of the last day of each of the 60 successive calendar months beginning after the date of issuance. Upon a change of control (other than an initial public offering), the Class C and E units will vest in full. In addition, the Class C and E units will vest in their entirety after this offering if the DLJMB investors transfer or sell more than 50% or more of their original beneficial ownership in us to third parties. If a Class C or Class E unitholder is terminated for good reason or by us without cause, the unvested Class C and E units will vest in additional installments as such units would have vested had the unitholder been employed by us for an additional 12 months. Assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), the Class C Units will convert into                        shares of our common stock immediately upon the consummation of this offering, which includes the conversion of unvested Class C incentive units into                        shares of our restricted stock that will continue to vest in accordance with their terms, and the Class E Units will convert into                        shares of our common stock immediately upon the consummation of this offering, which includes the conversion of unvested Class E incentive units into                        shares of our restricted stock that will continue to vest in accordance with their terms.

        The Class D units vest in equal one-fifth installments following each of the five successive fiscal years, beginning with the fiscal year ended December 31, 2007, if the equity valuation for such fiscal year is no less than the performance target for such year set forth in the STR Holdings LLC Agreement. If the performance target for any of the first four fiscal years is not attained, then the unvested one-fifth installment for the previous fiscal year (or any prior fiscal year for which the respective units have not vested) will vest and become exercisable as the end of the first fiscal year thereafter in which the equity valuation for such fiscal year is no less than the performance target for such year. Upon a change of control (other than an initial public offering), all unvested Class D units (including for any one unvested fiscal year) will vest in full. In addition, the Class D units will vest in their entirety after this offering if the DLJMB investors transfer or sell more than 50% or more of their original beneficial ownership in us to third parties. Assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), the Class D Units will convert into                        shares of our common stock immediately upon the consummation of this offering, which includes the conversion of unvested Class D incentive units into                        shares of our restricted stock that will continue to vest in accordance with their terms. See "Executive and Director Compensation—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-Term Equity-Based Compensation," for additional information regarding vesting of Class D units.

        Fifty percent of the Class F units vested at issuance. The remaining Class F units vest over three years with one-third vesting on each anniversary of the issuance date. Upon a change of control (other than an initial public offering), the Class F units will vest in full. In addition, the Class F units will vest in their entirety after this offering if the DLJMB investors transfer or sell more than 50% or more of their original beneficial ownership in us to third parties. In addition, our board of directors may accelerate the vesting of any Class F units so long as such acceleration applies equally to all Class F unitholders. Assuming an initial public offering price of $            per share (the midpoint of the price range set forth on the cover of this prospectus), the Class F Units will convert into                        shares of our common stock immediately upon the consummation of this offering, which includes the conversion of unvested Class F incentive units into                        shares of our restricted stock that will continue to vest in accordance with their terms.

Ownership

        The following table sets forth the number and class of units received by each executive officer and director and the number of shares of common stock and restricted common stock into which they will convert in connection with our corporate reorganization to be effected immediately prior to the consummation of this offering (assuming an initial public offering price of $                per share (the midpoint of the price range set forth on the cover of this prospectus)):

	Class B Units	Class C Units	Class D Units	Class E Units	Class F Units	Number of Shares of Common Stock	Number of Shares of Restricted Common Stock
Dennis L. Jilot	—	296,809	106,003	106,003	—
John F. Gual	—	210,240	75,086	75,086	—
Barry A. Morris	144,784	173,139	61,835	61,835	—
Robert S. Yorgensen	54,982	284,442	101,586	101,586	—
John A. Janitz	—	—	—	—	265,008
Dominick J. Schiano	—	—	—	—	265,008

        In addition, in connection with the DLJ Transactions, we entered into incentive unit grant agreements, directly or indirectly, with our former directors Michael A. Choukas, Michael R. Stone and Paul R. Vigano pursuant to which we granted Mr. Choukas 3,704 Class C Units, Mr. Stone 27,871 Class F Units, which vest in accordance with the STR Holdings LLC Agreement. The Class C and F units will convert into shares of our common stock immediately upon the consummation of this offering, which includes the conversion of unvested Class C, D, E and F incentive units into shares of our restricted stock that will continue to vest in accordance with their respective terms.

Corporate Reorganization

        We are currently organized as STR Holdings LLC, and all of our equity investors own membership units us. However, we conduct no operations and hold no assets other than our ownership interest in Specialized Technology Resources, Inc. Instead, all of our operations are conducted by our subsidiaries. Immediately prior to the consummation of this offering, STR Holdings LLC will convert from a limited liability company into a Delaware "C" corporation, STR Holdings, Inc. As a result of the conversion, all of STR Holdings LLC's outstanding units will be converted into              shares of our common stock, which includes the conversion of unvested Class C, D, E and F incentive units into              shares of our restricted stock that will continue to vest in accordance with their respective terms.

        In accordance with the STR Holdings LLC Agreement, our class A, B, C, D, E and F units are subject to a priority distribution in the event of an initial public offering, which is based on the initial public offering price. For the units issued in connection with the DLJ Transactions, the shares of common stock will be distributed as follows: (i) first, the Class A unitholders will receive an aggregate amount of common stock equal in value to their capital contributions; (ii) second, a pro rata distribution will be made with respect to the Class A, B, C, D and F units until the Class A unitholders receive an aggregate amount of common stock equal in value to 2.5 times their capital contributions; and (iii) finally, a pro rata distribution will be made of the remaining shares to each Class A, B, C, D, E and F unitholder based upon the number of units held by each unitholder. Holders of Class C and D incentive units that were issued in 2008 will receive distributions on the same basis as described above, provided that such holders will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $505.5 million have been distributed to the holders of the previously outstanding units and holders of the Class E incentive units that were issued in 2008 will only receive their pro rata distribution of shares after shares with an aggregate value of approximately $818.0 million have been distributed to the holders of the previously outstanding units. Accordingly, the final allocation of shares among the classes of outstanding units of STR Holdings LLC will be based on the initial public offering price of our common stock in this offering.

Board Compensation

        Upon consummation of this offering, directors who are our employees or employees of our subsidiaries or affiliated with DLJMB (other than Messrs. Janitz and Schiano) will receive no compensation for their service as members of either our board of directors or board committees. Messrs. Janitz, Schiano and all other non-employee members of our board of directors not affiliated with DLJMB will be compensated as set forth under "Executive and Director Compensation—Director Compensation." Also, two of our directors received Class F incentive units in connection with the DLJ Transactions. For more information regarding these arrangements, see "Executive and Director Compensation—Director Compensation."

Employment Agreements

        We have entered into employment agreements with each of Messrs. Jilot, Morris, Gual and Yorgensen. For more information regarding these agreements, see "Executive and Director Compensation—Employment Agreements" and "—Potential Payments Upon Termination or Change of Control."

Indemnification Agreements

        We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

Credit Facilities and Interest Rate Swap Agreement

        In connection with the DLJ Transactions, we entered into a first lien credit facility and a second lien credit facility on June 15, 2007, in each case with Credit Suisse, as administrative agent and collateral agent. The borrowings under the first and second lien credit facilities were used to pay consideration, fees and expenses related to our acquisition of Specialized Technology Resources. Credit Suisse is an affiliate of DLJMB and receives fees from us pursuant to the terms of the credit facilities. Under the first lien credit agreement and the second lien credit agreement, we are obligated to pay Credit Suisse aggregate annual administrative agent fees of $175,000. For more information regarding the credit facilities, see "Description of Material Indebtedness."

        In connection with our credit facilities, we entered into an interest rate swap agreement with Credit Suisse International effective September 13, 2007. Credit Suisse International is an affiliate of DLJMB. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount of $200.0 million until September 30, 2008 and $130.0 million beginning October 1, 2008. For more information regarding the interest rate swap agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Net Sales and Expenses—Other Income (Expense) Items."

Policies for Approval of Related Person Transactions

        In connection with this offering, we will adopt a written policy relating to the approval of related person transactions. Our audit committee will review and approve or ratify all relationships and related person transactions between us and (i) our directors, director nominees, executive officers or their immediate family members, (ii) any 5% record or beneficial owner of our common stock or (iii) any immediate family member of any person specified in (i) and (ii) above. Our                        will be primarily responsible for the development and implementation of processes and controls to obtain information from our directors and executive officers with respect to related party transactions and for determining, based on the facts and circumstances, whether we or a related person have a direct or indirect material interest in the transaction.

        As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related party transaction, the committee will consider:

  •
  the nature of the related person's interest in the transaction;

  •
  the availability of other sources of comparable products or services;

  •
  the material terms of the transaction, including, without limitation, the amount and type of transaction; and

  •
  the importance of the transaction to us.

        Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. However, such member of the audit committee will provide all material information concerning the transaction to the audit committee.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table shows information regarding the beneficial ownership of our common stock (1) immediately prior to and (2) as adjusted to give effect to this offering by:

  •
  each person or group who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors, each director nominee and each of our named executive officers; and

  •
  all members of our board of directors and our named executive officers as a group;

  •
  and the selling stockholders.

For further information regarding material transactions between us and certain of our selling stockholders, see "Certain Relationships and Related Person Transactions."

        Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Percentage of beneficial ownership is based on            shares of common stock outstanding after giving effect to our corporate reorganization, and            shares of common stock to be outstanding after the completion of this offering, assuming no exercise of the option to purchase additional shares, or            shares, assuming full exercise of the option to purchase additional shares. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares of capital stock held by them. Unless otherwise indicated, the address for each holder listed below is STR Holdings, Inc., 10 Water Street, Enfield, CT 06082.

	Shares Beneficially Owned Before this Offering			Shares Beneficially Owned After this Offering(1)		Shares Beneficially Owned After this Offering Assuming Full Exercise of the Option to Purchase Additional Shares
Name and Address of Beneficial Owner	Number of Shares	Percentage	Shares Offered(2)	Number of Shares	Percentage	Number of Shares	Percentage
DLJ Merchant Banking Partners IV, L.P. and affiliated funds(3)(4)
The Northwestern Mutual Life Insurance Company(4)(5)
Credit Suisse/CFIG STR Investors SPV, LLC(4)(6)
Dennis L. Jilot(7)
John F. Gual
Barry A. Morris
Robert S. Yorgensen
John A. Janitz
Jason L. Metakis(8)
Dominick J. Schiano
Susan C. Schnabel(9)
Ryan M. Sprott(8)
Scott S. Brown
Andrew M. Leitch
Directors, director nominees and executive officers as a group (11 persons)

*
Represents beneficial ownership of less than 1% of our outstanding common stock.

(1)
Beneficial ownership does not include any shares that may be purchased in this offering, including in the directed share program. See "Underwriting."

(2)
If the underwriters exercise their option to purchase additional shares of our common stock, the additional shares sold by the selling stockholders will be allocated as follows:

(3)
Includes            shares of common stock held by DLJ Merchant Banking Partners IV, L.P.,            shares of common stock held by DLJ Offshore Partners IV, L.P.,            shares of common stock held by DLJ Merchant Banking Partners IV (Pacific), L.P. and            shares of common stock held by MBP IV Plan Investors, L.P.

  Credit Suisse, a Swiss bank, owns the majority of the voting stock of Credit Suisse Holdings (USA), Inc., a Delaware corporation which in turn owns all of the voting stock of Credit Suisse (USA) Inc., a Delaware corporation ("CS-USA"). The entities discussed in the above paragraph are merchant banking funds managed by indirect subsidiaries of CS-USA and form part of Credit Suisse's asset management business. The ultimate parent company of Credit Suisse is Credit Suisse Group AG ("CSG"). CSG disclaims beneficial ownership of the reported common stock that is beneficially owned by its direct and indirect subsidiaries.

  The address for DLJ Merchant Banking Partners IV, L.P. and its affiliates is c/o DLJ Merchant Banking, Inc., Eleven Madison Avenue, New York, NY 10010.

(4)
These selling stockholders are affiliates of registered broker-dealers. Each such selling stockholder purchased the securities held by such selling stockholder in the ordinary course of business and at the time of purchase, such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute such securities.

(5)
The address for The Northwestern Mutual Life Insurance Company is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

(6)
The address for Credit Suisse/CFIG STR Investors SPV, LLC is Eleven Madison Avenue, New York, NY 10010.

(7)
Includes            shares of common stock held by The Dennis L. and Linda L. Jilot Family Trust, of which Mr. Jilot is trustee and a beneficiary.

(8)
Does not include shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. By virtue of their affiliation with DLJ Merchant Banking Partners, each of Messrs. Metakis and Sprott may be deemed to have or share beneficial ownership of the shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. Each of Messrs. Metakis and Sprott disclaim beneficial ownership of such shares, except to the extent of his pecuniary interests therein.

(9)
Does not include shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. Ms. Schnabel is a partner and member of the Investment Committee of DLJ Merchant Banking Partners and may be deemed to beneficially own the shares of common stock held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities. Ms. Schnabel disclaims beneficial ownership of the shares held by DLJ Merchant Banking Partners IV, L.P. and its affiliated entities, except to the extent of her direct pecuniary interests therein.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our certificate of incorporation and bylaws as they will be in effect following our corporate reorganization and upon the consummation of this offering.

Authorized Capitalization

        Our authorized capital stock consists of                        shares of common stock, par value $0.01 per share, and                        shares of preferred stock, par value $0.01 per share. Immediately following the completion of this offering,                         shares of common stock, or                        shares if the underwriters exercise their option to purchase additional shares in full, will be outstanding, and there will be no outstanding shares of preferred stock.

Common Stock

Voting Rights

        Each share of common stock entitles the holder to one vote with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Our common stock votes as a single class on all matters relating to the election and removal of directors on our board of directors and as provided by law, with each share of common stock entitling its holder to one vote. Holders of our common stock will not have cumulative voting rights. Except in respect of matters relating to the election and removal of directors on our board of directors and as otherwise provided in our certificate of incorporation or required by law, all matters to be voted on by our stockholders must be approved by a majority of the shares present in person or by proxy at the meeting and entitled to vote on the subject matter. In the case of election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of common stock.

Dividend Rights

        Holders of common stock will share equally in any dividend declared by our board of directors, subject to the rights of the holders of any outstanding preferred stock.

Liquidation Rights

        In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of our common stock would be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities. If we have any preferred stock outstanding at such time, holders of the preferred stock may be entitled to distribution and/or liquidation preferences. In either such case, we must pay the applicable distribution to the holders of our preferred stock before we may pay distributions to the holders of our common stock.

Other Rights

        Our stockholders have no preemptive or other rights to subscribe for additional shares. All holders of our common stock are entitled to share equally on a share-for-share basis in any assets available for distribution to common stockholders upon our liquidation, dissolution or winding up. All outstanding shares are, and all shares offered by this prospectus will be, when sold, validly issued, fully paid and nonassessable.

Registration Rights

        Our existing stockholders have certain registration rights with respect to our common stock. For further information regarding this agreement, see "Certain Relationships and Related Person Transactions—Registration Rights Agreement."

Preferred Stock

        Our board of directors is authorized to provide for the issuance of preferred stock in one or more series and to fix the preferences, powers and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including the dividend rate, conversion rights, voting rights, redemption rights and liquidation preference and to fix the number of shares to be included in any such series without any further vote or action by our stockholders. Any preferred stock so issued may rank senior to our common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up, or both. In addition, any such shares of preferred stock may have class or series voting rights. As of the date of this prospectus, there are no outstanding shares of preferred stock.

Anti-Takeover Effects of the Delaware General Corporation Law and Our Certificate of Incorporation and Bylaws

        Our certificate of incorporation and bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board the power to discourage acquisitions that some stockholders may favor.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock will make it possible for our board of directors to issue preferred stock with super voting, special approval, dividend or other rights or preferences on a discriminatory basis that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

        Our bylaws provide that special meetings of the stockholders may be called only upon the request of not less than a majority of the combined voting power of the voting stock, upon the request of a majority of the board, or upon the request of the chief executive officer. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

        Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. In order for any matter to be "properly brought" before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror's own slate of directors or otherwise attempting to obtain control of our company.

Stockholder Action by Written Consent

        Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the company's certificate of incorporation provides otherwise. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of our stockholders and may not be effected by consent in writing by such stockholders, unless such action is recommended by all directors then in office.

Listing

        We intend to apply to have our common stock listed on the NYSE under the symbol "PVS."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF MATERIAL INDEBTEDNESS

        In connection with the DLJ Transactions, we entered into a first lien credit facility and a second lien credit facility on June 15, 2007, which we refer to collectively in this prospectus as our "credit facilities," in each case with Credit Suisse, as administrative agent and collateral agent. Set forth below is a summary of the terms of our credit facilities. This summary is not a complete description of all of the terms of the agreements. The agreements setting forth the principal terms and conditions of our credit facilities are filed as exhibits to the registration statement of which this prospectus forms a part.

         General.    The first lien credit facility consists of a $185.0 million term loan facility, which matures on June 15, 2014, and a $20.0 million revolving credit facility, none of which was outstanding at June 30, 2008, which matures on June 15, 2012. The second lien credit facility consists of a $75.0 million term loan facility, which matures on December 15, 2014. The revolving credit facility includes a sublimit of $15.0 million for letters of credit.

        The obligations under each credit facility are unconditional and are guaranteed by us and substantially all of our existing and subsequently acquired or organized domestic subsidiaries. The first lien credit facility and related guarantees are secured on a first-priority basis, and the second lien credit facility and related guarantees are secured on a second-priority basis, in each case, by security interests (subject to liens permitted under the credit agreements governing the credit facilities) in substantially all tangible and intangible assets owned by us, the obligors under the credit facilities, and each of our other domestic subsidiaries, subject to certain exceptions, including limiting pledges of voting stock of foreign subsidiaries to 66% of such voting stock.

         Interest and Fees.    Borrowings under the first lien credit facility bear interest at a rate equal to (1) in the case of term loans, at our option (i) the greater of (a) the rate of interest per annum determined by Credit Suisse, from time to time, as its prime rate in effect at its principal office in the city of New York, and (b) the federal funds rate plus 0.50% per annum (the "base rate"), and in each case plus 1.50% per annum or (ii) the LIBOR (adjusted for statutory reserves) plus 2.50% (2) in the case of the revolving loans, at our option (subject to certain exceptions) (i) the base rate plus 1.50% when our total leverage ratio (as defined in the first lien credit facility) is greater than or equal to 5.25 to 1.00 ("leverage level 1"), the base rate plus 1.25% when our total leverage ratio is greater than or equal to 4.50 to 1.00 but less than 5.25 to 1.00 ("leverage level 2") and the base rate plus 1.00% when our total leverage ratio is less than 4.50 to 1.00 ("leverage level 3") or (ii) the LIBOR (adjusted for statutory reserves) plus 2.50% in the case of leverage level 1, 2.25% in the case of leverage level 2 and 2.00% in the case of leverage level 3. Borrowings under the second lien credit facility bear interest at a rate equal to, at our option (i) the base rate plus 6.00% or (ii) the LIBOR (adjusted for statutory reserves) plus 7.00%. For the first five years of the second lien credit facility, we have the option to pay interest in cash or in kind, by increasing the outstanding principal amount of the loans by the amount of accrued interest. Interest paid in kind on the second lien credit facility will be at the rate of interest applicable to such loan described above plus an additional 1.50% per annum. If we default on the payment of any principal, interest, or any other amounts due under the credit facilities, we will be obligated to pay default interest. The default interest rate on principal payments will equal the interest rate applicable to such loan plus 2.00% per annum, and the default interest rate on all other payments will equal the interest rate applicable to base rate loans plus 2.00% per annum.

        As of June 30, 2008 and the year ended December 31, 2007, the weighted average interest rate under our credit facilities was 6.19% and 8.62%, respectively, before the effect of our interest rate swap. At the rate in effect on June 30, 2008 and assuming an outstanding balance of $258.2 million as of June 30, 2008, our annual debt service obligations would be $17.8 million, consisting of $16.0 million of interest and $1.85 million of scheduled principal payments.

        In addition to paying interest on outstanding principal under the credit facilities, we are also required to pay a commitment fee at a rate equal to 0.50% per annum on the daily unused commitments available to be drawn under the revolving portion of the first lien credit facility. We are also required to pay letter of credit fees, with respect to each letter of credit issued, at a rate per annum equal to the applicable LIBOR margin for revolving credit loans on the average daily amount of undrawn letters of credit plus the aggregate amount of all letter of credit disbursements that have not been repaid by us. We are also required to pay fronting fees, with respect to each letter of credit issued, at a rate specified by the issuer of the letters of credit and to pay Credit Suisse certain administrative fees from time to time, in its role as administrative agent. The term loans under the first lien credit facilities amortize in quarterly installments of 0.25% of the principal amount. Under certain circumstances, we may be required to reimburse the lenders under our credit facilities for certain increased fees and expenses caused by a change of law.

         Prepayments.    We are generally required to prepay term loan borrowings under the credit facilities with (1) 100% of the net cash proceeds we receive from non-ordinary course asset sales or as a result of a casualty or condemnation, (2) 100% of the net cash proceeds we receive from the issuance of debt obligations other than debt obligations permitted under the credit agreements, (3) 50% of the net cash proceeds of a public offering of equity (including this offering) and (4) 50% (or, if our leverage ratio is less than 5.25 to 1.00 but greater than or equal to 4.50 to 1.00, 25%) of excess cash flow (as defined in the credit agreements). Under the credit facilities, we are not required to prepay borrowings with excess cash flow if our leverage ratio is less than 4.50 to 1.00. Subject to a limited exception, all mandatory prepayments will first be applied to the first lien credit facility until all first lien obligations are paid in full and then to the second lien facility.

         Covenants.    The first lien credit facility requires us to maintain certain financial ratios, including a maximum first lien debt ratio (based upon the ratio of indebtedness under the first lien credit facility to consolidated EBITDA, as defined in the first lien credit facility), a maximum total leverage ratio (based upon the ratio of total indebtedness, net of unrestricted cash and cash equivalents, to consolidated EBITDA) and a minimum interest coverage ratio (based upon the ratio of consolidated EBITDA to consolidated interest expense), which are tested quarterly. Based on the formulas set forth in the first lien credit agreement, as of June 30, 2008, we were required to maintain a maximum first lien debt ratio of 5.65 to 1.00, a maximum total leverage ratio of 7.75 to 1.00 and a minimum interest coverage ratio of 1.35 to 1.00. The second lien credit facility requires us to maintain a maximum total leverage ratio tested quarterly. Based on the formulas set forth in the second lien credit agreement, we are currently required to maintain a maximum total leverage ratio of 8.00 to 1.00. As of June 30, 2008, our first lien debt ratio was 1.73 to 1.00, our total leverage ratio was 2.58 to 1.00 and our minimum interest coverage ratio was 4.06 to 1.00. The financial ratios required under the first and second lien facilities become more restrictive over time.

        The credit agreements also contain a number of affirmative and restrictive covenants including limitations on mergers, consolidations and dissolutions; sales of assets; sale-leaseback transactions; investments and acquisitions; indebtedness; liens; affiliate transactions; the nature of our business; dividends and other restricted payments; modifications or prepayments of our second lien credit facility or other material subordinated indebtedness; and issuing redeemable, convertible or exchangeable equity securities. Under the credit agreements, we are permitted maximum annual capital expenditures of $10.0 million in the fiscal year ending December 31, 2008, with such limit increasing by $1.0 to $2.0 million for each fiscal year thereafter. Capital expenditure limits in any fiscal year may be increased by 40% of the excess of consolidated EBITDA for such fiscal year over baseline EBITDA for that year, which is defined as $45.0 million for the fiscal year ending December 31, 2008 and increasing by $5.0 million per year thereafter. The capital expenditure limitations are subject to a two year carry- forward of the unused amount from the previous fiscal year. The credit agreements contain events of default that are customary for similar facilities and transactions, including a cross-default provision with respect to other material indebtedness (which, with respect to the first lien credit agreement, would include the second lien credit agreement and with respect to the second lien credit agreement, would include the first lien credit agreement) and an event of default that would be triggered by a change of control, as defined in the credit agreements, and which is not expected to be triggered by this offering. As of June 30, 2008, we were in compliance with all of our covenants and other obligations under the credit agreements.

        We are required under the terms of both our first lien and second lien credit facilities to fix our interest costs on at least 50% of the principal amount of our funded indebtedness for a minimum of three years. To manage our interest rate exposure and fulfill the requirements under our credit facilities, effective September 13, 2007, we entered into an interest rate swap agreement with Credit Suisse International that effectively converted a portion of our debt under our credit facilities from a floating interest rate to a fixed interest rate. As of June 30, 2008 and December 31, 2007, our interest rate swap agreement was for $200.0 million notional principal amount of our debt under our credit facilities. The notional principal amount will decrease to $130.0 million on October 1, 2008 and remain at such amount until the agreement terminates on September 30, 2010. Under the interest rate swap agreement, we pay interest at 4.622% and receive the floating three-month LIBOR rate from Credit Suisse International on the notional principal amount of $200.0 million.

 SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our common stock.

Sale of Restricted Securities

        After this offering, there will be outstanding            shares (assuming no exercise of the underwriters' option to purchase additional shares), or            shares (assuming full exercise of the underwriters' option to purchase additional shares), of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 under the Securities Act, which is summarized below. Subject to the lock-up agreements described below, shares held by our affiliates that are not restricted securities may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Lock-Up Arrangements

        In connection with this offering, we, each of our directors, executive officers, the selling stockholders and substantially all of our other stockholders have entered into lock-up agreements described under "Underwriting" that restrict the sale of shares of our common stock for up to 180 days after the date of this prospectus, subject to an extension in certain circumstances. In addition, in connection with a registration rights agreement we intend to enter into with our unitholders in connection with this offering, 50% of the shares of our common stock acquired by holders of our equity and incentive units in connection with our corporate reorganization will not be eligible for sale until 180 days following the expiration of the lock-up agreement with the underwriters and the remaining shares of our common stock acquired by them in our corporate organization will not become eligible for sale until the date that is 271 days following the expiration of the lock-up agreement with the underwriters. Accordingly,            shares of our common stock will be available for resale 180 days following the expiration of the lock-up agreement, and            shares of our common stock will be eligible for sale on the date that is 271 days following the expiration of the lock-up agreement with the underwriters.

        In addition, following the expiration of the lock-up period, DLJMB will have the right, subject to certain conditions, to require us to register the sale of their remaining shares of our common stock under federal securities laws. If DLJMB exercises this right, our other existing stockholders may require us to register their registrable securities. By exercising their registration rights, and selling a large number of shares, the selling stockholders could cause the prevailing market price of our common stock to decline.

        Following the lock-up periods set forth in the stockholders' agreement described above, all of the shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

        The shares of our common stock sold in this offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  one percent of the total number of shares of our common stock outstanding; or

  •
  the average weekly reported trading volume of our common stock for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner of sale provisions, a six-month holding period requirement, notice requirements and the availability of current public information about us.

        Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Equity Incentive Plans

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under our equity incentive plans, including the equity incentive plan we intend to adopt in connection with this offering. The first such registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing with the SEC. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or the lock-up restrictions described above.

 CERTAIN MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock that may be relevant to you if you are a non-U.S. Holder. In general, a "non-U.S. Holder" is any person or entity that is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a foreign estate or trust. This discussion is based on current law, which is subject to change, possibly with retroactive effect. This discussion is limited to non-U.S. Holders who hold shares of common stock as capital assets within the meaning of the U.S. Internal Revenue Code. Moreover, this discussion is for general information only and does not address all the tax consequences that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions, which may apply to you if you relinquished U.S. citizenship or residence.

        If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

        If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, is a holder of our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership, and the partners in such partnership, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

Dividends

        We do not anticipate paying any dividends on our common stock in the foreseeable future. See "Dividend Policy." If dividends are paid on shares of our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, it will constitute a return of capital that reduces, but not below zero, a non-U.S. Holder's adjusted tax basis in our common stock. Any remainder will constitute gain from the sale or exchange of the common stock. If dividends are paid, as a non-U.S. Holder, you will be subject to withholding of U.S. federal income tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable tax treaty. In addition, where dividends are paid to a non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming an exemption or reduction in withholding under the applicable treaty.

        If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates but will not be subject to withholding tax, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional "branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

        You must comply with the certification procedures described above, or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures, directly or under certain circumstances through an intermediary, to obtain the benefits of a reduced rate under an income tax treaty with respect to dividends paid with respect to your common stock. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your tax identification number.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

        As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of common stock unless:

  •
  the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours (in which case you will be taxed in the same manner as a U.S. person, and if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% or a lower rate as may be specified by an applicable income tax treaty);

  •
  you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met (in which case you will be subject to a 30% tax on the gain); or

  •
  we are or become a U.S. real property holding corporation ("USRPHC"). We believe that we are not currently, and are not likely not to become, a USRPHC. Even if we were to become a USRPHC, gain on the sale or other disposition of common stock by you generally would not be subject to U.S. federal income tax provided:
  •
  the common stock was "regularly traded on an established securities market"; and

  •
  you do not actually or constructively own more than 5% of the common stock during the shorter of (i) the five-year period ending on the date of such disposition or (ii) the period of time during which you held such shares.

Federal Estate Tax

        Individuals, or an entity the property of which is includable in an individual's gross estate for U.S. federal estate tax purposes, should note that common stock held at the time of such individual's death will be included in such individual's gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding Tax

        We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

        Backup withholding is generally imposed (currently at a 28% rate) on certain payments to persons that fail to furnish the necessary identifying information to the payor. You generally will be subject to backup withholding tax with respect to dividends paid on your common stock unless you certify your non-U.S. status. Dividends subject to withholding of U.S. federal income tax as described above in "Dividends" would not be subject to backup withholding.

        The payment of proceeds of a sale of common stock effected by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless you provide the payor with your name and address and you certify your non-U.S. status or you otherwise establish an exemption. In general, backup withholding and information reporting will not apply to the payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or a foreign partnership that at any time during its tax year either is engaged in the conduct of a trade or business in the United States or has as partners one or more U.S. persons that, in the aggregate, hold more than 50% of the income or capital interest in the partnership, backup withholding will not apply but such payments will be subject to information reporting, unless such broker has documentary evidence in its records that you are a non-U.S. Holder and certain other conditions are met or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished in a timely manner to the Internal Revenue Service.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated                        , 2008, we and the selling stockholders, which include entities affiliated with members of our board of directors and an affiliate of Credit Suisse Securities (USA) LLC, an underwriter participating in this offering, and each of our executive officers, have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. are acting as representatives, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.

Total

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We and the selling stockholders have granted to the underwriters a 30-day option to purchase up to                        additional outstanding shares from us and up to                         additional outstanding shares from the selling stockholders at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only if the underwriters sell more shares than the total number set forth in the table above.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Exercise of Option to Purchase Additional Shares	With Exercise of Option to Purchase Additional Shares	Without Exercise of Option to Purchase Additional Shares	With Exercise of Option to Purchase Additional Shares
Underwriting discounts and commissions paid by us	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting discounts and commissions paid by the selling stockholders	$	$	$	$
Expenses payable by the selling stockholders	$	$	$	$

        The representatives have informed us that the underwriters do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the shares of common stock being offered.

        Affiliates of Credit Suisse Securities (USA) LLC own 10% or more of our common stock. Thus, the underwriters may be deemed to have a "conflict of interest" under the applicable provisions of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., or FINRA. Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the FINRA rules. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. has received $10,000 from us as compensation for such role.

        We have agreed, subject to certain exceptions, that we will not offer, sell, issue, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. waive, in writing, such an extension.

        Our directors, executive officers, the selling stockholders and substantially all of our other stockholders have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. for a period of 180 days after the date of this prospectus, provided however that shares acquired in this offering or in open market purchases will generally not be subject to the foregoing restrictions if a filing under the Exchange Act is not required in connection with such disposition. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co. waive, in writing, such an extension.

        The underwriters have reserved for sale at the initial public offering price up to                        shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        We will apply to have our common stock listed on the NYSE under the symbol "PVS."

        Prior to the offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price will be our future prospects and those of our industry in general, our financial operating information in recent periods, and market prices of securities and financial and operating information of companies engaged in activities similar to ours.

        Certain of the underwriters and their respective affiliates have in the past and may in the future perform various financial advisory, investment banking and other services for us, our affiliates and our officers in the ordinary course of business, for which they received and will receive customary fees and expenses. In particular, certain affiliates of Credit Suisse Securities (USA) LLC are lenders under our senior credit facilities, and we intend to use $           million of our net proceeds from this offering to repay borrowings under such facilities. In addition, an affiliate of Credit Suisse Securities (USA) LLC is the counterparty to our interest rate swap agreement.

        On June 15, 2007, DLJ Merchant Banking Partners IV, L.P., and affiliated investment funds, or DLJMB, acquired a controlling interest in us. At such time, we entered into an advisory services and monitoring agreement with DLJ Merchant Banking, Inc., an affiliate of DLJMB, and certain other parties unaffiliated with DLJMB. Pursuant to the terms of the advisory services agreement, DLJ Merchant Banking, Inc. has provided us assistance with operational, financial, and transactional analyses as well as financial and business monitoring services. DLJ Merchant Banking, Inc. has been paid a customary annual fee in connection with such services. The advisory services agreement will automatically terminate upon the consummation of this offering. In connection with such termination, we have agreed to make a final payment to DLJ Merchant Banking, Inc. of $            , representing the present value of all annual monitoring fees remaining under the current term of the advisory services agreement. In addition, pursuant to the STR Holdings LLC Agreement, DLJMB has the right to appoint five of the seven members of our board of managers. The STR Holdings LLC Agreement and this right will no longer be in effect upon the consummation of this offering. DLJMB and DLJ Merchant Banking, Inc. are affiliates of Credit Suisse Securities (USA) LLC.

        In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. If the underwriters sell more shares than could be covered by the option to purchase additional shares, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        The shares may be offered and sold in the United States and certain jurisdictions outside the United States in which such an offer and sale is permitted.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

  (a)
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  (b)
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  (c)
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

  (d)
  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the common stock offered hereby on behalf of us. The underwriters are being represented by Davis Polk & Wardwell, Menlo Park, California.

EXPERTS

        The consolidated financial statements for STR Holdings LLC and subsidiaries at December 31, 2007 and 2006, and for the period June 15 to December 31, 2007, the period January 1 to June 14, 2007 and the years ended December 31, 2006 and 2005 included in this prospectus have been so included in reliance upon the reports (which includes an explanatory paragraph relating to STR Holdings LLC's restatement of its financial statements as described in note 18 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given the authority of said firm as experts in accounting and auditing.

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        On February 22, 2008, Specialized Technology Resources, Inc.'s (STRI) Board of Directors, in contemplating an initial public offering, appointed PricewaterhouseCoopers LLP (PwC) as its independent registered public accounting firm to audit its 2005, 2006, and 2007 financial statements; the 2005 and 2006 fiscal years were previously audited by UHY LLP (UHY). The members of STRI's audit committee participated in and approved the decision to appoint PwC as STRI's independent registered public accounting firm. On February 22, 2008, UHY was also engaged to perform an audit of the financial statements of STRI for the period from January 1, 2007 through June 14, 2007 and the period from June 15, 2007 through December 31, 2007. On May 29, 2008, UHY completed its audit of these financial statements.

        On February 22, 2008, STRI's Board of Directors dismissed UHY as STRI's independent accountant, subject to the completion of its audit of STRI's financial statements for 2007.

        The reports of UHY on the STRI financial statements at December 31, 2005, 2006, and 2007, for the years ended December 31, 2005 and 2006, for the period from January 1, 2007 through June 14, 2007 and for the period from June 15, 2007 through December 31, 2007 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. The reports of UHY do not appear herein as the financial statements previously audited by UHY have been reaudited by PwC.

        During the years ended December 31, 2005 and 2006, the period from January 1, 2007 through June 14, 2007, the period from June 15, 2007 through December 31, 2007 and through May 29, 2008, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of UHY would have caused it to make reference thereto in its reports on the financial statements for such periods.

        During the years ended December 31, 2005 and 2006, the period from January 1, 2007 through June 14, 2007, the period from June 15, 2007 through December 31, 2007 and through May 29, 2008, there have been no reportable events involving UHY (as defined in Item 304(a)(1)(v) of Regulation S-K).

        We have requested that UHY furnish us with a letter addressed to the SEC stating whether or not UHY agrees with the above statements. A copy of such letter, dated July 31, 2008, is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

        During the years ended December 31, 2005 and 2006, the period from January 1, 2007 through June 14, 2007, the period from June 15, 2007 through December 31, 2007 and through February 22, 2008 we had not consulted with PricewaterhouseCoopers LLP regarding any of the matters described in Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to STR Holdings, Inc. and the common stock offered hereby, you should refer to the registration statement and to the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the STR Holdings, Inc. registration statement and the exhibits and schedules thereto may be inspected without charge at the public reference room maintained by the SEC located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of all or any portion of the registration statements and the filings may be obtained from such offices upon payment of prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330 or (202) 551-8090. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        You may obtain a copy of any of our filings, at no cost, by writing or telephoning us at:

STR Holdings, Inc.
10 Water Street

Enfield, CT 06082
Attn: Investor Relations
(860) 749-8371

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
STR Holdings LLC and Subsidiaries
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2008 (unaudited), December 31, 2007 and 2006	F-4

Consolidated Statements of Operations and Comprehensive Income for the Six Months Ended June 30, 2008 (unaudited), the Period from June 15, 2007 to June 30, 2007 (unaudited), the Period from June 15, 2007 to December 31, 2007, the Period from January 1, 2007 to June 14, 2007 and the Years Ended December 31, 2006 and 2005

F-5

Consolidated Statements of Changes in Stockholders'/Unitholders' Equity for the Six Months Ended June 30, 2008 (unaudited), the Period June 15 to December 31, 2007, the Period January 1 to June 14, 2007 and the Years Ended December 31, 2006 and 2005

F-6

Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2008 (unaudited), the Period from June 15, 2007 to June 30, 2007 (unaudited), the Period from June 15, 2007 to December 31, 2007, the Period from January 1, 2007 to June 14, 2007 and the Years Ended December 31, 2006 and 2005

F-7
Notes to Consolidated Financial Statements	F-9

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of STR Holdings LLC:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of changes in stockholders'/unitholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of STR Holdings LLC and its subsidiaries (Successor Company) at December 31, 2007 and the results of their operations and their cash flows for the period from June 15, 2007 to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules of condensed financial information of registrant and of valuation and qualifying accounts for the Successor Company appearing under Item 16(b) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the related financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
July 31, 2008

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of STR Holdings LLC:

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and comprehensive income, of changes in stockholders'/unitholders' equity (deficit), and of cash flows present fairly, in all material respects, the financial position of STR Holdings LLC and its subsidiaries (Predecessor Company) at December 31, 2006 and the results of their operations and their cash flows for the period from January 1, 2007 to June 14, 2007, and for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule of valuation and qualifying accounts for the Predecessor Company appearing under Item 16(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 18, the Company has restated its consolidated financial statements for the period from January 1, 2007 to June 14, 2007 and for the years ended December 31, 2006 and 2005, which were previously audited by other independent accountants.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

        As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP

Hartford, Connecticut
July 31, 2008

STR Holdings LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

All amounts in thousands except shares/units and per share/unit amounts

	Successor		Predecessor
	June 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)		(Restated—See Note 18)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$32,115	$21,180	$17,939
Accounts receivable, trade, less allowances for doubtful accounts of $1,875, $1,867 and $1,074 in 2008, 2007 and 2006, respectively	38,696	28,919	20,283
Unbilled receivables, net	3,559	2,129	2,232
Inventories	10,417	7,355	3,646
Prepaid expenses and other current assets	3,337	1,942	1,871
Current deferred tax assets	1,854	1,665	1,985

Total current assets	89,978	63,190	47,956
Property, plant and equipment, net	50,699	38,356	18,986
Intangible assets	233,417	239,169	73
Goodwill	222,465	222,465	7,645
Deferred financing costs	6,719	7,312	1,235
Deferred tax assets	8,663	2,035	597
Other noncurrent assets	3,561	2,630	1,148

Total assets	$615,502	$575,157	$77,640

LIABILITIES, CONTINGENTLY REDEEMABLE UNITS AND STOCKHOLDERS' / UNITHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of long-term debt	$2,010	$2,005	$6,150
Accounts payable	12,800	7,796	4,560
Billings in excess of earned revenues	8,706	3,214	1,913
Accrued liabilities	12,892	8,700	9,013
Income taxes payable	8,850	7,316	2,755

Total current liabilities	45,258	29,031	24,391
Long-term debt, less current portion	256,515	257,521	61,951
Interest rate swap liability	3,275	2,988	—
Other long-term liabilities	3,773	3,773	—
Deferred tax liabilities	101,385	94,999	695

Total liabilities	410,206	388,312	87,037

COMMITMENTS AND CONTINGENCIES
Contingently redeemable units	2,254	1,463	—
Stockholders' / unitholders' equity (deficit)
Common stocks
Class A, $.01 par value, authorized 12,500,000 shares, 8,463,583 shares issued and outstanding in 2006	—	—	85
Class B, $.01 par value, authorized 9,000,000 shares, 8,942,203 shares issued and outstanding in 2006	—	—	89
Class C, $.01 par value, authorized 1,000,000 shares, none issued	—	—	—
Units
Class A—17,864,924 units authorized and outstanding	178,649	178,649	—
Class F—588,171 units authorized and outstanding	1,313	1,171	—
Additional paid-in capital	—	—	82
Treasury stock, at cost, 4,150,363 shares Class A; and 4,172,772 shares Class B in 2006			(10,353)
Retained earnings (Accumulated deficit)	20,084	4,111	(768)
Accumulated other comprehensive income	2,996	1,451	1,468

Total stockholders' / unitholders' equity (deficit)	203,042	185,382	(9,397)

Total liabilities, contingently redeemable units and stockholders' / unitholders' equity (deficit)	$615,502	$575,157	$77,640

See accompanying notes to these consolidated financial statements.

STR Holdings LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

All amounts in thousands except shares/units and per share/unit amounts

	Successor		Predecessor	Successor	Predecessor
					For the Years Ended December 31,
	Six Months Ended June 30, 2008	For the Period from June 15, 2007 to June 30, 2007	For the Period from January 1, 2007 to June 14, 2007	For the Period from June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated— See Note 18)		(Restated—See Note 18)
Net sales—Solar	$85,873	2,886	$25,648	$52,967	$45,275	$33,588
Net sales—Quality Assurance	50,859	4,799	39,112	56,317	85,332	81,274

Total net sales	136,732	7,685	64,760	109,284	130,607	114,862

Cost of sales—Solar	43,083	1,925	11,875	30,068	21,522	15,235
Cost of sales—Quality Assurance	35,038	2,651	25,225	35,620	55,042	53,656

Total cost of sales	78,121	4,576	37,100	65,688	76,564	68,891

Gross profit	58,611	3,109	27,660	43,596	54,043	45,971
Selling, general and administrative expenses	22,240	2,032	12,401	18,962	24,386	20,842
Transaction costs	—	—	7,737	—	—	—

Operating income	36,371	1,077	7,522	24,634	29,657	25,129
Interest income	101	70	143	203	305	243
Interest expense	(10,653)	(917)	(2,918)	(13,090)	(6,743)	(6,325)
Foreign currency transaction gains (losses)	228	(32)	(32)	(76)	(581)	(155)
Unrealized loss on interest rate swap	(287)	—	—	(2,988)	—	—

Income before income tax expense	25,760	198	4,715	8,683	22,638	18,892
Income tax expense	9,787	105	3,983	4,572	7,344	5,819

Net income	$15,973	$93	$732	$4,111	$15,294	$13,073
Other Comprehensive Income:
Foreign currency translation adjustments	1,545	255	448	1,451	2,128	(1,816)

Total comprehensive income	$17,518	$348	$1,180	$5,562	$17,422	$11,257

Basic earnings per share/unit	$0.89	$0.01	$0.08	$0.23	$1.81	$1.60

Diluted earnings per share/unit	$0.89	$0.01	$0.08	$0.23	$1.68	$1.44

Weighted average shares/units outstanding
Basic	17,864,924	17,864,924	8,632,893	17,864,924	8,439,658	8,147,169

Diluted	17,864,924	17,864,924	9,134,536	17,864,924	9,122,840	9,102,179

See accompanying notes to these consolidated financial statements.

STR Holdings LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'/UNITHOLDERS' EQUITY (DEFICIT)

All amounts in thousands

	Common Stock Class A		Common Stock Class B		Units Class A		Units Class F							Total Stockholders'/ Unitholders' Equity (Deficit)
											Accumulated Other Comprehensive Income (Loss)		Retained Earnings (Accumulated Deficit)
									Additional Paid-In Capital	Unearned Stock Compensation		Treasury Stock
	Shares	Amount	Shares	Amount	Units	Amount	Units	Amount
PREDECESSOR:
BALANCE AT DECEMBER 31, 2004
As previously reported	8,251	$83	8,942	$89	—	$—	—	$—	$12,328	$(121)	$1,156	$(8,332)	$3,681	$8,884
Cumulative effect of restatements	—	—	—	—	—	—	—	—	(1,333)	—	—	—	(2,257)	(3,590)

As restated	8,251	83	8,942	89	—	—	—	—	10,995	(121)	1,156	(8,332)	1,424	5,294
Net income	—	—	—	—	—	—	—	—	—	—	—	—	13,073	13,073
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	40	—	—	—	40
Tax benefit from exercise of stock options	—	—	—	—	—	—	—	—	432	—	—	—	—	432
Issuance of common stock	198	2	—	—	—	—	—	—	526	—	—	—	—	528
Repurchase of shares of common stock	—	—	—	—	—	—	—	—	—	—	—	(1,937)	—	(1,937)
Dividends	—	—	—	—	—	—	—	—	(11,953)	—	—	—	(30,559)	(42,512)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	(1,816)	—	—	(1,816)

BALANCE AT DECEMBER 31, 2005 (restated)	8,449	85	8,942	89	—	—	—	—	—	(81)	(660)	(10,269)	(16,062)	(26,898)
Adoption of FAS 123(R)	—	—	—	—	—	—	—	—	(81)	81	—	—	—	—
Net income	—	—	—	—	—	—	—	—	—	—	—	—	15,294	15,294
Stock-based compensation expense	—	—	—	—	—	—	—	—	133	—	—	—	—	133
Issuance of common stock	15	—	—	—	—	—	—	—	30	—	—	—	—	30
Repurchase of shares of common stock	—	—	—	—	—	—	—	—	—	—	—	(84)	—	(84)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	2,128	—	—	2,128

BALANCE AT DECEMBER 31, 2006 (restated)	8,464	85	8,942	89	—	—	—	—	82	—	1,468	(10,353)	(768)	(9,397)
Adoption of FIN 48	—	—	—	—	—	—	—	—	—	—	—	—	(883)	(883)
Net income	—	—	—	—	—	—	—	—	—	—	—	—	732	732
Stock-based compensation expense	—	—	—	—	—	—	—	—	33	—	—	—	—	33
Tax benefit from exercise of stock options	—	—	—	—	—	—	—	—	351	—	—	—	—	351
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	448	—	—	448

BALANCE AT JUNE 14, 2007 (restated)	8,464	$85	8,942	$89	—	$—	—	$—	$466	$—	$1,916	$(10,353)	$(919)	$(8,716)

SUCCESSOR:
Capitalization of Holdings in connection with the acquisition of Specialized Technology Resources, Inc. and subsidiaries	—	$—	—	$—	17,865	$178,649	—	$—	$—	$—	$—	$—	$—	$178,649
Net income	—	—	—	—	—	—	—	—	—	—	—	—	4,111	4,111
Stock-based compensation expense	—	—	—	—	—	—	294	1,171	—	—	—	—	—	1,171
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	—	—	1,451	—	—	1,451

BALANCE AT DECEMBER 31, 2007	—	$—	—	$—	17,865	$178,649	294	1,171	—	—	1,451	—	4,111	185,382
Net income	—	—	—	—	—	—	—	—	—	—	—	—	15,973	15,973
Stock-based compensation expense	—	—	—	—	—	—	—	142	—	—	—	—	—	142
Foreign currency translation adjustment, net of tax	—	—	—	—	—	—	—	—	—	—	1,545	—	—	1,545

BALANCE AT JUNE 30, 2008 (unaudited)	—	$—	—	$—	17,865	$178,649	294	$1,313	$—	$—	$2,996	$—	$20,084	$203,042

See accompanying notes to these consolidated financial statements.

STR Holdings LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

All amounts in thousands

	Successor		Predecessor	Successor	Predecessor
					For the Years Ended December 31,
	Six Months Ended June 30, 2008	Period from June 15, 2007 to June 30, 2007	Period from January 1, 2007 to June 14, 2007	Period from June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated— See Note 18)		(Restated—see Note 18)
OPERATING ACTIVITIES
Net income	$15,973	$93	$732	$4,111	$15,294	$13,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,101	337	2,314	3,857	4,728	4,382
Amortization of intangibles	5,752	479	50	6,231	109	109
Amortization of deferred financing costs	593	48	140	621	308	2,007
Stock-based compensation expense	933	893	33	2,634	133	40
Unrealized loss on interest rate swap	287	—	—	2,988	—	—
Earnings in equity investments	—	—	(46)	(84)	(93)	(182)
Loss (gain) on disposal of property, plant and equipment	—	—	3	—	(11)	(711)
Provision for bad debt expense	597	41	384	562	334	392
Provision for deferred taxes	(894)	(459)	(138)	(3,310)	(568)	(168)
Dividend received from joint venture	—	—	—	—	—	387
Changes in operating assets and liabilities:
Accounts receivable	(9,721)	(1,090)	(3,752)	(5,820)	(1,191)	(4,402)
Net unbilled receivables	(1,430)	1,605	(215)	685	57	329
Inventories	(3,062)	(239)	(1,010)	(1,149)	(1,369)	(728)
Prepaids and other current assets	(1,433)	(245)	(1,053)	935	(325)	31
Other noncurrent assets	(932)	(1,782)	(135)	(1,497)	180	(60)
Accounts payable	4,611	497	20	3,292	1,206	425
Billings in excess of earned revenues	5,468	(808)	1,548	(447)	117	(9)
Accrued liabilities	4,356	(4,121)	5,992	(5,888)	2,060	(400)
Changes in other noncurrent liabilities	—	1,776	132	1,776	—	(19)
Income taxes payable	536	224	493	2,635	966	1,474

Net cash provided by operating activities	25,735	(2,751)	5,492	12,132	21,935	15,970

INVESTING ACTIVITIES
Acquisition of STRI, net of cash acquired	—	(316,980)	—	(316,980)	—	—
Capital expenditures	(14,959)	(1,083)	(3,510)	(10,064)	(2,604)	(5,142)
Proceeds from sale of fixed assets	—	—	—	—	15	239
Acquisition of additional ownership interests in Specialized Technology Resources (Shanghai), LTD	—	—	—	—	—	(939)
Acquisition of Conplex, Inc.	—	—	—	—	—	(804)
Acquisition of Precision (Textiles), Ltd.	—	—	—	—	—	(1,514)
Repayment of note receivable	—	—	—	—	183	—

Net cash used in investing activities	$(14,959)	$(318,063)	$(3,510)	$(327,044)	$(2,406)	$(8,160)

STR Holdings LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

All amounts in thousands

	Successor		Predecessor	Successor	Predecessor
					For the Years Ended December 31,
	Six Months Ended June 30, 2008	Period from June 15, 2007 to June 30, 2007	Period from January 1, 2007 to June 14, 2007	Period from June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated— See Note 18)		(Restated—see Note 18)
FINANCING ACTIVITIES
Long-term debt borrowings	$—	$260,000	$—	$260,000	$—	$75,000
Long-term debt repayments	(925)	(61,500)	(6,000)	(62,425)	(6,000)	(44,495)
Revolving line of credit borrowings	—	—	—	—		8,362
Revolving line of credit repayments	—	—	—	—	(3,751)	(7,000)
Principal payments on capital lease obligations	(76)	—	(76)	(74)	(154)	(71)
Proceeds received from exercise of stock options	—	—	—	—	30	528
Deferred financing costs	—	(7,933)	—	(7,933)	—	(1,671)
Dividends	—	—	—	—	—	(42,512)
Purchase of treasury shares	—	—	—	—	(84)	(1,937)
Proceeds from issuance of Class A units	—	145,697	—	145,697	—	—

Net cash (used in) provided by financing activities	(1,001)	336,264	(6,076)	335,265	(9,959)	(13,796)

Effect of exchange rate changes on cash	1,160	202	(190)	827	64	(796)

Net increase (decrease) in cash and cash equivalents	10,935	15,652	(4,284)	21,180	9,634	(6,782)
Cash and cash equivalents, Beginning of period	21,180	—	17,939	—	8,305	15,087

Cash and cash equivalents, End of period	$32,115	$15,652	$13,655	$21,180	$17,939	$8,305

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$4,921	$1,515	$2,768	$12,661	$6,323	$4,131

Income taxes	$260	$844	$3,729	$5,466	$7,052	$5,019

NON-CASH INVESTING AND FINANCING ACTIVITIES
Units exchanged for stock interests in Predecessor	$—	$32,952	$—	$32,952	$—	$—

Equipment acquired with capital leases	$—	$—	$—	$—	$—	$768

See accompanying notes to these consolidated financial statements.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 1—BASIS OF PRESENTATION AND NATURE OF OPERATIONS

Basis of Presentation

        STR Holdings LLC ("Holdings"), a Delaware limited liability company, and its wholly-owned subsidiary, STR Acquisition, Inc. ("STR Acquisition"), a Delaware corporation, were created to acquire Specialized Technology Resources, Inc. and its subsidiaries ("STRI"). STRI was acquired on June 15, 2007 through a transaction with STR Acquisition, which was accomplished through the merger of STR Acquisition with and into STRI with STRI being the surviving corporation (the "Transaction").

        These consolidated financial statements reflect the financial statements of Holdings and its subsidiaries (the "Company") on a consolidated basis. The consolidated financial statements presented for the years ended December 31, 2005 and 2006, and the period January 1, 2007 to June 14, 2007, represent the historical basis of accounting for the "predecessor" entity, STRI. The consolidated financial statements for the period June 15 to December 31, 2007 represent the new basis of accounting for the "successor" entity. The financial statements of the predecessor entity are not comparable with the financial statements of the successor entity, STR Holdings LLC and its subsidiaries. (See Note 3)

Nature of Operations

        STRI was incorporated in 1944 as a plastics and industrial materials research and development company. The Company operates in two business segments: Solar and Quality Assurance ("QA").

        Solar designs, develops and manufactures encapsulants which protect the semiconductor circuits of solar panels for sale to solar panel manufacturers.

        QA provides product development, inspection, testing and audit services that enable retailers and manufacturers to determine whether products meet applicable safety, regulatory, quality, performance and social standards.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        A summary of the Company's significant accounting policies is as follows:

         Basis of Accounting.    The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America.

         Principles of Consolidation.    The consolidated financial statements include the accounts of Holdings and its wholly-owned and majority-owned subsidiaries. Intercompany transactions and account balances have been eliminated. The Company accounts for its 50% owned investments on an equity basis. (See Note 6)

        In December 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities" ("FIN 46(R)"). FIN 46(R), which was effective for the Company in 2003, requires the consolidation of entities that are controlled by a company through interests other than voting interests. Under the requirements of this interpretation, an entity that maintains a majority of the risks or rewards associated with a variable interest entity is viewed to be effectively in the same position as the parent in a parent-subsidiary relationship. The Company has determined that none of its equity investments meet the FIN 46(R) consolidation criteria.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Interim Financial Information.    The consolidated interim financial statements included herein as of June 30, 2008, and for the six months ended June 30, 2008 and the period from June 15, 2007 to June 30, 2007 are unaudited and have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The six month period ended June 30, 2007 includes the predecessor period January 1, 2007 to June 14, 2007 and the successor period from June 15, 2007 to June 30, 2007. These statements reflect all normal recurring adjustments that, in the opinion of management, are necessary for a fair statement of the information contained herein.

         Use of Estimates.    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. The Company's significant estimates include its revenue recognition, allowance for doubtful accounts receivable, the recorded amounts and amortization periods of its intangible assets and goodwill, income taxes payable and deferred income taxes, its assessment of uncertain tax positions, the valuation of its units, and its stock-based compensation costs. Actual results could differ materially from these estimates.

         Fair Value Estimates.    The fair value of an asset or liability is the amount at which the instrument could be exchanged or settled in a current transaction between willing parties where neither is compelled to buy or sell. The carrying values for cash, accounts receivable, accounts payable, accrued liabilities and other current assets and liabilities approximate their fair values due to their short maturities. The carrying value of the Company's long-term debt approximates its fair value based on the variable interest rates on the debt.

        The Company adopted SFAS No. 157, Fair Value Measurements ("FAS 157"), in the first quarter of 2008. FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This Statement classifies the inputs used to measure fair value into the following hierarchy:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities
Level 2

Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability
Level 3	Unobservable inputs for the asset or liability

        The following table provides the Company's assets and liabilities reported at fair value and measured on a recurring basis as of June 30, 2008 (unaudited):

		Fair Value Measurement Using
Description	Total	Quoted Prices in Active Market for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Interest rate swap liability	$(3,275)	$—	$(3,275)	$—

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The fair value for the Company's interest rate swap is valued using observable current market information as of the reporting date.

         Foreign Currency Translation and Transactions.    The Company's international operations use the local currency as their functional currency. Assets and liabilities of international operations are translated at period-end rates of exchange; revenues and expenses are translated at average rates of exchange. The resulting translation gains or losses are reflected in accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in net income.

         Cash and Cash Equivalents.    All highly-liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents. Cash and cash equivalents also include a compensating balance of $1 million held in a foreign country for the procurement of an overdraft facility. Although the compensating balance may be withdrawn, the availability of the overdraft facility is dependent upon maintenance of the compensating balance.

         Recognition of Revenue and Accounts Receivable.    The Company recognizes revenue when evidence of an arrangement exists, delivery of the product or service has occurred and title and risk of loss has passed to the customer, the sales price is fixed or determinable and collectability of the resulting receivable is reasonably assured.

        Solar recognizes revenue from the manufacture and sale of its products either at the time of shipping or at the time the product is received at the customer's port or dock, depending upon shipping terms of the contract.

        QA performs testing, quality assurance and compliance consulting on a fixed-price, time and material, or a cost plus fixed-fee basis. For the majority of its contracts, the Company recognizes revenue upon completion and invoicing for the services performed. For certain contracts related to product testing, the Company recognizes revenue based upon the relationship of services provided to date to total services to be provided under the contracts (e.g., the number of units tested to date to total units to be tested under the contract), which involves estimates regarding progress toward contractual performance milestones. There are no additional contract obligations related to such contracts.

        Unbilled receivables represent revenue that has been recognized but not billed, while billings in excess of earned revenues represent billings to customers in excess of revenues recognized on contracts.

         Allowance for Doubtful Accounts.    The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company reviews the collectability of its receivables on an ongoing basis and writes off accounts receivable after reasonable collection efforts have been made and the accounts are deemed uncollectible.

         Inventories.    Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis and includes both the costs of acquisition and the costs of manufacturing. These costs include direct material, direct labor and fixed and variable indirect manufacturing costs, including depreciation and amortization. The Company reviews the cost of its inventory against its estimated market value and records a lower of cost or market write-down if any inventories have a cost in excess of estimated market value.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Property, Plant and Equipment.    Property, plant and equipment are recorded at cost and include expenditures for items that increase the useful lives of existing equipment. Maintenance and repairs are expensed as incurred. The property, plant and equipment accounts are relieved at cost, less related accumulated depreciation, when properties are disposed of or otherwise retired. Gains and losses from disposal of property, plant and equipment are included in net income.

         Goodwill.    Goodwill represents the excess of the purchase price consideration of acquired companies over the estimated fair value assigned to the individual assets acquired and liabilities assumed. The Company does not amortize goodwill, but instead tests goodwill for impairment in accordance with the two-step method described in SFAS No. 142, Goodwill and Other Intangible Assets. The Company performs its annual impairment review of goodwill in the fourth quarter, and will also perform a review if at any time facts and circumstances warrant. In assessing if there is an impairment to goodwill, the Company first determines the fair value of its two reporting units, which are also its reportable segments, solar and quality assurance. If the fair value of either of its two segments, were to be less than its carrying value, the Company would allocate the current fair value of the segment to the assets and liabilities of the segment to estimate the segment's goodwill. If such implied goodwill was less than the carrying value of such goodwill, the Company would record an impairment charge for the amount of such difference. The Company completed its required annual impairment testing in the fourth quarter of each of 2007, 2006 and 2005. There were no impairments to the Company's goodwill in 2007, 2006 or 2005.

         Intangible Assets.    The Company accounts for business acquisitions using the purchase method of accounting and records definite lived intangible assets separately from goodwill. Intangible assets are recorded at their fair value based on estimates at the date of acquisition.

        The Company's intangible assets include its customer relationships, trademarks and proprietary technology.

        The Company's customer relationships consist of the value associated with existing contractual arrangements as well as expected value to be derived from future contract renewals of its Solar and QA customers. The Company determined their value using the income approach. Their useful life was determined by consideration of a number of factors, including the Company's long standing customer base and attrition rates.

        The Company's trademarks represent the value of its STR and Photocap trademarks. The Company determined their value using the "relief-from-royalty" method. The useful life of trademarks was determined by consideration of a number of factors, including elapsed time and anticipated future cash flows.

        The Company's proprietary technology represents the value of our solar manufacturing processes. The Company determined its value using the "relief-from-royalty" method. The useful life of proprietary technology was determined by consideration of a number of factors, including elapsed time, prior innovations and potential future technological changes.

         Long-lived Assets.    In accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews the carrying value of its long-lived assets, including property, plant and equipment, for impairment when events or

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

changes in circumstances indicate the carrying value of an asset may not be recoverable. If a long-lived asset is found to be impaired, the amount recognized for impairment is equal to the difference between the carrying value and the asset's fair value. Fair value is estimated based upon discounted future cash flows or other reasonable estimates of fair market value.

         Asset Retirement Obligations.    The Company accounts for asset retirement obligations in accordance with SFAS No. 143, Accounting for Asset Retirement Obligations ("SFAS 143") and FIN No. 47, Accounting for Conditional Asset Retirement Obligations—An Interpretation of FASB Statement No. 143 ("FIN 47"), which require a company to recognize a liability for the fair value of obligations to retire tangible long-lived assets when there is a contractual obligation to incur such costs. The Company has recorded its asset retirement obligations relating to the cost of removing improvements from lease facilities at the end of the lease terms. The Company's conditional asset retirement obligations are not material.

         Deferred Financing Costs.    The Company capitalizes debt issuance costs and amortizes the costs as a component of interest expense over the term of the related debt facility. Amortization of deferred financing costs was $621, $140, $308 and $2,007 for the period from June 15 to December 31, 2007, for the period from January 1 to June 14, 2007, and the years ended December 31, 2006 and 2005, respectively.

         Leases.    The Company leases certain facilities and equipment used in its operations. The Company accounts for its leases under the provisions of SFAS No. 13, Accounting for Leases, as amended ("FAS 13"), which requires that leases be evaluated and classified as operating or capital leases for financial reporting purposes. Assets held under capital leases are included in property, plant and equipment, net. Operating lease expense is recorded on a straight-line basis over the lease term.

         Income Taxes.    The Company accounts for income taxes using the asset and liability method in accordance with SFAS No. 109, Accounting for Income Taxes ("FAS 109"). Under this method, the Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. The Company estimates its deferred tax assets and liabilities using the enacted tax laws expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled, and will recognize the effect of a change in tax laws on deferred tax assets and liabilities in the results of its operations during the period that includes the enactment date. The Company records a valuation allowance to reduce its deferred tax assets if it determines that it is more likely than not that some or all of the deferred tax assets will not be realized.

        The Company operates in multiple taxing jurisdictions and is subject to the jurisdiction of a number of U.S. and non-U.S. tax authorities and to tax agreements and treaties among those authorities. Operations in these jurisdictions are taxed on various bases, including income before taxes as calculated in accordance with jurisdictional regulations.

        In the first quarter of 2007, the Company adopted FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 ("FIN 48"). This interpretation clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements in accordance with FAS 109, and how companies should recognize, measure, present and disclose

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

uncertain tax positions that have been or are expected to be taken. Tax benefits related to uncertain tax positions taken or expected to be taken on a tax return are recorded when such benefits meet a more likely than not threshold. Otherwise, these tax benefits are recorded when a tax position has been effectively settled, which means that the appropriate taxing authority has completed their examination even though the statute of limitations remains open, or the statute of limitation expires. Interest and penalties related to uncertain tax positions are recognized as part of the Company's provision for income taxes and are accrued beginning in the period that such interest and penalties would be applicable under relevant tax law until such time that the related tax benefits are recognized. (See Note 12)

         Cost of Sales—Solar.    The Company includes the cost of inventory sold and related costs for the distribution of its product in cost of product sales. These costs include raw materials and other components, direct labor, manufacturing overhead, salaries, other personnel-related expenses, quality control, freight, insurance and depreciation and amortization of intangibles. Shipping and handling costs are classified as a component of cost of product sales. Customer payments for shipping and handling costs are recorded as a component of net product sales.

         Cost of Sales—Quality Assurance.    Included in the cost of sales of services are direct labor, operational overhead, laboratory supplies, salaries and other personnel-related expenses, travel expenses, insurance, depreciation and amortization of intangibles.

         Selling, General and Administrative Expenses.    Selling, general and administrative expenses consist primarily of salaries, travel, commissions and other personnel-related expenses for employees engaged in sales, marketing and support of our products and services, trade shows and promotions. General and administrative expenses consist of outside professional fees and expenses for our executive, finance, compliance, administrative, information technology and human resource departments.

         Share-Based Compensation.    Effective January 1, 2006, the Company adopted SFAS No. 123(R), Share-Based Payment ("FAS 123(R)") using the modified prospective method. Under FAS 123(R), the Company must recognize as compensation expense the grant date fair value of stock-based awards over the vesting period of the awards. Under the modified prospective method, FAS 123(R) applies to new awards, to awards modified, repurchased or cancelled after the application date and to unvested awards as of the adoption date.

        Prior to the adoption of FAS 123(R), the Company had accounted for its stock option and restricted stock purchase plan in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") as allowed under SFAS No. 123 Accounting for Stock-Based Compensation ("FAS 123"). Under APB 25, the Company has provided pro forma net income disclosures for employee stock-based awards granted on or after January 1, 1995 as if the fair value based method defined in FAS 123 had been applied.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The following table illustrates the effect on net income had the Company applied the fair value recognition provisions of FAS 123 for the year ended December 31, 2005:

Year Ended December 31, 2005
Net income (restated)	$13,073
Add: Total stock-based compensation expense included in net income, net of related taxes	25
Less: Total stock-based compensation expenses determined under FAS 123 for all awards, net of related taxes	(124)

Pro forma net income	$12,974

Basic net income per share	$1.60

Basic net income per share, pro forma	$1.59

Diluted net income per share	$1.44

Diluted net income per share, pro forma	$1.43

         Earnings Per Share/Unit.    The Company computes net income per share/unit in accordance with SFAS No. 128, Earnings Per Share ("FAS 128") and related guidance. Under the provisions of FAS 128, basic net income per share/unit is computed by dividing the net income available to common stockholders or unitholders by the weighted average common shares or units outstanding during the period. Diluted net income per common share/unit adjusts basic net income per common share/unit for the effects of stock options and restricted stock awards only in periods in which such effect is dilutive. FAS 128 also requires the Company to present basic and diluted earnings per share/unit information separately for each class of equity instruments that participate in any income distribution with primary equity instruments. In accordance with EITF 03-6, Participating Securities and the Two-Class Method under FASB Statement No. 128, net income for each period is allocated between class A common units and class B, C, D, E, and F units, which are participating with class A. (See Note 13)

         Comprehensive Income.    Comprehensive income consists of net income and the effects on the consolidated financial statements of translating the financial statements of the Company's international subsidiaries. Comprehensive income is presented in the consolidated statements of operations and comprehensive income. The Company's accumulated other comprehensive income is presented as a component of equity in its consolidated balance sheets and consists of the cumulative amount of the Company's foreign currency translation adjustments.

Recent Accounting Pronouncements:

        In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. FAS 157 was effective for the Company's first quarter ended March 31, 2008. FASB Staff Position FAS 157-2: Effective Date of FASB Statement No. 157 (FSP 157-2), in February 2008, provided that certain provisions of FAS 157 related to fair value measurement requirements for nonfinancial assets and liabilities that are not remeasured at fair value on a recurring basis have been deferred and will be effective for the Company's first quarter ending March 31, 2009.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities ("FAS 159"). FAS 159 permits an entity to choose to measure its financial assets and financial liabilities at fair value and to report unrealized gains and losses on those assets and liabilities in earnings. FAS 159 was effective for the Company's first quarter ended March 31, 2008. The implementation of FAS 159 did not impact the Company since the Company did not elect the fair value option for any of the Company's assets or liabilities.

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations ("FAS 141(R)") which applies prospectively to business combinations with an acquisition date on or after January 1, 2009. FAS 141(R) requires most assets acquired and liabilities assumed in a business combination, contingent consideration and certain acquired contingencies to be measured at their fair value as of the date of the acquisition. FAS 141(R) also requires acquisition related costs and restructuring costs from the business combination be expensed as incurred. The Company is currently evaluating the impact the adoption of this Statement will have on its financial statements.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements ("FAS 160"). FAS 160 amends previous accounting literature to establish new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. FAS 160 is effective for the Company's first quarter ending March 31, 2009. The Company is currently evaluating the impact the adoption of this Statement will have on its financial statements.

        In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 ("FAS 161"). FAS 161 provides enhanced disclosures with respect to a company's derivative and related activities and is effective for the Company's first quarter ending March 31, 2009. The Company is currently evaluating the impact of the adoption of this Statement on its financial statements.

        In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles ("FAS 162"). FAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. This statement shall be effective 60 days following the Securities and Exchange Commission's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company does not expect its adoption will have a material impact on the Company's consolidated financial statements.

NOTE 3—BUSINESS COMBINATION

        On June 15, 2007, STRI and subsidiaries (the "Predecessor") was acquired by Holdings through the creation of an acquisition corporation that merged with and into STRI ("the Acquisition"). The resulting successor entity, STR Holdings LLC and subsidiaries (the "Successor"), has established a new basis of accounting.

        The Acquisition was accounted for under the purchase method of accounting, and in accordance with SFAS No. 141, Business Combinations, the Company has estimated the fair value of the assets acquired and liabilities assumed as a result of the Acquisition. The excess of the purchase price consideration paid to STRI stockholders of $365.6 million, including the acquiror's transaction costs of $4.4 million, over the assets acquired and liabilities assumed has been recorded as goodwill. The

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 3—BUSINESS COMBINATION (Continued)

acquisition was financed by $145.7 million in cash from investors, $33.0 million of non-cash consideration in the form of certain former stockholders' common stock in the Predecessor ("rollover stockholders") and $260.0 million of new debt. Holdings issued 17,864,924 Class A units, 14,569,690 units in exchange for the cash from investors and 3,295,234 units in exchange for the $33.0 million in common stock received from rollover stockholders.

        The cash proceeds from the investors and the new debt were used to acquire the Predecessor's stock held by nonrollover stockholders of $324.7 million, repay $61.7 million in Predecessor debt, settle Predecessor stock options of $1.5 million, pay financing costs of $7.9 million transaction costs of $4.4 million, with the remaining balance of $5.5 million being invested in the Company.

        As of the acquisition date, Holdings also issued Class B, C, D, E and F incentive units to executive officers and current and former members of the Company's board of directors.

        The following table summarizes the estimates of the fair value of the assets acquired and liabilities assumed in connection with the Acquisition:

Cash and cash equivalents	$13,655
Other current assets	35,102
Property, plant and equipment	31,200
Intangible assets:
Customer relationships	102,700
Trademarks	65,800
Proprietary technology	70,300
Accreditations	6,600
Other noncurrent assets	1,049
Goodwill	222,465

Total assets acquired	548,871
Current liabilities	26,868
Long-term debt	62,292
Deferred income taxes	94,126

Total liabilities assumed	183,286

Net assets acquired	$365,585

        The Acquisition resulted in $222,465 of goodwill, which reflected value associated primarily with the Company's ability to attract new customers and expectations of market expansion associated with enhancements to existing product offerings and future technological development.

        The following table reflects the unaudited pro forma operating results of the Company for 2007 and 2006 as if the Acquisition had occurred on January 1, 2007 and January 1, 2006, respectively. The pro forma results are based on assumptions that the Company believes are reasonable under the circumstances. The pro forma results are not necessarily indicative of the operating results that would

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 3—BUSINESS COMBINATION (Continued)

have occurred if the Acquisition had been effective on January 1, 2007 and January 1, 2006, nor are they intended to be indicative of results that will occur in the future.

	2007	2006
	(Unaudited)	(Unaudited)
Net sales	$174,044	$130,607
Loss before income taxes	$(432)	$(9,109)
Net loss	$(3,870)	$(4,706)
Net loss per unit:
Basic and diluted	$(0.22)	$(0.26)

        Included in the pro forma amounts for the periods shown above are (i) the net interest expense that would have been incurred based on the debt incurred to complete the Acquisition, net of predecessor debt repaid, and including amortization of deferred financing fees, (ii) increased amortization and depreciation of intangible assets and property, plant and equipment, respectively, based on the increased carrying value of the Company's assets following the application of purchase accounting, (iii) the write-up of acquired inventory to fair value being recognized in cost of sales of $0.9 million, and (iv) management advisory fees payable to the new owners under a management agreement entered into in connection with the Acquisition, net of the predecessor's management advisory services agreement that was terminated as part of the Acquisition. The pro forma information does not include the effects of any new initiatives subsequent to the Acquisition.

NOTE 4—INVENTORIES

        Inventories consist of the following:

	Successor		Predecessor
	June 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)		(Restated)
Finished goods	$2,974	$2,467	$415
Raw materials	7,443	4,888	3,231

	$10,417	$7,355	$3,646

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consist of the following:

		Successor		Predecessor
	Estimated Useful Lives	June 30, 2008	December 31, 2007	December 31, 2006
		(Unaudited)		(Restated)
Land		$3,447	$1,416	$1,096
Buildings and improvements	15 - 40	6,172	502	11,598
Machinery and equipment	5 - 8	36,080	33,361	22,144
Furniture, fixtures and computer equipment	3 - 5	2,537	2,025	5,687
Automobiles	5 - 7	47	44	231

		48,283	37,348	40,756
Less accumulated depreciation		(8,594)	(3,857)	(22,762)

		39,689	33,491	17,994
Construction in progress		11,010	4,865	992

Property, plant and equipment, net		$50,699	$38,356	$18,986

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 5—PROPERTY, PLANT AND EQUIPMENT (Continued)

        Depreciation expense was $3,857, $2,314, $4,728 and $4,382 for the period June 15 to December 31, 2007, the period January 1 to June 14, 2007, and the years ended December 31, 2006 and 2005, respectively. Depreciation expense was $4,101 (unaudited) and $337 (unaudited) for the six months ended June 30, 2008 and for the period from June 15, 2007 to June 30, 2007, respectively.

NOTE 6—INVESTMENTS

Equity Method Investments

        The following is a summary of the Company's equity method investments. The carrying value of all investments accounted for using the equity method is equal to the underlying equity in the net assets of the particular investment at the balance sheet date, unless the Company's share of operating losses has reduced the carrying value of the investment to zero, in which case the investment is carried at zero. There is no readily determinable market value for the Company's equity method investments.

        The Company owns 50% of the shares of CTC Asia, Ltd., a joint venture with Le Centre Technique Cuir Chaussure Maroquinerie ("CTC"), which operates a laboratory in Hong Kong primarily involved in the testing of leather products. At December 31, 2007 and 2006, the Company's investment in CTC-Asia, Ltd. was $365 and $236, respectively, and included as other noncurrent assets in the consolidated balance sheets.

        Specialised Technology Resources (UK) Limited ("STR-UK") owns 50% of the shares of STR (France) SAS ("STR France"). STR France, a joint venture with CTC, is incorporated in France for the purpose of carrying out studies, analyses, inspections and other provisions of services related to the manufacture and marketing of nonfood consumer products, primarily leather goods. At December 31, 2007 and 2006, the Company's investment in STR France was zero as STR-UK's proportionate share of the losses of STR France exceeded the amount invested.

NOTE 7—INTANGIBLE ASSETS AND GOODWILL

        The Successor and Predecessor have recorded the estimated fair values of intangible assets acquired in connection with acquisitions. The amounts recorded, estimated lives, and amortization methods are as follows:

	Successor
	June 30, 2008 (Unaudited)			December 31, 2007
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net	Useful Lives
Customer relationships	$102,700	$5,349	$97,351	$102,700	$2,781	$99,919	20 years
Trademarks	65,800	2,284	63,516	65,800	1,188	64,612	30 years
Proprietary technology	70,300	3,662	66,638	70,300	1,904	68,396	20 years
Accreditations	6,600	688	5,912	6,600	358	6,242	10 years

	$245,400	$11,983	$233,417	$245,400	$6,231	$239,169

        The value of the Company's customer relationships was determined using the income approach. The value of the Company's trademarks was determined using the "relief-from-royalty" method. The

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 7—INTANGIBLE ASSETS AND GOODWILL (Continued)

value of the Company's Solar manufacturing proprietary technology was also determined using the "relief-from-royalty" method.

        The Company amortizes its intangible assets utilizing the straight line method as this method approximates the economic benefit derived from these assets. Amortization expense of such assets amounted to $6,231 for the period from June 15 to December 31, 2007, $5,752 (unaudited) for the six months ended June 30, 2008 and $479 (unaudited) for the period from June 15, 2007 to June 30, 2007.

        Estimated future amortization expense at December 31, 2007 is as follows:

2008	$11,503
2009	11,503
2010	11,503
2011	11,503
2012	11,503
Thereafter	181,654

$239,169

	Predecessor
	December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net	Useful Lives
	(Restated)
Customer relationships	$543	$470	$73	5 years

        Amortization expense amounted to $50, $109 and $109 for the period from January 1 to June 14, 2007 and for the years ended December 31, 2006 and 2005, respectively.

        Goodwill was $222,465 and $7,645 at December 31, 2007 and 2006, respectively. Goodwill was allocated to the Solar and QA segments as follows:

	Successor		Predecessor
	June 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)		(Restated)
Solar	$145,871	$145,871	$—
QA	76,594	76,594	7,645

	$222,465	$222,465	$7,645

        Goodwill is not deductible for tax purposes.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 8—DEBT

        The Company's long-term debt consists of the following:

	Successor		Predecessor
	June 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
First Lien Term Loan	$183,150	$184,075	$—
Second Lien Term Loan	75,000	75,000	—
Term Loan A	—	—	27,500
Term Loan B	—	—	40,000
Capital Leases (Note 9)	375	451	601

	$258,525	$259,526	$68,101
Less:
Current portion of long-term debt	(2,010)	(2,005)	(6,150)

Total long term debt, less current portion	$256,515	$257,521	$61,951

Successor

        In connection with the Acquisition, on June 15, 2007, the Company entered into two credit agreements (collectively the "Agreements") with Credit Suisse as administrative and collateral agent. The First Lien Credit Agreement ("First Lien") consists of a $185 million term loan, a $20 million revolving credit facility and a credit facility for issuance of letters of credit up to $15 million. The Second Lien Credit Agreement ("Second Lien") consists of a $75 million term loan. Under the First Lien, the Company also has the ability to request the bank to extend the credit under another term loan facility from time to time in the amount of $10 million. The Company incurred $7,933 of costs relating to these financings, which were deferred and are being amortized utilizing the straight line method over the life of the loans.

        Borrowings under the Agreements are collateralized by substantially all of the Company's current and future acquired assets (as defined in the Agreements). Holdings and its subsidiaries are guarantors of the obligations.

        Holdings has no independent operations or assets other than through its interest in its subsidiaries. Accordingly, the ability of Holdings to obtain funds from its subsidiaries is restricted by the First Lien and Second Lien agreements.

        The Agreements contain customary covenants, including, among other things, limits on the Company's and its subsidiaries' ability to incur additional indebtedness, incur liens, prepay subordinated debt, make loans and certain investments, merge or consolidate, sell assets, and restrict the payment of dividends. The Company is required to maintain financial covenants with respect to capital expenditures, an interest coverage ratio, a debt ratio and a maximum total leverage ratio.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 8—DEBT (Continued)

First Lien

        Borrowings under both the First Lien term loan and the First Lien revolving credit, at the Company's option, are comprised entirely of Alternate Base Rate ("ABR") or Eurodollar loans. The ABR loans bear interest at a rate equal to an applicable percentage rate plus a base rate of the greater of (1) the lender's prime rate or (2) the federal funds rate plus 1/2 of 1%. Eurodollar loans bear interest at an applicable percentage rate plus a LIBO rate as determined by the lenders. The initial applicable percentage for borrowings under the term loan facility and the revolving credit facility is 1.5% with respect to ABR borrowings and 2.5% with respect to Eurodollar loans. The applicable percentage for revolving credit facility borrowings may be reduced, subject to the Company attaining certain leverage ratios. Changes in applicable percentage will be determined by the administrative agent on an annual basis. In the event of default, the interest rate increases by 2%. There is a commitment fee of .5% on the unused portion of the revolving loan facility. The revolving credit facility of $20 million was not used as of December 31, 2007.

        The Company is required to prepay outstanding First Lien term loans, subject to certain exceptions and conditions, with excess cash flow, or in the event of certain asset sales and a public offering of equity securities. The Company is required to make minimum repayments on the First Lien term loan in quarterly principal amounts of $463. Interest payments are due, depending on the type of loan, either monthly or quarterly. Optional prepayments may be made at any time without premium or penalty and in a minimum amount of $1 million. The first lien term loan matures on June 15, 2014 and the credit facility expires on June 15, 2012.

Second Lien

        Borrowings under the Second Lien term loan, at the Company's option, are comprised entirely of ABR or Eurodollar loans. The ABR loans bear interest at an applicable percentage rate plus a rate equal to a base rate of the greater of (1) the lender's prime rate or (2) the federal funds rate plus 1/2 of 1%. Eurodollar loans bear interest at an applicable percentage rate plus a LIBO rate as determined by the lenders. The initial applicable percentage is 6.0% with respect to base rate borrowings and 7.0% with respect to LIBO borrowings. In the event of default, the interest rate increases by 2%. The Company also has the option to pay interest entirely in cash or by increasing the outstanding principal amount. However, if interest is not paid in cash, the interest rate is increased by an additional 1.5% per annum. Interest payments are made quarterly.

        The Second Lien term loan matures on December 15, 2014. Optional prepayments are subject to prepayment penalties equal to 1%-2% of the repayment amounts if payments are made anytime prior to June 15, 2009. A lump sum principal loan repayment is due on the maturity date only after all outstanding First Lien borrowings are repaid in full.

Interest Rate Swap

        Effective September 13, 2007, the Company entered into an interest rate swap contract for $200 million notional principal amount of its variable rate debt. The notional principal amount decreases to $130 million on October 1, 2008 and the contract terminates on September 30, 2010. The Company was required under the terms of both First Lien and Second Lien agreement to fix its interest costs on at least 50% of its funded indebtedness for a minimum of three years. The interest

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 8—DEBT (Continued)

rate swap was not designated by the Company as a cash flow hedge under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. As a result, changes in the fair value of the swap are recorded in the statement of operations. The fair value of the swap, a liability of $2,988 at December 31, 2007 and a liability of $3,275 (unaudited) at June 30, 2008, and the resulting change in fair value have been recorded in the respective consolidated balance sheets and in the consolidated statements of operations and comprehensive income.

Other Debt

        One of the Company's foreign subsidiaries maintains a line of credit facility in the amount of approximately $444 (CHF500) bearing an interest rate of approximately 4.75% as of December 31, 2007 and December 31, 2006. The purpose of the credit facility is to provide funding for the subsidiary's working capital as deemed necessary during the normal course of business. The facility was not used as of December 31, 2007 and 2006.

        Required principal repayments of long-term debt, excluding payments on capital lease obligations, as of December 31, 2007 are as follows:

2008	$1,850
2009	1,850
2010	1,850
2011	1,850
2012	1,850
Thereafter	249,825

Total	$259,075

Predecessor

        On September 29, 2005, STRI entered into an $85 million credit agreement with a group of lenders. The agreement provided for two term loans aggregating $75 million ($35 million as Term Loan A and $ 40 million as Term Loan B) and a $10 million revolving credit facility. Prior to this credit agreement, the Company had a $25 million term loan and a $10 million revolving credit line with an unrelated lender and a $35 million term loan with a party related to the Company's majority shareholder. The proceeds from the 2005 Term Loan A and B were used to pay off those term loans and to pay a special dividend of $40 million to STRI's shareholders.

        The borrowings under the Term Loan A and Term Loan B bore interest at a rate equal to an applicable percentage plus, at STRI's option, either (a) a base rate determined by reference to the higher of lender's prime rate or the Federal Funds Effective Rate plus 100 basis points per annum or (b) a LIBOR rate based on the inter-bank borrowing rates charged by the lenders. Term Loan A and Term Loan B were originally scheduled to mature on September 29, 2010 and March 30, 2011, respectively. The credit facility was not utilized as of December 31, 2006. The Term A and Term Loan B loans were repaid in full and the credit facility was cancelled on June 15, 2007 in connection with the Acquisition. No gain or loss was recognized on the extinguishment of the debt.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 9—LEASES

        The Company leases certain machinery and equipment under capital leases which extend through 2010. Capital lease assets and related accumulated amortization, which are recorded as part of property, plant and equipment, are as follows:

	Successor		Predecessor
	June 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)
Capital lease assets	$556	$556	$767
Accumulated amortization	(110)	(57)	(164)

Net capital lease assets	$446	$499	$603

        Amortization expense on capital lease assets was $57, $47, $93 and $71 for the period June 15 to December 31, 2007, the period January 1 to June 14, 2007 and the years ended December 31, 2006 and 2005, respectively and $53 (unaudited) for the six months ended June 30, 2008.

        Future payments on capital leases as of December 31, 2007 are as follows:

Year Ended December 31,
2008	$179
2009	179
2010	134

$492
Less amounts representing interest	(41)

Total	$451

        The Company leases various production and quality assurance laboratories and office space under non-cancelable operating leases. The leases require the Company to pay property taxes, common area maintenance and certain other costs in addition to base rent. The Company also leases certain machinery and equipment and office furniture and equipment under operating leases. Future minimum payments under all non-cancelable operating leases are as follows as of December 31, 2007:

2008	$2,425
2009	1,986
2010	1,554
2011	901
2012	722
Thereafter	224

$7,812

        Rental expense on office space and equipment operating leases was $2,159, $1,817, $3,568 and $3,121, for the period June 15 to December 31, 2007, the period January 1 to June 14, 2007, and for the years ended December 31, 2006 and 2005, respectively.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 10—STOCKHOLDERS'/UNITHOLDERS' RIGHTS

Successor

        Holdings has authorized a total of 17,864,924 class A units, 199,766 class B units, 1,487,750 class C units, 530,016 class D units, 530,016 class E units, and 588,171 class F units. In connection with the Acquisition, 14,569,690 Class A units were issued in exchange for the initial cash contribution from the investors. In addition, 3,295,234 Class A units were issued to certain Predecessor Company rollover stockholders who received merger consideration partly in the form of units in Holdings.

        The class A, B, C, D, E and F units are subject to a priority distribution in the event of a distribution, conversion to shares of common stock upon an initial public offering, liquidation, partial liquidation, or dissolution of Holdings in three steps; first, 100% to all class A units until each such unitholder has received an aggregate amount equal to their capital contributions; second, pro rata to each class A, B, C, D and F unit until each class A unit has received 2.5 times its capital contributions; third, pro rata to each class A, B, C, D, E and F unit based upon units held by each unitholder. Such distribution or liquidation may be in the form of cash, securities or other consideration. Dividends on unvested units are deferred and paid only upon vesting. Unvested units vest immediately upon a change in control.

        Each class A unit has voting rights. The class B, C, D, E and F units have no voting rights.

        In March 2008, Holding's limited liability company agreement was amended to change the priority distribution schedule. Under the revised priority distribution schedule, any new incentive units issued will receive distributions only after the aggregate distributions equal an amount determined by the Board of Managers.

         Contingently Redeemable Units.    Under certain circumstances, certain unitholders have the option to sell their units back to the Company at fair value. In addition, the Company has the right to repurchase vested units from a terminated employee at the greater of fair value, as determined by the Board of Managers, and the original purchase price paid to the Company if terminated without cause, or at the original purchase price paid to the Company, if terminated for cause. These contingent rights do not meet the criteria for the units to be "liability" classified under FAS 123(R) or as liabilities under FAS 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("FAS 150"). However, they meet the definition of redeemable equity securities to be classified as temporary equity in accordance with Regulation S-X Rule 5-02.28 of the Securities and Exchange Commission. Contingently redeemable units outstanding include 199,766 class B units, 1,266,992 class C units, 451,181 class D and 451,181 class E units. The amount recorded for the contingently redeemable units is the cumulative amortized fair value based upon the fair value on the grant date which is being amortized over the requisite service period.

Predecessor

        Prior to the Acquisition, the Company's capital structure provided for a $10 per share liquidation preference for all class B common stockholders. If upon liquidation, dissolution, or winding up, the Company's assets were insufficient to permit this payment, then the assets available for distribution would be distributed ratably to all class B common stockholders. After all amounts owed to class B common stockholders are paid in full, the remaining net assets of the Company would be distributed

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 10—STOCKHOLDERS'/UNITHOLDERS' RIGHTS (Continued)

ratably among all holders of the Company's class A common stock, class B common stock and class C common stock.

        Holders of all classes of the Company's common stock were entitled to receive special dividends, as from time to time may have been declared by the Company's Board of Directors.

        Holders of the class A common stock and class B common stock were required to vote as a class on all matters to be voted on by the stockholders of the Company. Each stockholder was entitled to one vote per share of class A common stock and/or class B common stock held. Class C common shareholders had no voting rights, except as required by applicable laws.

        Conversion features were available to class A common stockholders and class C common stockholders, such that at the option of the stockholders, each share of class A common stock could be converted to one share of class C common stock and each share of class C common stock could be converted to a share of class A common stock.

NOTE 11—STOCK-BASED COMPENSATION

Successor

        In connection with and subsequent to the Acquisition, class B, class C, class D, class E and class F incentive units were issued to employees and certain non-employee investors, each class of which has varying service and/or performance conditions. The following is a summary of the characteristics of each class of units:

Unit	Service/Performance Condition
Class B	Vests immediately upon issuance.
Class C	Vests ratably at month end in 1/60th installments beginning the month following the date of issuance.
Class D
Vests ratably in 1/5th annual installments beginning with the year ending on December 31, 2007 if the equity value performance target, as provided in the LLC agreement, is achieved. Equity value performance targets are based on a multiple of management's projections of Consolidated EBITDA for such fiscal year, less estimated net indebtedness. Performance targets are met if the Company's actual equity valuation is 85% or greater of the target equity value.
Class E	Vests ratably at month end in 1/60th installments beginning the month following the date of issuance.
Class F	Vests 50% immediately upon issuance and the remaining 50% vests one-third each year on the first, second and third anniversary of issuance.

        During the period June 15, 2007 to December 31, 2007, 199,766 class B units, 1,266,992 class C units, 451,181 class D units, 451,181 class E units and 588,171 class F units were awarded. There is no consideration required to be paid by the unitholders in connection with the awards. As of December 31, 2007, 220,758 class C units, 78,835 class D units and 78,835 class E units remained available for grant.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 11—STOCK-BASED COMPENSATION (Continued)

        During the six months ended June 30, 2008 (unaudited), 11,666 class C, 4,167 class D, and 4,167 class E units were awarded.

         Valuation Assumptions:    The fair value of each unit granted during the period from June 15, 2007 to December 31, 2007 was retrospectively determined. To determine the fair value of the 2007 grants, the Company used the enterprise value ascribed by the purchase price for the contemporaneous Transaction and subtracted the amount of total debt to determine the equity value. The Company then applied a Black-Scholes option-pricing model that used the assumptions noted in the following table, along with the associated weighted average fair values attributable to each class of incentive units. Historical data was used to estimate pre-vesting forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a peer group of companies, as the Company is a non-public entity. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the units. The expected term represents the estimated time until a liquidity event. The most likely liquidity event is an initial public offering in which units will be exchanged for restricted stock. The expected dividend yield is based on the assumption that no dividends are expected to be distributed in the near future.

	Period June 15 to December 31, 2007
Volatility	52.72%
Risk-free interest rates	4.98%
Expected term	3.47	Years
Dividend Yield	0.00%
Weighted average grant-date fair value:
Service-based	$2.85
Performance-based	$3.22

        The fair value of the units granted in 2008 was determined contemporaneously with the grant. In order to determine the fair value of the 2008 grants, the Company determined the enterprise value of the Company based on the discounted cash flow and the prior transaction methods. The discounted cash flow method determined the present value of the Company's projected future free cash flow. The prior transaction method utilized the value at the time of the Transaction and applied implied multiples to various financial metrics, including revenue, earnings before interest and taxes and adjusted EBITDA and applied the multiples to the Company's results of operations for the more recent periods. The equity value was calculated based on a weighted average of the enterprise values ascribed by each method minus the total amount of debt on the relevant date. The Company then applied a Black-Scholes option-pricing model that used the assumptions noted in the following table, along with the associated weighted average fair values attributable to each class of incentive units. Historical data was used to estimate pre-vesting forfeitures. To the extent actual results of forfeitures differ from the estimates, such amounts will be recorded as an adjustment in the period the estimates are revised. The expected volatilities are based on a peer group of companies, as the Company is a non-public entity. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected term of the units. The expected term represents the estimated time until a liquidity event. The most likely liquidity event is an initial public offering in which units will be

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 11—STOCK-BASED COMPENSATION (Continued)

exchanged for restricted stock. The expected dividend yield is based on the assumption that no dividends are expected to be distributed in the near future.

	March 2008
	(unaudited)
Volatility	60.00%
Risk-free interest rates	1.71%
Expected term	2.2	Years
Dividend Yield	0.00%
Weighted average grant-date fair value:
Service-based	$7.26
Performance-based	$8.16

        There is no contractual term or expiration date for the class B, C, D, E and F units that were issued.

        A summary of unit activity during the period from June 15, 2007 to December 31, 2007, is presented below:

Service-Based Awards

	Class B Units	Class C Units	Class E Units	Class F Units	Total Units	Weighted Average Grant-Date Fair Value
Granted	199,766	1,266,992	451,181	588,171	2,506,110	$2.85
Vested	(199,766)	(116,744)	(41,562)	(294,086)	(652,158)	$3.09

Unvested at December 31, 2007	—	1,150,248	409,619	294,085	1,853,952	$2.76
Granted	—	11,666	4,167	—	15,833	$7.26
Vested	—	(127,347)	(45,334)	—	(172,681)	$2.70
Forfeited	—	—	—	—	—

Unvested as of June 30, 2008 (unaudited)	—	1,034,567	368,452	294,085	1,697,104	$2.95

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 11—STOCK-BASED COMPENSATION (Continued)

Performance-Based Awards

	Class D Units	Weighted Average Grant-Date Fair Value
Granted	451,181	$3.22
Vested	(90,236)	$3.22

Unvested at December 31, 2007	360,945	$3.22
Granted	4,167	$8.16
Vested	—
Forfeited	—

Unvested as of June 30, 2008 (unaudited)	365,112	$3.28

        As of December 31, 2007 there was $5,955 of total unrecognized compensation cost related to unit interests granted. This cost will be recognized based upon the future vesting periods of the unitholders.

        Stock-based compensation expense was included in the following consolidated statement of operations and comprehensive income categories:

Period from June 15, 2007 to December 31, 2007
Selling, general and administrative expense	$2,634
Total recognized tax benefit	$905

Predecessor

        Prior to the June 15, 2007 Acquisition, the Company had a stock option and restricted stock purchase plan which provided selected employees the opportunity to be granted stock options or restricted stock awards of the Company. The Board of Directors determined the purchase or option exercise price. The awards generally vested over three to four years. The maximum term for all options was 10 years.

Adoption of FAS 123(R)

        The Company adopted FAS 123(R) as of January 1, 2006. Prior to the adoption of FAS 123(R), stock-based compensation expense had not been recognized other than for restricted stock awards. As a result of adoption of FAS 123(R), the Company's income before income taxes and net income for 2006 were $92 and $58 lower, respectively, than they would have been if the Company had continued to account for share-based compensation under APB 25. Basic and diluted earnings per share for fiscal 2006 were $0.01 lower, than they would have been if the Company had continued to account for share-based compensation under APB 25.

        As required by FAS 123(R), the Company eliminated the unamortized deferred stock compensation of $81 on January 1, 2006.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 11—STOCK-BASED COMPENSATION (Continued)

         Valuation Assumptions:    The fair value of each option was estimated on the date of grant using a Black-Scholes based option valuation model that used certain relevant assumptions. The fair value was determined based on a contemporaneous internal valuation prepared by management and approved by the Board of Directors. Expected volatilities were based on historical volatilities of comparable companies' stock and other factors. The Company used historical data to estimate option exercise and employee forfeitures within the valuation model. The expected term of options granted was estimated from past exercise activity and represented the period of time that granted options were expected to be outstanding. The risk free rate for periods within the contractual life of the option was based on the U.S. Treasury yield curve at the time of grant.

        There were no stock options granted in the period January 1 to June 14, 2007 or in the years ended December 31, 2006 and 2005.

        The following table summarizes the Company's stock option activity for the Predecessor:

			For the Years Ended December 31,
	For the period January 1-June 14, 2007
			2006		2005
	Shares	Weighted average Exercise Price	Shares	Weighted average Exercise Price	Shares	Weighted average Exercise Price
Outstanding at begining of period	95,000	$3.05	110,000	$2.91	322,500	$2.74
Granted	—	—	—	—	—	—
Exercised	—	—	(15,000)	$2.00	(197,500)	2.67
Forfeited	—	—	—	—	(15,000)	2.33

Outstanding at end of period	95,000	$3.05	95,000	$3.05	110,000	$2.91

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Terms	Aggregate Intrinsic Value
			(Years)
Vested or expected to vest at June 14, 2007	95,000	$3.05	4.75	$3,457
Exercisable at June 14, 2007	92,500	$3.13	4.73	$3,360

        The total intrinsic value of options exercised during the period ended June 14, 2007 and years ended December 31, 2006 and 2005 were $0, $346, and $933, respectively.

        The Company has issued restricted stock awards which vest over varying periods of time. Activity related to these awards is as follows:

Shares
Unvested at January 1, 2005	917,500
Vested	(232,500)

Unvested at December 31, 2005	685,000
Vested	(232,500)

Unvested at December 31, 2006 and at June 14, 2007	452,500

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 11—STOCK-BASED COMPENSATION (Continued)

        Stock-based compensation expense was included in the following consolidated statements of operations and comprehensive income categories:

		Years Ended December 31,
	Period from January 1, 2007 to June 14, 2007
		2006	2005
Selling, general and administrative expense	$33	$133	$40
Total recognized tax benefit	$12	$49	$15

        In connection with the June 15, 2007 Acquisition, the Company's outstanding stock options and restricted stock awards were settled by the acquiror. Options totaling 55,000 were repurchased and converted into a deferred payment of $1,998. An additional 40,000 options were settled for a cash payment of $1,459. The Company's remaining unvested portion of its restricted stock awards was accelerated and the awards became fully vested.

NOTE 12—INCOME TAXES

        Income before income tax expense is as follows:

					Predecessor
	Successor		Predecessor	Successor
					For the Years Ended
	Six Months Ended June 30, 2008	Period from June 15 2007 to June 30, 2007	January 1, 2007 to June 14, 2007	June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated)		(Restated)	(Restated)
Domestic	$8,865	$(1,148)	$41	$(7,796)	$5,352	$3,032
Foreign	16,895	1,346	4,674	16,479	17,286	15,860

Total	$25,760	$198	$4,715	$8,683	$22,638	$18,892

        The provision for income taxes (benefit) consists of the following components:

					Predecessor
	Successor		Predecessor	Successor
					For the Years Ended
	Six Months Ended June 30, 2008	Period from June 15, 2007 to June 30, 2007	January 1, 2007 to June 14, 2007	June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated)		(Restated)	(Restated)

Current tax (benefit) expense
U.S. federal	$5,054	$150	$2,065	$2,588	$2,366	$1,778
Foreign	5,900	344	1,760	4,958	5,242	4,039
State and local	(273)	70	296	336	304	170

Total (benefit) expense	10,681	564	4,121	7,882	7,912	5,987
Deferred tax (benefit) expense:
U.S. federal	(748)	(411)	(144)	(4,302)	(575)	203
Foreign			(35)	577	—	(116)
State and local	(146)	(48)	41	415	7	(255)

Total deferred tax (benefit) expense	(894)	(459)	(138)	(3,310)	(568)	(168)

Total income tax expense	$9,787	$105	$3,983	$4,572	$7,344	$5,819

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 12—INCOME TAXES (Continued)

        Tax benefits of $0, $351, $0 and $432 for the periods June 15 to December 31, 2007, January 1 to June 14, 2007 and for the years ended December 31, 2006 and 2005, respectively, associated with the exercise of stock options were recorded to additional paid-in capital. Tax benefits associated with the "Windfall" for stock options exercised are determined on a "with and without" basis.

        A tax benefit of $782 and $1,102 (unaudited) relating to the cumulative translation adjustment of the Company's foreign subsidiaries financial statements is recorded to other comprehensive income for the period June 15 to December 31, 2007 and the six months ended June 30, 2008, respectively.

        Following is a reconciliation of the Company's effective income tax rate to the United States federal statutory tax rate:

					Predecessor
	Successor		Predecessor	Successor
					For the Years Ended
	Six Months Ended June 30, 2008	Period from June 15, 2007 to June 30, 2007	January 1, 2007 to June 14, 2007	June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated)		(Restated)	(Restated)
Expected tax at U.S. statutory income tax rate	35.0%	35.0%	35.0%	35.0%	34.0%	34.0%
U.S. state and local income taxes
—net of federal income tax effect	1.4%	(5.2)%	4.7%	5.6%	0.9%	(0.3)%
Foreign rate differential			(0.8)%		(2.8)%	(7.8)%
Foreign dividends		2.9%	8.1%			3.7%
Non-deductible fees and expenses	1.1%	7.8%	35.9%	10.9%		(0.1)%
Unrecognized tax benefits	0.5%	12.3%	1.5%	1.6%
Other	0.0%	0.2%	0.1%	(0.4)%	0.3%	1.3%

Effective tax rate	38.0%	53.0%	84.5%	52.7%	32.4%	30.8%

        The expected United States federal statutory income tax rate was 34% through December 31, 2006. Based on the Company's projected income for 2007 and future periods, the Company anticipates the higher United States statutory rate of 35% to apply to the January 1 to June 14, 2007 period and future periods. The net adjustment to deferred tax assets and liabilities for this change in statutory rate resulted in a benefit of $29 recorded to tax expense.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 12—INCOME TAXES (Continued)

        The effect of temporary differences is included in deferred tax accounts as follows:

	Successor	Successor	Predecessor
	June 30, 2008	December 31, 2007	December 31, 2006
	(Unaudited)		(Restated)
Deferred tax assets:
State tax loss and credit carryforwards	$9	$22	$240
Accrued bonuses	608	653	1,224
Accrued pension	173	179	171
Accrued professional fees	97	90	118
Accrued lease liability	47	47	69
Bad debt reserves	454	410	211
Foreign deferred tax assets	351	350	179
Interest rate swap	834	1,081	—
Other reserves	511	310	370
Foreign tax credits	7,433	558	—

Total deferred tax assets	10,517	3,700	2,582
Deferred tax liabilities:
Fixed assets	(3,472)	(3,699)	(355)
Intangible assets	(82,817)	(86,522)	—
Installment sales	—	—	(145)
Foreign unremitted earnings	(14,614)	(4,367)	—
Earnings from equity owned entities	(140)	(98)	(56)
Foreign deferred tax liabilities	(204)	(204)	(116)
Other	(138)	(109)	(23)

Total deferred tax liabilities	(101,385)	(94,999)	(695)

Total net deferred tax assets (liabilities)	$(90,868)	$(91,299)	$1,887

        Upon the implementation of FIN 48, the Company recorded a liability for unrecognized tax benefits of $883 that was accounted for as a reduction to the Company's January 1, 2007 retained earnings. Approximately $305 is included in the unrecognized tax benefits recorded as of January 1, 2007, for the payment of interest and for penalties associated with those positions.

        The Company recognizes interest accrued related to its liability for unrecognized tax benefits and penalties in income tax expense. The Company recorded interest and penalties related to unrecognized tax benefits as a component of income tax expense in the amount of approximately $160 and $92 during the periods from June 15 to December 31, 2007 and January 1 to June 14, 2007, respectively. The Company had no accruals for interest or penalties prior to 2007. The Company had approximately $558 for the payments of interest and penalties accrued at December 31, 2007.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 12—INCOME TAXES (Continued)

        A reconciliation of the beginning and ending amount of the Company's liability for unrecognized tax benefits (excluding interest and penalties) for the periods from January 1 to June 14, 2007 and from June 15 to December 31, 2007 is as follows:

Predecessor
Balance at January 1, 2007	$1,090
Additions based on tax positions related to the current year	73
Additions for tax positions of prior years	—

Balance at June 14, 2007	$1,163

Successor
Balance at June 15, 2007	$1,163
Additions based on tax positions related to the current year	178
Additions for tax positions of prior years	—

Balance at December 31, 2007	$1,341

        The amount of unrecognized tax benefit that would affect the Company's effective tax rate is $745 (excluding interest and penalties) as of December 31, 2007 and January 1, 2007.

        The Company conducts its business globally and as a result, the Company and one or more of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is subject to examination by taxing authorities in each of these jurisdictions. The Company is currently under examination in the U.S. for the 2005 tax year. The audit of the 2003 tax year was closed in 2007 resulting in a $385 reduction to the Company's loss carryforwards available in 2005 and a resulting 2005 tax liability of $131. Tax examinations were concluded in 2007 without adjustment in Hong Kong for the 2002 and 2003 tax years and with Commonwealth of Massachusetts for the 2005 tax year.

        The Company has open tax years from 2003 - 2007 with various taxing jurisdictions, including the United States. The examination of the Company's federal income tax returns for 2005 is expected to conclude within the next six months. It is reasonably possible that a reduction of unrecognized tax benefits may occur within the next twelve months as a result of reductions of the tax disputes. The Company estimates that unrecognized tax benefits at December 31, 2007 could be reduced by approximately $290.

        In connection with the examination of the Company's tax returns, contingencies can arise that generally result from differing interpretations of applicable tax laws and regulations as they relate to the amount, timing or inclusion of revenues or expenses in taxable income, or the sustainability of tax credits to reduce income taxes payable. The Company believes it has sufficient accruals for its contingent tax liabilities. Annual tax provisions include amounts considered sufficient to pay assessments that may result from examination of prior year tax returns, although actual results may differ. The Company does not expect that such differences would have a material effect on its consolidated financial position, results of operations, or cash flows.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 12—INCOME TAXES (Continued)

        In October 2004, Internal Revenue Code Section 965 was enacted, as part of the American Jobs Creation Act of 2004 (the "Act"). The Act provided a temporary incentive that allowed U.S. companies to repatriate up to $500 million of foreign earnings and claim an 85% dividend received deduction against the repatriated amount, provided that specified conditions and restrictions were satisfied. The Company's Board of Directors approved and adopted a repatriation plan and, as such, the Company repatriated $15,953 of unremitted foreign earnings, which resulted in a tax benefit of approximately $1,828 for the year ended December 31, 2005.

        As of June 14, 2007, December 31, 2006 and December 31, 2005, the amount of accumulated unremitted earnings from foreign subsidiaries considered to be reinvested indefinitely under Accounting Principles Board ("APB") Opinion No. 23, Accounting for Income Taxes—Special Areas was approximately $33,160, $34,576 and $19,561, respectively. Prior to the June 15, 2007 Acquisition, the Company had not provided for U.S. federal income taxes on undistributed earnings of foreign subsidiaries because such earnings were intended to be indefinitely reinvested outside of the United States. If these earnings were distributed, foreign tax credits might have been available under existing law to reduce or eliminate the resulting U.S. income tax liability.

        As a result of the June 15, 2007 acquisition, the Company anticipates increased cash flow needs in the United States and expects to repatriate foreign earnings in the future. As a result, as of June 15, 2007, the Company has provided for U.S. federal income tax on undistributed current earnings of foreign subsidiaries.

        The Company's state tax loss and credit carryforwards total approximately $8.8 million, which will expire at various times through 2012.

NOTE 13—EARNINGS PER SHARE

Successor

        The Company's equity interests consist of its class A voting units and its non-voting class B, C, D, E and F units. Each class of units participates in any Company distributions on the basis of a priority distribution schedule (See Note 10). In determining income available to the class A unitholders for computing basic and diluted earnings per unit for the period June 15 to December 31, 2007 and for the six months ended June 30, 2008, the Company did not allocate any income to the class B, class C, class D, class E or class F units (as prescribed by the priority distribution schedule) in accordance with EITF 03-6, Participating Securities and the Two-Class Method under SFAS No. 128, because such classes of units would not have shared in the distributions had all of the income for the period been distributed. Because all of the net income would have been received by the class A units had the Company made a distribution, earnings per unit calculations are provided only for the class A units.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 13—EARNINGS PER SHARE (Continued)

        The calculation of basic and diluted earnings per unit for the six month period ended June 30, 2008 and for period from June 15, 2007 to December 31, 2007 is as follows:

	Successor
	Six Months Ended June 30, 2008	June 15 to June 30, 2007	June 15 to December 31, 2007
	(Unaudited)
Basic and diluted net income per unit
Numerator:
Net Income	$15,973	$93	$4,111

Denominator:
Weighted-average units for basic and diluted calculation	17,864,924	17,864,924	17,864,924

Basic earnings per unit	$0.89	$0.01	$0.23

Diluted earnings per unit	$0.89	$0.01	$0.23

Predecessor

        Basic earnings per common share are equal to net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share are equal to net income divided by the weighted average number of common shares outstanding during the period, including the effect of stock options and unvested restricted stock awards, if such effect is dilutive.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 13—EARNINGS PER SHARE (Continued)

        The following table provides a reconciliation of income and shares used to determine basic and diluted earnings per share.

	Predecessor
		Years Ended December 31,
	January 1, 2007 to to June 14, 2007
		2006	2005
	(Restated)	(Restated)	(Restated)
Basic and diluted net income per share
Numerator:
Net income	$732	$15,294	$13,073

Denominator:
Weighted average common shares outstanding	9,082,651	9,071,041	9,011,053
Less: Weighted average unvested common shares subject to repurchase or cancellation	(449,758)	(631,383)	(863,884)

Denominator for basic calculation	8,632,893	8,439,658	8,147,169
Effect for dilutive securities	501,643	683,182	955,010

Denominator for dilutive calculation	9,134,536	9,122,840	9,102,179

Basic earnings per share	$0.08	$1.81	$1.60

Diluted earnings per share	$0.08	$1.68	$1.44

NOTE 14—EMPLOYEE BENEFIT PLANS

        The Company maintains two defined contribution benefit plans covering substantially all U.S. domestic employees. The Company makes matching contributions to the plans and can also make discretionary contributions to the plans. Company expense under the plans was $380, $327, $576 and $375 for the period June 15 to December 31, 2007, the period January 1 to June 14, 2007, and for the years ended December 31, 2006 and 2005, respectively.

        The Company also maintains a defined contribution plan for certain foreign employees. Expense under this plan was $62, $51, $107 and $90 for the period June 15 to December 31, 2007, the period January 1 to June 14, 2007, and for the years ended December 31, 2006 and 2005, respectively.

NOTE 15—COMMITMENTS AND CONTINGENCIES

        The Company is a party to claims and litigation in the normal course of its operations. Management believes that the ultimate outcome of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 16—RELATED PARTIES

Successor

        Certain of the Company's class A unitholders with aggregate interests of 11,069,690 in class A units and a value of $110,697 are affiliated with the Company's First and Second Lien term loan lender. The Company has entered into an interest rate swap agreement with this lender. (See Note 8) One of these class A unitholders has an advisory services agreement with the Company that provides for the payment of $423 in annual advisory fees. This unitholder has the right to appoint five of the seven Board members of Holdings.

        Two of the Company's Board members have an advisory services agreement with the Company which provides for the payment of $1.4 million in fees related to the Acquisition and $150 in annual advisory fees. These two Board members were also awarded a total 530,016 in class F units with a fair value of $1,511 in connection with the Acquisition.

        A Board member and class A unitholder with 750,000 class A units has an advisory services agreement with the Company which provides for the payment of $164 in fees related to the Acquisition and annual advisory services fees of $48. This Board member was also awarded 27,781 in class F units with a fair value of $79 in connection with the Acquisition.

        Total expense under these advisory services agreements was $352 for the period June 15 to December 31, 2007.

Predecessor

        During 2005, the Company had a term loan from a party related to the Company's majority stockholder. The outstanding loan in the amount of $18 million was paid off in September 2005.

        The Company's majority stockholder had a management advisory services agreement with the Company that provided for the payment of an annual advisory fee. This agreement was terminated as of June 15, 2007. Expense under this agreement was $687, $1,375 and $1,250 for the period January 1 to June 14, 2007 and for the years ended December 31, 2006 and 2005, respectively.

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION

        SFAS 131, Disclosure about Segments of an Enterprise and Related Information ("FAS 131"), establishes standards for the manner in which companies report information about operating segments, products, services, geographic areas and major customers. The method of determining what information to report is based on the way that management organizes the operating segments within the enterprise for making operating decisions and assessing financial performance. As discussed in Note 1, based on the nature of its products and services, the Company has two reporting segments: Solar and QA. Information as to each of these operations is set forth below.

        The accounting policies of the Company's business segments are the same as those described in the summary of significant accounting policies included elsewhere herein.

        Adjusted EBITDA is the main metric used by the management team and the board to plan, forecast and review the Company's business performance. Adjusted EBITDA represents net income before interest income and expense, income tax expense, depreciation, amortization, stock-based

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION (Continued)

compensation expense, transaction fees and certain non-recurring income and expenses from the results of operations.

        The following table sets forth information about the Company's operations by its two reportable segments and by geographic area:

Operations by Reportable Segment

	Successor		Predecessor	Successor	Predecessor
					Years Ended December 31,
	Six Months Ended June 30, 2008	June 15, 2007 to June 30, 2007	January 1, 2007 to to June 14, 2007	June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated)		(Restated)	(Restated)
Net Sales
Solar	$85,873	$2,886	$25,648	$52,967	$45,275	$33,588
Quality Assurance	50,859	4,799	39,112	56,317	85,332	81,274

Total net sales	$136,732	$7,685	$64,760	$109,284	$130,607	$114,862

	Successor		Predecessor	Successor	Predecessor
					Years Ended December 31,
	Six Months Ended June 30, 2008	June 15, 2007 to June 30, 2007	January 1, 2007 to June 14, 2007	June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated)		(Restated)	(Restated)
Segment Adjusted EBITDA
Solar	$45,690	$1,691	$13,089	$28,999	$23,046	$17,629
Quality Assurance	6,622	1,318	5,908	12,081	15,231	14,228

Segment Adjusted EBITDA	$52,312	$3,009	$18,997	$41,080	$38,277	$31,857

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION (Continued)

	Successor		Predecessor	Successor	Predecessor
					Years Ended December 31,
	Six Months Ended June 30, 2008	June 15, 2007 to June 30, 2007	January 1, 2007 to June 14, 2007	June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated)		(Restated)	(Restated)
Reconciliation of Adjusted EBITDA to Net income
Segment Adjusted EBITDA	$52,312	$3,009	$18,997	$41,080	$38,277	$31,857
Corporate Adjusted EBITDA	(2,576)	(55)	(729)	(1,776)	(2,960)	(1,795)

Adjusted EBITDA	49,736	2,954	18,268	39,304	35,317	30,062
Depreciation and amortization	(9,853)	(816)	(2,364)	(10,088)	(4,837)	(4,491)
Interest income	101	70	143	203	305	243
Interest expense	(10,653)	(917)	(2,918)	(13,090)	(6,743)	(6,325)
Income taxes	(9,787)	(105)	(3,983)	(4,572)	(7,344)	(5,819)
Management advisory fees	(325)	—	(687)	(353)	(1,375)	(1,250)
Unrealized loss on interest rate swap	(287)	—	—	(2,988)	—	—
Stock-based compensation	(933)	(893)	(33)	(2,634)	(133)	(40)
(Gain)/loss on disposal of property, plant and equipment	—	—	(3)	—	11	711
Earnings on equity-method investments	—	—	46	84	93	182
Purchase accounting adjustments	—	(200)	—	(1,302)	—	—
Non-recurring expenses	(2,026)	—	—	(453)	—	(200)
Transaction fees	—	—	(7,737)	—	—	—

Net income	$15,973	$93	$732	$4,111	$15,294	$13,073

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 17—REPORTABLE SEGMENTS AND GEOGRAPHICAL INFORMATION (Continued)

        Asset information by reportable segment is not reported because the Chief Executive Officer does not use such information.

Operations by Geographic Area

	Successor		Predecessor	Successor	Predecessor
					Years Ended December 31,
	Six Months Ended June 30, 2008	June 15, 2007 to June 30, 2007	January 1, 2007 to June 14, 2007	June 15, 2007 to December 31, 2007
					2006	2005
	(Unaudited)	(Unaudited)	(Restated)		(Restated)	(Restated)
Net Sales
United States	$57,485	$3,034	$28,997	$44,898	$56,851	$47,234
Spain	46,769	1,439	11,394	27,853	19,740	14,355
Hong Kong	14,030	1,494	10,851	16,288	25,013	25,683
Other	18,448	1,718	13,518	20,245	29,003	27,590

Total net sales	$136,732	$7,685	$64,760	$109,284	$130,607	$114,862

		Successor
	Successor		Predecessor
		December 31, 2007
	June 30, 2008		2006
	(Unaudited)		(Restated)
Long-lived assets
United States	$257,520	$259,700	$7,207
Spain	17,808	9,803	4,944
China	3,253	3,092	3,567
Hong Kong	809	767	587
Other	4,726	4,163	2,754

Total long-lived assets	$284,116	$277,525	$19,059

        Foreign sales are based on the country in which the sales originated. Solar sales to two of the Company's major customers for the periods from January 1 to June 14, 2007 and June 15 to December 31, 2007 amounted to $10,839 and $8,492. For the six months ended June 30, 2008, sales to one customer amounted to $16,684 (unaudited).

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

        The Company has restated its Predecessor consolidated financial statements as of December 31, 2006 and for the period January 1, 2007 to June 14, 2007, and the years ended December 31, 2006 and 2005 after having identified a number of matters requiring restatement and/or reclassification in connection with the Company's preparation for its initial public offering and the performance of the associated re-audits for the Predecessor reporting periods.

        The adjustments include:

  •
  Revenue recognition

  •
  Cost of sales

  •
  Stock-based compensation

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  •
  Leases

  •
  Depreciation and amortization

  •
  Income taxes

  •
  Goodwill and intangible assets

  •
  Accrued Liabilities

        Previously reported stockholders' equity (deficit) as of June 14, 2007, and as of December 31, 2006, 2005 and 2004 has been reduced by $7.0 million, $6.3 million, $5.3 million and $3.6 million, respectively, as a result of the restatement adjustments.

        For the period January 1 to June 14, 2007, the effect of the restatement was to reduce previously reported net income of $1.9 million to $0.7 million. For the year ended December 31, 2006, the effect of the restatement was to reduce previously reported net income of $16.5 million to $15.3 million. For the year ended December 31, 2005, the previously reported net income of $13.6 million was reduced to net income of $13.1 million.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Following are descriptions of the significant components of the Company's restatement and reclassification adjustments and their impact on line items in the Company's consolidated financial statements. The changes described within each category represent the most significant item(s) impacting the restatement of those financial statements.

	December 31, 2006
	As Previously Reported	Adjustments	As Restated
Consolidated Balance Sheet
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$17,834	$105	$17,939
Accounts receivable, trade, net	19,884	399	20,283
Unbilled receivables, net	2,445	(213)	2,232
Inventories	3,577	69	3,646
Prepaid expenses and other current assets	1,444	427	1,871
Deferred tax assets	409	1,576	1,985

Total current assets	45,593	2,363	47,956
Property, plant and equipment, net	19,374	(388)	18,986
Intangible assets	—	73	73
Goodwill	13,500	(5,855)	7,645
Deferred financing costs	1,235	—	1,235
Deferred income taxes	1,440	(843)	597
Other noncurrent assets	644	504	1,148
Equity investments	236	(236)	—

Total assets	$82,022	$(4,382)	$77,640

LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES
Current portion of long-term debt	$6,150	$—	$6,150
Accounts payable	4,364	196	4,560
Billings in excess of earned revenues	2,111	(198)	1,913
Accrued liabilities	8,517	496	9,013
Income taxes payable	2,014	741	2,755

Total current liabilities	23,156	1,235	24,391
Long-term debt, less current portion	61,951	—	61,951
Deferred income taxes	—	695	695

Total liabilities	85,107	1,930	87,037

STOCKHOLDER'S DEFICIT
Common stocks
Class A, $.01 par value, authorized 12,500,000 shares, 8,463,583 shares issued and outstanding in 2006	85	—	85
Class B, $.01 par value, authorized 9,000,000 shares, 8,942,203 shares issued and outstanding in 2006	89	—	89
Class C, $.01 par value, authorized 1,000,000 shares, none issued	—	—	—
Additional paid-in capital	13,964	(13,882)	82
Unearned stock compensation	(40)	40	—
Dividends paid in excess of retained earnings	(8,772)	8,772	—
Treasury stock, at cost, 4,150,363 shares Class A; 4,172,772 shares Class B	(10,353)	—	(10,353)
Retained Earnings	—	(768)	(768)
Accumulated other comprehensive income	1,942	(474)	1,468

Total stockholder's deficit	(3,085)	(6,312)	(9,397)

Total liabilities and stockholder's deficit	$82,022	$(4,382)	$77,640

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Adjustments made to restate the Company's December 31, 2006 consolidated balance sheet were as follows:

         Cash and cash equivalents.    The $105 increase in cash and cash equivalents is the result of a reinstatement to cash and accounts payable for checks issued after year end.

         Accounts receivable, trade, net.    The $399 increase is comprised of $243 related to the timing of revenue recognition, $100 for a reduction to the provision of bad debts and $56 for reclassification of credit balances to accounts payable.

         Unbilled receivables, net.    The $213 decrease is due to a $370 reclassification to billings in excess of earned revenues offset by the recognition of $157 of additional unbilled revenue.

         Inventories.    The $69 increase is due to the accrual of raw material inventory in transit at period end.

         Prepaid expenses and other current assets.    The $427 increase is due to an adjustment to the translation of foreign currency balances to U.S. dollars.

         Deferred tax assets.    The $1,576 increase is the result of recording deferred taxes in accordance with FAS 109.

         Property, plant and equipment, net.    The $388 decrease is primarily the result of recording additional depreciation expense at non-U.S. operations.

         Intangible assets.    The $73 increase is to record intangible assets from a prior acquisition, net of accumulated amortization.

         Goodwill.    The $5,855 decrease is the result of recognizing the fair value of intangible assets and property, plant and equipment from prior acquisitions.

         Deferred income taxes.    The $843 decrease in the deferred income taxes asset and $695 increase in the deferred income taxes liability are the result of recording deferred taxes in accordance with FAS 109.

         Other noncurrent assets.    The $504 increase is the result of combining $236 of equity investments with other noncurrent assets, a $172 reclassification to billings in excess of earned revenues and $96 in connection with translation of foreign currency balances.

         Equity investments.    The $236 reduction is the result of combining this balance with other noncurrent assets.

         Accounts payable.    The $196 increase is due to a reinstatement of $105 for checks issued after year end, a $56 reclassification of credit balances from accounts receivable, and other adjustments.

         Billings in excess of earned revenues.    The $198 decrease is due to reclassifications of $370 from unbilled receivables net of $172 from other noncurrent assets.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         Accrued liabilities.    The $496 increase in accrued liabilities is the result of adjustments to record additional benefit accruals.

         Income taxes payable.    The $741 increase is to record current income taxes payable in accordance with FAS 109.

         Additional paid-in capital.    The $13,882 decrease is to record dividends paid in 2005 in excess of retained earnings as a return of capital of $11,953 that were charged to dividends paid in excess of retained earnings and to correct the accounting for stock-based compensation in accordance with APB 25 and FAS 123(R) in the amount of $1,929.

         Unearned stock compensation.    The $40 adjustment is to eliminate unearned stock compensation in connection with the 2006 adoption of FAS 123(R), net of amortization of the unearned compensation.

         Dividends paid in excess of retained earnings.    The $8,772 adjustment is to eliminate the remaining dividends paid in excess of retained earnings against accumulated deficit.

         Retained earnings.    The $768 decrease reflects the cumulative impact to December 31, 2006 of the restatement adjustments.

         Accumulated other comprehensive income.    The $474 decrease is to adjust the cumulative translation adjustment for certain foreign locations.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statement of Operations and Comprehensive Income

	For the period January 1, 2007 to June 14, 2007
	As Previously Reported	Adjustments	As Restated
Net sales—Solar	$—	$25,648	$25,648
Net sales—Quality Assurance	—	39,112	39,112

Total net sales	64,900	(140)	64,760

Net cost of sales—Solar	—	11,875	11,875
Net cost of sales—Quality Assurance	—	25,225	25,225

Total net cost of sales	—	37,100	37,100

Gross profit	—	27,660	27,660

Operating expenses:
Direct costs	14,887	(14,887)	—
Salaries and wages	16,510	(16,510)	—
Employee benefits	5,866	(5,866)	—
Selling, general and administrative expenses	16,467	(4,066)	12,401
Depreciation and amortization	3,379	(3,379)	—
Transaction costs	—	7,737	7,737

Total operating expenses	57,109	(36,971)	20,138

Operating income	7,791	(269)	7,522
Interest income	—	143	143
Interest expense	—	(2,918)	(2,918)
Foreign currency transactions	—	(32)	(32)
Other income (expense), net	(3,380)	3,380	—

Income before income tax expense	4,411	304	4,715
Income tax expense	2,533	1,450	3,983

Net income	1,878	(1,146)	732

Other Comprehensive Income:
Foreign currency translation adjustments	17	431	448

Comprehensive income	$1,895	$(715)	$1,180

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Adjustments to the Company's January 1, 2007 to June 14, 2007 consolidated statement of operations and comprehensive income include reclassifications and adjustments.

        Reclassifications were made to be in conformity with Securities and Exchange Commission ("SEC") guidance in reporting operating results.

        In addition, the following adjustments were also recorded:

         Total net sales.    A $140 decrease in total net sales to reverse revenue recognized in advance of services rendered.

         Direct costs.    A decrease of $62 was recorded relating to inventory cutoff adjustments.

         Salaries and wages.    An increase of $130 to salaries and wages to true up accrued liabilities was recorded to net cost of sales and selling, general and administrative expense accounts.

         Employee benefits.    An increase of $520 of employee benefits were recorded to true up accrued liabilities.

         Selling, general and administrative expenses.    A decrease of $137 was made relating to the reversal of prior period accruals.

         Depreciation and amortization.    A decrease of $1,093 was made to reinstate deferred financing costs expensed in error.

         Income tax expense.    The $1,450 increase is due to the impact of the adjustments on income before income taxes of $304 and to record income tax expense in accordance with FAS 109.

         Foreign currency translation adjustments.    The $431 increase is due to cumulative translation adjustments for certain foreign locations.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statements of Operations and Comprehensive Income

	For the years ended December 31,
	2006			2005
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Net sales—Solar	$—	$45,275	$45,275	$—	$33,588	$33,588
Net sales—Quality Assurance	—	85,332	85,332	—	81,274	81,274

Total net sales	130,245	362	130,607	114,885	(23)	114,862

Net cost of sales—Solar	—	21,522	21,522	—	15,235	15,235
Net cost of sales—Quality Assurance	—	55,042	55,042	—	53,656	53,656

Total net cost of sales	—	76,564	76,564	—	68,891	68,891

Gross profit	—	(76,202)	54,043	—	(68,914)	45,971

Operating Expenses:
Direct costs	29,422	(29,422)	—	23,878	(23,878)	—
Salaries and wages	34,409	(34,409)	—	33,471	(33,471)	—
Employee benefits	11,096	(11,096)	—	11,129	(11,129)	—
Selling, general and administrative expenses	18,703	5,683	24,386	18,092	2,750	20,842
Depreciation and amortization	4,835	(4,835)	—	5,611	(5,611)	—

Total operating expenses	98,465	(74,079)	24,386	92,181	(71,339)	20,842

Operating income	31,780	(2,123)	29,657	22,704	2,425	25,129
Interest income	—	305	305	—	243	243
Interest expense	—	(6,743)	(6,743)	—	(6,325)	(6,325)
Foreign currency transactions	—	(581)	(581)	—	(155)	(155)
Other income (expense), net	(8,360)	8,360	—	(5,304)	5,304	—

Income before income taxes expense	23,420	(782)	22,638	17,400	1,492	18,892
Income tax expense	6,922	422	7,344	3,837	1,982	5,819

Net income	16,498	(1,204)	15,294	13,563	(490)	13,073

Other Comprehensive Income:
Foreign currency translation adjustments	2,054	74	2,128	(1,268)	(548)	(1,816)

Comprehensive income	$18,552	$(1,130)	$17,422	$12,295	$(1,038)	$11,257

        Adjustments to the Company's years ended December 31, 2006 and 2005 consolidated statement of operations and comprehensive income include reclassifications and adjustments.

        Reclassifications were made to be in conformity with SEC guidance in reporting the Company's operating results.

        In addition, the following adjustments were also recorded:

         Total net sales.    The $362 increase in 2006 net sales and $23 decrease in 2005 in net sales is to record revenue when the services were rendered.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

         Salaries and wages.    Salaries and wages were increased by $362 for 2006 as a result of adjustments to benefits accruals and reduced by $1,079 for 2005 to reverse previously recorded non-cash stock compensation expense.

         Employee benefits.    An increase of $170 in 2006 and a decrease of $471 in 2005 to employee benefits was recorded to true-up accrued liabilities.

         Selling, general and administrative expenses.    An increase of $559 in 2006 and a decrease of $266 in 2005 were recorded primarily for adjustments to lease rental expense in accordance with FAS 13.

         Depreciation and amortization.    Increases of $310 in 2006 and $302 in 2005 were recorded related to adjustments for non U.S. depreciation as well as amortization of intangibles related to a reclassification from goodwill to intangible assets from a prior acquisition.

         Income tax expense.    The increase of $422 in 2006 and $1,982 in 2005 is due to the impact of the adjustments on income before income taxes and to record income tax expense in accordance with FAS 109.

         Foreign currency translation adjustments.    The increase of $74 in 2006 and decrease of $548 in 2005 are due to cumulative translation adjustments for certain foreign locations.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statement of Cash Flows

	For the Period January 1, 2007 to June 14, 2007
	As Previously Reported	Adjustments	As Restated
OPERATING ACTIVITIES
Net income	$1,877	$(1,145)	$732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,379	(1,065)	2,314
Amortization of intangibles	—	50	50
Amortization of deferred financing costs	—	140	140
Stock-based compensation expense	63	(30)	33
Earnings in equity investments	(62)	16	(46)
Loss on disposal of property, plant and equipment	3	—	3
Provision for bad debt expense	384	—	384
Provision for deferred taxes	441	(579)	(138)
Changes in operating assets and liabilities:
Accounts receivable	(3,738)	(14)	(3,752)
Net unbilled receivables	(368)	153	(215)
Inventories	(955)	(55)	(1,010)
Prepaids and other current assets	(1,126)	73	(1,053)
Other noncurrent assets	137	(272)	(135)
Accounts payable	(124)	144	20
Billings in excess of earned revenues	1,503	45	1,548
Accrued liabilities	5,636	356	5,992
Changes in other noncurrent liabilities	55	77	132
Income taxes payable	(1,447)	1,940	493

Net cash provided by operating activities	5,658	(166)	5,492

INVESTING ACTIVITIES
Capital expenditures	(3,499)	(11)	(3,510)

Net cash used in investing activities	(3,499)	(11)	(3,510)

FINANCING ACTIVITIES
Long-term debt repayments	(6,000)	—	(6,000)
Principal payments on capital lease obligations	(76)	—	(76)

Net cash (used in) financing activities	(6,076)	—	(6,076)

Effect of exchange rate changes on cash	(367)	177	(190)

Net decrease in cash and cash equivalents	(4,284)	—	(4,284)
Cash and cash equivalents, Beginning of period	17,939	—	17,939

Cash and cash equivalents, End of period	13,655	—	13,655

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$2,404	$364	$2,768

Income taxes	$3,729	$—	$3,729

        For the period January 1, 2007 to June 14, 2007, the adjustments to operating activities cash flows were due to adjustments to the statement of operations and comprehensive income for the period January 1 to June 14, 2007 as well as adjustments to the December 31, 2006 and the June 14, 2007 balance sheet (not presented herein). The investing activities cash flows were adjusted to reflect $11 in additional capital expenditures. The adjustment to the effect of exchange rate changes on cash is due to the translation of certain of the company's foreign locations.

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2006			2005
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
OPERATING ACTIVITIES
Net income	$16,498	$(1,204)	$15,294	$13,563	$(490)	$13,073
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,835	(107)	4,728	5,611	(1,229)	4,382
Amortization of intangibles	—	109	109		109	109
Accretion of debt discount	—	—	—	586	(586)	—
Amortization of deferred financing costs	—	308	308	—	2,007	2,007
Stock-based compensation expense	40	93	133	1,120	(1,080)	40
Earnings in equity investment	(93)	—	(93)	(182)	—	(182)
Gain on disposal of property, plant and equipment	(11)	—	(11)	(711)	—	(711)
Provision for bad debt expense	334	—	334	492	(100)	392
Provision for deferred taxes	(313)	(255)	(568)	(362)	194	(168)
Dividend received from joint venture	—	—	—	—	385	385
Changes in assets and liabilities:
Accounts receivable	(891)	(300)	(1,191)	(3,685)	(715)	(4,400)
Net unbilled receivables	(254)	311	57	165	164	329
Inventories	(1,301)	(68)	(1,369)	(728)	—	(728)
Prepaid expenses	(183)	(142)	(325)	83	(83)	—
Other current assets	(4)	4	—	(252)	283	31
Other noncurrent assets	449	(269)	180	(41)	(19)	(60)
Accounts payable	1,010	196	1,206	560	(135)	425
Billings in excess of earned revenues	314	(197)	117	198	(207)	(9)
Accrued liabilities	926	1,134	2,060	—	(400)	(400)
Other noncurrent liabilities	—	—	—	(160)	141	(19)
Income taxes payable	289	677	966	(375)	1,849	1,474

Net cash provided by operating activities	21,645	290	21,935	15,882	88	15,970

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statements of Cash Flows (Continued)

	For the Years Ended December 31,
	2006			2005
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
INVESTING ACTIVITIES
Capital expenditures	(2,862)	258	(2,604)	(6,052)	910	(5,142)
Proceeds from sale of fixed assets	15	—	15	239	—	239
Acquisition of additional ownership interests in Specialized Technology Resources (Shanghai) Ltd.	—	—	—	(939)	—	(939)
Acquisition of Conplex, Inc.	—	—	—	(804)	—	(804)
Acquisition of Precision (Textiles), Ltd.	—	—	—	(1,514)	—	(1,514)
Dividend received from joint venture	—	—	—	385	(385)	—
Purchase of treasury shares	(84)	84	—	(1,937)	1,937	—
Repayments of note receivable	143	40	183	—	—	—

Net cash used for investing activities	(2,788)	382	(2,406)	(10,622)	2,462	(8,160)

FINANCING ACTIVITIES
Long-term debt borrowings	—	—	—	75,000	—	75,000
Long-term debt repayments	(6,000)	—	(6,000)	(44,495)	—	(44,495)
Net payments (borrowings) on revolving line of credit agreements and short-term notes	(3,751)	—	(3,751)	1,362	(1,362)	—
Revolving line of credit borrowings	—	—	—	—	8,362	8,362
Revolving line of credit repayments	—	—	—	—	(7,000)	(7,000)
Borrowings on capital lease obligations	—	—	—	768	(768)	—
Principal payments of capital lease obligations	(154)	—	(154)	(71)	—	(71)
Deferred financing costs	—	—	—	(1,671)	—	(1,671)
Dividends	—	—	—	(42,514)	2	(42,512)
Purchase of treasury shares	—	(84)	(84)	—	(1,937)	(1,937)
Proceeds from issuance of common stock	30	(30)	—	528	(528)	—
Proceeds received from exercise of stock options	—	30	30	—	528	528

Net cash used in financing activities	(9,875)	(84)	(9,959)	(11,093)	(2,703)	(13,796)
Effect of exchange rate changes	546	(482)	64	(949)	153	(796)

Net increase (decrease) in cash and cash equivalents	9,528	106	9,634	(6,782)	—	(6,782)
Cash and cash equivalents, Beginning	8,305	—	8,305	15,087	—	15,087

Cash and cash equivalents, Ending	$17,833	$106	$17,939	$8,305	$—	$8,305

STR Holdings LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

All amounts in thousands except share/unit amounts, per share/units amounts or unless otherwise noted

NOTE 18—RESTATEMENT AND RECLASSIFICATION OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Consolidated Statements of Cash Flows (Continued)

	For the Years Ended December 31,
	2006			2005
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$6,161	$162	$6,323	$4,425	$(294)	$4,131

Income taxes	$7,172	$(120)	$7,052	$5,019	$—	$5,019

NON-CASH INVESTING AND FINANCING ACTIVITIES
Equipment acquired with capital leases	$—	$—	$—	$—	$768	$768

        For the years ended December 31, 2006 and 2005, the adjustments to operating activities cash flows were due to adjustments to the statement of operations and comprehensive income for the respective periods and the related December 31, 2006 balance sheet as well as the December 31, 2005 and 2004 balance sheets (not presented herein). The investing activities cash flows were adjusted to reflect $258 and $145 in additional capital expenditures and to reclassify the purchase of treasury shares of $84 for 2006 and $1,937 for 2005 from investing activities to financing activities.

        For the year ended December 31, 2005, additional adjustments were made to reclassify dividends received from joint venture of $385 from investing activities to operating activities and to record a capital expenditure of $768 being refunded from a lease borrowing, as well as to separately reflect borrowings and repayments on a revolving line of credit.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

        The expenses, other than underwriting commissions, expected to be incurred by STR Holdings, Inc. (the "Registrant") in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee		$11,790
Financial Industry Regulatory Authority, Inc. Filing Fee		$30,500
NYSE Listing Fee	$	*
Printing and Engraving	$	*
Legal Fees and Expenses	$	*
Accounting Fees and Expenses	$	*
Miscellaneous	$	*

Total	$	*

    *
    To be completed by amendment

Item 14. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        The Registrant's Bylaws authorize the indemnification of our officers and directors, consistent with Section 145 of the Delaware General Corporation Law, as amended. The Registrant intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, will require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        The Registrant expects to maintain standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to the Registrant with respect to indemnification payments that it may make to such directors and officers.

        The proposed form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to the Registrant's directors and officers by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

        Since June 13, 2007 (inception), the Registrant has sold and issued the following securities:

          (1)   On June 15, 2007, the Registrant entered into subscription agreements with institutional accredited investors pursuant to which such investors agreed to purchase 14,569,690 of the Registrant's Class A Units for $10.00 per unit. Assuming an initial public offering price of $            per share, the Class A Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share.

          (2)   On June 15, 2007, the Registrant entered into contribution agreements with accredited investors, including members of its management and other employees and existing equity holders, pursuant to which such investors contributed securities held by such investor in Specialized Technology Resources, Inc. (the "rollover securities") in exchange for 3,295,234 of the Registrant's

  Class A Units based on the value of such investor's rollover securities, which was equivalent to $10.00 per Class A Unit. Assuming an initial public offering price of $             per share, the Class A Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share.

          (3)   On June 15, 2007, the Registrant entered into incentive unit grant agreements with accredited investors, including, directly or indirectly, with current and former members of its board of directors, members of its management and other employees, pursuant to which it issued Class B Units, Class C Units, Class D Units, Class E Units and Class F units to such persons in consideration for provision of services to or the benefit of the Registrant or such mutual representations, warranties, covenants and agreements in the respective incentive unit agreement. The following issuances were made pursuant to these incentive unit grant agreements:

    •
    199,766 of the Registrant's Class B Units. Assuming an initial public offering price of $            per share, the Class B Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    968,334 of the Registrant's Class C Units. Assuming an initial public offering price of $            per share, the Class C Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    344,510 of the Registrant's Class D Units. Assuming an initial public offering price of $            per share, the Class D Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    344,510 of the Registrant's Class E Units. Assuming an initial public offering price of $            per share, the Class E Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    588,171 of the Registrant's Class F Units. Assuming an initial public offering price of $            per share, the Class F Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share.

          (4)   On August 10, 2007, the Registrant entered into incentive unit grant agreements with employees pursuant to which it issued Class C Units, Class D Units and Class E Units to such employees in consideration of services to or the benefit of the Registrant. The following issuances were made pursuant to these incentive unit grant agreements:

    •
    298,658 of the Registrant's Class C Units. Assuming an initial public offering price of $            per share, the Class C Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    106,671 of the Registrant's Class D Units. Assuming an initial public offering price of $            per share, the Class D Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    106,671 of the Registrant's Class E Units. Assuming an initial public offering price of $            per share, the Class E Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share.

          (5)   On March 20, 2008, the Registrant entered into an incentive unit grant agreement with an employee pursuant to which it issued Class C Units, Class D Units and Class E Units to such employee in consideration of services to or the benefit of the Registrant. The following issuances were made pursuant to this incentive unit grant agreement:

    •
    11,666 of the Registrant's Class C Units. Assuming an initial public offering price of $            per share, the Class C Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    4,167 of the Registrant's Class D Units. Assuming an initial public offering price of $            per share, the Class D Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share;

    •
    4,167 of the Registrant's Class E Units. Assuming an initial public offering price of $            per share, the Class E Units will automatically convert into                        shares of the Registrant's common stock, par value $0.01 per share.

        The sales of the above securities were deemed to be exempt from registration in reliance on Regulation D of the Securities Act for private offerings. All recipients were either accredited or sophisticated investors. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Number	Description
1.1*	Form of Underwriting Agreement.
2.1†	Amended and Restated Agreement and Plan of Merger, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings, Inc. and STR Acquisitions, Inc.
3.1*	Form of Certificate of Incorporation of STR Holdings, Inc.
3.2*	Form of Bylaws of STR Holdings, Inc.
3.3†	Third Amended and Restated Limited Liability Company Agreement of STR Holdings LLC, dated as of March 20, 2008.
4.1*	Form of Common Stock Certificate.
4.2	Form of Registration Rights Agreement.
5.1*	Opinion of Weil, Gotshal & Manges LLP.
10.1	Form of Indemnification Agreement between STR Holdings, Inc. and each of its directors and executive officers.
10.2	Form of 2008 Equity Incentive Plan.
10.3†	Employment Agreement, dated as of July 18, 2008, between Specialized Technology Resources, Inc. and Dennis L. Jilot.
10.4†	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Barry A. Morris.
10.5†	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and John F. Gual.

10.6†	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Robert S. Yorgensen.
10.7†	First Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse.
10.8†
First Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse.
10.9†	Second Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse.
10.10†
Second Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse.
10.11†
Subscription Agreement, dated as of June 15, 2007, by and among STR Holdings LLC, DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P., MBP IV Plan Investors, L.P., DLJ Merchant Banking Partners IV (Co-Investments) GP, L.P., and Credit Suisse/CFIG STR Investors SPV, LLC, and AXA Equitable Life Insurance Company.
10.12†	Subscription Agreement, dated as of June 15, 2007, between STR Holdings LLC and the Northwestern Mutual Life Insurance Company.
10.13†	Advisory Services and Monitoring Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., DLJ Merchant Banking, Inc., Westwind STR Advisors, LLC, and Dennis L. Jilot.
10.14†	Advisory Services and Monitoring Agreement, dated as of June 15, 2007, by and between Specialized Technology Resources, Inc. and Evergreen Capital Partners, LLC.
10.15†	Intercreditor Agreement, dated as of June 15, 2007, by and between Specialized Technology Resources, Inc., STR Holdings LLC and Credit Suisse.
10.16†	Form of Incentive Unit Grant Agreement for executive officers.
10.17†	Form of Incentive Unit Grant Agreement for directors.
10.18†	Specialized Technology Resources, Inc. Management Incentive Plan.
11.1†	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Report).
16.1†	Letter re change in certifying accountant.
21.1†	List of Subsidiaries of STR Holdings, Inc.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
24.1†	Power of Attorney.
99.1†	Consent of Scott S. Brown.
99.2†	Consent of Andrew M. Leitch.

*
To be filed by amendment.

†
Previously filed.

  (b)
  Financial statement schedules.

          Schedule I—Condensed Financial Information of Registrant

          Schedule II—Valuation and Qualifying Accounts

Item 17. Undertakings

        The undersigned hereby undertakes as follows:

          (a)   To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (b)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (c)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Enfield, Connecticut on the 20th day of October, 2008.

STR Holdings LLC
By:	/s/ BARRY A. MORRIS
Name: Barry A. Morris
Title: Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933 this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 20th day of October, 2008.

Signature	Title

* Dennis L. Jilot	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ BARRY A. MORRIS Barry A. Morris	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
* John A. Janitz	Manager
* Jason L. Metakis	Manager
* Dominick J. Schiano	Manager
* Susan C. Schnabel	Manager
* Ryan M. Sprott	Manager

*By:	/s/ BARRY A. MORRIS Barry A. Morris As Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.
2.1†	Amended and Restated Agreement and Plan of Merger, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings, Inc. and STR Acquisitions, Inc.
3.1*	Form of Certificate of Incorporation of STR Holdings, Inc.
3.2*	Form of Bylaws of STR Holdings, Inc.
3.3†	Third Amended and Restated Limited Liability Company Agreement of STR Holdings LLC, dated as of March 20, 2008.
4.1*	Form of Common Stock Certificate.
4.2	Form of Registration Rights Agreement.
5.1*	Opinion of Weil, Gotshal & Manges LLP.
10.1	Form of Indemnification Agreement between STR Holdings, Inc. and each of its directors and executive officers.
10.2	Form of 2008 Equity Incentive Plan.
10.3†	Employment Agreement, dated as of July 18, 2008, between Specialized Technology Resources, Inc. and Dennis L. Jilot.
10.4†	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Barry A. Morris.
10.5†	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and John F. Gual.
10.6†	Employment Agreement, dated as of June 15, 2007, between Specialized Technology Resources, Inc. and Robert S. Yorgensen.
10.7†	First Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse.
10.8†
First Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse.
10.9†	Second Lien Credit Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the lenders party thereto, and Credit Suisse.
10.10†
Second Lien Guarantee and Collateral Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., STR Holdings LLC, the subsidiaries of the borrower from time to time party thereto, and Credit Suisse.
10.11†
Subscription Agreement, dated as of June 15, 2007, by and among STR Holdings LLC, DLJ Merchant Banking Partners IV, L.P., DLJ Offshore Partners IV, L.P., DLJ Merchant Banking Partners IV (Pacific), L.P., MBP IV Plan Investors, L.P., DLJ Merchant Banking Partners IV (Co-Investments) GP, L.P., and Credit Suisse/CFIG STR Investors SPV, LLC, and AXA Equitable Life Insurance Company.
10.12†	Subscription Agreement, dated as of June 15, 2007, between STR Holdings LLC and the Northwestern Mutual Life Insurance Company.

Exhibit Number	Description of Exhibits
10.13†	Advisory Services and Monitoring Agreement, dated as of June 15, 2007, by and among Specialized Technology Resources, Inc., DLJ Merchant Banking, Inc., Westwind STR Advisors, LLC, and Dennis L. Jilot.
10.14†	Advisory Services and Monitoring Agreement, dated as of June 15, 2007, by and between Specialized Technology Resources, Inc. and Evergreen Capital Partners, LLC.
10.15†	Intercreditor Agreement, dated as of June 15, 2007, by and between Specialized Technology Resources, Inc., STR Holdings LLC and Credit Suisse.
10.16†	Form of Incentive Unit Grant Agreement for executive officers.
10.17†	Form of Incentive Unit Grant Agreement for directors.
10.18†	Specialized Technology Resources, Inc. Management Incentive Plan.
11.1†	Statement Regarding Computation of Per Share Earnings (incorporated by reference to the Notes to Consolidated Financial Statements included in Part I of this Report).
16.1†	Letter re change in certifying accountant.
21.1†	List of Subsidiaries of STR Holdings, Inc.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Weil, Gotshal & Manges LLP (included in the opinion filed as Exhibit 5.1 hereto).
24.1†	Power of Attorney.
99.1†	Consent of Scott S. Brown.
99.2†	Consent of Andrew M. Leitch.

*
To be filed by amendment.

†
Previously filed.

Schedule I—Condensed Financial Information of Registrant

STR Holdings LLC
Condensed Balance Sheet
December 31, 2007
(Parent Only)
(in 000's)

ASSETS
Cash and equivalents	$—
Investments in and advances to consolidated subsidiaries	186,845

Total assets	$186,845

CONTINGENTLY REDEEMABLE UNITS AND UNITHOLDERS' EQUITY
Contingently Redeemable Units	$1,463
UNITHOLDERS' EQUITY
Class A—17,864,924 units authorized and outstanding	178,649
Class F—558,171 units authorized and outstanding	1,171
Retained earnings	4,111
Accumulated other comprehensive income	1,451

Total unitholders' equity	185,382

Total contingently redeemable units and unitholders' equity	$186,845

See accompanying notes.

Schedule I—Condensed Financial Information of Registrant

STR Holdings LLC
Condensed Statement of Operations and Comprehensive Income
For the Period June 15 to December 31, 2007
(Parent Only)
(in 000's)

Revenues	$—
Operating costs and expenses	—
Equity in undistributed net income of consolidated subsidiaries	4,111
Stock-based compensation	(2,634)
Compensation costs charged to consolidated subsidiaries	2,634

Income before income taxes	4,111
Income tax expense	—

Net income	4,111
Other comprehensive income:
Equity in other comprehensive income of consolidated subsidiaries	1,451

Total comprehensive income	$5,562

See accompanying notes.

Schedule I—Condensed Financial Information of Registrant

STR Holdings LLC
Condensed Statement of Cash Flows
For the Period June 15 to December 31, 2007
(Parent Only)
(in 000's)

OPERATING ACTIVITIES
Net income	$4,111
Adjustments to reconcile net income to net cash used in operating activities:
Equity in undistributed net income of consolidated subsidiaries	(4,111)

Stock-based compensation expense	2,634
Compensation costs charged to consolidated subsidiaries	(2,634)
Net cash provided by operating activities	—
INVESTING ACTIVITIES
Investment in consolidated subsidiaries	(145,697)

Net cash used in investing activities	(145,697)
FINANCING ACTIVITIES
Proceeds from issuance of class A units	145,697

Net cash provided by financing activities	145,697
Effect of foreign currency rate changes on cash	—

Net increase in cash and equivalents	—
Cash and equivalents at beginning of period	—

Cash and equivalents at end of period	$—

Non-cash investing and financing activities:
Class A units exchanged for stock interests in Predecessor	$32,952

See accompanying notes.

Schedule I—Condensed Financial Information of Registrant

STR HOLDINGS LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (PARENT ONLY)

All amounts in thousands except share/unit amounts, or unless otherwise noted

Note 1—BASIS OF PRESENTATION

        STR Holdings LLC ("Holdings") is a holding company that conducts substantially all of its business operations through its subsidiaries. Holdings was formed on April 18, 2007 in anticipation of the June 15, 2007 acquisition of Specialized Technology Resources, Inc. by its subsidiary, STR Acquisition Corp. Holdings had no operations prior to June 15, 2007, and accordingly, its operating results and cash flows have only been presented for the post-acquisition period from June 15 to December 31, 2007.

        There are significant restrictions over Holdings' ability to obtain funds from its subsidiaries through dividends, loans or advances. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, Holdings' investment in its consolidated subsidiaries is presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Holdings' audited consolidated financial statements included elsewhere herein.

Note 2—DEBT

        Holdings has no direct debt obligations. For a discussion of the debt of Holdings' subsidiaries, see Note 8—Debt in the audited consolidated financial statements included elsewhere herein.

Note 3—UNITHOLDERS' RIGHTS

        Holdings has authorized a total of 17,864,924 class A units, 199,766 class B units, 1,487,750 class C units, 530,016 class D units, 530,016 class E units, and 588,171 class F units.

        The class A, B, C, D, E and F units issued in connection with the acquisition are subject to a priority distribution in the event of a distribution, conversion to shares of common stock upon an initial public offering, liquidation, partial liquidation, or dissolution of Holdings in three steps; first, 100% to all class A units until each such unitholder has received an aggregate amount equal to their capital contributions; second, pro rata to each class A, B, C, D and F unit until each class A unit has received 2.5 times its capital contributions; third, pro rata to each class A, B, C, D, E and F unit based upon units held by each unitholder. Such distribution or liquidation may be in the form of cash, securities or other consideration. Dividends on unvested units are deferred and paid only upon vesting. Unvested units vest immediately upon a change in control.

        Each class A unit has voting rights. The class B, C, D, E and F units have no voting rights.

         Contingently Redeemable Units.    Under certain circumstances, certain unitholders have the option to sell their units back to Holdings at fair value. In addition, Holdings has the right to repurchase vested units from a terminated employee either at fair value or a purchase price based on the type of termination. These contingent rights do not meet the criteria for the units to be "liability" classified under FAS 123(R) or as liabilities under FAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity ("FAS 150"). However, they meet the definition of redeemable equity securities to be classified as temporary equity in accordance with Regulation S-X Rule 5-02.28 of the Securities and Exchange Commission. Contingently redeemable units outstanding include 199,766 class B units, 1,266,992 class C units, 451,181 class D and 451,181 class E units. The

Schedule I—Condensed Financial Information of Registrant

STR HOLDINGS LLC

NOTES TO CONDENSED FINANCIAL STATEMENTS (PARENT ONLY) (Continued)

All amounts in thousands except share/unit amounts, or unless otherwise noted

Note 3—UNITHOLDERS' RIGHTS (Continued)

amount recorded for the contingently redeemable units is the amortized fair value, based upon the fair value on the grant date which is being amortized over the requisite service period.

Note 4—Commitments and Contingencies

        Holdings has no direct commitments and contingencies. For a discussion of the commitments and contingencies of Holdings' subsidiaries, see Note 15—Commitments and Contingencies in the audited consolidated financial statements included elsewhere herein.

Schedule II—Valuation and Qualifying Accounts

STR Holdings LLC and Subsidaries

	Beginning Balance	Additions/ Charged to Expenses	Deletions	Balance at End of Period
Successor
Period from June 15 to December 31, 2007
Accounts receivable allowance for doubtful accounts	$1,407	562	(102)	$1,867
Predecessor
Period from January 1 to June 14, 2007
Accounts receivable allowance for doubtful accounts	$1,074	384	(51)	$1,407
Year ended December 31, 2006
Accounts receivable allowance for doubtful accounts	$946	334	(206)	$1,074
Year ended December 31, 2005
Accounts receivable allowance for doubtful accounts	$983	392	(429)	$946